As filed with the Securities and Exchange Commission on April 20, 2007.

Registration No. 333-141706

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WEST CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	7389	47-0777362
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

11808 Miracle Hills Drive

Omaha, Nebraska 68154

Telephone: (402) 963-1200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

See Table of Additional Registrant Guarantors Continued on the Next Page

David C. Mussman

Executive Vice President, General Counsel and Secretary

11808 Miracle Hills Drive

Omaha, Nebraska 68154

Telephone: (402) 963-1200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

with a copy to:

David C. Chapin

Brian C. Erb

Ropes & Gray LLP

One International Place

Boston, MA 02110-2624

Telephone: (617) 951-7000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant as Specified in its Charter	State of Other Jurisdiction of Incorporation or Organization	Primary Standard Industry Classification Code Number	I.R.S. Employer Identification No.
Asset Direct Mortgage, LLC	Delaware	7320	71-0923018
Attention Funding Corporation	Delaware	7320	77-0617234
BuyDebtCo, LLC	Nevada	7320	88-0469818
Cosmosis Corporation	Colorado	4813	None.
InPulse Response Group, Inc.	Arizona	4813	02-0625689
InterCall, Inc.	Delaware	4813	58-1942497
InterCall Telecom Ventures, LLC	Delaware	4813	63-1234005
Intrado Communications Inc.	Delaware	4813	84-1597262
Intrado Communications of Virginia Inc.	Virginia	4813	84-1596265
Intrado Inc.	Delaware	4813	84-0796285
Intrado International, LLC	Delaware	4813	71-0869503
Northern Contact, Inc.	Delaware	7389	76-0726541
SmartTalk, Inc.	Delaware	4813	84-1342866
Stargate Management LLC	Colorado	4813	None.
TeleVox Software, Incorporated	Delaware	4813	20-8429097
The Debt Depot, LLC	Delaware	7320	20-1908163
West Asset Management, Inc.	Delaware	7320	20-1802547
West Asset Purchasing, LLC	Nevada	7320	88-0469817
West At Home, LLC	Delaware	9995	20-8431991
West Business Services, LP	Delaware	7389	20-1802547
West Direct, Inc.	Delaware	7389	35-2201328
West Facilities Corporation	Delaware	6519	36-4516927
West Interactive Corporation	Delaware	7389	43-1990052
West International Corporation	Delaware	9995	47-0838502
West Notifications Group (formerly known as CenterPost Communications, Inc.)	Delaware	4813	36-4333041
West Receivable Services, Inc.	Delaware	7320	20-1369131
West Telemarketing Corporation II	Delaware	7389	91-2008117
West Telemarketing, LP	Delaware	7389	43-1990049
West Transaction Services, LLC	Delaware	7389	20-1907696
West Transaction Services II, LLC	Delaware	7389	20-1908015

The address, including zip code, and telephone number, including area code, of each Additional Registrant Guarantor’s principal executive offices is: c/o West Corporation, 11808 Miracle Hills Drive, Omaha, Nebraska 68154, Telephone: (402) 963-1200.

The name, address, including zip code and telephone number, including area code, of agent for service for each of the Additional Registrant Guarantors is:

David C. Mussman

Executive Vice President, General Counsel and Secretary

11808 Miracle Hills Drive

Omaha, Nebraska 68154

Telephone: (402) 963-1200

with a copy to:

David C. Chapin

Brian C. Erb

Ropes & Gray LLP

One International Place

Boston, MA 02110-2624

Telephone: (617) 951-7000

The information in this prospectus is not complete and may be changed. We may not complete the exchange offers until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 20, 2007

PRELIMINARY PROSPECTUS

West Corporation

Offers to Exchange

$650,000,000 Principal Amount of our 9 1/2% Senior Notes due October 15, 2014 and $450,000,000 Principal Amount of our 11% Senior Subordinated Notes due October 15, 2016, each of which has been registered under the Securities Act of 1933, as amended, for any and all of our outstanding 9 1/2% Senior Notes due October 15, 2014 and any and all of our 11% Senior Subordinated Notes due October 15, 2016, respectively.

Exchange Offers

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, our new 9 1/2% Senior Notes due October 15, 2014 (the “exchange senior notes”) and our new 11% Senior Subordinated Notes due October 15, 2016 (the “exchange senior subordinated notes” and, collectively with the exchange senior notes, the “exchange notes”), for all of our outstanding 9 1/2% Senior Notes due October 15, 2014 (the “outstanding senior notes”) and all of our outstanding 11% Senior Subordinated Notes due October 15, 2016 (the “outstanding senior subordinated notes” and, collectively with the outstanding senior notes, the “outstanding notes” and, collectively with the exchange notes, the “notes”), respectively. We are also offering the guarantees of the exchange notes, which are described in this prospectus. The terms of the exchange notes are identical to the terms of the outstanding notes except that the exchange notes will have been registered under the Securities Act of 1933, as amended (the “Securities Act”), and, therefore, are freely transferable. We will pay interest on the notes on April 15 and October 15 of each year. The outstanding senior notes and the exchange senior notes (collectively, the “senior notes”) will mature on October 15, 2014, and the outstanding senior subordinated notes and the exchange senior subordinated notes (collectively, the “senior subordinated notes”) will mature on October 15, 2016.

The principal features of the exchange offers are as follows:

•	The exchange offers expire at 5:00 p.m., New York City time, on , 2007, unless extended. We do not currently intend to extend the expiration date.

•

We will exchange all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offers for an equal principal amount of the applicable exchange notes that are freely transferable.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offers.

•	The exchange of outstanding notes for exchange notes pursuant to the exchange offers will not be a taxable event for United States federal income tax purposes.

•	We will not receive any proceeds from the exchange offers.

Results of the Exchange Offers

The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the notes on a national market. All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the applicable indenture related to the outstanding notes. In general, the outstanding notes may not be offered or sold unless registered under the Securities Act and applicable state securities laws or an exemption from such laws is applicable. Other than in connection with the exchange offers, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

You should consider carefully the risk factors beginning on page 17 of this prospectus before participating in the exchange offers.

Neither the United States Securities and Exchange Commission nor any other federal or state agency has approved or disapproved of the securities to be distributed in the exchange offers, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2007

This prospectus contains summaries of the terms of several material documents. These summaries include the terms that we believe to be material, but we urge you to review these documents in their entirety. We will make copies of these documents available to you at your request.

All business and financial information incorporated but not included in this prospectus is available without charge to security holders and any requests for such information should be directed to David C. Mussman, West Corporation, 11808 Miracle Hills Drive, Omaha, Nebraska 68154 (Telephone: (402) 963-1200). You should request this information at least five days in advance of the date on which you expect to make your decision with respect to the exchange offers. In any event, you must request this information prior to             , 2007.

i

PROSPECTUS SUMMARY

This summary contains basic information about West Corporation and the exchange offers. It likely does not contain all the information that may be important to you in making your investment decision. You should read the entire prospectus, including the financial data and related notes, before deciding to participate in the exchange offers. As used in this prospectus, and unless otherwise stated, references to “West Corporation,” “the Company,” “we,” “us” and “our” refer to West Corporation and its consolidated subsidiaries. In addition, unless otherwise noted, references to “EBITDA,” “pro forma” and other financial terms have the meanings set forth under “—Summary historical and unaudited pro forma consolidated financial and other data.”

Our Company

We are a premier provider of business process outsourcing services to many of the world’s largest companies, organizations and government agencies. Our services are focused on helping our clients communicate more effectively with their clients. We offer a comprehensive set of solutions under each of our three business segments: Communication Services, Conferencing Services and Receivables Management.

We compete in a broad business process outsourcing industry. We have targeted and will continue to selectively seek markets that meet our criteria for size, secular growth and profit potential. Our diverse markets include customer service, sales and marketing, emergency communication services, notification services, business-to-business sales support, conferencing and accounts receivable management outsourcing, among others. While we compete with a broad range of competitors in each discrete market, we do not believe that any of our competitors provides all of the services we provide in all of the markets we serve. We believe that our reputation for service quality, leading technology and shared services model provide us with significant competitive advantages in the markets we serve. Each of our segments, Communications Services, Conferencing Services and Receivables Management, addresses several markets within the broader business process outsourcing industry.

Each of our segments builds upon our core competencies of managing technology, telephony and human capital across a broad range of outsourced service offerings. Some of the nation’s leading enterprises use us to manage their most important communications. Our ability to efficiently and cost-effectively process high volume, complex, voice-related transactions for our clients helps them reduce operating costs, increase cash flow, improve customer satisfaction and facilitate effective communications. In 2006, our operations managed and processed:

•	More than 14.7 billion telephony minutes.

•	More than 21 million conference calls.

•	More than 200 million 9-1-1 calls.

Communication Services

Our Communication Services segment addresses the broadly-defined outsourced voice-related markets, including customer relationship management (“CRM”) and emergency communication services. The CRM market is driven by companies who wish to outsource their customer service functions and includes multi-channel customer care, acquisition, and retention. The emergency communication services market includes the provision of core 9-1-1 infrastructure management and emergency communications services to participants in the telecommunications network, including telecommunications carriers, public safety organizations and government agencies. Notification services include multi-channel automated delivery of communications and data to consumers and businesses.

Service Offerings. We are one of the largest providers of outsourced voice-related communications services in the United States. We provide our clients with a comprehensive portfolio of integrated voice-related services, including the following six primary services:

•	Dedicated Agent Services provide clients with customized customer contact services that are processed by agents who are trained to handle customer service and sales transactions.

•	Shared Agent Services combine multiple call center locations and a large pool of remote agents to handle customer sales or service transactions for multiple clients.

•

Automated Customer Contact Services use a proprietary platform of approximately 149,000 interactive voice response ports, which allow for the processing of telephone calls without the involvement of an agent.

•	Emergency Communication Services provide the core 9-1-1 infrastructure management and key services to communications service providers and public safety organizations.

•	Business-to-Business Services provide dedicated marketing and sales services for clients that target small and medium-sized businesses.

•	Notification Services provide clients with an automated multi-channel delivery system for transferring data and communicating with their customers.

We provide our services using a “best-shore” approach, which combines automated customer contact services with domestic, offshore and home agent platforms.

Conferencing Services

We believe we are the largest conferencing services provider in the world. In January 2007, Frost & Sullivan awarded us the North American Conferencing Service of the Year Award for our continued growth in market share, revenues, profitability, innovation in the market and commitment to customer satisfaction. The conferencing services industry consists of audio, web and video conferencing services that are marketed to businesses and individuals worldwide. Our Conferencing Services segment provides our clients with an integrated, global suite of collaboration tools including audio, web, and video conferencing.

Service Offerings. Our Conferencing Services segment provides four primary services globally:

•	Reservationless Services are on-demand automated conferencing services that allow clients to initiate an audio conference at anytime, without the need to make a reservation or rely on an operator.

•

Operator-Assisted Services, available for complex audio conferences and large events, are tailored to a client’s needs and provide a wide range of scalable features and enhancements, including the ability to record, broadcast, schedule and administer meetings.

•	Web Conferencing Services allow clients to make presentations and share applications and documents over the Internet.

•	Video Conferencing Services allow clients to experience real time video presentations and conferences.

Receivables Management

We are one of the leading providers of receivables management services in the United States. The accounts receivable management (“ARM”) market includes the collection of delinquent debt on a contingent basis (as an agent on behalf of clients) and on a principal basis (purchase of delinquent receivables from clients for subsequent collection by the Company for its own account). An increasing number of providers offer both contingent/agent and principal services for their clients. We were attracted to the receivables management business because of our ability to use our existing infrastructure to address the needs of a large and growing market and to sell these services to our existing clients.

Service Offerings. Our Receivables Management segment consists of the following services:

•	Debt Purchasing Collections involves the purchase of portfolios of receivables from credit originators.

•	Contingent/Third-Party Collections involves collecting charged-off debt.

•	Government Collections involves collecting student loans on behalf of the United States Department of Education.

The Recapitalization

On October 24, 2006, we completed a recapitalization (the “Recapitalization”) of the Company in a transaction sponsored by an investor group led by Thomas H. Lee Partners, L.P. and Quadrangle Group LLC (the “Sponsors”) pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 31, 2006, between the Company and Omaha Acquisition Corp., an entity formed by the Sponsors to effect the Recapitalization. Pursuant to the Recapitalization, our publicly traded securities were cancelled in exchange for cash. Immediately following the Recapitalization, the Sponsors owned approximately 72.1% of our outstanding Class A and Class L common stock, Gary L. and Mary E. West, the founders of the Company (the “Founders”), owned approximately 24.9% of our outstanding Class A and Class L common stock, and certain executive officers had beneficial ownership of the remaining approximately 3.0% of our outstanding Class A and Class L common stock. The Recapitalization has been accounted for as a leveraged recapitalization, whereby the historical bases of our assets and liabilities have been maintained.

We financed the Recapitalization with equity contributions from the Sponsors and the rollover of a portion of the equity interests in the Company held by the Founders and certain members of management, along with a new $2.1 billion senior secured term loan facility, a new senior secured revolving credit facility providing financing of up to $250.0 million (none of which was drawn at the closing of the Recapitalization) and the private placement of $650.0 million aggregate principal amount of 9.5% senior notes due October 15, 2014 and $450.0 million aggregate principal amount of 11% senior subordinated notes due October 15, 2016. To consummate the Recapitalization, Omaha Acquisition Corp. was merged with and into the Company, with the Company continuing as the surviving corporation. In connection with the closing of the Recapitalization, the Company terminated and paid off the outstanding balance of its existing $800.0 million unsecured revolving credit facility. As a result of the Recapitalization, our common stock is no longer publicly traded.

Our Sponsors

Thomas H. Lee Partners

Thomas H. Lee Partners is a leading private equity firm based in Boston, Massachusetts, that has raised committed capital of over $16 billion over its 30 year history. Founded in 1974, Thomas H. Lee Partners is focused on identifying and acquiring substantial ownership stakes in mid to large cap growth companies. Thomas H. Lee Partners invests in companies with leading market positions, proven and experienced management teams, recognized brand names and well-defined business plans, which include opportunities for growth and expansion in their core and related businesses. Notable transactions sponsored by the firm include Cott Corporation, Cumulus Media Partners, Dunkin’ Brands, Inc., Fidelity National Information Services, Inc., Fisher Scientific

International Inc., Grupo Corporativo Ono, S.A., Houghton Mifflin Company, Michael Foods, Inc., National Waterworks, Inc., Nortek Inc., ProSiebenSat.1 Media AG, Simmons Company, Warner Chilcott Corporation and Warner Music Group.

Quadrangle

Quadrangle is a private investment firm based in New York City, with approximately $5 billion in assets under management. Quadrangle invests in media and communications companies through separate private and public investment strategies, and in the securities of financially troubled companies across all industries through a distressed debt investment program. All investment strategies seek to maximize value by leveraging the investment team’s extensive experience, knowledge and industry relationships. Some of the firm’s notable private equity transactions include NTELOS, Inc., ProSiebenSat.1 Media AG, Protection One, Inc., Grupo Corporativo Ono, S.A. and Dice Inc.

Recent Developments

On April 18, 2007, we announced our financial results for the three months ended March 31, 2007, which are set forth below and should be read in conjunction with our financial information and related notes thereto appearing elsewhere herein. For the three months ended March 31, 2007, our revenue was $508.6 million compared to $424.7 million for the three months ended March 31, 2006, an increase of 19.8 percent. Revenues from acquired entities accounted for $72.2 million of this increase. In addition, as of March 31, 2007 we had cash and cash equivalents totaling $275.6 million and working capital of $147.1 million. Stock purchase obligations of approximately $170.6 million related to the Recapitalization remain outstanding and are included in our current liabilities. For the three months ended March 31, 2007, we had depreciation expense of $25.1 million, amortization expense of $12.8 million, and our cash flow from operating activities was $81.9 million and was impacted by interest expense of $80.2 million. Our Adjusted EBITDA for the three months ended March 31, 2007 was $145.4 million, or 28.6 percent of revenue.

On April 18, 2007, we also announced that we had agreed to acquire Omnium Worldwide, Inc., a provider of revenue cycle management solutions to the insurance, financial services, communications and healthcare industries. We expect the acquisition to close during the second quarter of 2007.

The Exchange Offers

On October 24, 2006, we issued $650.0 million aggregate principal amount of 9 1/2% senior notes due October 15, 2014 and $450.0 million aggregate principal amount of 11% senior subordinated notes due October 15, 2016, which were exempt from registration under the Securities Act.

If we and the subsidiary guarantors are not able to effect the exchange offers contemplated by this prospectus, we and the subsidiary guarantors will use reasonable best efforts to file and cause to become effective a shelf registration statement relating to the resale of the outstanding notes. We may be required to pay additional interest on the notes in certain circumstances.

The following is a brief summary of the terms of the exchange offers. For a more complete description of the exchange offers, see “The Exchange Offers.”

Securities Offered	$650.0 million in aggregate principal amount of 9 1/2% senior notes due October 15, 2014.

$450.0 million in aggregate principal amount of 11% senior subordinated notes due October 15, 2016.

Exchange Offers

The exchange notes are being offered in exchange for a like principal amount of outstanding notes. The exchange offers will remain in effect for a limited time. We will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on                     , 2007. Holders may tender some or all of their outstanding notes pursuant to the exchange offers. However, outstanding notes may be tendered only in a denomination equal to $2,000 or in integral multiples of $1,000 in principal amount. The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

•	the exchange notes have been registered under the Securities Act and will not bear any legend restricting their transfer;

•	the exchange notes bear different CUSIP numbers than the outstanding notes; and

•

the holders of the exchange notes will not be entitled to certain rights under the senior notes registration rights agreement or the senior subordinated notes registration rights agreement (collectively, the “registration rights agreements”), as applicable, including the provisions for an increase in the interest rate on the outstanding notes in some circumstances relating to the timing of the exchange offers. See “The Exchange Offers.”

Resale

Based upon interpretations by the Staff of the Securities and Exchange Commission (the “Commission”) set forth in no-action letters issued to unrelated third-parties, we believe that the exchange notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, unless you:

•	are an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	are a broker-dealer who purchased the notes directly from us for resale under Rule 144A, Regulation S or any other available exemption under the Securities Act;

•	acquired the exchange notes other than in the ordinary course of your business;

•	have an arrangement with any person to engage in the distribution of the exchange notes; or

•	Is prohibited by law or policy of the Commission from participating in the exchange offers.

However, we have not submitted a no-action letter, and there can be no assurance that the Commission will make a similar determination with respect to the exchange offers. Furthermore, in order to participate in the exchange offers, you must make the representations set forth in the letter of transmittal that we are sending you with this prospectus.

Expiration Date

The exchange offers will expire at 5:00 p.m., New York City time, on                     , 2007 (the “expiration date”) unless we, in our sole discretion, extend it. We do not currently intend to extend the expiration date.

Conditions to the Exchange Offers	The exchange offers are subject to certain customary conditions, some of which may be waived by us. See “The Exchange Offers– Conditions to the Exchange Offers.”

Procedure for Tendering Outstanding Notes	If you wish to tender your outstanding notes for exchange pursuant to the exchange offers, you must transmit to The Bank of New York, as exchange agent, on or prior to the expiration date, either:

•

a properly completed and duly executed copy of the letter of transmittal accompanying this prospectus, or a facsimile of the letter of transmittal, together with your outstanding notes and any other documentation required by the letter of transmittal, at the address set forth on the cover page of the letter of transmittal; or

•

if you are effecting delivery by book-entry transfer, a computer-generated message transmitted by means of the Automated Tender Offer Program System of The Depository Trust Company (“DTC”) in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of a confirmation of book-entry transfer.

In addition, you must deliver to the exchange agent on or prior to the expiration date, if you are effecting delivery by book-entry transfer, a timely confirmation of book-entry transfer of your outstanding notes into the account of the exchange agent at DTC pursuant to the procedures for book-entry transfers described in this prospectus under the heading “The Exchange Offers – Procedures for Tendering.”

By executing and delivering the accompanying letter of transmittal or effecting delivery by book-entry transfer, you are representing to us that, among other things:

•	the person receiving the exchange notes pursuant to the exchange offers, whether or not this person is the holder, is receiving them in the ordinary course of business;

•

neither the holder nor any other person receiving the exchange notes pursuant to the exchange offers has an arrangement or understanding with any person to participate in the distribution of such exchange notes and that such holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes;

•	neither the holder nor any other person receiving the exchange notes pursuant to the exchange offers is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act; and

•

if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, then you will deliver a prospectus in connection with any resale of such exchange notes.

See “The Exchange Offers – Procedures for Tendering” and “Plan of Distribution.”

Special Procedure for Beneficial Owners

If you are the beneficial owner of outstanding notes and your name does not appear on a security listing of DTC as the holder of those notes or if you are a beneficial owner of notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes in the exchange offers, you should promptly contact the person in whose name your notes are registered and instruct that person to tender on your behalf. If you, as a beneficial holder, wish to tender on your own behalf you must, prior to completing and executing the letter of transmittal and delivering your notes, either make appropriate arrangements to register ownership of the notes in your name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other documents required by the letter of transmittal prior to the expiration date or you cannot comply with the procedures of the Automated Tender Offer Program System of DTC prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offers – Guaranteed Delivery Procedures.”

Withdrawal Rights	The tender of the outstanding notes pursuant to the exchange offers may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

Acceptance of Outstanding Notes and Delivery of Exchange Notes

Subject to customary conditions, we will accept outstanding notes that are properly tendered in the exchange offers and not withdrawn prior to the expiration date. The exchange notes will be delivered as promptly as practicable following the expiration date.

Effect of Not Tendering in the Exchange Offers

Any outstanding notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer. Since the outstanding notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon the completion of the exchange offers, we will have no further obligations, except under limited circumstances, to provide for registration of the outstanding notes under the federal securities laws. See “The Exchange Offers – Effect of Not Tendering.”

Interest on the Exchange Notes and the Outstanding Notes

The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the outstanding notes. Holders whose outstanding notes are accepted for exchange will be deemed to have waived the right to receive interest accrued on the outstanding notes.

Broker-Dealers

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Material United States Federal Income Tax Consequences

The exchange of outstanding notes for exchange notes by tendering holders will not be a taxable exchange for United States federal income tax purposes, and such holders will not recognize any taxable gain or loss or any interest income for United States federal income tax purposes as a result of such exchange. See “Material United States Federal Income Tax Consequences.”

Exchange Agent	The Bank of New York, the trustee under the indentures governing the notes (the “indentures”), is serving as exchange agent in connection with the exchange offers.

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offers.

The Exchange Notes

The following is a brief summary of the terms of the exchange notes. For a more complete description of the terms of the exchange notes, see “Description of Exchange Notes.”

Issuer	West Corporation.

Securities Offered	$650.0 million in aggregate principal amount of 9 1/2% senior notes due October 15, 2014.

$450.0 million in aggregate principal amount of 11% senior subordinated notes due October 15, 2016.

Maturity Date	The exchange senior notes will mature on October 15, 2014.

The exchange senior subordinated notes will mature on October 15, 2016.

Interest Rate	The exchange senior notes will bear interest at a rate of 9 1/2% per annum.

The exchange senior subordinated notes will bear interest at a rate of 11% per annum.

Interest Payment Dates

April 15 and October 15 of each year, commencing                 , 2007. Interest on the exchange notes will accrue from the last date on which interest was paid on the outstanding notes, or if no such interest has been paid, from the date of issuance of the outstanding notes.

Guarantees

Each of our domestic wholly owned subsidiaries that is a guarantor of our senior secured credit facilities will guarantee the exchange senior notes on an unsecured senior basis and the exchange senior subordinated notes on an unsecured senior subordinated basis. Any subsidiary that is released as a guarantor of our senior secured credit facilities will automatically be released as a guarantor of the exchange notes.

Ranking	The exchange senior notes will be our unsecured senior obligations and will:

•

rank senior in right of payment to all of our existing and future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the exchange senior notes, including the exchange senior subordinated notes;

•

rank equally in right of payment to all of our existing and future senior debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the exchange senior notes; and

•	be effectively subordinated in right of payment to all of our existing and future secured debt (including obligations under our senior secured credit facilities), to the extent of the value of the assets securing such debt, and be structurally subordinated to all obligations of each of our subsidiaries that is not a guarantor of the exchange senior notes.

Similarly, the exchange senior note guarantees will be unsecured senior obligations of the guarantors and will:

•

rank senior in right of payment to all of the applicable guarantor’s existing and future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the exchange senior notes, including such guarantor’s guarantee under the exchange senior subordinated notes;

•

rank equally in right of payment to all of the applicable guarantor’s existing and future senior debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the exchange senior notes; and

•

be effectively subordinated in right of payment to all of the applicable guarantor’s existing and future secured debt (including such guarantor’s guarantee under our senior secured credit facilities), to the extent of the value of the assets securing such debt, and be structurally subordinated to all obligations of any subsidiary of a guarantor that is not also a guarantor of the exchange senior notes.

The exchange senior subordinated notes will be our unsecured senior subordinated obligations and will:

•	be subordinated in right of payment to all of our existing and future senior debt, including our senior secured credit facilities and the exchange senior notes;

•	rank equally in right of payment to all of our existing and future senior subordinated debt;

•

be effectively subordinated in right of payment to all of our existing and future secured debt (including obligations under our senior secured credit facilities), to the extent of the value of the assets securing such debt, and be structurally subordinated to all obligations of each of our subsidiaries that is not a guarantor of the exchange senior subordinated notes; and

•

rank senior in right of payment to all of our existing and future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the exchange senior subordinated notes.

Similarly, the exchange senior subordinated note guarantees will be unsecured senior subordinated obligations of the guarantors and will:

•	be subordinated in right of payment to all of the applicable guarantor’s existing and future senior debt, including such guarantor’s guarantees under our senior secured credit facilities and the exchange senior notes;

•	rank equally in right of payment to all of the applicable guarantor’s existing and future senior subordinated debt;

•

be effectively subordinated in right of payment to all of the applicable guarantor’s existing and future secured debt (including such guarantor’s guarantee under our senior secured credit facilities), to the extent of the value of the assets securing such debt, and be structurally subordinated to all obligations of any subsidiary of a guarantor that is not also a guarantor of the exchange senior subordinated notes; and

•

rank senior in right of payment to all of the applicable guarantor’s future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the exchange senior subordinated notes.

As of December 31, 2006, (1) the outstanding notes and related guarantees ranked effectively junior to approximately $2,100.0 million of senior secured indebtedness, (2) the outstanding senior notes and related guarantees ranked senior to the $450.0 million of outstanding senior subordinated notes and (3) the outstanding senior subordinated notes and related guarantees ranked junior to approximately $2,750.0 million of senior indebtedness under the senior secured credit facilities and the outstanding senior notes.

Optional Redemption

We may redeem all or a portion of the exchange senior notes prior to October 15, 2010 at a price equal to 100% of their principal amount, plus a “make-whole” premium (as described in “Description of Senior Notes”). At any time on or after October 15, 2010, we may redeem the exchange senior notes, in whole or in part, at the redemption prices listed under “Description of Senior Notes – Optional Redemption.”

We may redeem all or a portion of the exchange senior subordinated notes prior to October 15, 2011 at a price equal to 100% of their principal amount, plus a “make-whole” premium (as described in “Description of Senior Subordinated Notes”). At any time on or after October 15, 2011, we may redeem the exchange senior subordinated notes, in whole or in part, at the redemption prices listed under “Description of Senior Subordinated Notes – Optional Redemption.”

Optional Redemption After Equity Offerings

At any time (which may be more than once) before October 15, 2009, we can choose to redeem up to 35% of the exchange senior notes and/or up to 35% of the exchange senior subordinated notes with money that we raise in one or more equity offerings, as long as:

•	we pay 109.50% of the face amount of the exchange senior notes and/or 111.00% of the face amount of the exchange senior subordinated notes, in each case, plus accrued and unpaid interest;

•	we redeem the exchange notes within 90 days of completing the equity offering; and

•	at least 65% of the aggregate principal amount of the applicable series of notes issued remains outstanding afterwards.

Change of Control

If we experience a change in control, we must give holders of each series of exchange notes the opportunity to sell us their exchange notes at 101% of their face amount, plus accrued and unpaid interest.

We might not be able to pay you the required price for exchange notes you present to us at the time of a change of control, because:

•	we might not have enough funds at that time; or

•	the terms of our senior debt, including, in the case of the exchange senior subordinated notes, the indenture governing the exchange senior notes, may prevent us from paying.

Certain Covenants	The indentures governing the exchange notes limit our ability and the ability of our restricted subsidiaries to, among other things:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets to secure debt;

•	consolidate, merge, sell, or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

These covenants are subject to a number of important limitations and exceptions. See “Description of Senior Notes” and “Description of Senior Subordinated Notes.”

These covenants will cease to apply to a series of notes at all times after the applicable series of notes have investment grade ratings from both Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services.

No Public Market

The exchange notes will be freely transferable but will be new securities for which there will not initially be a market. Accordingly, we cannot assure you whether a market for the exchange notes will develop or as to the liquidity of any market. The initial purchasers in the private offering of the outstanding notes have advised us that they currently intend to make a market in the exchange notes. The initial purchasers are not obligated, however, to make a market in the exchange notes, and any such market-making may be discontinued by the initial purchasers in their discretion at any time without notice.

Risk Factors

Participating in the exchange offers, and therefore investing in the exchange notes, involves substantial risk. See the “Risk Factors” section of this prospectus for a description of material risks you should consider before investing in the exchange notes.

Corporate Information

West Corporation, a Delaware corporation, was founded in 1986 and is headquartered in Omaha, Nebraska. Our principal executive offices are located at 11808 Miracle Hills Drive, Omaha, Nebraska 68154. Our telephone number is (402) 963-1200. Our website address is www.west.com where our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports are available, without charge, as soon as reasonably practicable following the time they are filed with or furnished to the Commission. None of the information on our website or any other website identified herein is part of this report. All website addresses in this report are intended to be inactive textual references only.

Summary Historical and Unaudited Pro Forma

Consolidated Financial and Other Data

The following table sets forth our summary historical and unaudited pro forma consolidated financial and other data as of the dates and for the periods indicated. The summary historical financial data for, and as of, the years ended December 31, 2004, 2005 and 2006 is derived from our audited consolidated financial statements. Historical results are not necessarily indicative of the results to be expected for future periods.

The unaudited pro forma financial data as of and for the year ended December 31, 2006 gives effect to the Recapitalization as if it had occurred on January 1, 2006 and the acquisitions described under “Unaudited Pro Forma Condensed Consolidated Financial Statements.” The pro forma adjustments are based upon available data and certain assumptions that we believe are reasonable. The summary unaudited pro forma condensed consolidated financial data is for informational purposes only and does not purport to represent what our results of operations or financial position would actually be if the Recapitalization occurred at any date, nor does such data purport to project the results of operations for any future period.

The summary historical and unaudited pro forma consolidated financial data and other data should be read in conjunction with “Selected Historical Consolidated Financial and Other Data,” “Unaudited Pro Forma Condensed Consolidated Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus.

	Year Ended, or as of December 31,			Pro Forma Twelve Months Ended December 31, 2006
	2006	2005	2004
	(Dollars in thousands)
Statement of Operations:
Revenue	$1,856,038	$1,523,923	$1,217,383	$1,939,379
Cost of services	818,522	687,381	541,979	853,158
Selling, general and administrative expenses	800,301	569,865	487,513	743,399

Operating income	237,215	266,677	187,891	342,822
Other income (expense):
Interest income	6,081	1,499	895	6,081
Interest expense	(94,804)	(15,358)	(9,381)	(296,441)
Other, net	2,063	678	2,118	1,332

Other income (expense)	(86,660)	(13,181)	(6,368)	(289,028)
Income before income tax expense and minority interest	150,555	253,496	181,523	53,794
Income tax expense	65,505	87,736	65,762	14,218

Income before minority interest	85,050	165,760	115,761	39,576
Loss from discontinued operations, net of tax benefit	—	—	—	7
Minority interest in net income	16,287	15,411	2,590	16,287

Net income	$68,763	$150,349	$113,171	$23,282

Statement of Cash Flows Data:
Net cash flows from
Operating activities	$196,638	$276,314	$217,376
Investing activities	(812,253)	(297,154)	(260,743)
Financing activities	799,843	23,197	48,267
Other Financial Data:
Capital expenditures	$113,895	$76,855	$59,886
Ratio of earnings to fixed charges(1)	2.4x	11.5x	12.0x	1.2x
Balance Sheet Data:
Cash and cash equivalents	$214,932	$30,835	$28,330
Total assets	2,535,856	1,498,662	1,271,206
Total long-term obligations,	3,179,000	220,000	230,000
Portfolio notes payable	87,246	40,520	28,498
Stockholders’ equity (deficit)	(2,127,544)	971,868	789,455
Credit Statistics:
Total debt(2)				$3,200,000
Cash interest expense(3)				282,097

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes and minority interest plus fixed charges. Fixed charges include: interest expense, whether expensed or capitalized; amortization of debt issuance costs; and the portion of rental expense representative of the interest factor.
(2)	Excludes $87.2 million of portfolio notes payables.
(3)	Cash interest expense does not include any amortization of capitalized financing costs.

RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this prospectus before deciding to tender your outstanding notes in the exchange offers. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us.

Risks Related to the Exchange Offers

There may be adverse consequences if you do not exchange your outstanding notes.

If you do not exchange your outstanding notes for exchange notes in the applicable exchange offer, you will continue to be subject to restrictions on transfer of your outstanding notes as set forth in the prospectus distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreements, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to “Prospectus Summary—The Exchange Offers” and “The Exchange Offers” for information about how to tender your outstanding notes.

The tender of outstanding notes under the exchange offers will reduce the outstanding amount of each series of the outstanding notes, which may have an adverse effect upon, and increase the volatility of, the market prices of the outstanding notes due to a reduction in liquidity.

Risks Related to the Exchange Notes and Our Other Indebtedness

Our current or future indebtedness under our senior secured credit facilities and the notes could impair our financial condition and reduce the funds available to us for other purposes and our failure to comply with the covenants contained in our senior secured credit facilities documentation or the indentures that govern the notes could result in an event of default that could adversely affect our results of operations.

On October 24, 2006, we completed a recapitalization of the Company. We financed the Recapitalization in part along with a new $2.1 billion senior secured term loan facility, a new senior secured revolving credit facility providing financing of up to $250.0 million and the private placement of $650.0 million aggregate principal amount of 9.5% senior notes due 2014 and $450.0 million aggregate principal amount of 11% senior subordinated notes due 2016. In connection with the closing of the Recapitalization, we repaid our existing $800.0 million unsecured revolving credit facility.

Our current or future indebtedness could adversely affect our business, results of operations or financial condition, including the following:

•	our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, product development, general corporate purposes or other purposes may be impaired;

•

a significant portion of our cash flow from operations may be dedicated to the payment of interest and principal on our indebtedness, which will reduce the funds available to us for our operations, capital expenditures, future business opportunities or other purposes;

•	the debt services requirements of our other indebtedness could make it more difficult for us to satisfy our financial obligations, including those related to the exchange notes;

•	certain of our borrowings, including borrowings under our new senior secured credit facilities, are at variable rates of interest, exposing us to the risk of increased interest rates;

•	because we may be more leveraged than some of our competitors, our debt may place us at a competitive disadvantage;

•	our leverage will increase our vulnerability to economic downturns and limit our ability to withstand adverse events in our business by limiting our financial alternatives; and

•	our ability to capitalize on significant business opportunities and to plan for, or respond to, competition and changes in our business may be limited.

Our debt agreements contain, and any agreements to refinance our debt likely will contain, financial and restrictive covenants that limit our ability to incur additional debt, including to finance future operations or other capital needs, and to engage in other activities that we may believe are in our long-term best interests, including to dispose of or acquire assets. Our failure to comply with these covenants may result in an event of default, which, if not cured or waived, could accelerate the maturity of our indebtedness. If our indebtedness is accelerated, we may not have sufficient cash resources to satisfy our debt obligations and we may not be able to continue our operations as planned.

We may not be able to generate sufficient cash to service all of our indebtedness, including the exchange senior notes and senior subordinated notes, and fund our other liquidity needs, and we may be forced to take other actions, which may not be successful, to satisfy our obligations under our indebtedness.

Our ability to make scheduled payments or to refinance our debt obligations and to fund our other liquidity needs depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot ensure that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the exchange notes, and to fund our other liquidity needs.

If our cash flows and capital resources are insufficient to fund our debt service obligations and to fund our other liquidity needs, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness, including the exchange notes. We cannot ensure that we would be able to take any of these actions, that these actions would be successful and permit us to meet our scheduled debt service obligations or that these actions would be permitted under the terms of our existing or future debt agreements, including our new senior secured credit facilities or the indentures that will govern the exchange notes. Our new senior secured credit facilities documentation and the indentures that govern the notes restrict our ability to dispose of assets and use the proceeds from the disposition. As a result, we may not be able to consummate those dispositions or use the proceeds to meet our debt service or other obligations, and any proceeds that are available may not be adequate to meet any debt service or other obligations then due.

If we cannot make scheduled payments on our debt, we will be in default and, as a result:

•	our debt holders could declare all outstanding principal and interest to be due and payable;

•	the lenders under our new senior secured credit facilities could terminate their commitments to lend us money and foreclose against the assets securing our borrowings; and

•	we could be forced into bankruptcy or liquidation, which could result in a loss of your investment in the exchange notes.

The exchange notes and the guarantees will be effectively subordinated to all of our secured debt and if a default occurs, we may not have sufficient funds to fulfill our obligations under the exchange notes and the guarantees.

The exchange notes and the related guarantees will be our and the guarantors’ unsecured obligations, respectively, but our obligations under our new senior secured credit facilities and each guarantor’s obligations under its respective guarantee of our new senior secured credit facilities are secured by a security interest in substantially all of our tangible and intangible assets, including the stock of most of our wholly-owned

U.S. subsidiaries and 65% of the stock of our material first-tier non-U.S. subsidiaries. The exchange notes and the guarantees will be effectively subordinated to all our and the guarantors’ secured indebtedness to the extent of the value of the assets securing that indebtedness. We are also permitted, subject to receipt of additional commitments from participating lenders and certain other conditions, to incur additional indebtedness under our new senior secured credit facilities in an aggregate amount of up to $500.0 million, plus the aggregate amount of principal payments previously made in respect of the term loan facility, which additional indebtedness has the same security and guarantees as the other indebtedness under our new senior secured credit facilities. In addition, the exchange notes will, subject to some limitations, permit us to incur additional secured indebtedness, and the exchange notes and any related guarantees will be effectively junior to any additional secured indebtedness we may incur.

In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure our secured indebtedness will be available to pay obligations on the exchange notes only after all secured indebtedness, together with accrued interest, has been repaid in full from our assets. Likewise, because our new senior secured credit facilities are secured obligations, our failure to comply with the terms of our new senior secured credit facilities would entitle those lenders to declare all the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on substantially all of our assets which serve as collateral. In this event, our secured lenders would be entitled to be repaid in full from the proceeds of the liquidation of those assets before those assets would be available for distribution to other creditors, including holders of the exchange notes. Furthermore, if the lenders foreclose and sell the pledged equity interests in any subsidiary guarantor under the exchange notes, then that guarantor will be released from its guarantee of the exchange notes automatically and immediately upon such sale. In any such event, because the exchange notes will not be secured by any of our assets or the equity interests in subsidiary guarantors, it is possible that there would be no assets remaining from which claims of the holders of the exchange notes could be satisfied or, if any assets remained, they might be insufficient to satisfy such claims fully.

The exchange notes will be structurally subordinated to all indebtedness of our existing or future subsidiaries that do not become guarantors of the exchange notes.

Holders of our exchange notes will not have any claim as a creditor against any of our existing subsidiaries that are not guarantors of the exchange notes or against any of our future subsidiaries that do not become guarantors of the notes. Indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will be effectively senior to claims of noteholders against those subsidiaries.

For the year ended December 31, 2006, our non-guarantor subsidiaries collectively represented approximately 14.9% of our revenues (approximately 8.0% not including the revenues of our non-guarantor receivables management subsidiary, Worldwide Asset Purchasing LLC (“WAP”)), approximately 40.9% of our operating income (13.5% not including WAP), approximately 25.3% of our Adjusted EBITDA (approximately 7.0% not including WAP) and approximately 23.0% of our cash flows from operating activities (approximately 6.6% not including WAP). At December 31, 2006, our non-guarantor subsidiaries collectively represented approximately 8.7% of our total assets (2.2% not including WAP) and had approximately $29.6 million of outstanding total liabilities, (approximately $25.5 million not including WAP) including trade payables, but excluding intercompany liabilities and non-recourse debt, all of which would have been structurally senior to the notes. While WAP is not a guarantor of the notes, it is contractually obligated to distribute its excess cash each month to us and its minority shareholder. Accordingly, we believe that presentation of the foregoing financial information of our non-guarantor subsidiaries, but excluding WAP, is helpful to noteholders in assessing the credit risk associated with the exchange notes.

In addition, the indentures that will govern the exchange notes, subject to some limitations, permit these subsidiaries to incur additional indebtedness and do not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the exchange notes.

Any default under the agreements governing our indebtedness, including a default under our new senior secured credit facilities that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could make us unable to pay principal, premium, if any, and interest on the exchange notes and substantially decrease the market value of the exchange notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the agreements governing our indebtedness (including covenants in the indentures that will govern the exchange notes and our new senior secured credit facilities documentation), we could be in default under the terms of those agreements. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our new senior secured credit facilities could elect to terminate their commitments thereunder and cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our new senior secured credit facilities to avoid being in default. If we breach our covenants under our new senior secured credit facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our new senior secured credit facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation. In addition, the interest rate on our new senior credit facilities may be impacted by our debt rating. Consequently, an adverse change in our debt rating may increase the interest payments due under our new senior secured credit facilities. In which case, we may be unable to generate the funds necessary to meet our payment obligations on our indebtedness. See “Description of Certain Other Indebtedness,” “Description of Senior Notes” and “Description of Senior Subordinated Notes.”

We may not be able to repurchase the exchange notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding exchange notes at 101% of their principal amount, plus accrued and unpaid interest. We may not be able to repurchase the exchange notes upon a change of control because we may not have sufficient funds. Further, we are contractually restricted under the terms of our new senior secured credit facilities, and may be restricted under the terms of other future senior indebtedness, from repurchasing all of the exchange notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to repurchase exchange notes unless we are able to refinance or obtain waivers under our new senior secured credit facilities. In addition, the indenture that will govern the exchange senior notes does not permit us to repurchase the tendered exchange senior subordinated notes upon a change of control until all exchange senior notes tendered have been repurchased, which increases the possibility that we will not have the funds necessary to repurchase all tendered exchange senior subordinated notes. Our failure to repurchase the notes upon a change of control would cause a default under the indentures that will govern the exchange notes and a cross-default under our new senior secured credit facilities. Our new senior secured credit facilities documentation also provides that a change of control, as defined in such documentation, will be a default that permits lenders to accelerate the maturity of borrowings thereunder and, if such debt is not paid, to enforce security interests in the collateral securing such debt, thereby limiting our ability to raise cash to repurchase the exchange notes, and reducing the practical benefit of the offer-to-purchase provisions to the holders of the exchange notes. Any of our future debt agreements may contain similar provisions.

The lenders under our senior secured credit facilities have the discretion to release the guarantors under our senior secured credit facilities in a variety of circumstances, which will cause those guarantors to be released from their guarantees of the exchange notes.

If the lenders under our new senior secured credit facilities release a guarantor from its guarantee of obligations under our new senior secured credit facilities documentation and the guarantor is no longer a guarantor of obligations under our new senior secured credit facilities or any of our or any other guarantor’s other indebtedness, then the guarantee of the exchange notes by such guarantor will be released without action by, or consent of, any holder of the exchange notes or the trustee under the indentures that will govern the exchange notes. See “Description of Senior Notes” and “Description of Senior Subordinated Notes.” The lenders under our new senior secured credit facilities have the discretion to release the guarantees under our new senior secured credit facilities in a variety of circumstances. A holder of exchange notes will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the exchange notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to claims of noteholders.

Federal and state fraudulent transfer laws permit a court to void the exchange notes and the guarantees, and, if that occurs, you may not receive any payments on the exchange notes.

The issuance of the exchange notes and the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration will be a fraudulent conveyance if (1) we paid the consideration with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the notes or a guarantee and, in the case of (2) only, one of the following is also true:

•	we or any of the guarantors were or was insolvent or rendered insolvent by reason of the incurrence of the indebtedness; or

•	payment of the consideration left us or any of the guarantors with an unreasonably small amount of capital to carry on the business; or

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay as they mature.

If a court were to find that the issuance of the exchange notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the exchange notes or such guarantee, or subordinate the exchange notes or such guarantee to presently existing and future indebtedness of ours or such guarantor, or require the holders of the exchange notes to repay any amounts received with respect to the exchange notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the exchange notes. Further, the voidance of the exchange notes could result in an event of default with respect to our other debt and that of the guarantors that could result in acceleration of such debt.

Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets; or

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the exchange notes and the guarantees would not be subordinated to our or any guarantor’s other debt.

If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor’s other debt, or take other action detrimental to the holders of the exchange notes.

If an active trading market does not develop for the exchange notes you may not be able to resell them; prices for the exchange notes may be volatile.

The exchange notes are new securities for which there is currently no market. Accordingly, the development or liquidity of any market for the exchange notes is uncertain. We do not intend to apply for a listing of the exchange notes on a securities exchange or on any automated dealer quotation system.

We cannot assure you as to the liquidity of markets that may develop for the exchange notes, your ability to sell the exchange notes or the price at which you would be able to sell the exchange notes. If such markets were to exist, the exchange notes could trade at prices that may be lower than their principal amount or purchase price depending on many factors, including prevailing interest rates, the market for similar notes, our financial and operating performance and other factors. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. The market, if any, for the exchange notes may experience similar disruptions and any such disruptions may adversely affect the prices at which you may sell your notes.

Risks Related to Our Business

We may not be able to compete successfully in our highly competitive industries.

We face significant competition in the markets in which we do business and expect that this competition will intensify. The principal competitive factors in our three business segments are technological expertise, service quality, capacity, industry-specific experience, range of service offerings, the ability to develop and implement customized products and services and the cost of services. In addition, we believe there has been an industry trend to move agent-based operations towards offshore sites. We believe this trend will continue. This movement could result in excess capacity in the United States, where most of our current capacity exists. The trend towards international expansion by foreign and domestic competitors and continuous technological changes may bring new and different competitors into our markets and may erode profits because of reduced prices. Our competitors’ products and services and pricing practices, as well as the timing and circumstances of the entry of additional competitors into our markets, could adversely affect our business, results of operations and financial condition.

Our Communication Services segment’s business and growth depend in large part on the industry trend toward outsourcing. This trend may not continue, or may continue at a slower pace, as organizations may elect to perform these services themselves. In addition, our Communication Services segment faces risks from technological advances that we may not be able to successfully address.

Our Conferencing Services segment faces technological advances and consolidation which have contributed to pricing pressures. Competition in the web and video conferencing services arenas continues to develop as new vendors enter the marketplace and offer a broader range of conferencing solutions through new technologies, including, without limitation, voice-over-internet-protocol, on-premise solutions, private branch exchange (“PBX”) solutions and equipment and handset solutions.

Our Receivables Management segment competes with a wide range of purchasers of charged-off consumer receivables, third-party collection agencies, other financial service companies and credit originators and other owners of debt that fully manage their own charged-off consumer receivables. Some of these companies have substantially greater personnel and financial resources than we do. In addition, companies with greater financial resources than we have may elect in the future to enter the consumer debt collection business. Competitive pressures affect the availability and pricing of receivables portfolios as well as the availability and cost of qualified debt collectors.

There are services in each of our business segments that are experiencing pricing declines. If we are unable to offset pricing declines through increased transaction volume and greater efficiency, our business, results of operations and financial condition could be adversely affected.

We are subject to extensive regulation that could limit or restrict our activities and impose financial requirements or limitations on the conduct of our business.

The United States Congress, the Federal Communications Commission (“FCC”), various states and other foreign jurisdictions have promulgated and enacted rules and laws that govern the methods and processes of making and completing telephone solicitations, sales and collecting of consumer debt and the provision of emergency communication services. As a result, we may be subject to proceedings alleging violation of these rules and laws in the future. Additional rules and laws may require us to modify our operations or service offerings in order to meet our clients’ service requirements effectively, and these regulations may limit our activities or significantly increase the cost of regulatory compliance.

There are numerous state statutes and regulations governing telemarketing activities that do or may apply to us. For example, some states place restrictions on the methods and timing of telemarketing calls and require that certain mandatory disclosures be made during the course of a telemarketing call. Some states also require that telemarketers register in the state before conducting telemarketing business in the state. Such registration can be time consuming and costly. Many states have an exemption for companies who are publicly traded or have securities listed on a national securities exchange. While we believe that we can operate our business in compliance with the various states’ registration requirements, there can be no assurance that we will meet all states’ requirements in a timely manner or that compliance with all such requirements would not be costly or time consuming. Any failure on our part to comply with the registration requirements applicable to companies engaged in telemarketing activities could have an adverse impact on our business.

Pending and future litigation may divert management’s time and attention and result in substantial costs of defense, damages or settlement, which could adversely affect our business, results of operations and financial condition.

We face uncertainties relating to the pending litigation described in “Business—Legal Proceedings” and we may not ultimately prevail or otherwise be able to satisfactorily resolve this litigation. In addition, other material suits by individuals or certified classes, claims, or investigations relating to the same or similar matters as those described in the “Business” section herein or other aspects of our business, including our obligations to market additional products to our clients’ customers may arise in the future. Furthermore, we generally indemnify our customers against third-party claims asserting intellectual property violations, which may result in litigation. Regardless of the outcome of any of these lawsuits or any future actions, claims or investigations relating to the same or any other subject matter, we may incur substantial defense costs and these actions may cause a diversion of management’s time and attention. Also, we may be required to alter our business practices or pay substantial damages or settlement costs as a result of these proceedings, which could adversely affect our business, results of operations and financial condition. Finally, certain of the outcomes of such litigation may directly affect our business model, and thus profitability, including the potential for recharacterization of our independent contractors as employees and any ensuing reduction in such staff.

Our business, results of operations and financial condition could be adversely affected if we are unable to maximize the use of our contact centers.

Our profitability depends largely on how effectively we manage the use of our contact centers, which we refer to as capacity utilization. To the extent that we are not able to effectively utilize our contact centers, our business, results of operations and financial condition could be adversely affected.

We also consider opening new contact centers in order to create the additional capacity necessary to accommodate new or expanded outsourcing projects. However, additional centers may result in idle capacity until any new or expanded program is fully implemented.

In addition, if we lose significant clients, if clients’ call volumes decline or if significant contracts are not implemented as anticipated, our operating results are likely to be harmed to the extent that we are not able to manage our call center capacity utilization by reducing expenses proportionally or successfully negotiating contracts with new clients to generate additional revenues at comparable levels. As a result, we may not be able to achieve or maintain optimal contact center capacity in the future.

If we are unable to integrate or achieve the objectives of our recent and future acquisitions, our overall business may suffer.

Our business strategy depends on successfully integrating the assets, operations and corporate functions of businesses we have acquired, including those acquired in the recent acquisitions of Raindance Communications Inc. (“Raindance”) and Intrado Inc. (“Intrado”), both of which we acquired in April 2006, and our acquisition of InPulse Response Group, Inc. (“InPulse”) in October 2006, and any additional businesses we may acquire in the future. The acquisition of additional businesses involves integration risks, including:

•	the diversion of management’s time and attention away from operating our business to acquisition and integration challenges;

•	the unanticipated loss of key employees of the acquired businesses;

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the potential need to implement or remediate controls, procedures and policies appropriate for a larger company at businesses that prior to the acquisition lacked these controls, procedures and policies;

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the need to integrate accounting, information management, human resources, contract and intellectual property management and other administrative systems at each business to permit effective management; and

•	our entry into markets or geographic areas where we may have limited or no experience.

We may be unable to effectively or efficiently integrate businesses we have acquired or may acquire in the future without encountering the difficulties described above. Failure to integrate these businesses effectively could adversely affect our business, results of operations and financial condition.

In addition to this integration risk, our business, results of operations and financial condition could be adversely affected if we are unable to achieve the planned objectives of an acquisition. The inability to achieve our planned objectives could result from:

•	the financial underperformance of these acquisitions;

•	the loss of key clients of the acquired business, which may drive financial underperformance; and

•	the occurrence of unanticipated liabilities or contingencies.

Our ability to recover charged-off consumer receivables may be limited under federal and state laws.

Federal and state consumer protection, privacy and related laws and regulations extensively regulate the relationship between debt collectors and debtors. Federal and state laws may limit our ability to recover on our charged-off consumer receivables regardless of any act or omission on our part. Some laws and regulations applicable to credit card issuers may preclude us from collecting on charged-off consumer receivables we purchase if the credit card issuer previously failed to comply with applicable laws in generating or servicing those receivables. Additional consumer protection and privacy protection laws may be enacted that would impose additional or more stringent requirements on the enforcement of and collection on consumer receivables.

Any new laws, rules or regulations as well as existing consumer protection and privacy protection laws may adversely affect our ability to collect on our charged-off consumer receivable portfolios and adversely affect our business, results of operations and financial condition. In addition, federal and state governments are considering, and may consider in the future, other legislative proposals that would further regulate the collection of consumer receivables. Any failure to comply with any current or future laws applicable to us could limit our ability to collect on our charged-off consumer receivable portfolios, which could adversely affect our business, results of operations and financial condition.

Increases in the cost of voice and data services or significant interruptions in these services could adversely affect our business, results of operations and financial condition.

We depend on voice and data services provided by various telecommunications providers. Because of this dependence, any change to the telecommunications market that would disrupt these services or limit our ability to obtain services at favorable rates could adversely affect our business, results of operations and financial condition. While we have entered into long-term contracts with many of our telecommunications providers, there is no obligation for these vendors to renew their contracts with us or to offer the same or lower rates in the future. In addition, these contracts are subject to termination or modification for various reasons outside of our control. An adverse change in the pricing of voice and data services that we are unable to recover through the price of our services, or any significant interruption in voice or data services, could adversely affect our business, results of operations and financial condition.

We depend on key personnel.

Our success depends on the experience and continuing efforts and abilities of our management team and on the management teams of our operating subsidiaries. The loss of the services of one or more of these key employees could adversely affect our business, results of operations and financial condition.

Our inability to continue to attract and retain a sufficient number of qualified employees could adversely affect our business, results of operations and financial condition.

A large portion of our operations require specially trained employees. From time to time, we must recruit and train qualified personnel at an accelerated rate in order to keep pace with our clients’ demands and our resulting need for specially trained employees. If we are unable to continue to hire, train and retain a sufficient labor force of qualified employees, our business, results of operations and financial condition could be adversely affected.

Increases in labor costs and turnover rates could adversely affect our business, results of operations and financial condition.

Our Communication Services and Receivables Management segments are very labor intensive and experience high personnel turnover. Significant increases in the employee turnover rate could increase recruiting and training costs and decrease operating effectiveness and productivity. Moreover, many of our employees are hired on a part-time basis, and a significant portion of our costs consists of wages to hourly workers. Increases in the minimum wage or labor regulation could increase our labor costs. Recently, there has been increased legislative activity at the state and federal level to increase the minimum wage. Increases in our labor costs, costs of employee benefits or employment taxes could adversely affect our business, results of operations and financial condition.

Because we have operations in countries outside of the United States, we may be subject to political, economic and other conditions affecting these countries that could result in increased operating expenses and regulation.

We operate or rely upon businesses in numerous countries outside the United States. We may expand into additional countries and regions. There are risks inherent in conducting business internationally, including:

political and economic conditions, exposure to currency fluctuations, greater difficulties in accounts receivable collection, difficulties in staffing and managing foreign operations and potential adverse tax consequences.

If we cannot manage our international operations successfully, our business, results of operations and financial condition could be adversely affected.

A large portion of our revenues are generated from a limited number of clients, and the loss of one or more key clients would result in the loss of net revenues.

Our 100 largest clients represented approximately 61% of our total revenue for the year ended December 31, 2006 with one client, AT&T (formerly AT&T, Bell South, Cingular and SBC Communications), accounting for approximately 17% of our total revenue. Subject to advance notice requirements and a specified wind down of purchases, AT&T may terminate its contracts with us with or without cause at any time. If we fail to retain a significant amount of business from AT&T or any of our other significant clients, our business, results of operations and financial condition could be adversely affected.

We serve clients and industries that have experienced a significant level of consolidation in recent years. Additional consolidation could occur in which our clients could be acquired by companies that do not use our services. The loss of any significant client would result in a decrease in our revenues and could adversely affect our business, results of operations and financial condition.

The financial results of our Receivables Management segment depend on our ability to purchase charged-off receivable portfolios on acceptable terms and in sufficient amounts. If we are unable to do so, our business, results of operations and financial condition could be adversely affected.

If we are unable to purchase charged-off consumer receivables from credit originators and other debt sellers on acceptable terms and in sufficient amounts, our business, results of operations and financial condition could be adversely affected. The availability of portfolios that generate an appropriate return on our investment depends on a number of factors both within and beyond our control, including:

•	competition from other buyers of consumer receivable portfolios;

•	continued sales of charged-off consumer receivable portfolios by credit originators;

•	continued growth in the number of industries selling charged-off consumer receivable portfolios; and

•	our ability to collect upon a sufficient percentage of accounts to satisfy our contractual obligations.

Because of the length of time involved in collecting charged-off consumer receivables on acquired portfolios and the volatility in the timing of our collections, we may not be able to identify trends and make changes in our purchasing strategies in a timely manner.

In our Receivables Management segment, we entered into a number of forward-flow contracts during 2006. These contracts commit a third party to sell to us regularly, and commit us to purchase regularly, charged-off receivable portfolios for a fixed percentage of their face amount. Consequently, our business, results of operations and financial condition could be adversely affected if the fixed percentage price is higher than the market price we would have paid absent the forward-flow commitment. We plan to enter into similar contracts in the future, depending on market conditions. To the extent new or existing competitors enter into similar forward-flow arrangements, the pool of portfolios available for purchase may be diminished.

Security and privacy breaches of the systems we use to protect personal data could adversely affect our business, results of operations and financial condition.

Our databases contain personal data of our clients’ customers, including credit card and healthcare information. Any security or privacy breach of these databases could expose us to liability, increase our expenses relating to the resolution of these breaches and deter our clients from selecting our services. Our data security procedures may not effectively counter evolving security risks, address the security and privacy concerns of existing or potential clients or be compliant with federal, state, and local laws and regulations in all respects. Any failures in our security and privacy measures could adversely affect our business, financial condition and results of operations.

Our contracts are generally not exclusive and typically do not provide for revenue commitments.

We seek to sign multi-year contracts with our clients. However, our contracts generally enable the clients to unilaterally terminate the contract or reduce transaction volumes upon written notice and without penalty, oftentimes based on our failure to attain certain service performance levels. The terms of these contracts are often also subject to renegotiation at any time. In addition, most of our contracts are not exclusive and do not ensure that we will generate a minimum level of revenue. Many of our clients also retain multiple service providers with whom we must compete. As a result, the profitability of each client program may fluctuate, sometimes significantly, throughout the various stages of a program.

Our data and contact centers are exposed to interruption.

Our outsourcing operations depend on our ability to protect our data and contact centers against damage that may be caused by fire, natural disasters, power failure, telecommunications failures, computer viruses, failures of our software, acts of sabotage or terror and other emergencies. In the past, natural disasters such as hurricanes have provided significant employee dislocation and turnover in the areas impacted. If we experience temporary or permanent employee dislocation or interruption at one or more of our data or contact centers through casualty, operating malfunction or other acts, we may be unable to provide the services we are contractually obligated to deliver. As a result, we may experience a reduction in revenue or be required to pay contractual damages to some clients or allow some clients to terminate or renegotiate their contracts. Any interruptions of this type could result in a prolonged interruption in our ability to provide our services to our clients, and our business interruption and property insurance may not adequately compensate us for any losses we may incur. These interruptions could adversely affect our business, financial condition and results of operations.

Acts of terrorism or war could adversely affect our business, results of operations and financial condition.

Acts of terrorism or war could disrupt our operations. For example, our agent-based business may experience significant reductions in call volume during and following any significant terrorist event. These disruptions could also cause service interruptions or reduce the quality level of the services we provide, resulting in a reduction in our revenues. In addition, an economic downturn as a result of these activities could negatively impact the financial condition of our clients, which may cause our clients to delay or defer decisions to use our services or decide to use fewer of our services. As a result, war and terrorist attacks and any resulting economic downturn could adversely affect our business, results of operations and financial condition.

We may not be able to adequately protect our proprietary information or technology.

Our success is dependent upon our proprietary information and technology. We rely on a combination of copyright, trade secret and contract protection to establish and protect our proprietary rights in our information and technology. Third parties may infringe or misappropriate our patents, trademarks, trade names, trade secrets or other intellectual property rights, which could adversely affect our business, results of operations and financial condition, and litigation may be necessary to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others. The steps we have taken to deter misappropriation of our proprietary information and technology or client data may be insufficient to protect us, and we may be unable to prevent infringement of our intellectual property rights or misappropriation of our proprietary information. Any infringement or misappropriation could harm any competitive advantage we currently derive or may derive from our proprietary rights. In addition, because we operate in many foreign jurisdictions, we may not be able to protect our intellectual property in the foreign jurisdictions in which we operate or others.

Our technology and services may infringe upon the intellectual property rights of others.

Third parties have asserted in the past and may, in the future, assert claims against us alleging that we are violating or infringing upon their intellectual property rights. Any claims and any resulting litigation could subject us to significant liability for damages. An adverse determination in any litigation of this type could require us to design around a third party’s patent, license alternative technology from another party or reduce or modify our product and service offerings. In addition, litigation is time-consuming and expensive to defend and could result in the diversion of our time and resources. Any claims from third parties may also result in limitations on our ability to use the intellectual property subject to these claims.

Our business depends on our ability to keep pace with our clients’ needs for rapid technological change and systems availability.

Technology is a critical component of our business. We have invested in sophisticated and specialized computer and telephone technology and we anticipate that it will be necessary for us to continue to select, invest in and develop new and enhanced technology on a timely basis in the future in order to remain competitive. Our future success depends in part on our ability to continue to develop technology solutions that keep pace with evolving industry standards and changing client demands.

If we are unable to complete future acquisitions, our business strategy and earnings may be negatively affected.

Our ability to identify and take advantage of attractive acquisition or other business development opportunities is an important component in implementing our overall business strategy. We may be unable to identify, finance or complete acquisitions or to do so at attractive valuations.

INDUSTRY AND MARKET DATA

Market and industry data throughout this prospectus was obtained from a combination of our own research, the good faith estimates of management and various trade associations. While we believe our research, third party information, estimates of management and data from trade associations are reliable, we have not verified this data with any independent sources. Accordingly, we do not make any representations as to the accuracy or completeness of that data.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements.” Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future sales or performance, capital expenditures, financing needs, plans, intentions or expected cost savings relating to acquisitions, business trends and other information that is not historical information and, in particular, appear under the headings “Prospectus Summary,” “Unaudited Pro Forma Condensed Consolidated Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from our expectations. These factors include, but are not limited to:

•	an inability to integrate or achieve the objectives or expected cost savings of our recent and future acquisitions;

•	an inability to purchase charged-off receivable portfolios on acceptable terms and in sufficient amounts;

•	significant technological advances and consolidation in the conferencing industry, which have contributed to pricing pressures;

•	competition from other companies in our industries;

•	changes within federal, state or regulatory schemes;

•	the loss of senior executives or employees;

•	disruptions in international markets;

•	the loss of one or more key clients;

•	protection of and litigation over intellectual property rights;

•	an inability to deliver new and innovative products and services;

•	protection of and litigation regarding the personal confidential information of our clients’ customers;

•	litigation with or regarding our employees and independent contractors; and

•	the other factors described in this prospectus under the heading “Risk Factors.”

On October 24, 2006, we completed our Recapitalization. As a result of closing the Recapitalization, our common stock is no longer publicly traded. In addition to the factors noted above, we believe that the following factors with respect to the Recapitalization could cause actual results to differ materially from those discussed in the forward-looking statements:

•	our substantial indebtedness incurred in connection with the Recapitalization;

•	the difficulty in retaining employees as a result of the Recapitalization;

•	the risk of unforeseen material adverse changes to the business or operations; and

•	the disruption of current plans, operations, and technology and product development efforts caused by the Recapitalization.

The foregoing factors are not exhaustive and new factors may emerge or changes to the foregoing factors may occur that could impact our business. Except to the extent required by law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise. You should review carefully the section captioned “Risk Factors” in this prospectus for a more complete discussion of the risks of an investment in the notes. There may be other factors not presently known to us or which we currently consider to be immaterial that may cause our actual results to differ materially from the forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus.

THE EXCHANGE OFFERS

Purpose and Effect

Concurrently with the consummation of the Recapitalization, we entered into registration rights agreements with the initial purchasers of the outstanding notes, which require us to file a registration statement under the Securities Act with respect to the exchange notes and, upon the effectiveness of the registration statement, offer to the holders of the outstanding notes the opportunity to exchange their outstanding notes for a like principal amount of exchange notes. The exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act. The registration rights agreements further provide that if we do not consummate the exchange offers within 315 days after the issuance of the outstanding notes, the interest rate on the notes will increase until the exchange offer is consummated.

Except as described below, upon the completion of the exchange offers, our obligations with respect to the registration of the outstanding notes and the exchange notes will terminate. A copy of each registration rights agreements has been filed as an exhibit to the registration statement of which this prospectus is a part, and this summary of the material provisions of the registration rights agreements does not purport to be complete and is qualified in its entirety by reference to the complete registration rights agreements. As a result of the timely filing and the effectiveness of the registration statement, we will not have to pay certain liquidated damages on the outstanding notes provided in the registration rights agreements. Following the completion of the exchange offers, holders of outstanding notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and the outstanding notes will continue to be subject to certain restrictions on transfer. Additionally, the liquidity of the market for the outstanding notes could be adversely affected upon consummation of the exchange offers.

In order to participate in the exchange offers, a holder must represent to us, among other things, that:

•	the exchange notes acquired pursuant to the exchange offers are being obtained in the ordinary course of business;

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the holder does not have an arrangement or understanding with any person to participate in the distribution of the exchange notes and is not engaged in and does not intend to engage in, a distribution of the exchange notes;

•	the holder is not an “affiliate,” as defined under Rule 405 under the Securities Act, of West Corporation or any subsidiary guarantor; and

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if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired a result of market-making or other trading activities, then the holder will deliver a prospectus in connection with any resale of such exchange notes.

Under certain circumstances specified in the registration rights agreements, we may be required to file a “shelf” registration statement for a continuous offer in connection with the outstanding notes pursuant to Rule 415 under the Securities Act.

Based on an interpretation by the Staff of the Commission set forth in no-action letters issued to third-parties unrelated to us, we believe that, with the exceptions set forth below, exchange notes issued in the exchange offers may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

•	is an “affiliate,” within the meaning of Rule 405 under the Securities Act, of West Corporation or any subsidiary guarantor;

•	is a broker-dealer who purchased outstanding notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act;

•	acquired the exchange notes other than in the ordinary course of the holder’s business;

•	has an arrangement with any person to engage in the distribution of the exchange notes; or

•	is prohibited by any law or policy of the Commission from participating in the exchange offers.

Any holder who tenders in the exchange offers for the purpose of participating in a distribution of the exchange notes cannot rely on this interpretation by the Staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange note. See “Plan of Distribution.” Broker-dealers who acquired outstanding notes directly from us and not as a result of market making activities or other trading activities may not rely on the Staff’s interpretations discussed above or participate in the exchange offers, and must comply with the prospectus delivery requirements of the Securities Act in order to sell the outstanding notes.

Terms of the Exchange Offers

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on             , 2007, or such date and time to which we extend the offers. We will issue $2,000 in principal amount of exchange notes in exchange for $2,000 in principal amount of outstanding notes accepted in the exchange offers and in integral multiples of $1,000 thereafter. Holders may tender some or all of their outstanding notes pursuant to the exchange offers. However, outstanding notes may be tendered only in integral multiples of $1,000 in principal amount.

The exchange notes will evidence the same debt as the outstanding notes and will be issued under the terms of, and entitled to the benefits of, the indentures relating to the outstanding notes.

Each broker-dealer that receives the exchange notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the effective date of the exchange offers, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. The exchange offers are not being made to, and we will not accept surrenders for exchange from, holders of the outstanding notes in any jurisdiction in which the exchange offers or its acceptance would not comply with the securities or blue sky laws of that jurisdiction.

As of the date of this prospectus, $650.00 million in aggregate principal amount of the senior notes due 2014 and $450.0 million in aggregate principal amount of the senior subordinated notes due 2016 were outstanding, and there was one registered holder, a nominee of DTC. This prospectus, together with the letter of transmittal, is being sent to the registered holder and to others believed to have beneficial interests in the outstanding notes. We intend to conduct the exchange offers in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated under the Exchange Act.

We will be deemed to have accepted validly tendered outstanding notes when we have given oral or written notice thereof to The Bank of New York, the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered outstanding notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth under the heading “—Conditions to the Exchange Offers,” certificates for any such unaccepted outstanding notes will be returned, without expense, to the tendering holder of those outstanding notes as promptly as practicable after the expiration date, as may be extended.

Holders who tender outstanding notes in the exchange offers will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes in the exchange offers. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offers. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The expiration date shall be 5:00 p.m., New York City time, on             , 2007, unless we, in our sole discretion, extend the exchange offers, in which case the expiration date shall be the latest date and time to which the exchange offers are extended. In order to extend the exchange offers, we will notify the exchange agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date and will also disseminate notice of any extension by press release or other public announcement prior to 9:00 a.m., New York City time, on such date. Such announcement will also disclose the approximate number of outstanding notes tendered at such time. We reserve the right, in our sole discretion:

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to delay accepting any outstanding notes, to extend the exchange offers or, if any of the conditions set forth under “—Conditions to the Exchange Offers” shall not have been satisfied, to terminate the exchange offers, by giving oral or written notice of that delay, extension or termination to the exchange agent; or

•	to amend the terms of the exchange offers in any manner.

In the event that we make a fundamental change to the terms of the exchange offers, we will file a post-effective amendment to the registration statement. In the event that we make a material change in the exchange offers, including the waiver of a material condition, we will extend the expiration date of the exchange offers so that at least five business days remain in the exchange offers following notice of the material change.

Procedures for Tendering

Only a registered holder of outstanding notes may tender such outstanding notes in the exchange offers. To effectively tender in the exchange offers, a holder must complete, sign and date a copy or facsimile of the letter of transmittal, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth below under “—Exchange Agent” for receipt on or prior to the expiration date. Delivery of the notes also may be made by book-entry transfer in accordance with the procedures described below. If you are effecting delivery by book-entry transfer,

•	confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date; and

•	you must transmit to the exchange agent on or prior to the expiration date a computer-generated message transmitted by means of the Automated Tender Offer Program System of DTC in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of the confirmation of book-entry transfer.

By executing the letter of transmittal or effecting delivery by book-entry transfer, each holder is making to us those representations set forth under the heading “—Purpose and Effect.”

The tender by a holder of outstanding notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

The method of delivery of the outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to ensure delivery to the exchange agent on or prior to the expiration date. You should not send any letters of transmittal or outstanding notes to us. Holders may request that their respective brokers, dealers, commercial banks, trust companies or nominees effect the above transaction for such holders.

The term “holder” with respect to the exchange offers means any person in whose name outstanding notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose outstanding notes are held of record by DTC who desires to deliver such notes by book-entry transfer at DTC.

If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender, you should promptly contact the person in whose name the notes are registered and instruct such registered holder to tender on your behalf. If a beneficial owner wishes to tender on his or her own behalf, the holder must, prior to completing and executing the letter of transmittal and delivering the outstanding notes, either make appropriate arrangements to register ownership of the notes in his or her name or to obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Guarantor Institution (defined below) unless the outstanding notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an Eligible Guarantor Institution.

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed, such guarantee must be by a participant in a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act, an “Eligible Guarantor Institution.”

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed therein, such outstanding notes must be endorsed or accompanied by properly completed bond powers, signed by such registered holder as such registered holder’s name appears on such notes with the signature thereon guaranteed by an Eligible Guarantor Institution. If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and submit with the letter of transmittal evidence satisfactory to so act.

We understand that the exchange agent will make a request, promptly after the date of this prospectus, to establish accounts with respect to the outstanding notes at the book-entry transfer facility of DTC for the purpose of facilitating the exchange offers, and subject to the establishment of these accounts, any financial institution that is a participant in the book-entry transfer facility system may make book-entry delivery of notes by causing the transfer of such notes into the exchange agent’s account with respect to the outstanding notes in accordance with DTC’s procedures for such transfer. Although delivery of the outstanding notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, unless the holder complies with the procedures described in the following paragraph or the guaranteed delivery procedures described below, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below before the expiration date. The delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

The exchange agent and DTC have confirmed that the exchange offers are eligible for the Automated Tender Offer Program (“ATOP”) of DTC. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offers by causing DTC to transfer outstanding notes to the exchange agent in accordance with the procedures for transfer established under ATOP. DTC will then send an Agent’s Message to the exchange agent. The term “Agent’s Message” means a message transmitted by DTC that, when received by the exchange agent, forms part of the formation of a book-entry transfer and that states that DTC has received an express acknowledgement from the DTC participant that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such participant. In the case of an Agent’s Message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent that states that DTC has received an express acknowledgement from the DTC participant that such participant has received and agrees to be bound by the notice of guaranteed delivery.

We will determine all questions as to the validity, form eligibility (including time of receipt), acceptance and withdrawal of the tendered outstanding notes in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not validly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offers, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to the tender of outstanding notes, neither we, the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if outstanding notes are submitted in a principal amount greater than the principal amount of outstanding notes being tendered by such tendering holder, such unaccepted or non-exchanged notes will be returned by the exchange agent to the tendering holders (or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, such unaccepted or non-exchanged notes will be credited to an account maintained with such book-entry transfer facility), unless otherwise provided in the letter of transmittal accompanying such notes, promptly following the expiration date.

Guaranteed Delivery Procedures

If a registered holder of the outstanding notes desires to tender outstanding notes and the outstanding notes are not immediately available, or time will not permit that holder’s outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the tender is made through an Eligible Guarantor Institution;

•

prior to the expiration date, the exchange agent receives from that Eligible Guarantor Institution a properly completed and duly executed letter of transmittal or facsimile of a duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, by fax transmission, mail or hand delivery, setting forth the name and address of the holder of outstanding notes and the amount of outstanding notes tendered and stating that the tender is being made by guaranteed delivery and guaranteeing that within three New York Stock Exchange (“NYSE”) trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or book-entry confirmation, as the case may be, will be deposited by the Eligible Guarantor Institution with the exchange agent; and

•

the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

Tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal of a tender of outstanding notes to be effective, a written or, for DTC participants, electronic ATOP transmission, notice of withdrawal, must be received by the exchange agent at its address set forth under “—Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

•	specify the name of the person having deposited the outstanding notes to be withdrawn, whom we refer to as the depositor;

•

identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of such outstanding notes or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

•

be signed by the holder in the same manner as the original signature on the letter of transmittal by which such outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such outstanding notes into the name of the person withdrawing the tender; and

•	specify the name in which any such outstanding notes are to be registered, if different from that of the depositor.

All questions as to the validity, form, eligibility and time of receipt of such notices will be determined by us, whose determination shall be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offers. Any outstanding notes which have been tendered for exchange, but which are not exchanged for any reason, will be returned to the holder of those outstanding notes without cost to that holder promptly after withdrawal, rejection of tender, or termination of the exchange offers. Properly withdrawn outstanding notes may be retendered by following one of the procedures under “—Procedures for Tendering” at any time on or prior to the expiration date.

Conditions to the Exchange Offers

Notwithstanding any other provision of the exchange offers, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and may terminate or amend the exchange offers if at any time before the expiration of the exchange offers, we determine that the exchange offers violate applicable law, any applicable interpretation of the Staff of the Commission or any order of any governmental agency or court of competent jurisdiction.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time, prior to the expiration of the exchange offers. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for those outstanding notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indentures under the Trust Indenture Act of 1939. In any of those events we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Effect of Not Tendering

Holders of outstanding notes who do not exchange their outstanding notes for exchange notes in the exchange offers will remain subject to the restrictions on transfer of such outstanding notes:

•

as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise set forth in the prospectus distributed in connection with the private offering of the outstanding notes.

Exchange Agent

All executed letters of transmittal should be directed to the exchange agent. The Bank of New York has been appointed as exchange agent for the exchange offers. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Registered or Certified Mail; Hand Delivery or Overnight Courier:

The Bank of New York

101 Barclay Street

Floor 8 West

New York, New York 10286

By Facsimile (Eligible Institutions Only):

212-298-1915

For Information or Confirmation by Telephone:

212-815-5098

Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

Fees and Expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offers. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers, employees, agents or representatives. The estimated cash expenses to be incurred in connection with the exchange offers will be paid by us and will include fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.

Transfer Taxes

Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offers be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those outstanding notes.

THE RECAPITALIZATION

On May 31, 2006, West Corporation entered into the Merger Agreement with Omaha Acquisition Corp., which was a Delaware corporation formed by private equity funds sponsored by the Sponsors for the purpose of recapitalizing West Corporation. The Recapitalization was approved at a special meeting of our former stockholders held on October 23, 2006 and was consummated on October 24, 2006.

Upon the satisfaction of the conditions set forth in the Merger Agreement, Omaha Acquisition Corp. was merged with and into West Corporation, with West Corporation continuing as the surviving corporation. At the effective time of the Recapitalization, each issued and outstanding share of our pre-merger common stock, other than shares held by Gary L. West and Mary E. West, shares of pre-merger common stock rolled over into an equity interest in the surviving corporation and shares as to which a stockholder properly exercised appraisal rights under Delaware law, was converted into the right to receive cash in an amount equal to $48.75 per share in cash, without interest, and private equity funds sponsored by the Sponsors became our new controlling shareholders through their ownership of approximately 63.7% of our outstanding capital stock. Gary L. West and Mary E. West converted approximately 85.0% of their pre-merger common stock, or approximately 33.8 million shares, into the right to receive $42.83 per share in cash, without interest, and approximately 15.0% of their pre-merger common stock, or approximately 5.8 million shares, into shares of the surviving corporation representing approximately 22.0% of our equity. Concurrent with the Recapitalization, certain members of our senior management rolled over approximately $30.0 million in pre-merger equity in an amount equal to approximately 3.2% of our equity.

The Recapitalization was financed by:

•	an equity investment in the Company of $725.8 million by private equity funds sponsored by or co-investors with the Sponsors;

•	$30.0 million of rollover equity from certain members of our senior management;

•	$250.0 million of rollover equity from Gary L. West and Mary E. West;

•	borrowings of $2,350.0 under our senior secured credit facility, $2,100.0 of which was drawn on the closing date of the Recapitalization under the term loan facility; and

•	the issuance of $1,100.0 million in aggregate principal amount of the outstanding notes.

In connection with the closing of the Recapitalization, we terminated and paid off the outstanding balance of our existing $800.0 million unsecured revolving credit facility. As a result of the closing of the Recapitalization, our common stock is no longer publicly traded.

USE OF PROCEEDS

The outstanding notes were issued and sold on October 24, 2006. The proceeds from the offering of the outstanding notes, borrowings under our senior secured credit facilities and the proceeds of equity investments by private equity funds sponsored by and co-investors with the Sponsors were used to finance the Recapitalization and pay related fees and expenses.

The exchange offers are intended to satisfy our obligations under the registration rights agreements, each dated October 24, 2006, by and among us, the subsidiary guarantors party thereto and the initial purchasers of the outstanding notes. We will not receive any proceeds from the issuance of the exchange notes in the exchange offers. Instead, we will receive in exchange outstanding notes in like principal amount. We will retire or cancel all of the outstanding notes tendered in the exchange offers.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2006. You should read this table along with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and related notes appearing elsewhere in this prospectus.

As of December 31, 2006
(Dollars in millions)
Cash and cash equivalents	$214.9

Debt:
Senior secured credit facilities:
Revolving credit facility	—
Term loan	2,100.0
Outstanding senior notes	650.0
Outstanding senior subordinated notes	450.0
Portfolio notes payable	87.2

Total debt	3,287.2
Total stockholders’ deficit	$(2,127.6)

Total capitalization	$1,159.6

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth our selected historical consolidated financial data as of the dates and for the periods indicated. The selected historical financial data for, and as of, the years ended December 31, 2002, 2003, 2004, 2005 and 2006 is derived from our audited consolidated financial statements. Historical results are not necessarily indicative of the results to be expected for future periods. The selected historical consolidated financial and other data should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus.

	Year Ended, or as of December 31,					Pro Forma Twelve Months Ended December 31, 2006
	2006	2005	2004	2003	2002
Statement of Operations:
Revenue	$1,856,038	$1,523,923	$1,217,383	$988,341	$820,665	$1,939,379
Cost of services	818,522	687,381	541,979	440,260	399,276	853,158
Selling, general and administrative expenses	800,301	569,865	487,513	404,972	314,886	743,399

Operating income	237,215	266,677	187,891	143,109	106,503	342,822
Other income (expense):
Interest income	6,081	1,499	895	721	2,828	6,081
Interest expense	(94,804)	(15,358)	(9,381)	(5,503)	(2,419)	(296,441)
Other, net	2,063	678	2,118	1,493	1,736	1,332

Other income (expense)	(86,660)	(13,181)	(6,368)	(3,289)	2,145	(289,028)
Income before income tax expense and minority interest	150,555	253,496	181,523	139,820	108,648	53,794
Income tax expense	65,505	87,736	65,762	51,779	39,706	14,218

Income before minority interest	85,050	165,760	115,761	88,041	68,942	39,576
Loss from discontinued operations, net of tax benefit	—	—	—	—	—	7
Minority interest in net income	16,287	15,411	2,590	165	300	16,287

Net income	$68,763	$150,349	$113,171	$87,876	$68,642	$23,282

Balance Sheet Data:
Cash and cash equivalents	$214,932	$30,835	$28,330	$23,955	$137,927
Total assets	2,535,856	1,498,662	1,271,206	1,015,863	670,822
Long-term obligations	3,200,000	220,000	230,000	192,000	29,647
Portfolio notes payable	87,246	40,520	28,498	—	—
Stockholders’ equity (deficit)	(2,127,554)	971,868	789,455	656,238	549,592
Statement of Cash Flows Data:
Net cash flows from:
Operating activities	$196,638	$276,314	$217,376	$199,725	$121,218
Investing activities	(812,253)	(297,154)	(260,743)	(479,881)	(122,685)
Financing activities	799,843	23,197	48,267	166,744	(12,126)
Other Financial Data:
Capital expenditures	113,895	76,855	59,886	46,252	60,049
Ratio of earnings to fixed charges(1)	2.4x	11.5x	12.0x	13.4x	17.7x	1.2x

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes and minority interest plus fixed charges. Fixed charges include: interest expense, whether expensed or capitalized; amortization of debt issuance costs; and the portion of rental expense representative of the interest factor.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma financial information gives effect to the following:

•

The merger of West Corporation and Omaha Acquisition Corp. applying recapitalization accounting. On October 24, 2006, West Corporation consummated the Recapitalization by the merger of Omaha Acquisition Corp., a newly-formed Delaware corporation owned by private equity funds sponsored by Thomas H. Lee Partners and Quadrangle, with and into the Company. The transaction valued the Company at approximately $4.1 billion, including debt as of the date of the definitive agreement. The results of the Recapitalization have been included in our consolidated financial statements since April 1, 2006. West Corporation accounted for the merger as a leveraged recapitalization, whereby the historical book value of the assets and liabilities of West Corporation was maintained. The debt associated with this transaction, assuming a January 1, 2006 effective date, has been included in the accompanying pro forma financial statements.

•

The acquisition of Intrado, by West Corporation through a merger of a wholly-owned subsidiary of West Corporation with and into Intrado, with Intrado as the surviving entity on April 4, 2006 using the purchase method of accounting, after giving effect to the pro forma adjustments described in the accompanying notes. On April 4, 2006, West Corporation acquired all of the issued and outstanding shares of common stock of Intrado for cash consideration of $538.6 million, including estimated transaction costs. The assets acquired and liabilities assumed have been assigned a portion of the purchase price equal to their respective fair market values at April 4, 2006. The results of Intrado’s operations have been included in our consolidated financial statements since April 1, 2006.

•

The acquisition of Raindance, by West Corporation through a merger of a wholly-owned subsidiary of West Corporation with and into Raindance, with Raindance as the surviving entity on April 6, 2006 using the purchase method of accounting, after giving effect to the pro forma adjustments described in the accompanying notes. On April 6, 2006, West Corporation acquired all of the issued and outstanding shares of common stock of Raindance for cash consideration of $157.8 million, including estimated transaction costs. The assets acquired and liabilities assumed have been assigned a portion of the purchase price equal to their respective fair market values at April 6, 2006. The results of Raindance’s operations have been included in our consolidated financial statements since April 1, 2006.

•

The acquisition of InPulse through the purchase of all outstanding stock of InPulse by West Telemarketing, LP on October 2, 2006, for an aggregate purchase price of approximately $45.8 million, including estimated transaction costs, using the purchase method of accounting, after giving effect to the pro forma adjustments described in the accompanying notes. The assets acquired and liabilities assumed have been assigned a portion of the purchase price equal to their respective fair market values at October 2, 2006. The results of InPulse’s operations have been included in our consolidated financial statements since October 1, 2006.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the audited historical consolidated financial statements and notes of West Corporation, included herein.

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2006 gives effect to the above acquisitions and Recapitalization as if these transactions had occurred at the beginning of the period presented. The unaudited pro forma adjustments described in the accompanying notes are based upon estimates and assumptions that management of West Corporation believes are reasonable. The pro forma adjustments are based on the information and assumptions available at the time of the mergers. The unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and do not purport to be indicative of the operating results that would have actually occurred if the above mergers had been in effect on the dates indicated, nor is it necessarily indicative of future operating results of the merged companies. The unaudited pro forma condensed consolidated financial statements do not give effect to any potential cost savings or other operating efficiencies that may result from the transactions.

WEST CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2006

(Dollars in thousands)

							Pro Forma
	Historical(1)	Intrado(2)	Raindance(3)	InPulse(4)	Adjustments for Acquisitions(5)		As Adjusted for Acquisitions	Adjustments for Recapitalization(6)		As Further Adjusted for Recapitalization
Revenue	$1,856,038	$35,936	$20,557	$26,848	$—		$1,939,379	—		$1,939,379
Cost of services	818,522	10,744	8,954	14,938	—		853,158	—		853,158
Selling, general and admin-istrative expenses	800,301	79,332	23,287	9,275	(66,062	)(a)	846,133	(102,734	)(a)	743,399

Operating income	237,215	(54,140)	(11,684)	2,635	66,062		240,088	102,734		342,822
Other income (expense)
Interest income	6,081	595	420		(1,015	)(b)	6,081	—		6,081
Interest expense	(94,804)	(99)		(228)	327	(c)	(94,804)	(201,637	)(b)	(296,441)
Other, net	2,063	(726)	(5)		—		1,332	—		1,332

Other expense, net	(86,660)	(230)	415	(228)	(688)		(87,391)	(201,637)		(289,028)

Income from contin-uing oper-tions before income tax expense and minority interest	150,555	(54,370)	(11,269)	2,407	65,374		152,697	(98,903)		53,794
Income tax expense (benefit)	65,505	(17,386)	7	1,090	16,291	(d)	65,507	(51,289	)(c)	14,218

Income before discontinued oper-ations and minority interest	85,050	(36,984)	(11,276)	1,317	49,083		87,190	(47,614)		39,576
Loss from discontinued operations, net of tax benefit	—	7	—	—	—		7	—		7
Minority interest in net income	16,287		—	—	—		16,287	—		16,287

Net income (loss)	$68,763	$(36,991)	$(11,276)	$1,317	$49,083		$70,896	$(47,614)		$23,282

The accompanying notes are an integral part of these pro forma financial statements.

WEST CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENTS OF OPERATIONS

1)	Reflects the consolidated historical statements of operations of West Corporation for the year ended December 31, 2006, including the effects of the acquisitions of Intrado, Raindance and InPulse from the date of acquisition.

2)	Reflects the historical (pre-acquisition) statements of operations of Intrado for the period of January 1, 2006 to March 31, 2006.

3)	Reflects the historical (pre-acquisition) statements of operations of Raindance for the period of January 1, 2006 to March 31, 2006.

4)	Reflects the historical (pre-acquisition) statements of operations of InPulse for the period of January 1, 2006 to September 30, 2006.

5)	The pro forma adjustments to the statements of operations to reflect the acquisitions of Intrado, Raindance and InPulse are as follows:

a)	Adjustments to selling, general and administrative expenses are as follows:

i)	Additional intangible asset amortization of $5.3 million for the year ended December 31, 2006, based on the allocation of a portion of the purchase price to intangible assets, including customer relationships, trade names, non-competition agreements, patents technology and software. Estimated useful lives for intangible assets were based on historical experience and our intended future use of the intangible asset. Intangible assets are being amortized using the straight-line method, considering the pattern in which the economic benefits of the intangible assets are consumed.

ii)	The elimination of $55.1 million for the year ended December 31, 2006 of non-recurring stock based compensation expense associated with the acquisitions. Based on the acquisition of Intrado and Raindance’s common stock by West Corporation and the accelerated vesting of all outstanding stock options, restricted stock units and long-term incentive plan stock shares due to a change in control, Intrado and Raindance recognized expense of $55.1 million for the period January 1, 2006 to March 31, 2006 based on the actual shares and sales price per share.

iii)	The elimination of $16.3 million for the year ended December 31, 2006 of non-recurring acquisition related transaction costs.

b)	The elimination of $1.0 million of interest income of Intrado and Raindance.

c)	Adjustment to interest expense of ($0.3 million) for the year ended December 31, 2006.

d)	Change in income tax expense/benefit as a result of pro forma adjustments which affect taxable income.

6)	The pro forma adjustments to the statements of operations to reflect the Recapitalization are as follows:

a)	Adjustments to selling, general and administrative expenses are as follows:

i)	Adjustment of ($0.4 million) for the year ended December 31, 2006 to eliminate synthetic lease expense and replace with depreciation expense for a building previously accounted for under a synthetic lease that was acquired simultaneous with the merger.

ii)	Adjustment to eliminate $74.8 million of non-recurring recapitalization related costs (approximately $40.0 million of which is not deductible for tax purposes) for the year ended December 31, 2006.

iii)	Adjustment of $27.5 million for the elimination of non-recurring share-based compensation expense under the old stock option plan for the year ended December 31, 2006 and the inclusion of a full year of share-based compensation under the new Executive Incentive Plan.

b)	A net increase in interest expense associated with new debt incurred, net of interest expense associated with existing debt being repaid (excluding capital leases and non-recourse debt for accounts receivable portfolios) as follows (dollars in thousands):

INTEREST EXPENSE

(Amount in thousands)

	Principal Amount	Rate	Pro Forma Adjustment Year Ended December 31, 2006
Senior secured term loan	$2,100,000	7.83%	$164,465
$800 MM cash flow hedge impact			(560)
Commitment fee on unused line of credit		0.50%	1,250
Senior notes	650,000	9.50%	61,750
Senior subordinated notes	450,000	11.0%	49,500
Historical interest expense			(89,111)
Full year of debt amortization			14,343

Total	$3,200,000		$201,637

Borrowings under our outstanding senior notes and our outstanding senior subordinated notes bear interest at a weighted average fixed rate of 10.1% per annum. Borrowings under the senior secured term loan facility accrue interest at variable rates equal to selected one, two, three or six month LIBOR plus 2.75%. Each one-eighth of a percentage change in the interest rates would result in a $4.0 million change in annual interest expense on the senior secured term loan facility. See “Description of Certain Other Indebtedness” for further description of the 2006 senior secured credit facilities.

c)	Change in income tax expense/benefit as a result of pro forma adjustments which affect taxable income.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

On May 31, 2006, West Corporation entered into the Merger Agreement with Omaha Acquisition Corp., a Delaware corporation formed by private equity funds sponsored by the Sponsors for the purpose of recapitalizing West Corporation. Upon satisfaction of the conditions set forth in the Merger Agreement, Omaha Acquisition Corp. was merged with and into West Corporation, with West Corporation continuing as the surviving corporation. The Recapitalization is described more fully in “Prospectus Summary–The Recapitalization.”

You should read the following discussion of our financial condition and results of operations with “Selected Historical Consolidated Financial and Other Data,” “Unaudited Pro Forma Condensed Consolidated Financial Statements” and the audited historical consolidated financial statements and related notes included elsewhere in this prospectus. In this section, the terms “we,” “our,” “ours,” “us” and “West Corporation” refer collectively to West Corporation and its consolidated subsidiaries. This discussion contains forward-looking statements about our markets, the demand for our products and services and our future results. We based these statements on assumptions that we consider reasonable. Actual results may differ materially from those suggested by our forward-looking statements for various reasons including those discussed in the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections of this prospectus. Those sections expressly qualify all subsequent oral and written forward-looking statements attributable to us or persons acting on our behalf. We do not have any intention or obligation to update forward-looking statements included in this prospectus.

Business Overview

We provide business process outsourcing services focused on helping our clients communicate more effectively with their clients. We help our clients maximize the value of their customer relationships and derive greater value from each transaction that we process. We deliver our services through three segments:

•

Communication Services, including dedicated agent, shared agent, automated, and B-to-B services. With the acquisition of Intrado, communication services also supports the nation’s 9-1-1 network and delivers solutions to communications service providers and public safety organizations, including data management, network transactions, wireless data services and notification services;

•	Conferencing Services, including reservationless, operator-assisted, web and video conferencing; and

•	Receivables Management, including debt purchasing and collections, contingent/third-party collections, government collections, first-party collections and commercial collections.

Each of these services builds upon our core competencies of managing technology, telephony and human capital. Many of the nation’s leading enterprises trust us to manage their customer contacts and communications. These enterprises choose us based on our service quality and our ability to efficiently and cost-effectively process high volume, complex voice-related transactions.

Overview of 2006 Results

The following overview highlights the areas we believe are important in understanding our results of operations for the year ended December 31, 2006. This summary is not intended as a substitute for the detail provided elsewhere herein, our consolidated financial statements or our condensed consolidated financial statements and notes thereto included elsewhere in herein.

•

On October 24, 2006, we completed the Recapitalization of the Company in a transaction sponsored by an investor group led by the Sponsors pursuant to the Merger Agreement, dated as of May 31, 2006, between West Corporation and Omaha Acquisition Corp., a Delaware corporation formed by the Sponsors for the purpose of effecting the Recapitalization. Omaha Acquisition Corp. was merged with and into West Corporation, with West Corporation continuing as the surviving corporation. Pursuant to such recapitalization, our publicly traded securities were cancelled in exchange for cash. As a result of and immediately following the Recapitalization, the Sponsors owned approximately 72.1% of our outstanding Class A and Class L common stock, the Founders owned approximately 24.9% of our outstanding Class A and Class L common stock and certain executive officers of the Company had beneficial ownership of the remaining approximately 3.0% of our outstanding Class A and Class L common stock. The Recapitalization was accounted for as a leveraged recapitalization, whereby the historical bases of our assets and liabilities have been maintained. We financed the Recapitalization with equity contributions from the Sponsors and the rollover of a portion of the equity interests in the Company held by the Founders, and certain members of management, along with a new $2.1 billion senior secured term loan facility, a new senior secured revolving credit facility providing financing of up to $250.0 million (none of which was drawn at the closing of the Recapitalization) and the private placement of $650.0 million aggregate principal amount of 9.5% senior notes due 2014 and $450.0 million aggregate principal amount of 11% senior subordinated notes due 2016. In connection with the closing of the Recapitalization, the Company terminated and paid off the outstanding balance of its existing $800.0 million unsecured revolving credit facility. As a result of the Recapitalization, our common stock is no longer publicly traded.

•

On October 2, 2006, we completed our acquisition of InPulse. The purchase price and estimated transaction costs were approximately $46 million in cash, excluding cash received. We funded the acquisition with a combination of cash on hand and borrowings under our previous bank revolving credit facility.

•

On April 6, 2006, we completed our acquisition of Raindance pursuant to an Agreement and Plan of Merger dated as of February 6, 2006. The purchase price and estimated transaction costs were approximately $157 million in cash, excluding cash received. We funded the acquisition with a combination of cash on hand and borrowings under our previous bank revolving credit facility.

•

On April 4, 2006, we completed our acquisition of Intrado pursuant to an Agreement and Plan of Merger, dated as of January 29, 2006. The purchase price and estimated transaction costs were approximately $539 million in cash, excluding cash received. We funded the acquisition with a combination of cash on hand, a portion of Intrado’s cash on hand and borrowings under our previous bank revolving credit facility.

•

Revenues increased $332.1 million or 21.8% in 2006 as compared to the prior year. $235.2 million of this increase was derived from acquisitions completed in 2005 and 2006 and $96.9 million was attributable to organic growth.

•

Operating income decreased 11.0% in 2006 compared to the prior year. This decrease was attributable to recapitalization costs and share based compensation costs aggregating approximately $107.6 million.

•	Our adjusted EBITDA increased to $501.9 million in 2006, compared to $381.6 million in 2005, an increase of 31.5% due to the growth of our business.

Outlook

On January 31, 2007, we announced our 2007 financial outlook. In that announcement, we stated that our revenue expectation is $2.05 billion to $2.13 billion, expected adjusted EBITDA is $540 million to $560 million and expected capital expenditures are $90 million to $110 million. This guidance included the expected results of CenterPost Communications, Inc. (now known as West Notifications Group, Inc.) and TeleVox Software, Incorporated acquisitions which were also announced January 31, 2007.

The following table sets forth our Consolidated Statement of Operations Data as a percentage of revenue for the periods indicated:

	Year Ended December 31,
	2006	2005	2004
Revenue	100.0%	100.0%	100.0%
Cost of services	44.1	45.1	44.6
Selling, general and administrative expenses (“SG&A”):
SG&A before recapitalization and share based compensation expense	37.4	37.4	40.0
Recapitalization expense	4.2	—	—
Share based compensation	1.5	—	—

Total SG&A	43.1	37.4	40.0

Operating income	12.8	17.5	15.4
Other expense	4.7	0.9	0.5

Income before income tax expense and minority interest	8.1	16.6	14.9
Income tax expense	3.5	5.7	5.4
Minority interest	0.9	1.0	0.2

Net Income	3.7%	9.9%	9.3%

Years Ended December 31, 2006 and 2005

Revenue: Revenue increased $332.1 million, or 21.8%, to $1,856.0 million in 2006 from $1,523.9 million in 2005. $235.2 million of this increase was derived from the acquisitions of Sprint’s conferencing assets, Intrado, Raindance and InPulse which closed for accounting purposes on June 3, 2005, April 1, 2006, April 1, 2006 and October 1, 2006, respectively.

During 2006 and 2005, revenue from our 100 largest customers, included $15.0 million and $37.5 million, respectively, of revenue derived from new clients.

During the year ended December 31, 2006, our largest 100 clients represented approximately 61% of revenues compared to 63% for the year ended December 31, 2005. This reduced concentration was due to our strategic acquisitions in 2006 and 2005 and to organic growth. Late in 2006, AT&T, Cingular, SBC and Bell South were merged. The aggregate revenue provided by these clients as a percentage of our total revenue in 2006 and 2005 were approximately 17% and 19%, respectively. No other client accounted for more than 10% of our total 2006 revenue. In 2005 Cingular accounted for 12% of total revenue.

Revenue by business segment:

	For the Year Ended, December 31,
	2006	% of Total Revenue	2005	% of Total Revenue	Change	% Change
Revenue in thousands:
Communication Services	$1,020,242	55.0%	$873,975	57.4%	$146,267	16.7%
Conferencing Services	607,506	32.7%	438,613	28.8%	168,893	38.5%
Receivables Management	234,521	12.6%	216,191	14.2%	18,330	8.5%
Intersegment eliminations	(6,231)	(0.3)%	(4,856)	(0.3)%	(1,375)	28.3%

Total	$1,856,038	100.0%	$1,523,923	100.0%	$332,115	21.8%

Communication Services revenue increased $146.3 million, or 16.7%, to $1,020.2 million in 2006. The increase included $128.0 million from the acquisitions of Intrado and InPulse on April 1, 2006 and October 1,

2006, respectively. Organic growth in our inbound dedicated agent business during 2006 was offset by an anticipated reduction of $42.2 million in our consumer outbound business.

Conferencing Services revenue increased $168.9 million, or 38.5%, to $607.5 million in 2006. The increase in revenue included $107.2 million from the acquisition of Sprint’s conferencing assets on June 3, 2005 and Raindance on April 1, 2006. The remaining $61.7 million increase was attributable to organic growth. Since we entered the conferencing services business, the average rate per minute that we charge has declined while total minutes sold has increased. This is consistent with the industry trend which is expected to continue for the foreseeable future.

Receivables Management revenue increased $18.3 million to $234.5 million in 2006. Sales of receivable portfolios in 2006 and 2005 resulted in revenue of $19.9 million and $13.5 million, respectively. The Receivables Management revenue growth was all organic.

Cost of Services: Cost of services represents direct labor, variable telephone expense, commissions and other costs directly related to providing services to clients. Cost of services increased $131.1 million, or 19.1%, to $818.5 million in 2006, from $687.4 million for the comparable period of 2005. The increase in cost of services included $67.9 million in costs associated with services offered resulting from the acquisitions of Sprint, Intrado, Raindance and InPulse. As a percentage of revenue, cost of services decreased to 44.1% for 2006, compared to 45.1% in 2005.

Cost of Services by business segment:

	For the Year Ended, December 31,
	2006	% of Revenue	2005	% of Revenue	Change	% Change
Cost of services in thousands:
Communication Services	$488,955	47.9%	$430,170	49.2%	$58,785	13.7%
Conferencing Services	210,842	34.7%	151,282	34.5%	59,560	39.4%
Receivables Management	123,999	52.9%	110,104	50.9%	13,895	12.6%
Intersegment eliminations	(5,274)		(4,175)		(1,099)	26.3%

Total	$818,522	44.1%	$687,381	45.1%	$131,141	19.1%

Communication Services cost of services increased $58.8 million, or 13.7%, in 2006 to $489.0 million. The increase in cost of services included $33.8 million in costs associated with services offered resulting from the acquisitions of Intrado and InPulse. The remaining increase is associated with the organic increase in revenue. As a percentage of this segment’s revenue, Communication Services cost of services decreased to 47.9% in 2006, compared to 49.2% in 2005. The decrease as a percentage of revenue in 2006 was due to the acquisition of Intrado, which historically had a lower percentage of direct costs to revenue than our Communication Services segment results.

Conferencing Services cost of services increased $59.6 million, or 39.4%, in 2006 to $210.8 million. The increase in cost of services included $34.1 million in costs associated with services offered resulting from the acquisitions of Sprint’s conferencing assets and Raindance. As a percentage of this segment’s revenue, Conferencing Services cost of services increased to 34.7% in 2006, compared to 34.5% for the comparable period in 2005.

Receivables Management cost of services increased $13.9 million, or 12.6%, in 2006 to $124.0 million. As a percentage of this segment’s revenue, Receivables Management cost of services increased to 52.9% in 2006, compared to 50.9%, for the comparable period in 2005.

Selling, General and Administrative Expenses: SG&A expenses increased $230.4 million, or 40.4%, to $800.3 million in 2006 from $569.9 million for 2005. The acquisitions of Sprint, Intrado, Raindance and InPulse increased SG&A expense by $122.3 million. Total share based compensation expense (“SBC”) recognized from the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”) during 2006 was $28.7 million compared to $0.5 million in 2005. We also recognized $78.8 million in expenses associated with our recapitalization in 2006. As a percentage of revenue, SG&A expenses increased to 43.1% in 2006, compared to 37.4% in 2005.

As set forth below, base selling, general and administrative expense, by business segment, excludes recapitalization expense and SBC and is a non-GAAP measure. Management believes these measures provide an alternative presentation of results that more accurately reflects on-going operations, without the distorting effects of the Recapitalization expense and SBC items. The following table includes reconciliations for 2006 selling, general and administrative expense, by business segment, excluding the Recapitalization expense and SBC, to reported selling, general and administrative expense.

Selling, general and administrative expenses by business segment:

	For the Year Ended, December 31,
	Base SG&A	Recap. Expense	SBC	Reported 2006	% of Revenue	Reported 2005	% of Revenue	Change	% Change
SG&A (in thousands)
Communication Services	$388,760	$36,337	$17,125	$442,222	43.3%	$321,729	36.8%	$120,493	37.5%
Conferencing Services	236,378	34,003	6,847	277,228	45.6%	181,538	41.4%	95,690	52.7%
Receivables Management	68,547	8,495	4,766	81,808	34.9%	67,279	31.1%	14,529	21.6%
Intersegment eliminations	(957)	—	—	(957)		(681)		(276)	NM

Total	$692,728	$78,835	$28,738	$800,301	43.1%	$569,865	37.4%	$230,436	40.4%

NM — Not meaningful

Operating Income: Operating income in 2006 decreased by $29.5 million, or 11.0%, to $237.2 million from $266.7 million in 2005. As a percentage of revenue, operating income decreased to 12.8% in 2006 compared to 17.5% in 2005 due to the factors discussed above for revenue, cost of services and SG&A expenses.

As set forth below, base operating income, by business segment, excludes recapitalization expense and SBC and is a non-GAAP measure. Management believes these measures provide an alternative presentation of results that more accurately reflects on-going operations, without the distorting effects of the Recapitalization expense and SBC items. The following table includes reconciliations for 2006 operating income, by business segment, excluding the Recapitalization expense and SBC, to reported operating income.

Operating income by business segment:

	For the Year Ended, December 31,
	Base Operating Income	Recap Expense	SBC	Reported 2006	% of Revenue	Reported 2005	% of Revenue	Change	% Change
Operating income in thousands
Communication Services	$142,527	$36,337	$17,125	$89,065	8.7%	$122,076	14.0%	$(33,011)	(27.0)%
Conferencing Services	160,287	34,003	6,847	119,437	19.7%	105,793	24.1%	13,644	12.9%
Receivables Management	41,975	8,496	4,766	28,713	12.2%	38,808	18.0%	(10,095)	(26.0)%

Total	$344,789	$78,836	$28,738	$237,215	12.8%	$266,677	17.5%	$(29,462)	(11.0)%

Communication Services SG&A expenses increased $120.5 million, or 37.5%, to $442.2 million in 2006. The acquisitions of Intrado and InPulse increased SG&A expense by $79.8 million. Total SBC recognized during 2006 was $17.1 million compared to $0.2 million in 2005. We also recognized $36.3 million in expenses associated with our recapitalization in 2006. As a percentage of this segment’s revenue, Communication Services SG&A expenses increased to 43.3% in 2006 compared to 36.8% in 2005. SG&A before recapitalization expense and SBC was $388.8 million or 38.1% of this segment’s revenue in 2006.

Conferencing Services SG&A expenses increased $95.7 million, or 52.7%, to $277.2 million in 2006. The increase in SG&A included $42.5 million from the acquisition of Sprint’s conferencing assets on June 3, 2005 and Raindance on April 1, 2006. Total SBC recognized during 2006 was $6.8 million compared to $0.1 million in 2005. We also recognized $34.0 million in expenses associated with our recapitalization in 2006. As a percentage of this segment’s revenue, Conferencing Services SG&A expenses increased to 45.6% in 2006 compared to 41.4% in 2005. SG&A before recapitalization expense and SBC was $236.4 million or 38.9% of this segment’s revenue in 2006.

Receivables Management SG&A expenses increased $14.5 million, or 21.6%, to $81.8 million in 2006. Total SBC recognized during 2006 was $4.8 million compared to $0.3 million in 2005. We also recognized $8.5 million in expenses associated with our recapitalization in 2006. As a percentage of this segment’s revenue, Receivables Management SG&A increased to 34.9% in 2006, compared to 31.1% in 2005. SG&A before recapitalization expense and SBC was $68.5 million or 29.2% of this segment’s revenue in 2006.

Communication Services operating income in 2006 decreased by $33.0 million, or 27.0%, to $89.1 million. The decrease in operating income was due primarily to recapitalization expenses and SBC, previously discussed. This decrease was partially offset by acquisitions of Intrado and Inpulse which in the aggregate added $14.3 million to operating income. As a percentage of this segment’s revenue, Communication Services operating income decreased to 8.7% in 2006 compared to 14.0% in 2005. Operating income before recapitalization expense and SBC was $142.5 million or 14.0% of this segment’s revenue in 2006.

Conferencing Services operating income in 2006 increased by $13.6 million, or 12.9%, to $119.4 million. The increase in operating income included $30.6 million from the acquisitions of Sprint’s conferencing assets and Raindance. This increase was partially reduced by recapitalization expenses and SBC, previously discussed. As a percentage of this segment’s revenue, Conferencing Services operating income decreased to 19.7% in 2006, compared to 24.1% in 2005. Operating income before recapitalization expense and SBC was $160.3 million or 26.4% of this segment’s revenue in 2006.

Receivables Management operating income in 2006 decreased by $11.1 million, or 26.0% to $28.7 million. The decrease in operating income was due primarily to recapitalization expenses and SBC, previously discussed. As a percentage of this segment’s revenue, Receivables Management operating income decreased to 12.2% in 2006, compared to 18.0% in 2005. Operating income before recapitalization expense and SBC was $42.0 million or 18.0% of this segment’s revenue in 2006.

Other Income (Expense): Other income (expense) includes sub-lease rental income, interest income from short-term investments and interest expense from short-term and long-term borrowings under credit facilities and portfolio notes payable. Other expense in 2006 was $86.7 million compared to $13.2 million in 2005. The change in other expense in 2006 was primarily due to interest expense on increased outstanding debt incurred in connection with our recapitalization and higher interest rates in 2006 than we experienced in 2005. We also experienced higher interest rates on outstanding indebtedness than rates under our previous credit facility.

Minority Interest: Effective September 30, 2004, our portfolio receivable lenders, CFSC Capital Corp. XXXIV, (“Cargill”) exchanged its rights to share profits in certain receivables portfolios under its revolving financing facility with us for a 30% minority interest in one of our subsidiaries, WAP. Effective January 1, 2006, and in connection with the renegotiation of the revolving financing facility, we acquired 5% of additional interest in WAP in exchange for an exclusivity agreement with Cargill, which reduced their minority interest to 25%. The minority interest in the earnings of WAP for 2006 was $17.1 million compared to $16.1 million for 2005.

Net Income: Net income decreased $81.6 million, or 54.3%, to $68.8 million in 2006 compared to $150.4 million in 2005. The decrease in net income was due to the factors discussed above for revenues, cost of services, SG&A expense and other income (expense) as well as an increase in our effective tax rate. Net income includes a provision for income tax expense at an effective rate of approximately 48.8% for 2006 compared to 36.9% in 2005. The 2006 effective income tax rate was impacted by approximately $40.0 million of recapitalization transaction costs which we expect to be non-deductible for income tax purposes.

Years Ended December 31, 2005 and 2004

Revenue: Revenue increased $306.6 million, or 25.2%, to $1,523.9 million in 2005 from $1,217.3 million in 2004. $195.5 million of this increase was derived from the acquisitions of Worldwide, ECI and Sprint’s conferencing assets which closed on August 1, 2004, December 1, 2004 and June 3, 2005, respectively. During 2005 and 2004, revenue from our largest 100 customers, included $37.5 million and $28.5 million, respectively, of revenue derived from new clients.

During the year ended December 31, 2005, our largest 100 clients represented 63% of revenues compared to 69% for the year ended December 31, 2004. This reduced concentration is due to our strategic acquisitions in 2005 and 2004 and organic growth. In 2005 and 2004, we had one customer, Cingular, which accounted for 12% and 9%, respectively, of total revenue.

Revenue by business segment:

	For the Year Ended, December 31,
	2005	% of Total Revenue	2004	% of Total Revenue	Change	% Change
Revenue in thousands:
Communication Services	$873,975	57.4%	$817,718	67.2%	$56,257	6.9%
Conferencing Services	438,613	28.8%	302,469	24.8%	136,144	45.0%
Receivables Management	216,191	14.2%	99,411	8.2%	116,780	117.5%
Intersegment eliminations	(4,856)	(0.3)%	(2,215)	(0.2)%	(2,641)	119.2%

Total	$1,523,923	100.0%	$1,217,383	100.0%	$306,540	25.2%

Communication Services revenue increased $56.3 million, or 6.9%, to $874.0 million in 2005. This revenue increase was offset by a decline in outbound consumer revenue of $18.9 million due to the anticipated reduction in outbound consumer calling. The increase in revenue is primarily due to growth in our dedicated and shared agent business and a short term customer engagement of $17.0 million in outbound consumer revenue.

Conferencing Services revenue increased $136.1 million, or 45.0%, to $438.6 million in 2005. The increase in revenue included $98.3 million from the acquisition of Sprint’s conferencing assets on June 3, 2005 and the full year impact of the ECI acquisition, which occurred on December 1, 2004. Since we entered the conferencing services business, the average rate per minute that we charge has declined while total minutes sold has increased. This is consistent with the industry trend which is expected to continue for the foreseeable future.

Receivables Management revenue increased $116.8 million, or 117.5%, to $216.2 million in 2005. The increase in revenue includes $97.2 million from the full year impact of Worldwide, which we acquired on August 1, 2004. Sales of portfolio receivables during the year ended December 31, 2005 and the five months ended December 31, 2004 resulted in revenue of $13.5 million and $2.4 million, respectively.

Cost of Services: Cost of services represents direct labor, variable telephone expense, commissions and other costs directly related to providing services to clients. Cost of services increased $145.4 million, or 26.8%, to $687.4 million in 2005, from $542.0 million for the comparable period of 2004. As a percentage of revenue, cost of services increased to 45.1% for 2005, compared to 44.6% in 2004.

Cost of Services by business segment:

	For the Year Ended, December 31,
	2005	% of Revenue	2004	% of Revenue	Change	% Change
Cost of services in thousands:
Communication Services	$430,170	49.2%	$396,979	48.5%	$33,191	8.4%
Conferencing Services	151,282	34.5%	96,100	31.8%	55,182	57.4%
Receivables Management	110,104	50.9%	50,649	50.9%	59,455	117.4%
Intersegment eliminations	(4,175)		(1,749)		(2,426)	138.7%

Total	$687,381	45.1%	$541,979	44.6%	$145,402	26.8%

Communication Services cost of services increased $33.2 million, or 8.4%, in 2005 to $430.2 million. The increase is primarily due to higher labor costs associated with the increase in revenue. As a percentage of this segment’s revenue, Communication Services cost of services increased to 49.2% in 2005, compared to 48.5% in 2004. This increase is partially attributed to the growth in our inbound dedicated agent business, which has a higher cost of services as a percentage of revenues as compared to our other Communication Service offerings.

Conferencing Services cost of services increased $55.2 million, or 57.4%, in 2005 to $151.3 million. The increase in cost of services included $33.8 million in costs associated with services offered resulting from the acquisitions of ECI and Sprint’s conferencing assets, which we acquired on December 1, 2004 and June 3, 2005, respectively. As a percentage of this segment’s revenue, Conferencing Services cost of services increased to 34.5% in 2005, compared to 31.8%, for the comparable period in 2004.

Receivables Management cost of services increased $59.5 million, or 117.4%, in 2005 to $110.1 million. The cost of services includes costs attributable to Worldwide since our acquisition of the business on August 1, 2004. As a percentage of this segment’s revenue, Receivables Management cost of services remained at 50.9% in 2005, compared to 50.9%, for the comparable period in 2004.

Selling, General and Administrative Expenses: SG&A expenses increased $82.4 million, or 16.9%, to $569.9 million in 2005 from $487.5 million for the comparable period of 2004. The acquisitions of Worldwide, ECI and Sprint increased SG&A expense by $62.8 million. As a percentage of revenue, SG&A expenses decreased to 37.4% in 2005, compared to 40.0% in 2004.

Selling, general and administrative expenses by business segment:

	For the Year Ended, December 31,
	2005	% of Revenue	2004	% of Revenue	Change	% Change
Selling, general and administrative expenses in thousands Communication Services	$321,729	36.8%	$315,101	38.5%	$6,628	2.1%
Conferencing Services	181,538	41.4%	139,105	46.0%	42,433	30.5%
Receivables Management	67,279	31.1%	33,773	34.0%	33,506	99.2%
Intersegment eliminations	(681)		(466)		(215)	NM

Total	$569,865	37.4%	$487,513	40.0%	$82,352	16.9%

NM — Not meaningful

Communication Services SG&A expenses increased $6.6 million, or 2.1%, to $321.7 million in 2005. During 2005, site expansion activities took place in four domestic contact centers and two international contact centers and we opened a new domestic contact center which contributed to increases in SG&A and capital expenditures. As a percentage of this segment’s revenue, Communication Services SG&A expenses decreased to 36.8% in 2005 compared to 38.5% in 2004. Our ability to support increased revenues with a relatively low corresponding increase in SG&A expenses and a reduction in depreciation expense of $3.3 million were the primary reasons for the lower SG&A as a percentage of revenue.

Conferencing Services SG&A expenses increased $42.4 million, or 30.5%, to $181.5 million in 2005. The increase in SG&A included $35.9 million from the acquisitions of ECI and Sprint’s conferencing assets on December 1, 2004 and June 3, 2005, respectively. As a percentage of this segment’s revenue, Conferencing Services SG&A expenses decreased to 41.4% in 2005 compared to 46.0% in 2004. The decline in SG&A as a percentage of revenue is partially due to synergies achieved with the acquisitions of ECI and Sprint’s conferencing assets as well as the spreading of fixed costs over a larger revenue base. For example, depreciation expense increased to $23.1 million in 2005 from $18.3 million in 2004, as a percent of revenue depreciation declined to 5.3% from 6.1%.

Receivables Management SG&A expenses increased $33.5 million, or 99.2%, to $67.3 million in 2005. The increase in SG&A included $26.9 million for the full year affect of the acquisition of Worldwide, which we acquired on August 1, 2004. As a percentage of this segment’s revenue, Receivables Management SG&A decreased to 31.1% in 2005, compared to 34.0% in 2004. This decline is due to a business mix change related to the addition of debt purchasing as a result of the Worldwide acquisition.

Operating Income: Operating income in 2005 increased by $78.8 million, or 41.9%, to $266.7 million from $187.9 million in 2004. As a percentage of revenue, operating income increased to 17.5% in 2005 compared to 15.4% in 2004 due to the factors discussed above for revenue, cost of services and SG&A expenses.

Operating income by business segment:

	For the Year Ended, December 31,
	2005	% of Revenue	2004	% of Revenue	Change	% Change
Operating income in thousands
Communication Services	$122,076	14.0%	$105,638	12.9%	$16,438	15.6%
Conferencing Services	105,793	24.1%	67,264	22.2%	38,529	57.3%
Receivables Management	38,808	18.0%	14,989	15.1%	23,819	158.9%

Total	$266,677	17.5%	$187,891	15.4%	$78,786	41.9%

Communication Services operating income in 2005 increased by $16.4 million, or 15.6%, to $122.1 million. As a percentage of this segment’s revenue, Communication Services operating income increased to 14.0% in 2005 compared to 12.9% in 2004. The improved operating income as a percentage of this segment’s revenue resulted from increased revenue, a reduction in SG&A expense as a percentage of revenue, additional operating income of approximately $4.0 million in the second quarter related to settlement of a contractual relationship and the impact of the short term customer engagement mentioned in the revenue section previously.

Conferencing Services operating income in 2005 increased by $38.5 million, or 57.3%, to $105.8 million. The increase in operating income included $28.6 million from the acquisitions of ECI and Sprint’s conferencing assets. As a percentage of this segment’s revenue, Conferencing Services operating income increased to 24.1% in 2005, compared to 22.2% in 2004.

Receivables Management operating income in 2005 increased by $23.8 million, or 158.9% to $38.8 million. The increase in operating income included $22.1 million from the acquisition of Worldwide on August 1, 2004. As a percentage of this segment’s revenue, Receivables Management operating income increased to 18.0% in 2005, compared to 15.1% in 2004.

Other Income (Expense): Other income (expense) includes sub-lease rental income, interest income from short-term investments and interest expense from short-term and long-term borrowings under credit facilities and portfolio notes payable. Other expense in 2005 was $13.2 million compared to $6.4 million in 2004. The change in other expense in 2005 is primarily due to interest expense on increased outstanding debt incurred for acquisitions, interest expense on portfolio notes payable and rising interest rates.

Minority Interest: Effective September 30, 2004, one of our portfolio receivable lenders, Cargill, exchanged its rights to share profits in certain portfolio receivables for a minority interest of approximately 30% in one of our subsidiaries, WAP. We became a party to the Cargill relationship as a result of the Worldwide acquisition. The minority interest in the earnings of WAP for 2005 was $16.1 million compared to $2.6 million for 2004.

Net Income: Net income increased $37.1 million, or 32.9%, to $150.3 million in 2005 compared to $113.2 million in 2004. The increase in net income was due to the factors discussed above for revenues, cost of services and SG&A expense.

Net income includes a provision for income tax expense at an effective rate of approximately 36.9% for 2005 compared to 36.8% in 2004.

Liquidity and Capital Resources

We have historically financed our operations and capital expenditures primarily through cash flows from operations, supplemented by borrowings under our bank credit facilities and specialized credit facilities established for the purchase of receivable portfolios.

Our current and anticipated uses of our cash, cash equivalents and marketable securities are to fund operating expenses, acquisitions, capital expenditures, purchase of portfolio receivables, minority interest distributions, interest payments, tax payments and the repayment of principal on debt.

We financed the Recapitalization with equity contributions from the Sponsors, and the rollover of a portion of the equity interests in the Company held by the Founders, and certain members of management, along with a new $2.1 billion senior secured term loan facility, a new senior secured revolving credit facility providing financing of up to $250.0 million (none of which was drawn at the closing of the Recapitalization) and the private placement of $650.0 million aggregate principal amount of 9.5% senior notes due 2014 and $450.0 million aggregate principal amount of 11% senior subordinated notes due 2016. In connection with the closing of the Recapitalization, the Company terminated and paid off the outstanding balance of its existing $800.0 million unsecured revolving credit facility.

The following table summarizes our cash flows by category for the periods presented (in thousands):

	For the Years Ended December 31,
	2006	2005	Change	% Change
Net cash provided by operating activities	$196,638	$276,314	$(79,676)	(28.8)%
Net cash used in investing activities	$(812,253)	$(297,154)	$(515,099)	173.3%
Net cash flows from financing activities	$799,843	$23,197	$776,646	3348.0%

Net cash flow from operating activities in 2006 decreased $79.7 million, or 28.8%, to $196.6 million, compared to net cash flows from operating activities of $276.3 million in 2005. The decrease in net cash flows from operating activities is primarily due to the Recapitalization expenses and interest paid on additional indebtedness incurred in connection with the Recapitalization resulting in a decrease in net income, increases in accounts receivable and other assets. Increases in depreciation and amortization expense, share based compensation, deferred tax expense and accrued expenses partially offset the decrease in operating cash flows. Days sales outstanding, a key performance indicator that we utilize to monitor the accounts receivable average collection period and assess overall collection risks was 51 days at December 31, 2006, and ranged from 49 to 51 days during the year. At December 31, 2005, the days sales outstanding was 49 days and ranged from 48 to 49 days during the year.

Net cash used in investing activities in 2006 increased $515.1 million, or 173.3%, to $812.3 million, compared to net cash used in investing activities of $297.2 million in 2005. The increase in cash used in investing activities was due to $643.7 million of acquisition costs incurred in 2006 for the acquisitions of Intrado, Raindance and InPulse compared to $209.6 million of acquisition costs incurred in 2005 for the acquisition of Sprints conferencing assets. We invested $113.9 million in capital expenditures during 2006 compared to $76.9 million invested in 2005. The increase in capital expenditures was primarily due to the purchase of a building for $30.5 million which we previously leased under a synthetic lease arrangement. Investing activities in 2006 also included the purchase of receivable portfolios for $114.6 million and cash proceeds applied to amortization of receivable portfolios of $59.4 million compared to $75.3 million and $64.4 million, respectively, in 2005. $16.5 million of the increase in the purchase of receivable portfolios was due to the termination of the Sallie Mae facility which resulted in dissolution of a non-consolidated qualified special purpose entity (“QSPE”). The portfolios of the QSPE were purchased by us with funding pursuant to the Cargill facility. The Sallie Mae facility purchases were accounted for under an off balance sheet arrangement.

Net cash flow from financing activities in 2006 increased $776.6 million, to $799.8 million, compared to net cash flow from financing activities of $23.2 million for 2005. The primary sources of financing in 2006 were $3.2 billion of proceeds from the new debt and bonds, $725.8 million in equity proceeds from the sponsors and proceeds and related tax benefits of $69.3 million from our stock-based employee benefit programs in connection with our recapitalization. $2,910.5 million of the Recapitalization transaction proceeds were used to acquire the common stock and stock options in the Recapitalization. The proceeds were also used to pay off the $663.3 million balance of our previous revolving credit facility, including accrued interest. Debt acquisition costs incurred in 2006 were $109.6 million. Also, during 2006, net cash from financing activities was partially offset by payments on portfolio notes payable of $51.1 million compared to $54.7 million in 2005. Proceeds from issuance of portfolio notes payable in 2006 were $97.9 million compared to $66.8 million in 2005.

The indebtedness incurred in connection with the Recapitalization consists of $2.1 billion under a senior secured term loan facility which will be subject to scheduled amortization of $21.0 million per year with variable interest at 2.75% over the selected LIBOR; a new senior secured revolving credit facility providing financing of up to $250.0 million (none of which was drawn during 2006); and the private placement of $650.0 million aggregate principal amount of 9.5% senior notes due 2014 and $450.0 million aggregate principal amount of 11% senior subordinated notes due 2016. Interest on the notes is payable semiannually in arrears on April 15 and October 15 of each year, commencing on April 15, 2007.

Senior Secured Term Loan Facility and Senior Secured Revolving Credit Facility.

The $2.1 billion senior secured term loan facility and new $250.0 million senior secured revolving credit facility bear interest at a variable rate. Amounts borrowed by the Company under these senior secured credit facilities initially bear interest at a rate equal to an applicable margin plus, at the Company’s option, either (a) a base rate determined by reference to the higher of (1) the prime lending rate as set forth on the British Banking Association Telerate Page 5 and (2) the federal funds effective rate from time to time plus 0.50% or (b) a LIBOR rate determined by reference to the costs of funds for deposits for the interest period relevant to such borrowing, adjusted for certain costs. Initially, the applicable margin percentage is a percentage per annum equal to, (x) for term loans, 1.75% for base rate loans and 2.75% for LIBOR rate loans and (y) for revolving credit loans, 1.50% for base rate loans and 2.50% for LIBOR rate loans. The applicable margin percentage with respect to borrowings under the revolving credit facility will be subject to adjustments based upon the Company’s leverage ratio. Overdue amounts (after giving effect to any applicable grace periods) bear interest at a rate per annum equal to the then applicable interest rate plus 2.00% per annum. Initially, the Company is required to pay each lender a commitment fee of 0.50% in respect of any unused commitments under the revolving credit facility. The commitment fee in respect of unused commitments under the revolving credit facility will be subject to adjustment based upon the Company’s leverage ratio. The Company is required to comply, on a quarterly basis, with a maximum leverage ratio covenant and a minimum interest coverage ratio covenant. The consolidated leverage ratio of funded debt to adjusted earnings before interest expense, stock-based compensation, taxes, depreciation and amortization, recapitalization costs, certain acquisition costs, synthetic lease costs, acquisition synergies and a minority interest adjustment (“adjusted EBITDA”) may not exceed 7.75 to 1.0, and the consolidated fixed charge coverage ratio of adjusted EBITDA to the sum of consolidated interest expense must exceed 1.25 to 1.0. Both ratios are measured on a rolling four-quarter basis. We were in compliance with the financial covenants at December 31, 2006. These financial covenants will become more restrictive over time. The senior secured credit facilities also contain various negative covenants, including limitations on indebtedness; liens; mergers and consolidations; asset sales; dividends and distributions or repurchases of the Company’s capital stock; investments, loans and advances; capital expenditures; payment of other debt, including the senior subordinated notes; transactions with affiliates; amendments to material agreements governing the Company’s subordinated indebtedness, including the senior subordinated notes; and changes in the Company’s lines of business. The effective annual interest rate, inclusive of debt amortization costs, on the senior secured term loan facility from October 24, 2006 through December 31, 2006 was 8.86%. The commitment fee on the unused senior secured revolving credit facility at December 31, 2006 was 0.50%.

The senior secured credit facilities include certain customary representations and warranties, affirmative covenants, and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), material judgments, the invalidity of material provisions of the documentation with respect to the senior secured credit facilities, the failure of collateral under the security documents for the senior secured credit facilities, the failure of the senior secured credit facilities to be senior debt under the subordination provisions of certain of the Company’s subordinated debt and a change of control of the Company. If an event of default occurs, the lenders under the senior secured credit facilities will be entitled to take certain actions, including the acceleration of all amounts due under the senior secured credit facilities and all actions permitted to be taken by a secured creditor.

The Company may request additional tranches of term loans or increases to the revolving credit facility in an aggregate amount not to exceed $500.0 million plus the aggregate amount of principal payments previously made in respect of the term loan facility. Availability of such additional tranches of term loans or increases to the revolving credit facility is subject to the absence of any default pro forma compliance with financial covenants and, among other things, the receipt of commitments by existing or additional financial institutions.

Subsequent to December 31, 2006, we refinanced the senior secured term loan facility. The general terms of the refinancing included a repricing, an expansion of the facility by $165.0 million and a soft call option. The repricing calls for a pricing grid based on our debt rating ranging from 2.75% to 2.125% for LIBOR rate loans, currently priced at 2.375%, and ranging from 1.75% to 1.125% for base rate loans, currently priced at 1.375%. After the expansion of the senior secured term loan facility, the aggregate facility is $2.265 billion. The soft call option provides for a premium equal to 1.0% of the amount of the repricing payment in the event that prior to the first anniversary of the refinancing we elect another refinancing amendment.

Senior Notes

The senior notes consist of $650.0 million aggregate principal amount of 9.5% senior notes due 2014. Interest is payable semiannually. The senior notes contain covenants limiting, among other things, the Company’s ability and the ability of the Company’s restricted subsidiaries to: incur additional debt or issue certain preferred shares; pay dividends on or make distributions in respect of the Company’s capital stock or make other restricted payments; make certain investments; sell certain assets; create liens on certain assets to secure debt; consolidate, merge, sell, or otherwise dispose of all or substantially all of the Company’s assets;

enter into certain transactions with the Company’s affiliates; and designate the Company’s subsidiaries as unrestricted subsidiaries.

At any time prior to October 15, 2010, the Company may redeem all or a part of the senior notes, at a redemption price equal to 100% of the principal amount of senior notes redeemed plus the applicable premium and accrued and unpaid interest and all additional interest then owing pursuant to the applicable registration rights agreement, if any, to the date of redemption, subject to the rights of holders of senior notes on the relevant record date to receive interest due on the relevant interest payment date.

On and after October 15, 2010, the Company may redeem the senior notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount of the senior notes to be redeemed) set forth below, plus accrued and unpaid interest thereon to the applicable date of redemption, subject to the right of holders of senior notes of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on October 15 of each of the years indicated below:

Year	Percentage
2010	104.750
2011	102.375
2012 and thereafter	100.000

In addition, until October 15, 2009, the Company may, at its option, on one or more occasions redeem up to 35% of the aggregate principal amount of senior notes issued by it at a redemption price equal to 109.50% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the applicable date of redemption, subject to the right of holders of senior notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more equity offerings; provided that at least 65% of the sum of the aggregate principal amount of senior notes originally issued under the senior indenture issued under the senior indenture after the issue date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such equity offering.

Senior Subordinated Notes

The senior subordinated notes consist of $450.0 million aggregate principal amount of 11% senior subordinated notes due 2016. Interest is payable semiannually. The senior subordinated indenture contains covenants limiting, among other things, the Company’s ability and the ability of the Company’s restricted subsidiaries to: incur additional debt or issue certain preferred shares; pay dividends on or make distributions in respect of the Company’s capital stock or make other restricted payments; make certain investments; sell certain assets; create liens on certain assets to secure debt; consolidate, merge, sell, or otherwise dispose of all or substantially all of the Company’s assets; enter into certain transactions with the Company’s affiliates; and designate the Company’s subsidiaries as unrestricted subsidiaries.

At any time prior to October 15, 2011, the Company may redeem all or a part of the senior subordinated notes at a redemption price equal to 100% of the principal amount of senior subordinated notes redeemed plus the applicable premium and accrued and unpaid interest to the date of redemption, subject to the rights of holders of senior subordinated notes on the relevant record date to receive interest due on the relevant interest payment date.

On and after October 15, 2011, the Company may redeem the senior subordinated notes in whole or in part, at the redemption prices (expressed as percentages of principal amount of the senior subordinated notes to be redeemed) set forth below, plus accrued and unpaid interest thereon to the applicable date of redemption, subject to the right of holders of senior subordinated notes of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on October 15 of each of the years indicated below:

Year	Percentage
2011	105.500
2012	103.667
2013	101.833
2014 and thereafter	100.000

In addition, until October 15, 2009, the Company may, at its option, on one or more occasions redeem up to 35% of the aggregate principal amount of senior subordinated notes issued by it at a redemption price equal to 111% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the applicable date of redemption, subject to the right of holders of senior subordinated notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more equity offerings (as defined in the senior subordinated indenture); provided that at least 65% of the sum of the aggregate principal amount of senior subordinated notes originally issued under the senior subordinated indenture issued under the senior subordinated indenture after the issue date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such equity offering.

Registration Rights

On October 24, 2006, the Company entered into registration rights agreements with respect to the outstanding senior notes and the outstanding senior subordinated notes. Pursuant to the registration rights agreements, the Company has agreed that it will use its reasonable best efforts to register the exchange notes with the Commission. The Company is required to use its reasonable best efforts to cause each exchange offer to be completed or, if required, to have one or more shelf registration statements declared effective, within 315 days after the issue date of each of the outstanding senior notes and the outstanding senior subordinated notes. If the Company fails to meet this target the annual interest rate on the applicable series of notes will increase by 0.25%. The annual interest rate on the applicable series of outstanding notes will increase by an additional 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 0.5% per year over the applicable interest rate described above. If the registration default is corrected, the applicable interest rate on the applicable series of notes will revert to the original level.

Bank Revolving Credit Facility

At December 31, 2005, we maintained a bank revolving credit facility of $400 million which was to mature November 15, 2009. The facility bore interest at a variable rate over a selected LIBOR based on our leverage. At December 31, 2005, $220.0 million was outstanding on the revolving credit facility. The highest balance outstanding on the credit facility during 2005 was $365.0 million. The average daily outstanding balance of the revolving credit facility during 2005 was $257.9 million. The effective annual interest rate, inclusive of debt amortization costs, on the revolving credit facility for the year ended December 31, 2005 was 4.53%. The commitment fee on the unused revolving credit facility at December 31, 2005 was 0.175%.

We amended and restated our bank revolving credit facility on March 30, 2006. The Amended and Restated Credit Agreement included the following features: increased the revolving credit available from $400 million to $800 million; included an uncommitted add-on facility allowing an additional increase in the revolving credit available from $800 million to $1.2 billion; increased the letter of credit commitment amount from $20 million to $50 million; increased the swingline loan commitment amount from $10 million to $25 million; reduced the required Consolidated Leverage Ratio from “2.5 to 1.0” to “3.0 to 1.0”; reduced the minimum commitment fee from 15 basis points to 8 basis points; reduced the maximum commitment fee from 25 basis points to 17.5 basis points; reduced the maximum interest rate over the alternative base rate from 25 basis points to 0 basis points;

reduced the minimum interest rate over LIBOR from 75 basis points to 40 basis points; and reduced the maximum interest rate over LIBOR from 125 basis points to 87.5 basis points. The average daily outstanding balance of the revolving credit facility from January 1, 2006 through October 23, 2006 was $540.3 million. The effective annual interest rate, inclusive of debt amortization costs, on the revolving credit facility from January 1, 2006 through October 23, 2006 was 6.05%. The commitment fee on the unused revolving credit facility at October 23, 2006 was 0.15%. At October 24, 2006, the outstanding balance, including accrued interest, due under the bank revolving credit facility of approximately $663.3 million, was paid in full in connection with the consummation of the Recapitalization. We also charged to interest expense $3.9 million of unamortized debt issuance costs related to the paid off bank revolving credit facility.

Cargill Facility. We maintain, through majority-owned subsidiaries, revolving financing facilities with a third-party specialty lender, Cargill. The lender is also a minority interest holder in the majority-owned subsidiaries which are parties to such revolving credit facilities. Pursuant to these arrangements, we will borrow 80% to 85% of the purchase price of each receivables portfolio purchase from Cargill and we will fund the remaining purchase price. Interest accrues on the outstanding debt at a variable rate of 2% over prime. The debt is non-recourse and is collateralized by all receivable portfolios within a loan series. Each loan series contains a group of portfolio asset pools that have an aggregate original principal amount of approximately $20 million. Payments are due monthly for two years from the date of origination. At December 31, 2006, we had $87.2 million of non-recourse portfolio notes payable outstanding under these facilities compared to $40.5 million outstanding at December 31, 2005. The increase in the purchase of receivable portfolios was primarily due to the Sallie Mae facility which was terminated in September 2006. The obligations under that off-balance sheet arrangement were purchased by the Company through financing from Cargill and merged with the obligations under the Cargill facilities. Effective January 1, 2006, one such facility was renegotiated reducing Cargill’s percentage interest from approximately 30% to 25% in return for an exclusivity agreement, under which Cargill has the sole right to finance certain customer obligations acquired. The renegotiated agreement also includes a commitment to finance $150.0 million of accounts receivable purchases over three years.

EBITDA and Adjusted EBITDA

The common definition of EBITDA is “Earnings Before Interest Expense, Taxes, Depreciation and Amortization.” In evaluating liquidity, we use earnings before interest expense, share based compensation, taxes, depreciation and amortization, minority interest, transaction costs and after acquisition synergies and excluding unrestricted subsidiaries or “Adjusted EBITDA.” EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under GAAP. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitution for net income, cash flow from operations or other income or cash flow data prepared in accordance with GAAP. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is presented as we understand certain investors use it as one measure of our historical ability to service debt. We use EBITDA and Adjusted EBITDA for debt covenant compliance as these are viewed as measures of liquidity.

	Year Ended, or as of December 31,			Pro Forma Twelve Months Ended or as of December 31, 2006
	2004	2005	2006
	(Dollars in thousands)
Adjusted EBITDA	$291,003	$381,623	$501,942	$527,943
Adjusted EBITDA margin (1)	23.9%	25.0%	27.0%	27.2%

(1)	Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of revenue. Adjusted EBITDA margin is not a measure of financial performance or liquidity under GAAP and should not be considered in isolation or as a substitution for other GAAP measures.

Set forth below is a reconciliation of EBITDA and Adjusted EBITDA to cash flow from operations.

	Year Ended December 31,			Pro Forma Twelve Months Ended or as of December 31, 2006
	2006	2005	2004
Cash flow from operating activities	$196,638	$276,314	$217,376	$177,870
Income tax expense (benefit)	65,505	87,736	65,762	14,218
Deferred income tax (expense) benefit	(9,300)	2,645	(6,177)	(9,300)
Interest expense	94,804	15,358	9,381	296,441
Minority interest in earnings, net of distributions	2,814	(1,721)	(1,406)	2,814
Share based compensation	(28,738)	(538)	—	(1,241)
Excess tax benefit from stock options exercised	50,794	—	—	—
Other	(4,287)	(1,557)	(1,264)	(4,287)
Changes in operating assets and liabilities, net of business acquisitions	(2,180)	(15,313)	3,611	9,723

EBITDA	366,050	362,924	287,283	486,238
Minority interest(a)	16,287	15,411	2,590	16,287
Provision for share based compensation(b)	28,738	538	—	1,241
Total transaction cost adjustments(c)	78,835	—	—	4,000
Synthetic lease interest(d)	1,305	1,385	1,130	—
Acquisition synergies(e)	7,000	—	—	16,450
Vertical Alliance, Inc. adjustment(f)	3,727	1,365	—	3,727

Adjusted EBITDA	$501,942	$381,623	$291,003	$527,943

(a)	Represents the minority interest in the earnings of two majority owned consolidated subsidiaries.
(b)	Represents total share based non-cash compensation expense determined at fair value in accordance with SFAS 123(R) adopted January 1, 2006.
(c)	Represents transaction cost incurred with the Recapitalization.
(d)	Represents interest incurred on a synthetic building lease, which building was acquired in September 2006.
(e)	Represents pro forma synergies, as used in our senior secured term loan facility and revolving credit facility documentation, and synergies realized for the Raindance, Intrado and InPulse acquisitions, consisting primarily of headcount reductions and telephony-related savings.
(f)	Represents the exclusion of the negative EBITDA in Vertical Alliance, Inc., which is an unrestricted subsidiary under the indentures governing the notes.
(g)	Represents the exclusion of the negative.

Contractual Obligations

We have contractual obligations that may affect our financial condition. However, based on management’s assessment of the underlying provisions and circumstances of our material contractual obligations, there is no known trend, demand, commitment, event or uncertainty that is reasonably likely to occur which would have a material effect on our financial condition or results of operations.

The following table summarizes our contractual obligations at December 31, 2006 (dollars in thousands):

	Payment Due by Period
Contractual Obligations	Total	Less Than 1 Year	1 - 3 Years	4 - 5 Years	After 5 Years
Senior Secured Term Loan Facility, due 2013	$2,100,000	$21,000	$42,000	$42,000	$1,995,000
9.5% Senior Notes, due 2014	650,000	—	—	—	650,000
11% Senior Subordinated Notes, due 2016	450,000	—	—	—	450,000
Interest payments on fixed rate debt	989,000	111,250	222,500	222,500	432,750
Estimated interest payments on variable rate debt	1,226,402	174,341	353,984	350,687	347,390
Operating leases	306,408	28,019	46,425	23,871	208,093
Contractual minimums under telephony agreements*	296,194	91,894	171,467	32,833	—
Purchase obligations**	45,226	39,961	5,265	—	—
Acquisition earn out commitments	10,850	10,850	—	—	—
Portfolio notes payable	87,246	59,656	27,590	—	—
Commitments under forward flow agreements***	52,629	52,629	—	—	—

Total contractual cash obligations	$6,213,955	$589,600	$869,231	$671,891	$4,083,233

*	Based on projected telephony minutes through 2010. The contractual minimum is usage based and could vary based on actual usage.
**	Represents future obligations for capital and expense projects that are in progress or are committed.
***	Up to 85% of this obligation could be funded by non-recourse financing.

The table above excludes amounts paid for taxes and long term obligations under our Nonqualified Executive Retirement Savings Plan and Nonqualified Executive Deferred Compensation Plan.

Capital Expenditures

Our operations continue to require significant capital expenditures for technology, capacity expansion and upgrades. Capital expenditures were $113.9 million for the year ended December 31, 2006, which were funded through cash from operations and the use of our various credit facilities. Capital expenditures were $76.9 million for the year ended December 31, 2005. Capital expenditures for the year ended December 31, 2006 consisted primarily of equipment purchases, the purchase for approximately $30.5 million of a building previously leased by us under a synthetic lease, the cost of new call centers in the Philippines, Texas, Oregon, New York and Wisconsin as well as upgrades at existing facilities. We currently project our capital expenditures for 2007 to be approximately $90.0 million to $110.0 million primarily for capacity expansion and upgrades at existing facilities.

Our senior secured term loan facility, discussed above, includes covenants which allow us the flexibility to issue additional indebtedness that is pari passu with or subordinated to our debt under our existing credit facilities in an aggregate principal amount not to exceed $500.0 million plus the aggregate amount of principal payments made in respect of the senior secured term loan, incur capital lease indebtedness financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets, incur accounts receivable securitization indebtedness and non-recourse indebtedness provided we are in pro forma compliance with our total leverage ratio and interest coverage ratio financial covenants. We, or any of our affiliates, may be required to guarantee any existing or additional credit facilities.

Off-Balance Sheet Arrangements

During September 2006, the Sallie Mae purchased paper financing facility was terminated which resulted in dissolution of a non-consolidated qualified special purpose entity (“QSPE”) established in December 2003 solely to hold defaulted accounts receivable portfolios and related funding debt secured through the Sallie Mae facility.

The portfolios of the QSPE were purchased by us with funding pursuant to the Cargill agreement. Termination of the agreement removed all remaining Sallie Mae related funding commitments and profit sharing requirements.

During September 2006, we purchased for approximately $30.5 million the building previously leased by us under a synthetic lease, dated May 9, 2003, between Wachovia Development Corporation and West Facilities Corporation.

At December 31, 2006, we did not participate in any off-balance sheet arrangements.

Inflation

We do not believe that inflation has had a material effect on our results of operations. However, there can be no assurance that our business will not be affected by inflation in the future.

Critical Accounting Policies

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires the use of estimates and assumptions on the part of management. The estimates and assumptions used by management are based on our historical experiences combined with management’s understanding of current facts and circumstances. Certain of our accounting policies are considered critical as they are both important to the portrayal of our financial condition and results of operations and require significant or complex judgment on the part of management. We believe the following represent our critical accounting policies as contemplated by the Securities and Exchange Commission Financial Reporting Release No. 60, “Cautionary Advice Regarding Disclosure About Critical Accounting Policies.”

Revenue Recognition. The Communication Services segment recognizes revenue for agent-based services including order processing, customer acquisition, customer retention and customer care in the month that calls are processed by an agent, based on the number of calls and/or time processed on behalf of clients or on a success rate or commission basis. Automated services revenue is recognized in the month that calls are received or sent by automated voice response units and is billed based on call duration or per call. Our 9-1-1 emergency services revenue is generated primarily from monthly database management and service fees which are recognized over the service period.

The Conferencing Services segment revenue is recognized when services are provided and generally consists of per-minute charges. Revenues are reported net of any volume or special discounts.

The Receivables Management segment recognizes revenue for contingent/third party collection services and government collection services in the month collection payments are received based upon a percentage of cash collected or other agreed upon contractual parameters. First party collection services on pre-charged off receivables are recognized on an hourly rate basis.

We believe that the amounts and timing of cash collections for our purchased receivables can be reasonably estimated; therefore, we utilize the level-yield method of accounting for our purchased receivables. We follow American Institute of Certified Public Accountants Statement of Position 03-3, “Accounting for Loans or Certain Securities Acquired in a Transfer” (“SOP 03-3”). SOP 03-3 states that if the collection estimates established when acquiring a portfolio are subsequently lowered, an allowance for impairment and a corresponding expense are established in the current period for the amount required to maintain the internal rate of return, or “IRR”, expectations. If collection estimates are raised, increases are first used to recover any previously recorded allowances and the remainder is recognized prospectively through an increase in the IRR. This updated IRR must be used for subsequent impairment testing. Portfolios acquired prior to December 31, 2004 will continue to be governed by Accounting Standards Executive Committee Practice Bulletin 6, as amended by SOP 03-3, which set the IRR at December 31, 2004 as the IRR to be used for impairment testing in the future. Because any reductions in expectations are recognized as an expense in the current period and any increases in expectations are recognized over the remaining life of the portfolio, SOP 03-3 increases the probability that we will incur impairments in the future, and these impairments could be material. During 2006, no impairment allowances were required. Periodically the Receivables Management segment will sell all or a portion of a receivables pool to third parties. The gain or loss on these sales is recognized to the extent the proceeds exceed or, in the case of a loss, are less than the cost of the underlying receivables.

The agreements to purchase receivables typically include customary representations and warranties from the sellers covering account status, which permit us to return non-conforming accounts to the seller. Purchases are pooled based on similar risk characteristics and the time period when the pools are purchased, typically quarterly. The receivables portfolios are purchased at a substantial discount from their face amounts and are initially recorded at our cost to acquire the portfolio. Returns are applied against the carrying value of the receivables pool.

Allowance for Doubtful Accounts and Notes Receivable. Our allowance for doubtful accounts and notes receivable represents reserves for receivables which reduce accounts receivables and notes receivable to amounts expected to be collected. Management uses significant judgment in estimating uncollectible amounts. In estimating uncollectible amounts, management considers factors such as overall economic conditions, industry- specific economic conditions, historical customer performance and anticipated customer performance. While management believes our processes effectively address our exposure to doubtful accounts, changes in the economy, industry or specific customer conditions may require adjustments to the allowance for doubtful accounts recorded.

Goodwill and Other Intangible Assets. As a result of acquisitions made from 2002 through 2006, our recorded goodwill as of December 31, 2006 was $1,186.4 million and the recorded value of other intangible assets as of December 31, 2006 was $195.4 million. Management is required to exercise significant judgment in valuing the acquisitions in connection with the initial purchase price allocation and the ongoing evaluation of goodwill and other intangible assets for impairment. In connection with these acquisitions, a third-party valuation was performed to assist management in determining purchase price allocation between goodwill and other intangible assets. The purchase price allocation process requires estimates and judgments as to certain expectations and business strategies. If the actual results differ from the assumptions and judgments made, the amounts recorded in the consolidated financial statements could result in a possible impairment of the intangible assets and goodwill or require acceleration in amortization expense. In addition, SFAS No. 142 Goodwill and Other Intangible Assets, requires that goodwill be tested annually using a two-step process. The first step is to identify any potential impairment of the goodwill or intangible assets. The second step measures the amount of impairment loss, if any. Any changes in key assumptions about the businesses and their prospects, or changes in market conditions or other externalities, could result in an impairment charge and such a charge could have a material adverse effect on our financial condition and results of operations.

Income Taxes. We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. We recognize current tax liabilities and assets based on an estimate of taxes payable or refundable in the current year for each of the jurisdictions in which we transact business. As part of the determination of our current tax liability, we exercise considerable judgment in evaluating positions we have taken in our tax returns. We have established reserves for probable tax exposures. These reserves, included in current tax liabilities, represent our estimate of amounts expected to be paid, which we adjust over time as more information becomes available. We also recognize deferred tax assets and liabilities for the estimated future tax effects attributable to temporary differences (e.g., book depreciation versus tax depreciation). The calculation of current and deferred tax assets and liabilities requires management to apply significant judgment relating to the application of complex tax laws, changes in tax laws or related interpretations, uncertainties related to the outcomes of tax audits and changes in our operations or other facts and circumstances. Further, we must continually monitor changes in these factors. Changes in such factors may result in changes to management estimates and could require us to adjust our tax assets and liabilities and record additional income tax expense or benefits.

Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. FIN 48 requires that we recognize in our financial statements, the impact of a tax position, if that position is not more likely than not to be sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective as of the beginning of our 2007 fiscal year, with the cumulative effect of the change in accounting principle recorded as an adjustment to beginning of the year retained earnings. We are currently evaluating the impact FIN 48 will have on our financial statements.

In September 2006, the FASB issued SFAS No. 157 Fair Value Measurements, (“SFAS 157”) which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective as of the beginning of our 2008 fiscal year. We are currently evaluating the impact, if any, SFAS 157 will have on our financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Market Risk Management

Market risk is the potential loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and changes in the market value of investments.

Interest Rate Risk

As of December 31, 2006, we had $2.1 billion outstanding under our senior secured term loan facility, $0 outstanding under our senior secured revolving credit facility, $650.0 million outstanding under our 9.5% senior notes, $450.0 million outstanding under our 11% senior subordinated notes and $87.3 million outstanding under the Cargill facility.

Senior Secured Term Loan Facility and Senior Secured Revolving Credit Facility.

The $2.1 billion senior secured term loan facility and new $250.0 million senior secured revolving credit facility bear interest at a variable rate. Amounts borrowed by the Company under these senior secured credit facilities initially bear interest at a rate equal to an applicable margin plus, at the Company’s option, either (a) a base rate determined by reference to the higher of (1) the prime lending rate as set forth on the British Banking Association Telerate Page 5 and (2) the federal funds effective rate from time to time plus 0.50% or (b) a LIBOR rate determined by reference to the costs of funds for deposits for the interest period relevant to such borrowing, adjusted for certain costs. Initially, the applicable margin percentage is a percentage per annum equal to, (x) for term loans, 1.75% for base rate loans and 2.75% for LIBOR rate loans and (y) for revolving credit loans, 1.50% for base rate loans and 2.50% for LIBOR rate loans. The applicable margin percentage with respect to borrowings under the revolving credit facility will be subject to adjustments based upon the Company’s leverage ratio. Overdue amounts (after giving effect to any applicable grace periods) bear interest at a rate per annum equal to the then applicable interest rate plus 2.00% per annum. Initially, the Company is required to pay each lender a commitment fee of 0.50% in respect of any unused commitments under the revolving credit facility. The commitment fee in respect of unused commitments under the revolving credit facility will be subject to adjustment based upon the Company’s leverage ratio. The Company is required to comply, on a quarterly basis, with a maximum leverage ratio covenant and a minimum interest coverage ratio covenant. The consolidated leverage ratio of funded debt to adjusted EBITDA may not exceed 7.75 to 1.0, and the consolidated fixed charge coverage ratio of adjusted EBITDA to the sum of consolidated interest expense must exceed 1.25 to 1.0. Both ratios are measured on a rolling four-quarter basis. We were in compliance with the financial covenants at December 31, 2006. These financial covenants will become more restrictive over time. The senior secured credit facilities also contain various negative covenants, including limitations on indebtedness; liens; mergers and consolidations; asset sales; dividends and distributions or repurchases of the Company’s capital stock; investments, loans and advances; capital expenditures; payment of other debt, including the senior subordinated notes; transactions with affiliates; amendments to material agreements governing the Company’s subordinated indebtedness, including the senior subordinated notes; and changes in the Company’s lines of business. The effective annual interest rate, inclusive of debt amortization costs, on the senior secured term loan facility from October 24, 2006 through December 31, 2006 was 8.86%. The commitment fee on the unused senior secured revolving credit facility at December 31, 2006 was 0.50%.

The senior secured credit facilities include certain customary representations and warranties, affirmative covenants, and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, the invalidity of material provisions of the documentation with respect to the senior secured credit facilities, the failure of collateral under the security documents for the senior secured credit facilities, the failure of the senior secured credit facilities to be senior debt under the subordination provisions of certain of our subordinated debt and our experiencing a a change of control. If an event of default occurs, the lenders under the senior secured credit facilities will be entitled to take certain actions, including the acceleration of all amounts due under the senior secured credit facilities and all actions permitted to be taken by a secured creditor.

We may request additional tranches of term loans or increases to the revolving credit facility in an aggregate amount not to exceed $500.0 million plus the aggregate amount of principal payments previously made in respect of the term loan facility. Availability of such additional tranches of term loans or increases to the revolving credit facility is subject to the absence of any default pro forma compliance with financial covenants and, among other things, the receipt of commitments by existing or additional financial institutions.

Subsequent to December 31, 2006, we refinanced the senior secured term loan facility. The general terms of the refinancing included a repricing, an expansion of the facility by $165.0 million and a soft call option. The repricing calls for a pricing grid based on our debt rating ranging from 2.75% to 2.125% for LIBOR rate loans, currently priced at 2.375%, and ranging from 1.75% to 1.125% for base rate loans, currently priced at 1.375%. After the expansion of the senior secured term loan facility, the aggregate facility is $2.265 billion. The soft call option provides for a premium equal to 1.0% of the amount of the repricing payment in the event that prior to the first anniversary of the refinancing we elect another refinancing amendment.

In October 2006, we entered into a three year interest rate swap (cash flow hedge) agreement to convert variable long-term debt to fixed rate debt. We hedged $800.0 million, $680.0 million and $600.0 million, respectively, for the three years ending October 23, 2007, 2008 and 2009 of the $2.1 billion senior secured term loan facility. We hold and issue these swaps only for the purpose of hedging interest rate risk, not for speculation. In accordance with SFAS 133, Accounting for Derivative Instruments and Hedging Activities, these cash flow hedges are reported on the balance sheet at fair value. The critical terms of the interest rate swap agreements and the interest-bearing debt associated with the swap agreements must be the same to qualify for the change in variable cash flow method of accounting. Changes in the effective portion of the fair value of the interest rate swap agreement are recognized in other comprehensive income, net of tax effects, until the hedged item is recognized into earnings. All the hedges were highly effective, therefore the gain, which is included in interest expense, is attributable to the portion of the change in fair value of the derivative hedging instruments excluded from the assessment of the effectiveness of the hedges and is recognized in the same period in which the hedged transaction affects earnings.

Based on our unhedged obligation under the senior secured term loan facility at December 31, 2006, a 50 basis point change in interest rates would increase or decrease our annual interest expense by approximately $6.5 million annually.

Cargill Facility. We maintain revolving financing facilities with a third-party specialty lender, Cargill. The lender is also a minority interest holder in the majority-owned subsidiaries which are parties to such revolving credit facilities. Pursuant to these arrangements, we will borrow 80% to 85% of the purchase price of each receivables portfolio purchase from Cargill and we will fund the remaining purchase price. Interest accrues on the outstanding debt at a variable rate of 2% over prime. The debt is non-recourse and is collateralized by all receivable portfolios within a loan series. Each loan series contains a group of portfolio asset pools that have an aggregate original principal amount of approximately $20 million. Payments are due monthly for two years from the date of origination. At December 31, 2006, we had $87.2 million of non-recourse portfolio notes payable outstanding under these facilities. Based on our obligation under these facilities a 50 basis point change in interest rates would increase or decrease our annual interest expense by approximately $0.4 million annually.

Foreign Currency Risk

On December 31, 2006, the Communication Services segment had no material revenue or assets outside the United States. During 2006 the Communication Services segment contract for workstation capacity in India expired and was not renewed. The facilities in Canada, Jamaica and the Philippines operate under revenue contracts denominated in U.S. dollars. These contact centers receive calls only from customers in North America under contracts denominated in U.S. dollars.

In addition to the United States, the Conferencing Services segment operates facilities in the United Kingdom, Canada, Singapore, Australia, Hong Kong, Japan, New Zealand, China, Mexico and India. Revenues and expenses from these foreign operations are typically denominated in local currency, thereby creating exposure to changes in exchange rates. Changes in exchange rates may positively or negatively affect our revenues and net income attributed to these subsidiaries.

At December 31, 2006, our Receivables Management segment operated facilities in the United States only.

For the year ended December 31, 2005, revenues and assets from non-U.S. countries were less than 10% of consolidated revenues and assets. We do not believe that changes in future exchange rates would have a material effect on our financial position, results of operations, or cash flows. We have not entered into forward exchange or option contracts for transactions denominated in foreign currency to hedge against foreign currency risk.

Investment Risk

In October 2006, we entered into a three-year interest rate swap to hedge the cash flows from our variable rate debt, which effectively converted the hedged portion to fixed rate debt. The initial and ongoing assessments of hedge effectiveness as well as the periodic measurements of hedge ineffectiveness are performed using the change in variable cash flows method. These agreements hedge notional amounts of $800.0 million, $680.0 million and $600.0 million for the years ending October 23, 2007, 2008 and 2009, respectively, of our $2.1 billion senior secured term loan facility. In accordance with SFAS 133, Accounting for Derivative Instruments and Hedging Activities, these cash flow hedges are recorded at fair value with a corresponding entry, net of taxes, recorded in other comprehensive income until earnings are affected by the hedged item.

Management’s Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting as such term is defined in Exchange Act Rule 13a-15(f). Under the supervision and with the participation of management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under the framework in Internal Control — Integrated Framework, our management concluded that our internal control over financial reporting was effective as of December 31, 2006.

Our management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2006 has been audited by an independent registered public accounting firm, as stated in their report which is included herein.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

West Corporation

Omaha, Nebraska

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that West Corporation and subsidiaries (the “Company”) maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and financial statement schedule as of and for the year ended December 31, 2006 of the Company and our report dated February 26, 2007 expressed an unqualified opinion on those consolidated financial statements and financial statement schedule and included an explanatory paragraph regarding the change in method of accounting for stock-based compensation expense in 2006.

/s/ DELOITTE & TOUCHE LLP

Omaha, Nebraska
February 26, 2007

BUSINESS

Overview

West is a premier provider of business process outsourcing services to many of the world’s largest companies, organizations and government agencies. Our services are focused on helping our clients communicate more effectively with their clients. We offer a comprehensive set of solutions under each of our three business segments: Communication Services, Conferencing Services and Receivables Management.

We compete in a broad business process outsourcing industry. We have targeted and will continue to selectively seek markets that meet our criteria for size, secular growth and profit potential. Our diverse markets include customer service, sales and marketing, emergency communication services, business-to-business sales support, conferencing and accounts receivable management outsourcing, among others. While we compete with a broad range of competitors in each discrete market, we do not believe that any of our competitors provides all of the services we provide in all of the markets we serve. We believe that our reputation for service quality, leading technology and shared services model provide us with significant competitive advantages in the markets we serve. Each of our segments, Communications Services, Conferencing Services and Receivables Management, addresses several markets within the broader business process outsourcing industry.

Each of our segments builds upon our core competencies of managing technology, telephony and human capital across a broad range of outsourced service offerings. Some of the nation’s leading enterprises use us to manage their most important communications. Our ability to efficiently and cost-effectively process high volume, complex, voice-related transactions for our clients helps them reduce operating costs, increase cash flow, improve customer satisfaction and facilitate effective communications. In 2006, our operations managed and processed:

•	More than 14.7 billion telephony minutes.

•	More than 21 million conference calls.

•	More than 200 million 9-1-1 calls.

We have developed a robust shared services infrastructure, which provides us with the ability to deploy assets and resources across business segments and services. This shared infrastructure also provides us with a highly flexible and capital-efficient operating model, which has been a critical factor in driving our profitability and cash flow.

West Corporation, a Delaware corporation, was founded in 1986 and is headquartered in Omaha, Nebraska. Our principal executive offices are located at 11808 Miracle Hills Drive, Omaha, Nebraska 68154. Our telephone number is (402) 963-1200. Our website address is www.west.com where our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports are available, without charge, as soon as reasonably practicable following the time they are filed with or furnished to the Commission. None of the information on our website or any other website identified herein is part of this report. All website addresses in this report are intended to be inactive textual references only.

Recapitalization

On October 24, 2006, we completed the Recapitalization of the Company in a transaction sponsored by an investor group led by the Sponsors pursuant to the Merger Agreement, dated as of May 31, 2006, between the Company and Omaha Acquisition Corp., an entity formed by the Sponsors to effect the Recapitalization. Pursuant to the Recapitalization, our publicly traded securities were cancelled in exchange for cash. Immediately following the Recapitalization, the Sponsors owned approximately 72.1% of our outstanding Class A and Class L common stock, the Founders, owned approximately 24.9% of our outstanding Class A and Class L common stock, and certain executive officers had beneficial ownership of the remaining approximately 3.0% of our outstanding Class A and Class L common stock. The Recapitalization has been accounted for as a leveraged recapitalization, whereby the historical bases of our assets and liabilities have been maintained.

We financed the Recapitalization with equity contributions from the Sponsors and the rollover of a portion of the equity interests in the Company held by the Founders and certain members of management, along with a new $2.1 billion senior secured term loan facility, a new senior secured revolving credit facility providing financing of up to $250.0 million (none of which was drawn at the closing of the Recapitalization) and the private placement of $650.0 million aggregate principal amount of 9.5% senior notes due 2014 and $450.0 million aggregate principal amount of 11% senior subordinated notes due 2016. To consummate the Recapitalization, Omaha Acquisition Corp. was merged with and into the Company, with the Company continuing as the surviving corporation. In connection with the closing of the Recapitalization, the Company terminated and paid off the outstanding balance of its existing $800.0 million unsecured revolving credit facility. As a result of the Recapitalization, our common stock is no longer publicly traded.

Businesses

Communication Services

Our Communication Services segment addresses the broadly-defined outsourced voice-related markets, including CRM and emergency communication services. The CRM market includes multi-channel customer care, acquisition, and retention. The emergency communication services market includes the provision of core 9-1-1 infrastructure management and emergency communications services to participants in the telecommunications network, including telecommunications carriers, public safety organizations and government agencies.

Customer Relationship Management Services. The CRM market is driven by companies who wish to outsource their customer service functions and achieve the following objectives:

•	Create a competitive advantage through high-quality services.

•	Reduce fixed and overall customer contact costs.

•	Focus on core competencies.

•	Improve flexibility to handle seasonality and variability in call volume and service levels.

•	Have access to advanced technology and scalable systems without incurring major capital investments.

To capture the benefits of lower labor costs and the availability of skilled labor, a number of providers have expanded offshore to varying degrees. Some providers, including us, have opted to provide a “best-shore” approach, strategically combining onshore and offshore initiatives on the basis of optimizing cost structure while seeking to maintain or exceed clients’ service level expectations.

Emergency Communications Services. The emergency communication services market is characterized by a recurring stream of data management and call transport transactions. Because the services we provide are supportive of regulatory compliance and public safety, funding for this market is not dependent upon economic conditions. Long-term contracts are typical, providing visibility to future revenue streams. The growth of the emergency communication services market is driven by the following factors:

•	Complexity arising from new methods of communications, such as wireless and voice-over-internet protocol.

•	Challenges surrounding competing telecom carriers and their ability to provide in-house or collaborative solutions.

•	New data applications to improve the quality of response from public safety organizations.

•	Addition of new public safety services.

•	Changes in the regulatory environment related to emergency communications services.

•	Carriers fund their 9-1-1 obligations in part by a monthly charge on users’ local access bills.

Service Offerings. We are one of the largest providers of outsourced voice-related communications services in the United States. We provide our clients with a comprehensive portfolio of integrated voice-related services, including the following five primary services:

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Dedicated Agent Services provide clients with customized customer contact services that are processed by agents who are trained to handle customer service and sales transactions. Examples of dedicated agent services include traditional customer care and sales. We generally are paid for these services on a per agent hour or minute basis.

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Shared Agent Services combine multiple call center locations and a large pool of remote agents to handle customer sales or service transactions for multiple clients. Our shared agents are trained on our proprietary and some third-party call handling systems, and multiple client-specific applications that are generally less complicated than dedicated agent applications. We gain efficiencies through the sharing of agents across many different client programs. Examples of these services include order processing, lead generation and credit card application processing. We generally are paid for these services on a per minute basis.

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Automated Customer Contact Services use a proprietary platform of approximately 149,000 interactive voice response ports. These ports allow for the processing of telephone calls without the involvement of an agent. These services are highly customized and frequently combined with other service offerings. Examples of these services include front-end customer service applications, prepaid calling card services, credit card activation, automated product information requests, answers to frequently asked questions, utility power outage reporting, call routing, customer surveys, automated notifications and call transfer services. We generally are paid for these services on a per minute basis.

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Emergency Communication Services provide the core 9-1-1 infrastructure management and key services to communications service providers and public safety organizations. We entered this market through the acquisition of Intrado in April 2006.

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Business-to-Business Services provide dedicated marketing and sales services for clients that target small and medium-sized businesses. These services help clients that cannot cost-effectively serve a diverse and small customer base in-house with the appropriate level of attention. Examples of these services include sales, sales support, order management and technical support. We generally are paid for these services on a per agent hour basis or a commission basis.

Substantially all of our contacts are inbound, or initiated by the end-user, with the exception of our business-to-business transactions.

We provide our services using a “best-shore” approach, which combines automated customer contact services with domestic, offshore and home agent platforms. Our Communication Services segment operates contact centers throughout the United States and in Canada, Jamaica and the Philippines.

Our proprietary home agent service is a remote call handling model that uses individuals who work out of their homes or other remote offices. This service offers a number of distinct advantages, including a higher quality of service resulting from our ability to attract a highly educated agent pool and an extremely efficient model which improves variable labor costs, significantly lowers capital requirements and provides a midpoint price option between domestic agent service and offshore solutions. Frost & Sullivan selected us as the recipient of its 2006 Product Differentiation Innovation Award in the North American Outsourced Contact Center Market, principally as a result of our home agent service offering.

Call Management Systems. We specialize in processing large and recurring transaction volumes. We work closely with our clients to accurately project future transaction volumes and meet the needs of our clients.

Sales and Marketing. We target growth-oriented clients with large volume programs and selectively pursue those clients with whom and services with which we have the greatest opportunity for success. We maintain approximately 50 sales and marketing personnel dedicated to our Communication Services segment. Their goal is to both maximize our current client relationships and to expand our existing client base. To accomplish these goals, we attempt to sell additional services to existing clients and to develop new long-term client relationships. We generally pay commissions to sales professionals on both new sales and incremental revenues generated from new and existing clients.

Competition. Our Communication Services segment addresses the broadly-defined outsourced voice-related markets, including CRM and emergency communication services. Many clients retain multiple communication services providers, which expose us to continuous competition in order to remain a preferred vendor. We also compete with the in-house operations of many of our existing clients and potential clients. The principal competitive factors in our Communication Services segment include, among others, quality of service, range of service offerings, flexibility and speed of implementing customized solutions to meet clients’ needs, capacity, industry-specific experience, technological expertise and price.

Competitors in the CRM industry include call center specialists such as Convergys Corporation, TeleTech Holdings, Inc. and ClientLogic Corporation; prime contractors such as IBM Corporation and Accenture Ltd.; and international outsourcers such as Infosys Technologies Limited.

The market for wireline and wireless emergency communications solutions is also competitive, predominantly affected by the effectiveness of existing infrastructure, scalability, reliability, ease of use, price, technical features, scope of product offerings, customer service and support, ease of technical migration, useful life of new technology and wireless support. Competitors in the wireless market include TeleCommunications Systems, Inc. for the provision of emergency communications data management services to wireless carriers. Competitors in the incumbent local exchange carrier and competitive local exchange carrier markets include internally developed solutions of major carriers.

Quality Assurance. We believe we differentiate the quality of our services through our ability to understand our clients’ needs and expectations and our ability to meet or exceed them. We maintain quality functions throughout our agent-based and automated service offering organizations.

Conferencing Services

Conferencing Industry. The conferencing services industry consists of audio, web and video conferencing services that are marketed to businesses and individuals worldwide. Demand has been driven by a number of key factors:

•	Ease of use and increased reliability of products.

•	Difficulties related to business travel and greater pressure on companies to reduce administrative costs.

•	An increasingly dispersed and virtual workforce.

•	Global expansion of business.

•	More affordable service pricing.

•	The technological complexity of maintaining in-house systems.

•	An increase in telecommuting.

•	The acceptance of conferencing as a means to help increase productivity.

We were attracted to the conferencing services business because it gives us the ability to use our existing technology and assets to manage additional transactions for a large and growing market.

Service Offerings. We believe we are the largest conferencing services provider in the world. In January 2007, Frost & Sullivan awarded us the North American Conferencing Service of the Year Award for our continued growth in market share, revenues, profitability, innovation in the market and commitment to customer satisfaction. Our Conferencing Services segment provides our clients with an integrated, global suite of collaboration tools including audio, web, and video conferencing. We expanded our presence within this segment through the acquisitions of the conferencing-related assets of Sprint and Raindance in June 2005 and April 2006, respectively. The segment provides four primary services globally:

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Reservationless Services are on-demand automated conferencing services that allow clients to initiate an audio conference at anytime, without the need to make a reservation or rely on an operator. We are generally paid for these services on a per participant minute basis.

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Operator-Assisted Services are available for complex audio conferences and large events. Attended, or operator-assisted, services are tailored to a client’s needs and provide a wide range of scalable features and enhancements, including the ability to record, broadcast, schedule and administer meetings. We are generally paid for these services on a per participant minute basis.

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Web Conferencing Services allow clients to make presentations and share applications and documents over the Internet. These services are offered through our proprietary products, Mshow® and Raindance Meeting Edition®, as well as through the resale of WebEx Communications, Inc. and Microsoft Corporation products. Web conferencing services are customized to each client’s individual needs and offer the ability to reach a wide audience. We are generally paid for these services on a per participant minute or per seat license basis.

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Video Conferencing Services allow clients to experience real time video presentations and conferences. These services are offered through our proprietary product, InView®. Video conferencing services can be used for a wide variety of events, including training seminars, sales presentations, product launches and financial reporting calls. We are generally paid for these services on a per participant minute basis.

Sales and Marketing. We maintain a sales force of approximately 500 personnel that is focused exclusively on understanding our clients’ needs and delivering conferencing solutions. We generally pay commissions to sales professionals on both new sales and incremental revenues generated from new and existing clients.

Our Conferencing Services segment manages sales and marketing through five dedicated channels:

•	National Accounts: Our national accounts meeting consultants sell our services to Fortune 500 companies.

•	Direct Sales: Our direct sales meeting consultants sell our services to accounts other than Fortune 500 companies.

•	International Sales: Our international meeting consultants sell our services internationally.

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Internet: We sell our conferencing services on the Internet through the trade name ConferenceCall.com. ConferenceCall.com acquires clients using Internet-based search engines to identify potential purchasers of conferencing services through placement of paid advertisements on search pages of major Internet search engine sites. The strength of ConferenceCall.com’s marketing program lies in its ability to automatically monitor ad placement on all of the major search engines and ensure optimal positioning on each of these search sites.

•	Wholesale Sales: We have relationships with traditional resellers, local exchange carriers, inter-exchange carriers and systems integrators to sell our conferencing services.

In connection with the acquisition of the assets of the conferencing business of Sprint, we entered into a sales and marketing agreement whereby we are the exclusive provider of conferencing services for Sprint and its customers. Under this agreement, we have agreed to jointly market and sell conferencing services with Sprint.

We train our meeting consultants to assist clients in using conference calls as a replacement for face-to-face meetings. We believe this service-intensive effort differentiates our conferencing services business from that of our competitors.

Competition. Our Conferencing Services segment addresses the audio, web and video conferencing markets. These markets are highly competitive. The principal competitive factors in our Conferencing Services segment include, among others, range of service offerings, global offerings, price and quality of service. Competitors in this industry range from integrated telecommunications providers, such as AT&T Inc., Verizon Inc. and Global Crossing Ltd., to independent providers, such as WebEx Communications, Inc., Premiere Global Services, Inc. and Genesys Conferencing, Inc.

Receivables Management

Receivables Management Industry. The ARM market includes the collection of delinquent debt on a contingent basis (as an agent on behalf of clients) and on a principal basis (purchase of delinquent receivables from clients for subsequent collection by the buyer for its own account). An increasing number of providers offer both contingent/agent and principal services for their clients. The growth in the ARM market is driven by a number of factors:

•	Increasing consumer and commercial credit.

•

Macro economic trends affecting the level of debt delinquencies, including interest rates, minimum payment levels on credit cards, health care and energy costs, and ability to refinance debt that would otherwise be delinquent (residential real estate prices, home equity loan environment, etc.).

•	Development and improvement in recovery strategies.

We were attracted to the receivables management business because of our ability to use our existing infrastructure to address the needs of a large and growing market and to sell these services to our existing clients.

Service Offerings. We are one of the leading providers of receivables management services in the United States. The Receivables Management segment consists of the following services:

•

Debt Purchasing Collections involves the purchase of portfolios of receivables from credit originators. We use proprietary analytical tools to identify and evaluate portfolios of receivables and develop custom recovery strategies for each portfolio. We have an established relationship with Cargill to evaluate and finance the purchase of receivables. We have also entered into forward-flow contracts that commit a third party to sell to us regularly, and commit us to purchase regularly, charged-off receivable portfolios for a fixed percentage of the face amount.

•

Contingent/Third-Party Collections involves collecting charged-off debt. We are focused on specific industries, such as healthcare, credit card, telecommunications and vehicle financing. Our recovery strategy is primarily determined by the age of receivables and the extent of previous collection efforts. We generally are paid for these services based on a percentage of the amounts that we recover.

•

Government Collections involves collecting student loans on behalf of the United States Department of Education. We also offer a student loan default prevention program used at more than 100 campus locations. We generally are paid for these services based on a percentage of the amounts that we recover or on a per hour basis.

Competition. The ARM market includes the collection of delinquent debt on a contingent basis (as an agent on behalf of clients) and on a principal basis (purchase of delinquent receivables from clients for subsequent collection by the buyer for its own account). This market is highly competitive and fragmented. Significant competitors in our Receivables Management market include large collectors and debt purchasers such as Portfolio Recovery Associates, Inc., Asset Acceptance Capital Corporation, NCO Group, Inc., and GC Services,

LP and a host of smaller players throughout the United States. Many clients retain multiple receivables management providers, which expose us to continuous competition in order to remain a preferred vendor. We believe that the primary competitive factor in obtaining and retaining clients is the percentage of the receivables that are collected and returned to the client.

Financing of Portfolio Purchases. We work with a portfolio lender, Cargill, to finance the purchase of portfolios. The lender advances 80% to 85% of the purchase price of each portfolio and we fund the remaining 15% to 20%. The debt from the lender accrues interest at a variable rate, with the lender also sharing in the profits of the portfolio after collection expenses and the repayment of principal and interest. The debt from the lender is non-recourse and is collateralized by all receivable portfolios within a loan series.

For further discussion of the results of operations of each of our business segments, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

The remainder of this section applies to our entire enterprise.

Our Clients

Our clients operate in a wide range of industries, including telecommunications, banking, retail, financial services, technology and health care. We derive a significant portion of our revenue from relatively few clients. During the year ended December 31, 2006, our 100 largest clients represented approximately 61% of our revenues, with one client, AT&T (formerly AT&T, Bell South, Cingular and SBC Communications), representing approximately 17% of our revenues.

Revenue in our three segments is not significantly seasonal.

Our Personnel and Training

As of December 31, 2006, we had approximately 29,200 total employees, of which approximately 24,400 were employed in the Communication Services segment, 2,500 were employed in the Conferencing Services segment, 1,700 were employed in the Receivables Management segment and approximately 600 were employed in corporate support functions. Of these employees, approximately 6,200 were employed in management, staff and administrative positions. In addition, we rely on approximately 14,000 independent contractors who provide services out of their homes.

We believe that the quality of our employees is a key component of our success. As a large scale service provider, we continually refine our approach to recruiting, training and managing our employees. We have established procedures for the efficient weekly hiring, scheduling and training of hundreds of qualified personnel. These procedures enable us to provide flexible scheduling and staffing solutions to meet client needs.

We offer extensive classroom and on-the-job training programs for personnel, including instruction regarding call-processing procedures, direct sales techniques, customer service guidelines and telephone etiquette. Operators receive professional training lasting from four to 35 days, depending on the client program and the services being provided. In addition to training designed to enhance job performance, employees are also informed about our organizational structure, standard operating procedures and business philosophies. Independent contractors are required to possess the skills necessary to perform the work without training or instruction by employees of the Company.

We consider our relations with our employees to be good. None of our employees is represented by a labor union.

Our Technology and Systems Development

Our software and hardware systems, as well as our network infrastructure, are designed to offer high-quality and integrated solutions. We have made significant investments in reliable hardware systems and integrate commercially available software when appropriate. Because our technology is client focused, we often rely on proprietary software systems developed in-house to customize our services.

Our Facilities and Service Reliability

We recognize the importance of providing uninterrupted service for our clients. We have invested significant resources to develop, install and maintain facilities and systems that are designed to be highly reliable. Our facilities and systems are designed to maximize system in-service time and minimize the possibility of a telecommunications outage, a commercial power loss or an equipment failure.

Our Network Operations Center

Our Network Operations Center, based in Omaha, Nebraska, operates 24 hours a day, seven days a week and uses both internal and external systems to effectively operate our equipment, people and sites. We interface directly with long distance carriers and have the ability to immediately allocate call volumes. The Network Operations Center monitors the status of all elements of our network on a real-time basis. We monitor for unexpected events such as weather-related situations or high volume calling and we can react appropriately to maintain expected performance. A back-up facility is available, if needed, and is capable of sustaining all the critical functionality of the primary Network Operations Center. Personnel are regularly scheduled to work from the back-up facility to ensure the viability of the Network Operations Centers business continuity plan.

Our International Operations

As of December 31, 2006, our total revenue and assets outside the United States were less than 10% of our consolidated revenue and assets.

Our Communication Services segment operates facilities in Canada, Philippines and Jamaica.

Our Conferencing Services segment has international sales offices or sales agents in Canada, Australia, Hong Kong, Ireland, the United Kingdom, Singapore, Germany, Japan, France, New Zealand and India. Our Conferencing Services segment operates out of facilities in the United States, the United Kingdom, Canada, Mexico, Singapore, Australia, Hong Kong, New Zealand, and India.

Our Receivables Management segment does not operate in any international locations.

For additional information regarding our domestic and international revenues, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements included herewith.

Intellectual Property

We rely on a combination of copyright, patent, trademark and trade secret laws, as well as on confidentiality procedures and non-compete agreements, to establish and protect our proprietary rights in each of our segments. We currently own 61 registered patents, including several that we obtained as part of our past acquisitions. Further, we have 248 pending patent applications pertaining to technology relating to intelligent upselling, transaction processing, call center and agent management, data collection, reporting and verification, conferencing and credit card processing.

Government Regulation

The Receivables Management and Communications Services segments provide services to healthcare clients that, as providers of healthcare services, are considered “covered entities” under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). As covered entities, our clients must comply with standards for privacy, transaction and code sets, and data security. Under HIPAA, we are sometimes considered a “business associate,” which requires that we protect the security and privacy of “protected health information” provided to us by our clients. We have implemented HIPAA compliance training and awareness programs for our healthcare services employees. We also have undertaken an ongoing process to test data security at all relevant levels. In addition, we have reviewed physical security at all healthcare operation centers and have implemented systems to control access to all work areas.

Our wholly-owned subsidiary, Intrado Communications, Inc., is also subject to various regulations as a result of its status as a regulated competitive local exchange carrier or an inter-exchange carrier. These include regulations adopted under the Telecommunications Act of 1996. This market may also be influenced by legislation, regulation, and judicial or administrative determinations to open local telephone markets, including 9-1-1 service as a part of local exchange service, to competition; responsibilities of local exchange carriers to provide subscriber records to emergency service providers under the Wireless Communications and Public Safety Act of 1999; and various federal and state regulations on wireless carriers that provide Enhanced 9-1-1, or E9-1-1, services, including, but not limited to, regulations imposed by the FCC in C.C. Docket No. 94-102.

Any changes to these legal requirements, including those caused by the adoption of new laws and regulations or by legal challenges, could have a material adverse effect upon the market for our services and products. In particular, additional delays in implementation of the regulatory requirements imposed by the FCC on voice-over-internet protocol services could have a material adverse effect on our business, financial condition and results of operation.

The accounts receivable management business is regulated both at the federal and state level. The Federal Trade Commission (“FTC”) has the authority to investigate consumer complaints against debt collectors and to recommend enforcement actions and seek monetary penalties. The Federal Fair Debt Collection Practices Act (“FDCPA”) establishes specific guidelines and procedures that debt collectors must follow in communicating with consumer debtors, including:

•	Time, place and manner of communications;

•	Prohibition of harassment or abuse by debt collectors;

•	Restrictions on communications with third parties and specific procedures to be followed when communicating with third parties to obtain a consumer debtor’s location information;

•	Notice and disclosure requirements; and

•	Prohibition of unfair or misleading representations by debt collectors.

The accounts receivable management and collection business is also subject to the Fair Credit Reporting Act (“FCRA”), which regulates the consumer credit reporting industry. Under the FCRA, liability may be imposed on furnishers of data to credit reporting agencies to the extent that adverse credit information reported is false or inaccurate.

The accounts receivable management business is also subject to state regulations. Some states require debt collectors be licensed or registered, hold a certificate of authority and/or be bonded. Failure to comply may subject the debt collector to penalties and/or fines. In addition, state licensing authorities, as well as state consumer protection agencies, in many cases, have the authority to investigate debtor complaints against debt collectors and to recommend enforcement actions and seek monetary penalties against debt collectors for violations of state or federal laws.

Many states have enacted privacy legislation requiring notification to consumers in the event of a security breach in or at our systems if the consumers’ personal information may have been compromised as a result of the breach. We have implemented processes and procedures to reduce the risk of security breaches, but we believe we are ready to comply with these notification rules should a breach occur.

Teleservices sales practices are regulated at both the federal and state level. The Telephone Consumer Protection Act (“TCPA”), enacted in 1991, authorized and directed the FCC to regulate the telemarketing industry. The FCC set forth rules to implement the TCPA, which have been amended over time. These rules currently place restrictions on the methods and timing of telemarketing sales calls, including:

•	Restrictions on calls placed by automatic dialing and announcing devices;

•	Limitations on the use of predictive dialers for outbound calls;

•	Institution of a National “Do-Not-Call” Registry in conjunction with the FTC;

•	Guidelines on maintaining an internal “Do-Not-Call” list and honoring “Do-Not-Call” requests;

•	Requirements for transmitting caller identification information; and

•	Restrictions on facsimile advertising.

The Federal Telemarketing Consumer Fraud and Abuse Act of 1994 authorized the FTC to issue regulations designed to prevent deceptive and abusive telemarketing acts and practices. The FTC’s Telemarketing Sales Rule (“TSR”) became effective in January 1996 and has been amended over time. The TSR applies to most outbound telemarketing calls and portions of some inbound telemarketing calls. The TSR generally prohibits a variety of deceptive, unfair or abusive practices in telemarketing sales, including:

•	Subjecting a portion of inbound calls to additional disclosure requirements;

•	Prohibiting the disclosure or receipt, for consideration, of unencrypted consumer account numbers for use in telemarketing;

•	Application of the TSR to charitable solicitations;

•	Additional disclosure statements relating to certain products or services, and certain types of offers, especially those involving negative option features;

•

Additional authorization requirements for payment methods that do not have consumer protections comparable to those available under the Electronic Funds Transfer Act or the Truth in Lending Act, or for telemarketing transactions involving pre-acquired account information and free-to-pay conversion offers;

•	Institution of a National “Do-Not-Call” Registry;

•	Guidelines on maintaining an internal “Do-Not-Call” list and honoring “Do-Not-Call” requests; and

•	Limitations on the use of predictive dialers for outbound calls.

In addition to the federal regulations, there are numerous state statutes and regulations governing telemarketing activities. These include restrictions on the methods and timing of telemarketing calls as well as disclosures required to be made during telemarketing calls. Some states also require that telemarketers register in the state before conducting telemarketing business in the state. Such registration can be time consuming and costly. Many states have an exemption for companies who are publicly traded or have securities listed on a national securities exchange. As a result of the Recapitalization and our securities being no longer publicly traded or listed on a national securities exchange, we will not be able to avail ourselves of the exemption from state telemarketer registration requirements applicable to companies with securities listed on a national securities exchange. While we believe that we can operate our business in compliance with the various states’ registration requirements, there can be no assurance that we will meet all states’ requirements in a timely manner or that compliance with all such requirements would not be costly or time consuming. Any failure on our part to comply with the registration requirements applicable to companies engaged in telemarketing activities could have an adverse impact on our business.

Several states also continue to operate their own state “Do-Not-Call” registries. Employees who are involved in certain types of sales activity, such as activity regarding insurance or mortgage loans, are required to be licensed by various state commissions or regulatory bodies and to comply with regulations enacted by those bodies.

We specifically train our marketing representatives to handle calls in an approved manner and believe we are in compliance in all material respects with all federal and state telemarketing regulations.

The industries that we serve are also subject to varying degrees of government regulation, including laws and regulations relating to contracting with the government and data security. We are subject to some of the laws and regulations associated with government contracting as a result of our contracts with our clients and also as a result of contracting directly with the United States government and its agencies. With respect to marketing scripts, we rely on our clients and their advisors to develop the scripts to be used by us in making consumer solicitation on behalf of our clients. We generally require our clients to indemnify us against claims and expenses arising with respect to the scripts and products provided by our clients.

Properties

Our corporate headquarters is located in Omaha, Nebraska. Our owned headquarters facility encompasses approximately 134,000 square feet of office space. We also own two facilities in Omaha, Nebraska totaling approximately 161,800 square feet, which is used primarily for administrative activities.

In our Communication Services segment, we own six contact centers located in San Antonio, Texas, El Paso, Texas and Pensacola, Florida, totaling approximately 216,000 square feet.

In our Communication Services segment, we lease contact centers and automated voice and data processing centers totaling approximately 1,306,000 square feet in 15 states and three foreign countries: Saanichton, Victoria, British Columbia, Canada; Mandaluyong City and Makati City, Philippines; and Portmore, Jamaica.

In our Conferencing Services segment, we own two operator-assisted conferencing centers totaling approximately 42,000 square feet and lease two others totaling approximately 79,000 square feet in the United States. Our Conferencing Services segment leases two operator-assisted conferencing centers in the United Kingdom and Australia totaling approximately 20,000 square feet, as well as approximately 225,000 square feet of office space for sales and administrative offices in 15 states and six foreign countries. Our Conferencing Services segment also owns two facilities in West Point, Georgia and Valley, Alabama totaling approximately 75,000 square feet used for administrative activities.

In our Receivables Management segment, we lease 17 contact centers totaling approximately 321,000 square feet in 11 states. Our Receivables Management segment also leases approximately 40,000 square feet of office space for administrative activities.

We believe that our facilities are adequate for our current requirements and that additional space will be available as required. See Note 6 of the Notes to Consolidated Financial Statements included elsewhere in this report for information regarding our lease obligations.

Legal Proceedings

From time to time, West and certain of our subsidiaries are subject to lawsuits and claims which arise out of our operations in the normal course of our business, some of which involve claims for damages that are substantial in amount. We believe, except for the items discussed below for which we are currently unable to predict the outcome, the disposition of claims currently pending will not have a material adverse effect on our financial position, results of operations or cash flows.

Sanford v. West Corporation et al., No. GIC 805541, was filed February 13, 2003 in the San Diego County, California Superior Court. The original complaint alleged violations of the California Consumer Legal Remedies Act, Cal. Civ. Code §§ 1750 et seq., unlawful, fraudulent and unfair business practices in violation of Cal. Bus. & Prof. Code §§ 17200 et seq., untrue or misleading advertising in violation of Cal. Bus. & Prof. Code §§ 17500 et seq., and common law claims for conversion, unjust enrichment, fraud and deceit, and negligent misrepresentation, and sought monetary damages, including punitive damages, as well as restitution, injunctive relief and attorneys fees and costs. The complaint was brought on behalf of a purported class of persons in California who were sent a Memberworks, Inc. (“MWI”) membership kit in the mail, were charged for an MWI membership program, and were allegedly either customers of what the complaint contended was a joint venture between MWI and West Corporation or West Telemarketing Corporation (“WTC”) or wholesale customers of West Corporation or WTC. WTC and West Corporation filed a demurrer in the trial court on July 7, 2004. The court sustained the demurrer as to all causes of action in plaintiff’s complaint, with leave to amend. WTC and West Corporation received an amended complaint and filed a renewed demurrer. On January 24, 2005, the Court entered an order sustaining West Corporation and WTC’s demurrer with respect to five of the seven causes of action. On February 14, 2005, WTC and West Corporation filed a motion for judgment on the pleadings seeking a judgment as to the remaining claims. On April 26, 2005 the Court granted the motion without leave to amend. The Court also denied a motion to intervene filed on behalf of Lisa Blankenship and Vicky Berryman. The Court entered judgment in West Corporation’s and WTC’s favor on May 5, 2005. The plaintiff and proposed intervenors appealed the judgment and the order denying intervention. On June 30, 2006, the Fourth Appellate District Court of Appeals affirmed the entry of judgment against the original plaintiff, Patricia Sanford, but reversed the denial of the motion to intervene and remanded the case for the trial court to determine whether Berryman and Blankenship should be added as plaintiffs through intervention or amendment of the complaint.

On December 1, 2006, the trial court permitted Berryman and Blankenship to join the action pursuant to a second amended complaint which contained the same claims as Sanford’s original complaint. West Corporation and WTC filed a demurrer to the second amended complaint. The Court overruled that the demurrer, with one exception, on December 4, 2006. On February 16, 2007, after receiving briefing and hearing argument on class certification, the trial court certified a class consisting of “All persons in California, who, after calling defendants West Corporation and West Telemarketing Corporation (collectively “West” or “defendants”) to inquire about or purchase another product between September 1, 1998 through July 2, 2001, were; (a) sent a membership kit in the mail; (b) charged for a MWI membership program; and (c) customers of a joint venture between MWI and West or were wholesale customers of West (the “Class”). Not included in the Class are defendants and their officers, directors, employees, agents and/or affiliates.” West and WTC filed a Petition for Writ of Mandate and Request for Stay with the Fourth Appellate District Court of Appeals on March 19, 2007. Discovery in the case is ongoing. The trial court has indicated that it will schedule a trial in or around March 2008.

Patricia Sanford, the original plaintiff in the litigation described above, had previously filed a complaint on March 28, 2002 in the United States District Court for the Southern District of California, No. 02-cv-0601-H, against WTC and West Corporation and MWI alleging, among other things, claims under 39 U.S.C. § 3009. The federal court dismissed the federal claims against WTC and West Corporation and declined to exercise supplemental jurisdiction over the remaining state law claims. Plaintiff proceeded to arbitrate her claims with MWI and refiled her claims as to WTC and West Corporation in the Superior Court of San Diego County, California as described above. Plaintiff has contended that the order of dismissal in federal court was not a final order and that the federal case is still pending against West Corporation and WTC. The District Court on December 30, 2004 confirmed the arbitration award in the arbitration between plaintiff and MWI. Plaintiff filed a Notice of Appeal on January 28, 2005. Preston Smith and Rita Smith, whose motion to intervene was denied by the District Court, have also sought to appeal. WTC and West Corporation moved to dismiss the appeal and joined in a motion to dismiss the appeal filed by MWI. The motions to dismiss have been referred to the merits panel, and the case has been fully briefed in the Ninth Circuit Court of Appeals. On February 9, 2007, the Ninth Circuit heard oral argument on the appeal. WTC and West Corporation are currently unable to predict the outcome or reasonably estimate the possible loss, if any, or range of losses associated with the claims in the state and federal actions described above.

Brandy L. Ritt, et al. v. Billy Blanks Enterprises, et al. was filed in January 2001 in the Court of Common Pleas in Cuyahoga County, Ohio, against two of our clients. The suit, a purported class action, was amended for the third time in July 2001 and West Corporation was added as a defendant at that time. The suit, which seeks statutory, compensatory, and punitive damages as well as injunctive and other relief, alleges violations of various provisions of Ohio’s consumer protection laws, negligent misrepresentation, fraud, breach of contract, unjust enrichment and civil conspiracy in connection with the marketing of certain membership programs offered by our clients. On February 6, 2002, the court denied the plaintiffs’ motion for class certification. On July 21, 2003, the Ohio Court of Appeals reversed and remanded the case to the trial court for further proceedings. The plaintiffs filed a Fourth Amended Complaint naming West Telemarketing Corporation as an additional defendant and a renewed motion for class certification. One of the defendants, NCP Marketing Group (“NCP”), filed for bankruptcy and on July 12, 2004 removed the case to federal court. Plaintiffs filed a motion to remand the case back to state court. On August 30, 2005, the U.S. Bankruptcy Court for the District of Nevada remanded the case back to the state court in Cuyahoga County, Ohio. The Bankruptcy Court also approved a settlement between the named plaintiffs and NCP and two other defendants, Shape The Future International LLP and Integrity Global Marketing LLC. West Corporation and West Telemarketing Corporation filed motions for judgment on the pleadings and a motion for summary judgment. On March 28, 2006, the state court certified a class of Ohio residents. West and WTC have a notice of appeal from that decision, and plaintiffs cross-appealed. The appeal was briefed and was then argued on February 26, 2007. On April 12, 2007, the Court of Appeal affirmed in part and reversed in part the trial court’s Order. The Court of Appeal ordered certification of a class of: “All residents of Ohio who, from September 1, 1998 through July 2, 2001 (a) called a toll-free number, marketed by West and MWI, to purchase any Tae-Bo product, (b) purchased a Tae-Bo product; (c) subsequently were enrolled in an MWI membership program; and (d) were charged for the MWI membership on their credit/debit card. Not included in the class are defendants, and their officers, directors, employees, agents, and/or affiliates.” West and WTC intend to seek review of this ruling by the Ohio Supreme Court. On April 20, 2006, the trial court denied West and WTC’s motion for judgment on the pleadings. West and WTC’s summary judgment motion remains pending. The trial court has stayed all further action in the case pending resolution of the appeal. West Corporation and West Telemarketing Corporation are currently unable to predict the outcome or reasonably estimate the possible loss, if any, or range of losses associated with this claim.

Polygon Litigation. On July 31, 2006, Polygon Global Opportunity Master Fund (“Polygon”) commenced an action against West Corporation, captioned Polygon Global Opportunity Master Fund v. West Corporation, in the Court of Chancery of the State of Delaware, New Castle County. The complaint alleged, among other things, that Polygon had complied with the statutory demand requirements of Section 220, and that Polygon’s purposes for the inspection sought included: (i) valuing its West Corporation stock, (ii) evaluating whether members of West Corporation’s special committee or board breached their fiduciary duties in approving the Merger Agreement, in connection with our Recapitalization and (iii) communicating with other West Corporation stockholders regarding the vote on the Merger Agreement. The complaint sought an order compelling West to permit the inspection sought and an award of Polygon’s costs and expenses. A hearing was held on September 21, 2006. On October 12, 2006, the Court of Chancery of the State of Delaware dismissed the complaint and entered judgment in favor of West Corporation. On October 19, 2006, Polygon notified the Company that it was asserting appraisal rights with respect to 3,500,000 shares of the Company’s common stock outstanding prior to the Recapitalization. On February 9, 2007, Polygon filed a petition for appraisal in the Court of Chancery of the State of Delaware, New Castle County, seeking to have the Court determine the fair value of its shares and a monetary award of the fair value, along with interest and attorney’s fees and costs. Included in our accrued expenses at December 31, 2006, is a stock purchase obligation for approximately $170.6 million for this stock purchase obligation. We do not believe that any difference between this accrual and the final settlement will have a material effect on our financial position, results of operations or cash flows.

MANAGEMENT

All of our directors serve until a successor is duly elected and qualified or until the earlier of his death, resignation or removal. Our executive officers are appointed and serve at the discretion of our board of directors. There are no family relationships between any of our directors or executive officers.

Board of Directors

Following the consummation of the Recapitalization, our board of directors is composed of five directors. Each director is elected to a term of three years. The following table sets forth information regarding the directors:

Name	Age	Position
Thomas B. Barker	52	Chief Executive Officer and Director
Anthony J. DiNovi	44	Director
Soren L. Oberg	36	Director
Joshua L. Steiner	41	Director
Jeff T. Swenson	31	Director

The following biographies describe the business experience of each director:

Thomas B. Barker is the Chief Executive Officer of West Corporation. Mr. Barker joined West Corporation in 1991 as Executive Vice President of West Interactive Corporation. He was promoted to President and Chief Operating Officer of West Corporation in March 1995. He was promoted to President and Chief Executive Officer of the Company in September of 1998 and served as our President until January 2004. Mr. Barker has been a director of the Company since 1997.

Anthony J. DiNovi is a Co-President of Thomas H. Lee Partners. Mr. DiNovi joined Thomas H. Lee Partners in 1988. From 1984 to 1986, Mr. DiNovi worked at Wertheim Schroder & Co., Inc. in the Corporate Finance Department. Mr. DiNovi is a director of American Media Operations, Inc., Dunkin’ Brands, Inc., Michael Foods, Inc., Nortek, Inc., and Vertis, Inc. Mr. DiNovi has been a director of the Company since 2006.

Soren L. Oberg is a Managing Director of Thomas H. Lee Partners. Mr. Oberg worked at Thomas H. Lee Partners from 1993 to 1996 and rejoined in 1998. From 1992 to 1993, Mr. Oberg worked at Morgan Stanley & Co. Incorporated in the Merchant Banking Division. Mr. Oberg is a director of American Media Operations, Inc., Cumulus Media Partners, LLC, Grupo Corporativo Ono, S.A. and Vertis, Inc. Mr. Oberg has been a director of the Company since 2006.

Joshua L. Steiner is a Managing Principal of Quadrangle Group LLC. Prior to forming Quadrangle Group LLC in March 2000, Mr. Steiner was a Managing Director at Lazard Frères & Co. LLC, where he was a member of the firm’s Media and Communications Group. Prior to joining Lazard, Mr. Steiner was the Chief of Staff for the United States Department of the Treasury. Mr. Steiner is a director of Datanet Communications, Grupo Corporative, Pathfire, Inc., Prosiebenstat. 1 Media AG, Vizigar Holdings, Newsouth Communications, 375 Events LLC and numerous Quadrangle Group LLC affiliates. Mr. Steiner has been a director of the Company since 2006.

Jeff T. Swenson is a Vice President of Thomas H. Lee Partners. Mr. Swenson joined Thomas H. Lee Partners in 2004 after attending graduate business school. From 2000 to 2002, Mr. Swenson worked in the private equity group at Bain Capital, LLC. From 1998 to 2000, Mr. Swenson worked at Bain & Company. Mr. Swenson has been a director of the Company since 2006.

The members of the board of directors will not be separately compensated for their services as directors, other than reimbursement for out-of-pocket expenses incurred in connection with rendering such services.

Executive Officers

Our executive officers are as follows:

Name	Age	Position
Thomas B. Barker	52	Chief Executive Officer and Director
Nancee R. Berger	46	President and Chief Operating Officer
J. Scott Etzler	54	President — InterCall, Inc.
Jon R. Hanson	40	Executive Vice President — Administrative Services and Chief Administrative Officer
Robert E. Johnson	42	Executive Vice President — Strategic Business Development
Michael E. Mazour	47	President — West Asset Management, Inc.
Paul M. Mendlik	53	Executive Vice President — Finance, Chief Financial Officer and Treasurer
David C. Mussman	46	Executive Vice President, General Counsel and Secretary
Steven M. Stangl	48	President — Communication Services
Michael M. Sturgeon	45	Executive Vice President — Sales and Marketing

Thomas B. Barker is the Chief Executive Officer of West Corporation. Mr. Barker joined West Corporation in 1991 as Executive Vice President of West Interactive Corporation. He was promoted to President and Chief Operating Officer of West Corporation in March 1995. He was promoted to President and Chief Executive Officer of the Company in September of 1998 and served as our President until January 2004.

Nancee R. Berger joined West Interactive Corporation in 1989 as Manager of Client Services. Ms. Berger was promoted to Vice President of West Interactive Corporation in May 1994. She was promoted to Executive Vice President of West Interactive Corporation in March 1995 and to President of West Interactive Corporation in October 1996. She was promoted to Chief Operating Officer in September 1998 and to President and Chief Operating Officer in January 2004.

J. Scott Etzler joined InterCall in June 1998 as President and Chief Operating Officer and was Chief Executive Officer from March 1999 until InterCall was acquired by us in May, 2003. Mr. Etzler has served as President of InterCall since the acquisition in May 2003.

Jon R. (Skip) Hanson joined us in 1991 as a Business Analyst. In October 1999, he was promoted to Chief Administrative Officer and Executive Vice President of Corporate Services.

Robert L. Johnson joined West Corporation in 2000 as Executive Vice President, Strategic Business Development. Prior to joining West he was a Vice President for first Data Corporation working in Corporate Development.

Michael E. Mazour joined West Telemarketing Corporation in 1987 as Director — Data Processing Operations. Mr. Mazour was promoted to Vice President, Information Services of West Telemarketing Corporation Outbound in 1990, to Senior Vice President, Client Operations in 1995, to Executive Vice President in 1997 and to President in January 2004. He was named President of West Business Services, LP in November 2004. In January 2006 he was named President of West Asset Management, Inc.

Paul M. Mendlik joined us in 2002 as Executive Vice President, Chief Financial Officer & Treasurer. Prior to joining us, he was a partner in the accounting firm of Deloitte & Touche LLP from 1984 to 2002.

David C. Mussman joined West Corporation in January 1999 as Vice President and General Counsel and was promoted to Executive Vice President in 2001. Prior to joining us he was a partner at the law firm of Erickson & Sederstrom.

Steven M. Stangl joined West Interactive Corporation in 1993 as Controller. In 1998, Mr. Stangl was promoted to President of West Interactive Corporation. In January 2004, Mr. Stangl was promoted to President, Communication Services.

Michael M. Sturgeon joined us in 1991 as a National Account Manager for West Interactive Corporation. In September 1994, Mr. Sturgeon was promoted to Vice President of Sales and Marketing. In March 1997, Mr. Sturgeon was promoted to Executive Vice President, Sales and Marketing for the Company.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Recapitalization

On May 31, 2006, the Company entered into a merger agreement with Omaha Acquisition Corp., which was a Delaware corporation formed by private equity funds sponsored by the Sponsors, for the purpose of recapitalizing the Company. On October 24, 2006, the Recapitalization was completed whereupon Omaha Acquisition Corp. was merged with and into the Company, with the Company continuing as the surviving corporation. As of October 24, 2006, each share of our common stock issued and outstanding immediately prior to the effective time of the merger, other than shares held by Gary L. West and Mary E. West, certain shares held by certain members of management who elected to invest in the surviving corporation and those shares owned by stockholders who properly exercised appraisal rights, were canceled and automatically converted into the right to receive $48.75 per share in cash. Gary L. West and Mary E. West converted approximately 85% of their pre-merger common stock, or 33.8 million shares, into the right to receive $42.83 per share in cash, and approximately 15% of their pre-merger common stock, or approximately 5.8 million shares, into shares of the surviving corporation. Additionally, certain members of our senior management elected to invest in the surviving corporation by retaining approximately $30 million in pre-merger equity interests in the Company that were converted into equity interests in the surviving corporation following the consummation of the Recapitalization. Immediately following the Recapitalization, private equity funds sponsored by Thomas H. Lee Partners and Quadrangle owned approximately 72%, Gary L. West and Mary E. West owned approximately 25%, and those members of management who elected to retain equity interests in the Company owned approximately 3%, respectively.

In connection with the Recapitalization, certain executive officers were permitted to convert shares of our common stock, notional share units credited under our executive deferred compensation plan and certain vested options which they held prior to the Recapitalization into equity of the surviving corporation upon the consummation of the Recapitalization. The total aggregate equity participation by all of the executive officers was approximately $30 million, representing approximately 3.0% of our total equity. Of this amount, approximately $24.0 million was attributable to stock options held by the executive officers, approximately $2.0 million was attributable to owned equity and approximately $4.0 million was attributable to notional shares credited under the executive deferred compensation plan.

In exchange for each share of pre-merger common stock, the management participant received an equity strip, consisting of eight shares of Class A common stock and one share of Class L common stock (an “Equity Strip”). Further, executives who elected to rollover their vested pre-merger options received fully vested options exercisable for Equity Strips, subject to substantially the same terms and conditions of exercise governing the pre-merger option (the “Substitute Options”). The management participant may not exercise the Substitute Options separately with respect to the individual classes of shares represented in the Equity Strip. The number and exercise price of the Substitute Options differ based upon whether the pre-merger option was a non-qualified stock option or an incentive stock option. Only those pre-merger options that had vested prior to the Recapitalization and that had an expiration date after December 31, 2008 were eligible to be rolled over in connection with the Recapitalization.

Prior to the Recapitalization, the board of directors retained an independent executive compensation consultant to determine the appropriate compensation for executives and the appropriate mechanisms for retention of executives through the change in control resulting from the Recapitalization of the Company. The board determined that the success of the Recapitalization was dependent on the Company’s ability to motivate the senior management team to maintain and increase enterprise value during the transition period and ensure a smooth transition. The board also determined that much of the perceived value of the Company was linked to retaining the senior management team during the transition period and beyond the transition. In 2005, an independent third party conducted a comprehensive review of market practices for change in control policies and programs. Based upon that review the independent third party recommended three types of compensation programs: change in control agreements, transaction bonuses and retention bonuses. Based on the recommendations of the third-party consultant, the compensation committee approved such compensation arrangements.

At the time of the Recapitalization the Company entered into change in control agreements (“CIC Agreements”) with executive officers. The purpose of the CIC Agreements was to provide certainty to executives with respect to their positions with the Company following a change in control and to assure the Company and its shareholders that they have the continued dedication and full attention of these key employees after the Recapitalization. Under the CIC Agreements, if the participant’s employment with us terminates during the two-year period following the consummation of the Recapitalization for any reason other than cause, resignation without good reason, death or disability (as such terms are defined in the CIC Agreements), then the participant is entitled to his or her unpaid base salary and bonus, a prorated target bonus for the year in which the termination occurs, certain lump sum payments of up to three times the executive’s salary and bonus in effect immediately prior to the change in control, continued benefit coverage for the participant and his or her dependents for a period of time not to exceed three years, accelerated vesting of any long-term incentive award held by the participant, with any applicable performance goals deemed satisfied at the target level, and outplacement assistance for a period of time not to exceed twelve months. The severance benefits under the CIC Agreements are in lieu of any other severance otherwise payable under our existing severance plans or policies and any consulting compensation paid under the employee’s existing employment agreement, but such employment agreement, including the confidentiality, noncompetition and developments covenants therein, otherwise remains in effect. Please see 2006 Potential Payments Upon Termination or Change in Control for further details on the amounts to be received by the Company’s named executive officers under the CIC Agreements. In addition, if the payments of any amounts under the CIC Agreements would cause the executive to be subject to certain parachute tax penalties imposed by the Internal Revenue Code, the Company has agreed to either reduce the amount of those payments to a level at which the tax penalties no longer apply or, if that reduction would equal more than 10% of the after-tax amounts payable to the executive under the CIC Agreement, to provide the executive with a gross-up payment in an amount equal to the tax penalty and any taxes on the gross-up payment.

Certain of our executive officers and other key employees earned a transaction incentive bonus if the participant continued in employment through the consummation of the Recapitalization. The transaction bonuses paid to the Company’s named executive officers are set forth in the 2006 All Other Compensation Table.

Certain of our executive officers, including all those covered by the CIC Agreements described above, were offered retention bonuses in connection with the consummation of the Recapitalization. If a participant continues employment through the one-year anniversary of the consummation of the Recapitalization, the participant will be eligible for a retention bonus in an amount generally equal to 100% of the participant’s annual cash compensation (2005 base salary and target bonus). Fifty percent of such retention bonus will be paid within three business days after the six-month anniversary of the consummation of the Recapitalization and the remainder will be paid within three business days after the one-year anniversary of the consummation of the Recapitalization. If the participant’s employment is terminated by us without cause prior to the payment of the full amount of the retention bonus, then the employee will receive the unpaid portion of the retention bonus in a lump sum cash payment.

Objectives

The objectives of the Company’s compensation plans (“Plans”) for executives and staff are: 1) recruit and retain the most talented individuals available to meet or exceed the Company’s business objectives and 2) provide compensation and benefits that motivate talented individuals to perform at the level necessary to meet or exceed the Company’s business objectives.

The Plans are designed to reward individuals for achievement of objective financial goals related to the executives’ scope of responsibility that, in the aggregate, comprise the Company’s business objectives. The objective financial goals vary among reporting segments and among departments within those segments as well as the corporate functions. The purpose of the Plans is to tailor the reward of the Plans to the particular objective financial goals that the individual can most control and those goals that, if achieved, will have the greatest positive impact on the Company’s business objectives.

Each year objective financial goals are recommended by executive management to the board of directors. Based upon the goals and objectives of the Company, approved by the board of directors, the compensation committee approves objective financial goals for the executives and approves corresponding compensation elements designed to meet objective financial goals over three periods of time — short-term (quarterly), medium-term (annual) and long-term (one year or longer).

The Company determines annual cash salary and bonuses of executives based upon the recommendations by the executive management team, which considers, among other factors, the Company’s ability to replace the individual in the event of the executive’s departure, the size of the organization including number of employees, revenue and profitability under the executive’s control, the amount received by others in relatively similar positions, title, and with respect to the Chief Executive Officer comparable compensation of other CEOs based upon public filings. The companies whose data we relied upon for comparing compensation of other CEOs included: Axciom Corporation, Advo, Inc., Alliance Data Systems Corporation, BEA Systems, Inc., Bisys Group, Inc., Catalina Marketing Corporation, Ceridian Corporation, Certegy Inc., ChoicePoint Inc., Compuware Corporation, Convergys Corporation, CSG Systems International, Inc., Equifax Inc., Fair Isaac Corporation, Harte-Hanks, Inc., Iron Mountain Incorporated, MPS Group, Inc., NCOG Group Inc., Perot Systems Corporation, Premiere Global Services Inc, Reynolds & Reynolds Co., Valassis Communications, Inc. and Viad Corp. Prior to the Recapitalization on October 24, 2006, the CEO made recommendations to the compensation committee based on the recommendations of the executive management team. Following the Recapitalization, the CEO will continue to rely upon the recommendation of the executive management team and will be a member of the compensation committee along with at least one other board member.

Compensation Elements

Short-Term

The Company primarily relies upon cash compensation to achieve quarterly objective financial goals. The Company believes that a market competitive annual salary, supplemented with performance-based cash bonuses, provides the basis for recruiting and retaining talented individuals that have the ability and motivation to achieve the Company’s stated short-term objective financial goals. In addition, the Company provides health and benefits plans and reimburses employees for approved business related expenses. Executives receive a portion of projected annual cash bonuses quarterly based upon meeting or exceeding objective financial goals for the quarter. The methodology for determining bonuses is set forth in the medium-term section of this report.

Neither the performance of the executive nor the executive’s achievement of performance goals in the prior year is considered in determining annual salary. Rather, annual salary is designed to provide adequate compensation to recruit and retain talented individuals that have the ability and desire to achieve the objective financial goals that ultimately determine medium and long-term compensation.

The Company provides discretionary perquisites from time to time for purpose of motivating employees, creating goodwill with employees and rewarding employees for achievements that may not be measurable financial objectives. The Company does not believe perquisites should be a significant element of any compensation plan. In 2006 aggregate perquisites for all named executives was limited to $7,200.

Medium-Term

The Company primarily relies upon cash bonuses, paid quarterly and annually based upon annual objective financial goals, to compensate employees for medium-term performance. The Company has designed its cash bonuses to represent a significant portion of the targeted total annual cash compensation of its named executive officers. The Company pays performance-based bonuses only upon the achievement of pre-determined objective financial goals. The Company pays a portion of the projected annual cash bonuses on a quarterly basis to executives provided the pre-determined objective financial goals were met for that quarter. It is the Company’s intent to reward the early achievement of the pro-rata portion of the annual objective financial goals. For corporate based plans, the Company retains 25% of quarterly bonuses, and pays such holdback in February of the following year provided the year-end objective financial goals are met. In the event the annual objective financial goals are not met and the Company paid a portion of the bonus, the Company retains the option to offset any quarterly bonus paid against future earned bonuses.

The objective financial goals are tailored to the business objectives of the business unit or units managed by the executive. The board approves the Company’s objective financial goals and then approves compensation packages with performance-based financial measurements that the board believes will adequately motivate the executives to meet those objectives. Objective financial measurements used by the Company include, but are not limited to, adjusted net income, pre-tax net income, net income, net operating income, Adjusted EBITDA, revenue, expenses, and days sales outstanding (“DSOs”). The specific incentive-based targets for the named executive officers are set forth below. The board approved the exclusion of recapitalization expenses, incremental interest expense incurred as a result of the debt to finance the Recapitalization and the inclusion of the post-acquisition operating results of acquired entities in determining whether the financial measurements have been satisfied.

Barker

Mr. Barker earned a performance bonus based on consolidated adjusted net income growth for the Company. Net income for each quarter was compared to the same quarter in the previous year. Non-cash expenses resulting from expensing options as a result of any amendments to FAS 123R were excluded from this calculation to determine Adjusted Net Income (“ANI”). Each one million dollar increase of ANI over 2005 ANI resulted in a $71,000 bonus. In the event ANI exceeded $169,000,000 for the year, Mr. Barker received $88,750 for every $1,000,000 of ANI above that threshold.

Berger

Ms. Berger earned a performance bonus based on consolidated adjusted net income growth for the Company. Net income for each quarter was compared to the same quarter in the previous year. Non-cash expenses resulting from expensing options as a result of any amendments to FASB 123R were excluded from this calculation to determine ANI. Each one million dollar increase of ANI over 2005 ANI resulted in a $57,000 bonus. In the event ANI exceeded $169,000,000 for the year, Ms. Berger received $71,250 for every $1,000,000 of ANI above that threshold.

Mendlik

Mr. Mendlik earned a performance bonus based on consolidated adjusted net income growth for the Company. Net income for each quarter was compared to the same quarter in the previous year. Non-cash expenses resulting from expensing options as a result of any amendments to FASB 123R were excluded from this calculation to determine ANI. Each one million dollar increase of ANI over 2005 ANI resulted in a $20,000 bonus. In the event ANI exceeded $169,000,000 for the year, Mr. Mendlik received $25,000 for every $1,000,000 of ANI above that threshold.

Stangl

Mr. Stangl earned a performance bonus of up to $350,000 for achieving the pre-tax net income bonus objective for the Communication Services segment. The percent of bonus objective achieved was applied to the total bonus objective of $350,000 to determine the amount of the bonus. In addition Mr. Stangl was eligible to earn an additional bonus for net income in excess of the Communication Services segment objective. The bonus was calculated by multiplying the excess net income after corporate allocations times .02. Mr. Stangl also was eligible to earn an additional one-time bonus of $100,000 if the Company achieved its 2006 net income objective.

Etzler

Mr. Etzler earned a bonus based upon the following:

1) The Target Company Profitability Bonus was $350,000.

2) Each cumulative quarter’s net operating income (“Plan Year InterCall NOI”) for InterCall compared to the cumulative budgeted net operating income for InterCall for the same period (“InterCall NOI Budget”).

3) The percentage by which the cumulative Plan Year InterCall NOI exceeded (i.e., a positive percentage) or was less than (i.e., a negative percentage) the cumulative InterCall NOI Budget was the “InterCall Profit Variance Percentage.”

4) Each quarter’s cumulative revenue for InterCall (“Plan Year InterCall Revenue”) was compared to the cumulative budgeted revenue for InterCall for the same period (“InterCall Revenue Budget”).

5) The percentage by which the cumulative Plan Year InterCall Revenue exceeded (i.e., a positive percentage) or was less than (i.e., a negative percentage) the cumulative InterCall Revenue Budget was the “InterCall Revenue Variance Percentage.”

6) The sum of one hundred percentage points (100%), plus the product of (i) the average of InterCall Profit Variance Percentage and the InterCall Revenue Variance Percentage, multiplied by (ii) three (3), was the “InterCall Bonus Factor.”

7) The bonus amount paid was the product of the InterCall Bonus Factor and the Target InterCall Profitability Bonus.

8) The InterCall profitability bonus was capped at $550,000.

Mr. Etzler was also eligible to earn a one-time $25,000 bonus in the initial quarter in which end-of-quarter reported DSOs were 53 days or less. Mr. Etzler was also eligible to earn a one-time $25,000 bonus in the initial quarter in which end-of-quarter reported DSOs were 50 days or less. Mr. Etzler was also eligible to earn a one-time bonus of $100,000 if West Corporation achieved its 2006 Net Income objective.

Periodically executives earn discretionary bonuses to recognize results or significant efforts that may not be reflected in the financial measurements set forth above. In 2006, for example, the compensation committee approved bonuses for each of the named executive officers who were instrumental in carrying out the Recapitalization of the Company. The Company believes these discretionary bonuses are necessary when important events in the Company require significant time and effort by the executive in addition to the time and effort needed for meeting the Company’s target financial objectives. The Company does not believe discretionary bonuses should be a routine part of executive compensation.

Long-Term

The Company primarily relies upon equity-based plans to recruit talented individuals and to motivate them to meet or exceed the Company’s long-term business objectives. Prior to the consummation of the

Recapitalization on October 24, 2006, the Company used stock options and, occasionally, restricted stock grants made pursuant to the Company’s 2006 Stock Incentive Plan (the “Old Plan”) for long-term compensation.

Equity Based Compensation Plans

Options and restricted stock granted under the Old Plan vested ratably over a four-year and five year period, respectively. In addition, such options and restricted stock vested upon a change in control. As a result of the Recapitalization on October 24, 2006, all grants under the Old Plan vested. The purpose of this vesting acceleration was twofold. First, the Company believed the equity grants were a valuable long-term retention tool and a strong incentive tool for increasing shareholder value. Second, the vesting upon a change in control was designed to reduce uncertainty and retain the executive team during a change in control process.

The Company allocated approximately 15% of the registered shares to long-term equity plans at the time of its initial public offering in December 1996. The Company increased that allocation with the approval of the public shareholders by an additional 7% over the next ten years. The compensation committee approved grants proposed by the CEO in December of the prior year. The grants were made in four equal installments on or about the first trading day of each quarter at the average of the high and low market price on that day. The total annual grants were targeted at 1-1.5% of the outstanding equity.

The grants were made in four equal installments for three reasons. First, the Company’s stock price had significant volatility. Issuing four equal grants on or about the first trading day of each quarter reduced market price risk and better reflected the value of the Company in the year of the grants. Second, vesting was spread over a longer period of time. After the first year, some grants vested each quarter. The Company believed the prospect of continually vesting shares was a significant tool for long-term retention. Third, the Company did not believe it was in the best interest of the public shareholders to have large portions of equity held by insiders vest and potentially be sold in the market on one day.

The Company determined the size of grants based upon the CEO’s determination of the overall value of the executive to the Company, including the following factors: 1) the executive’s expected impact on the Company’s financial objectives; 2) recommendations of other senior management; 3) the Company’s ability to replace the executive in the event of the executive’s departure; 4) the size of the organization including number of employees, revenue and income under the executive’s control; 5) the amount received by others in relatively similar positions; and 6) title. The Company has not based, and does not expect to base, future grants on the value of prior grants.

The Old Plan was not intended to be a substitute for, or element of, regular annual compensation. The Company believed and continues to believe it is in the best interest of the shareholders to rely upon equity-based compensation plans to reward achievement of long-term shareholder objectives. The shareholders’ interests, in the form of share price, are directly tied to the executives’ interests through these plans.

Following the Recapitalization of the Company on October 24, 2006, the board of directors adopted the West Corporation 2006 Executive Incentive Plan (the “New Plan”). The New Plan is substantially similar to the Old Plan in that it provides for a variety of equity-based grants. The Company has allocated approximately 8% of the outstanding common stock for restricted stock grants and 3% of the outstanding common stock for option grants. The purposes of the New Plan are substantially similar to the Old Plan. The Old Plan was terminated on October 30, 2006. The Company continues to believe that the long-term business objectives of the Company and its shareholders are best achieved through the use of equity-based grants. Because there is no longer a public market for the Company’s equity, and thus no public price, the grants will no longer be made on a quarterly basis.

The Company also determined that senior executives will receive restricted stock grants rather than options. The Company’s decision to make a greater use of restricted stock as a long-term compensation mechanism was based, in part, by the ability of executives to file so-called “Section 83(b) elections” in connection with each restricted stock grant. A Section 83(b) election allows executives to pay federal income taxes on the value of the restricted stock grant at the time he or she receives that grant, rather than paying taxes when the restricted stock grant vests based on the then value of the stock. The election also allows the executive to begin the holding period for capital gains treatment at the time of grant rather than at the time of vesting. In addition, under the New Plan, the Company pays each executive who makes a Section 83(b) election a special bonus to cover, on an after tax basis, the federal income taxes that result from that election.

The Company will determine the size of the restricted stock grants under the New Plan based upon the CEO’s determination of the overall value of the individual to the Company, including the following factors: 1) the executive’s expected impact on the Company’s financial objectives; 2) recommendations of other senior management; 3) the Company’s ability to replace the executive in the event of the executive’s departure; 4) the size of the organization including number of employees, revenue and income under the executive’s control; 5) the amount received by others in relatively similar positions; and 6) title. The Company has not based, and does not expect to base, future grants on the value of prior grants.

The Company has also determined that the vesting of restricted stock will be based upon both time and performance. The Company believes that the long-term objectives of the Company are to create enterprise value and monetize that value in an exit event. The Company also believes that the vesting of a portion of the restricted stock grants should be based upon the passage of time as a mechanism to encourage executives to remain a part of the organization until an exit event is realized.

The vesting of the restricted stock grants under the New Plan is divided into three tranches. The first tranche of 33.33% of each grant vests ratably over a five-year period of time. The purpose of this form of vesting is to retain talented people for an extended period of time.

The remaining 66.67% of the restricted stock grants vest based upon performance criteria tied to an exit event for the new controlling shareholders who were the primary investors of equity at the time of the Recapitalization (“Investors”). The performance criteria are as follows:

•

Tranche 2 shares, which are equal to 22.2% of each grant, shall become 100% vested upon an exit event of the Investors if, after giving effect to any vesting of the Tranche 2 shares on the exit event, the Investors’ total return is greater than 200% and the Investors’ internal rate of return exceeds 15%.

•

Tranche 3 shares will be eligible to vest upon an exit event if, after giving effect to any vesting of the Tranche 2 shares and/or Tranche 3 shares on the exit event, the Investors’ total return is more than 200% and their internal rate of return exceeds 15%, with the amount of Tranche 3 shares vesting ratably, using a straight line method, upon the exit event depending on the amount by which the Investors’ total return exceeds 200%, as shown below:

•	100%, if, after giving effect to any vesting of the Tranche 2 shares and/or the Tranche 3 shares on an exit event, the total return is equal to or greater than 300%;

•	0%, if, after giving effect to any vesting of the Tranche 2 shares and/or the Tranche 3 shares on an exit event, the total return is 200% or less; and

•

if, after giving effect to any vesting of the Tranche 2 shares and/or the Tranche 3 shares on an exit event, the total return is greater than 200% and less than 300%, then the Tranche 3 shares shall vest by a percentage between 0% and 100% determined on a straight line basis as the total return increases from 200% to 300%.

The Company believes this vesting schedule will align the interests of executive management with the other Investors. The purpose of the vesting schedule is to create incentives for reaching specified returns at the time of an exit.

The Company also provides a deferred compensation plan to certain senior level executives. Executives are allowed to defer annually up to $500,000 of cash compensation. The plan provides that the deferrals are credited with notional earnings based on notional shares of various mutual funds or notional Equity Strips of the Company, at the election of the executive. If the executive chooses notional Equity Strips as the benchmark, the Company matches the executives’ deferrals in the amount equal to a percentage of the amount deferred. Matching contributions to the plan vest ratably over a five-year period beginning on January 1, 2007 or, if later, the date the executive first participates in the Plan. The participants may elect any payment date five years or greater from the year of deferral. Deferrals credited with earnings based on notional Equity Strips are paid through the issuance of Company shares. Recipients of the shares have no equity or contractual put right with respect to the issued shares. At the time of the Recapitalization, participants were given the one time right, with respect to amounts that would have been payable to them after January 1, 2007, to modify any previously elected payment date to a date after January 1, 2007 and prior to March 31, 2007. Executives were required to make this one-time election prior to December 31, 2006, and any election became irrevocable as of such date.

Those participants who elected to modify their deferral date were paid in cash based upon the value of their deferrals into notional mutual fund accounts or based upon $48.75 per share for deferrals into notional Company Equity Strips.

Other Long-Term Benefit Plans

The Company also provides a 401(k) plan and a deferred compensation “top hat” plan pursuant to sections 201(2), 301(a)(3), 401(b)(6) of ERISA and the Internal Revenue Code of 1986. The Company matches contributions up to 14% of income or the statutory limit whichever is less. The Company believes that such plans provide a mechanism for the long-term financial planning of its employees. The Company has chosen not to include the Company’s equity in either plan or to base the Company’s matching contributions on individual performance.

Summary Compensation

The following table shows compensation information for 2006 for the named executive officers.

2006 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (4) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Thomas B. Barker Chief Executive Officer and Director	2006	846,154	13,108	2,758,501	2,662,357	2,585,456	8,865,576
Nancee R. Berger President and Chief Operating Officer	2006	548,077	5,958	2,144,841	2,137,385	1,348,085	6,184,346
J. Scott Etzler President-InterCall Inc.	2006	425,000	3,972	3,080,228	599,112	764,081	4,872,393
Steven M. Stangl President-Communication Services	2006	397,116	3,972	1,433,619	749,395	997,571	3,581,673
Paul M. Mendlik Executive Vice President-Finance, Chief Financial Officer and Treasurer	2006	385,000	3,972	1,120,310	749,960	1,269,187	3,528,429

(1)	The amounts in this column constitute restricted stock granted on December 1, 2006 under the Company’s 2006 Executive Incentive Plan. The amounts are valued based on the amount recognized for financial statement reporting purposes for stock awards pursuant to Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (“FAS 123R”), except that, in accordance with rules of the Commission, any estimate for forfeitures is excluded from and does not reduce, such amounts. See Note 13 to the Consolidated Financial Statements included in this report for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FAS 123R.
(2)	The amounts in this column constitute stock options granted under the Company’s 1996 and 2006 Stock Incentive Plan. The amounts are valued based on the amount recognized for financial statement reporting purposes for stock awards with respect to 2006 pursuant to FAS 123R, except that, in accordance with rules of the Commission, any estimate for forfeitures is excluded from, and does not reduce, such amounts. See note 13 to the Consolidated Financial Statements included in this report for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FAS 123R and Note 1 to the Consolidated Financial Statements included in the Company’s 2003 Form 10-K filed March 8, 2004. Due to the Recapitalization, the vesting of grants under these plans were accelerated in 2006. The effect of this acceleration is included in these amounts.
(3)	The amounts shown in this column constitute performance based payments earned under employment agreements approved by the compensation committee prior to the beginning of fiscal 2006. See the Narrative to the Summary Compensation Table and Plan-Based Awards Table for further information regarding these performance based payments.
(4)	Amounts included in this column are set forth by category below.

2006 All Other Compensation Table

Name	Perquisites and Other Personal Benefits($) (1)	Tax Reimbursements ($)(2)	Insurance Premiums ($)(3)	Company Contributions to Retirement and 401(k) Plans ($)(4)	Change in Control Payments Accruals ($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Thomas B. Barker	—	1,670,389	12,567	132,500	770,000	2,585,456
Nancee R. Berger	—	759,268	12,567	7,500	568,750	1,348,085
J. Scott Etzler	7,200	465,842	9,117	31,922	250,000	764,081
Steven M. Stangl	—	506,178	7,024	234,369	250,000	997,571
Paul M. Mendlik	—	506,178	7,216	255,793	500,000	1,269,187

(1)	Car allowance.
(2)	The Company determined that senior executives would receive restricted stock grants rather than stock options in connection with the Recapitalization. The Company chose to rely upon restricted stock as a mechanism to allow executives to file Section 83(b) elections and to pay a bonus to reimburse the executives for the tax incurred.
(3)	Includes premiums paid for various health and welfare plans.
(4)	Includes the employer match on the Executive Deferred Compensation Plan, Qualified Retirement Savings Plan and Non-qualified Deferred Compensation Plan.
(5)	Transaction bonus granted for the significant contribution of the executive made during the Recapitalization process.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers during 2006.

2006 Grants of Plan-Based Awards Table

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Stock Awards Number of Shares of Stock or Units (4) (#)	All Other Option Awards: Number of Securities Underlying Options(5) (#)	Exercise or Base Price of Option Awards (3) ($/Sh)	Closing Price on Grant Date (3) ($/Sh)	Grant Date Fair Value of Stock and Option Award (6)
Name	Grant Date	Target (1) ($)	Maximum (2) ($)	Target (4) (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Thomas B. Barker	12/5/2005	1,500,000	N/A
	12/1/2006				549,945	—	—	—	786,421
	12/1/2006			366,630					524,281
	12/1/2006			733,425					1,048,798

Nancee R. Berger	12/5/2005	1,000,000	N/A
	12/1/2006				249,975	—	—	—	357,464
	12/1/2006			166,650					238,310
	12/1/2006			333,375					476,726

J. Scott Etzler	12/5/2005	400,000	700,000
	1/3/2006					12,500	41.84	41.60	139,625
	4/3/2006					12,500	44.04	43.35	152,500
	7/3/2006					12,500	47.98	48.01	10,750
	10/4/2006					12,500	48.44	48.45	4,000
	12/1/2006				166,650				238,310
	12/1/2006			111,100					158,873
	12/1/2006			222,250					317,818

Steven M. Stangl	12/5/2005	450,000	N/A
	12/1/2006				166,650	—	—	—	238,310
	12/1/2006			111,100					158,873
	12/1/2006			222,250					317,818

Paul M. Mendlik	12/5/2005	350,000	N/A
	12/1/2006				166,650	—	—	—	238,310
	12/1/2006			111,100					158,873
	12/1/2006			222,250					317,818

(1)	(2) The employment agreements for each named executive officer provides for performance-based payments if certain financial measures are achieved. These performance measures, which were approved by the compensation committee prior to fiscal 2006, include potential targets and for Mr. Etzler, a maximum performance-based payment. The performance-based payment incentives for the other four named executive officers did not provide for a maximum amount which could be earned and are noted in the table above as N/A (not applicable). Amounts actually earned under the employment agreements are reflected in column (f) to the Summary Compensation Table.
(3)	Options granted under the 1996 and 2006 Stock Incentive Plans were granted at the average of the high and low market price on the date of grant.
(4)

Restricted stock grants issued under the 2006 Executive Incentive Plan are divided into three tranches. Tranche 1, representing 33.33% of an individual’s grant, vests ratably over a five year period of time. Tranche 1 grants are disclosed in column (f) in the table above. The remaining 66.67% of the restricted stock grants vest based upon performance criteria tied to an exit event for the new controlling shareholders who were the primary investors of equity at the time of the Recapitalization (“Investors”) and who are disclosed in column (e) in the table above. The performance criteria are as follows: Tranche 2 shares shall become 100% vested upon the exit event of the Investors if, after giving effect to any vesting of the Tranche 2 shares on an exit event, the Investors’ total return is greater than 200% and the Investors’ internal rate of return exceeds 15%. Tranche 3 shares will be eligible to vest upon an exit event if, after giving effect to any vesting of the Tranche 2 shares and/or Tranche 3 shares on an exit event, the Investors’ total return is more than 200% and their internal rate of return exceeds 15%, with the amount of Tranche 3 shares vesting upon the exit event varying with the amount by which the Investors’ total return exceeds 200%. Tranche 3 shares will vest ratably using a straight-line method, as follows: 100%, if, after giving effect to any vesting of the Tranche 2 shares and/or the Tranche 3 shares on an exit event, the total return is equal to or greater than 300%; 0%, if, after giving effect to any vesting of the Tranche 2 shares and/or the Tranche 3 shares on an exit event, the total return is 200% or less; and if, after giving effect to any vesting of the Tranche 2 shares and/or the Tranche 3 shares on an exit event, the total return is greater than 200% and less than 300%, then the

Tranche 3 shares shall vest by a percentage between 0% and 100% determined on a straight line basis as the total return increases from 200% to 300%. See Note 13 to the Consolidated Financial Statements included in this report for a further discussion of the 2006 Executive Incentive Plan.

(5)	Stock option grants dated January 3, 2006, April 3, 2006, July 3, 2006 and October 4, 2006 were issued under the Company’s 1996 and 2006 Stock Incentive Plan. See Note 13 to the Consolidated Financial Statements included in this report for a detailed description of this plan.
(6)	These amounts are valued based on the aggregate grant date fair value of the award determined pursuant to FAS 123R. See Note 13 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FAS 123R.

Employment Agreements

During 2006, all of the named executive officers were employed pursuant to agreements with the Company. Each employment agreement sets forth, among other things, the named executive officer’s minimum base salary, non-equity incentive compensation opportunities and entitlement to participate in our benefit plans. The employment agreements are updated annually.

The minimum base salaries for the named executive officers established by the compensation committee on December 5, 2005 for 2006 were: Mr. Barker, Chief Executive Officer, $850,000; Ms. Berger, President and Chief Operating Officer, $550,000; Mr. Etzler, President — InterCall Inc., $425,000; Mr. Stangl, President Communication Services, $400,000 and Mr. Mendlik, Executive Vice President-Finance, Chief Financial Officer and Treasurer, $385,000.

The Company has designed its non-equity incentive compensation to represent a significant portion of targeted total annual cash compensation of named executive officers. The Company pays performance based bonuses only upon the achievement of pre-determined objective financial goals. The objective financial goals are tailored to the business objectives of the business unit or units managed by the named executive officer. Objective financial measurements used by the Company include but are not limited to, adjusted net income, pre-tax net income, net income, net operating income, Adjusted EBITDA, revenue, expenses, and DSOs. In 2006 three of the named executive officers, Mr. Barker, Ms. Berger and Mr. Mendlik, had adjusted net income objectives only. Adjusted Net Income was defined as net income less non cash expenses resulting from expensing options pursuant to FASB 123R (“ANI”). The three executives were paid a fixed amount for each million dollar increase of ANI over 2005 ANI. In addition, the three executives received additional bonuses for each million dollars of ANI over a specified target. The specified target for 2006 was based upon the Company’s financial objectives set by the board of directors. The financial measurements for the two remaining named executives in 2006 were pre-tax net income, net income, net operating income, revenue and DSOs. The board approved the exclusion of recapitalization expenses, incremental interest expense incurred as a result of the debt to finance the Recapitalization and the inclusion of post-acquisition operating results of acquired entities in determining whether the financial measurements have been satisfied. Please see the Compensation Discussion and Analysis for a discussion of the specific incentive-based targets for each of the named executive officers.

In addition to the employment agreements, each of the named executive officers has entered into a consulting agreement and a severance agreement with us. Pursuant to the consultation agreements contained in the employment agreements, the executives agree to provide consulting services for a period of one to two years in exchange for compensation equal to the executive’s base salary at the time of the executive’s departure. Please see Potential Payments Upon Termination of Change in Control included in this report for a description of the severance agreements.

Restricted Stock and Stock Option Awards

During 2006, each of our named executive officers received restricted stock awards under the 2006 Executive Incentive Plan. Total restricted stock awards granted to the named executive officers in 2006 were:

Mr. Barker, 1,650,000 shares; Ms. Berger, 750,000 shares; Mr. Etzler, 500,000 shares; Mr. Stangl, 500,000 shares and Mr. Mendlik, 500,000 shares. As discussed in the Compensation Discussion and Analysis section of this report and footnote 4 to the 2006 Grant of Plan Based Awards table included in this report, 33.33% of these awards vests over time. The remaining 66.67% vests based upon the achievement of specified performance goals upon the sale of the equity stake currently held by the Investors. The purpose of this form of vesting is to retain talented people for an extended period of time and to align the interests of the named executive officers with the other Investors. Any unvested option awards previously held by the named executive officers granted under the 1996 and 2006 Stock Incentive Plan vested upon the change in control that resulted at the time of the Recapitalization. In addition, any options held by the named executive officer that had vested prior to the Recapitalization and had an expiration date after December 31, 2008 were eligible to be exchanged for vested options in the recapitalized Company.

In addition, during 2006 Mr. Etzler received 50,000 stock option awards granted in quarterly installments under the 1996 and 2006 Stock Incentive Plan. All of the outstanding and unvested options awarded under the 1996 and 2006 Stock Incentive Plan vested upon the Recapitalization.

The Company does not have specific targets or objectives with respect to the amount of salary and bonus in proportion to total compensation. Generally, the most senior executives and highest paid executives earn a larger percentage of total compensation through performance-based bonuses and equity-based compensation.

Outstanding Equity Awards

The following table shows all outstanding equity awards held by the named executive officers as of December 31, 2006. The following awards identified in the table below are also reported in the 2006 Grants of Plan-Based Awards Table, except for the fully vested retained (or “rollover options”) in column (b).

2006 Outstanding Equity Awards At Fiscal Year-End Table

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Thomas B. Barker	40,122	33.00	1/2/2012	549,945	N/A	1,100,055	N/A
	28,755	33.00	4/2/2012
	44,676	33.00	7/1/2012
	54,837	33.00	10/1/2012
	70,758	38.15	4/1/2013
	812,583	33.00	4/1/2013
	79,209	33.00	7/1/2013
	87,570	33.00	10/1/2013
	60,876	33.00	1/2/2014
	57,465	33.00	4/1/2014
	53,343	33.00	7/1/2014
	46,224	33.00	10/1/2014
	18,306	33.00	1/3/2015

	1,454,724
Nancee R. Berger	63,369	33.00	7/1/2013	249,975	N/A	500,025	N/A
	70,056	33.00	10/1/2013
	70,758	38.15	4/1/2013
	48,699	33.00	1/2/2014
	45,972	33.00	4/1/2014
	42,669	33.00	7/1/2014
	36,972	33.00	10/1/2014
	14,643	33.00	1/3/2015

	393,138
J. Scott Etzler	3,231	33.00	10/1/2014	166,650	N/A	333,350	N/A
	12,807	33.00	1/3/2015
	12,906	33.00	4/1/2015
	9,531	33.00	10/3/2015
	8,982	33.00	7/1/2015

	47,457
Steven M. Stangl	2,871	33.00	4/2/2012	166,650	N/A	333,350	N/A
	4,464	33.00	7/1/2012
	14,454	33.00	4/1/2013
	10,557	33.00	7/1/2013
	11,673	33.00	10/1/2013
	31,608	33.00	4/1/2014
	29,331	33.00	7/1/2014
	25,416	33.00	10/1/2014

	130,374
Paul M. Mendlik	945	33.00	1/2/2013	166,650	N/A	333,350	N/A
	25,308	33.00	4/1/2013
	18,477	33.00	7/1/2013
	20,430	33.00	10/1/2013
	25,569	33.00	1/2/2014
	40,230	33.00	4/1/2014
	37,341	33.00	7/1/2014
	32,355	33.00	10/1/2014

	200,655

(1)	These options represent retained, or “rollover” options. In connection with the Recapitalization, certain executive officers elected to convert certain vested options in the Company into fully-vested options in the surviving corporation. No share-based compensation was recorded for these retained options, as these options were fully vested prior to the consummation of the Recapitalization (which triggered the “rollover event”).

(2)	These amounts represent restricted stock awards granted on December 1, 2006. These awards vest ratably over a five year period.

(3)	These amounts represent restricted stock grants that vest based upon performance criteria tied to an exit event of the majority shareholders. In accordance with FAS 123R these performance based awards are not recognized as expense by the Company until the occurrence of an exit event and the required performance is probable. Please see the Compensation Discussion and Analysis for a discussion of the performance criteria.

(4)	Subsequent to the Recapitalization, our common stock is no longer publicly traded and therefore no market value for our shares is readily available, therefore, this column is marked N/A — not available.

Option Exercises and Stock Values

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the named executive officers below.

2006 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (3)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
(a)	(b)	(c)	(d)		(e)
Thomas B. Barker	988,324	35,873,191	7,850	(1)	360,558
Nancee R. Berger	781,568	26,112,860	—		—
J. Scott Etzler	160,250	1,968,306	—		—
Steven M. Stangl	166,249	3,996,557	—		—
Paul M. Mendlik	111,131	2,616,161	32,000	(2)	1,560,000

(1)	Mr. Barker’s stock awards were acquired on April 1, 2003 in connection with the reorganization of West Direct. 3,925 of these awards vested on March 1, 2006. The remaining 3,925 awards vested in connection with the Recapitalization.

(2)	Mr. Mendlik’s stock awards were acquired in 2002 in connection with his initial employment agreement. The remaining 32,000 shares, which were scheduled to vest on November 2, 2006 and November 2, 2007, were vested in connection with the Recapitalization.

(3)	This column represents the value realized on exercise and represents the difference between the exercise price and the option price multiplied by the number of shares sold.

Nonqualified Deferred Compensation Table

The following table shows certain information for the named executive officers under our Deferred Compensation Plan and Executive Retirement Savings Plan.

	2006 Nonqualified Deferred Compensation Table
Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Balance at Last Fiscal Year End ($)(4)
(a)	(b)	(c)	(d)	(e)
Thomas B. Barker
Deferred Compensation Plan	500,000	125,000	235,090	2,539,679
Executive Retirement Savings Plan	8,400	4,200	8,246	104,114

Nancee R. Berger
Deferred Compensation Plan	500,000	—	148,223	1,985,745
Executive Retirement Savings Plan	8,400	4,200	8,946	116,378

J. Scott Etzler
Deferred Compensation Plan	98,847	19,770	59,699	545,386
Executive Retirement Savings Plan	8,400	4,200	4,890	42,196

Steven M. Stangl
Deferred Compensation Plan	453,738	226,869	117,922	1,352,604
Executive Retirement Savings Plan	8,400	4,200	15,011	129,077

Paul M. Mendlik
Deferred Compensation Plan	500,000	250,000	523,667	4,195,675
Executive Retirement Savings Plan	4,986	2,493	5,965	52,637

(1)	Amounts in this column are also included in columns (c) and (f) of the 2006 Summary Compensation Table included in this report.

(2)	Amounts in this column are also included in column (e) of the 2006 All Other Compensation Table and column (g) of the 2006 Summary Compensation Table included in this report.

(3)	The aggregate earnings represent the market value change of these plans during 2006. None of these earnings are included in the 2006 Summary Compensation Table.

(4)	Amounts reported in the Aggregate Balance at Last Fiscal Year End which were previously reported as compensation to the named executive officer in the Summary Compensation Table for previous years were: Mr. Barker $1,443,775; Ms. Berger $1,290,326; Mr. Etzler $310,958; Mr. Stangl $486,413 and Mr. Mendlik $1,797,100.

Non-Qualified Retirement Plans

Effective January 2003, we established the Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”). Pursuant to the terms of the Deferred Compensation Plan, eligible management, non-employee directors and highly compensated employees may elect to defer a portion of their compensation and have such deferred compensation notionally invested in the same mutual fund investments made available to participants in the 401(k) plan or in notional Equity Strips. Executives are allowed to defer up to $500,000 of cash compensation per year. We match a percentage of any amounts notionally invested in Equity Strips. Such matched amounts are subject to 20% vesting each year. All matching contributions are 100% vested five years after the later of January 1, 2007 or, if later, the date the executive first participates in the matching feature of the Deferred Compensation Plan. The Deferred Compensation Plan and any earnings thereon are held separate and apart from our other funds and are used exclusively for the uses and purposes of plan participants and the Company’s general creditors. Earnings in the Deferred Compensation Plan are based on the change in market value of the plan investments during a given period. During 2006, none of the named executive officers received a distribution from the Deferred Compensation Plan. The participants may elect any payment date five years or greater from the year of deferral. Deferrals invested in notional Equity Strips are paid through the issuance of Company shares. Recipients of the Equity Strips upon such distribution have no equity or contractual put right with respect to the issued Equity Strips. At the time of the Recapitalization, participants were given the one time right, with respect to amounts that would have been payable to them after January 1, 2007, to modify any previously elected payment date to a date after January 1, 2007 and prior to March 31, 2007. Executives were required to make this one-time election prior to December 31, 2006, and any election became irrevocable as of such date. Those participants who elected to modify their deferral date were paid in cash based upon the value of their deferrals into notional mutual fund accounts or based upon $48.75 per share for deferrals into notional Company Equity Strips.

We also maintain the West Corporation Executive Retirement Savings Plan (the “Executive Savings Plan”). Participation in the Executive Savings Plan is voluntary and is restricted to highly compensated individuals as defined by the Internal Revenue Service. We will match 50% of employee contributions, limited to the same maximums and vesting terms as those of the 401(k) plan. Earnings in the Executive Savings Plan are based on the change in market value of the plan investments (mutual funds) during a given period. During 2006 none of the named executive officers received a distribution from the Executive Savings Plan. We maintain a grantor trust under the Executive Savings Plan (“Trust”). The principal of the Trust and any earnings thereon are held separate and apart from our other funds and are used exclusively for the uses and purposes of plan participants and the Company’s general creditors.

The following table sets forth the benefits that would have been payable to each named executive officer upon a termination or change in control as of December 31, 2006.

2006 Potential Payments Upon Termination or Change in Control Table

Name	Benefits (1) ($)	Potential Cash Severance Payment(2)(3)($)	Retention Bonus Accrued(4) ($)	Equity Payout Upon Qualified Termination (5)($)	Equity Payout Upon Non-Qualified Termination(5)($)	Accelerated Vesting Upon Change in Control or Initial Public Offering(6)($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Thomas B. Barker	52,701	10,078,546	415,890	786,421	—	2,359,500
Nancee R. Berger	40,134	4,527,087	307,192	357,464	—	357,464
J. Scott Etzler	24,117	875,000	165,411	238,310	—	238,310
Steven M. Stangl	22,024	850,000	160,685	238,310	—	238,310
Paul M. Mendlik	22,216	1,338,614	144,616	238,310	—	238,310

(1)	Benefits include payment of medical, accident, disability and life insurance premiums for a specified period of time and outplacement assistance. These benefits are payable only in the case of a qualified termination.

(2)	Includes an estimated gross-up payment relating to excise taxes under Section 4999 of the Internal Revenue Code.

(3)

On May 31, 2006, our board of directors authorized us to enter into CIC Agreements with certain of our executive officers and other key employees. If the participant’s employment with us terminates during the two-year period following the consummation of the Recapitalization for any reason other than cause, resignation without good reason, death or disability (as such terms are defined in the CIC Agreements) then the participant is entitled to his or her unpaid base salary and bonus, a prorated target bonus for the year in which the termination occurs, certain lump sum payments of up to three times the executive’s salary and bonus in the year of termination, continued benefit coverage for the participant and his or her dependents for a period of time not to exceed three years, accelerated vesting of any of Tranche 1 shares of restricted stock and accelerated vesting of Tranches 2 and 3 shares of restricted stock to the extent the vesting targets are met as of the termination, and outplacement assistance for a period of time not to exceed twelve months. The severance benefits under the CIC Agreements are in lieu of any other severance otherwise payable under another of our severance plans or policies and any consulting compensation paid under the employee’s existing employment agreement, but such employment agreement, including the confidentiality, noncompetition and developments covenants therein, otherwise remains in effect for one or two years depending upon the executive.

(4)	Certain of our executive officers and other key employees, including all those covered by the CIC Agreements described above, were offered retention bonuses in connection with the consummation of the Recapitalization. If a participant continues employment through the one-year anniversary of the consummation of the Recapitalization, the participant will be eligible for a retention bonus in an amount generally equal to 100% of the participant’s annual cash compensation (2005 base salary and target bonus.) Fifty percent of such retention bonus will be paid within three business days after the six-month anniversary of the consummation of the Recapitalization and the remainder will be paid within three business days after the one-year anniversary of the consummation of the Recapitalization. If the participant’s employment is terminated by us without cause prior to the payment of the full amount of the retention bonus, then the employee will receive the unpaid portion of the retention bonus in a lump sum cash payment. The retention bonus is payable upon a qualified termination.

(5)	Under the CIC Agreements a non-qualifying termination is a termination for cause, resignation without good reason, death or disability. All other terminations are considered qualifying terminations. None of the potential payments noted in this table will be paid upon a non-qualifying termination. On October 30, 2006, a third-party appraisal firm assisted us with valuing these restricted shares at $1.43 per share. The amounts in column (e) are the result of multiplying the respective restricted shares vested, upon a qualified termination, a change in control or initial public offering, by this value for the respective named executive officer.

(6)	Mr. Barker’s CIC Agreement provides that all three restricted stock tranches vest upon an initial public offering. Unless the performance criteria are met for Tranches 2 and 3, the named executives only vest in Tranche 1 upon a change of control. For a discussion on the calculation on column (g) see the preceding note.

At the time of the Recapitalization the Company entered into CIC Agreements with executive officers. The purpose of the CIC Agreements was to provide certainty to executives with respect to their positions with the Company following a change in control and to assure the Company and its shareholders that they have the continued dedication and full attention of these key employees after the Recapitalization. If the participant’s employment with us terminates during the two-year period following the consummation of the Recapitalization for any reason other than cause, resignation without good reason, death or disability (as such terms are defined in the CIC Agreement), then the participant is entitled to his or her unpaid base salary and bonus, a prorated target bonus for the year in which the termination occurs, certain lump sum payments of up to three times the executive’s salary and bonus in effect immediately prior to the change in control, continued benefit coverage for the participant and his or her dependents for a period of time not to exceed three years, accelerated vesting of any long-term incentive award held by the participant, with any applicable performance goals deemed satisfied at the target level, and outplacement assistance for a period of time not to exceed twelve months. The severance benefits under the CIC Agreement are in lieu of any other severance otherwise payable under another of our severance plans or policies and any consulting compensation paid under the employee’s existing employment agreement, but such employment agreement, including the confidentiality, noncompetition and developments covenants therein, otherwise remains in effect. In addition, if the payments of any amounts under the CIC Agreements would cause the executive to be subject to certain tax penalties imposed by the Internal Revenue Code, the Company has agreed to either reduce the amount of those payments to a level at which the tax penalties no longer apply or, if that reduction would equal more than 10% of the after-tax amounts payable to the executive under the CIC Agreement, to provide the executive with a gross-up payment in an amount equal to the tax penalty.

The following table sets forth the compensation to non-employee directors in 2006.

2006 Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Option Awards (1)($)	All Other Compensation (2)($)	Total ($)
(a)	(b)	(c)	(d)	(e)
William E. Fisher	103,000	459,423	8,685	571,108
George H. Krauss	103,000	459,423	56,185	618,608
Greg T. Sloma	103,000	459,423	57,323	619,746
Gary L. West(3)	—	—	—	—
Mary E. West(3)	—	—	—	—
Anthony J. DiNovi(4)	—	—	—	—
Soren L. Oberg(4)	—	—	—	—
Joshua L. Steiner(4)	—	—	—	—
Jeff T. Swenson(4)	—	—	—	—

(1)	The amounts in this column constitute stock options granted under the Company’s 1996 and 2006 Stock Incentive Plans. The amounts are valued based on the amount recognized for financial statement reporting purposes for option awards with respect to 2006 pursuant FAS 123R, except that, in accordance with the rules of the Commission, any estimate for forfeitures is excluded from, and does not reduce, such amounts. See note 13 to the 2006 Consolidated Financial Statements for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FAS 123R and Note 1 to the Consolidated Financial Statements in the Company’s 2004 Form 10-K filed February 25, 2005. Due to the Recapitalization, the vesting of grants under these plans was accelerated in 2006. The effect of that acceleration is included in these amounts. In connection with the Recapitalization, all equity awards held by the non-employee directors were exchanged for the cash merger consideration of $48.75 per share.

(2)	The amounts in this column include: the match on the Non-Qualified Deferred Compensation Plan, medical and dental and life insurance premiums paid by the Company on behalf of each director.

(3)	Prior to the Recapitalization Gary L. West and Mary E. West were employees of the Company and directors. Neither Gary L. West or Mary E. West received any additional compensation for their director duties nor were they granted stock options. Following the Recapitalization, Gary L. West and Mary E. West resigned from the Company and their director positions.

(4)	Following the Recapitalization, our board of directors changed to include three directors appointed by Thomas H. Lee Partners L.P., Messrs. DiNovi, Oberg and Swenson, one director appointed by Quadrangle Group LLC, Mr. Steiner, and our Chief Executive Officer, Mr. Barker.

At December 31, 2006, none of the non-employee directors held stock options in the Company.

Prior to the Recapitalization, the non-employee directors, Messrs. Fisher, Krauss and Sloma, received an annual retainer of $45,000, a payment of $12,000 for attendance at the Company’s annual financial review meeting and $1,000 for each board meeting (other than the scheduled board meetings as agreed upon annually by the board) and each special meeting (other than audit committee or compensation committee meetings) attended. Non-employee directors were also eligible to participate in the Company’s health and dental plans and the Non-Qualified Deferred Compensation Plan with matching contributions provided by us. For a discussion on the Non-Qualified Deferred Compensation Plan see the narrative to the 2006 Nonqualified Deferred Compensation Table included in this report. In addition, we reimburse non-employee directors for all reasonable expenses incurred in connection with their attendance at board meetings. No claims for such reimbursement were submitted in 2006.

Prior to the Recapitalization, non-employee directors were granted options to acquire 14,000 shares of common stock when they were first elected to the board. For this initial grant, options for 6,000 shares vested on the first anniversary of the date of grant and options for 4,000 shares vested on the second and third anniversary of the date of grant. Thereafter, directors were also granted options to purchase 10,000 shares of common stock as of each annual meeting provided they remain a director at such time. For these annual grants, options for 2,000 shares vested on the first anniversary of the date of grant and options for 4,000 shares vest on the second and third anniversary of the date of grant. In connection with the Recapitalization, the vesting of all outstanding equity held by the non-employee directors was accelerated and exchanged for a cash payment equal to the excess of the $48.75 per share cash merger consideration over the exercise price of the option.

Following the Recapitalization, none of our non-employee directors receive a director fee or stock option grants but will be reimbursed for all reasonable expenses incurred in connection with their attendance at board meetings.

Compensation Committee Interlocks and Insider Participation

Prior to the Recapitalization, no member of the compensation committee was an officer or former officer of the Company or had any relationship with the Company that would be considered a related party transaction pursuant Item 404 of Regulation S-K. On October 24, 2006, Messrs. Fisher, Krauss and Sloma, each members of the compensation committee, resigned as part of the Recapitalization of the Company. After the Recapitalization, Mr. Thomas B. Barker, CEO of the Company, and Mr. Anthony J. DiNovi, Co-President of Thomas H. Lee Partners, L.P. performed the functions of the compensation committee and subsequent to the end of the fiscal year the board of directors nominated Mr. Thomas B. Barker and Mr. Anthony J. DiNovi to the compensation committee.

Mr. Anthony J. DiNovi, is Co-President of Thomas H. Lee Partners, L.P. Affiliates of Thomas H. Lee Partners, L.P. provide management and advisory services pursuant to a management agreement entered into in connection with the consummation of the Recapitalization. The fees for services aggregate approximately $3.3 million annually, and approximately $0.6 million in 2006. In addition, in consideration for financial advisory services and capital structure analysis services rendered in connection with the Recapitalization, affiliates of Thomas H. Lee Partners, L.P. received a transaction fee of approximately $33.1 million. Thomas H. Lee Partners, L.P. also received reimbursement for travel and other out-of pocket expenses associated with the Recapitalization transaction in the aggregate of approximately $0.1 million.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(c)
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders:
Stock options granted under the 2006 Executive Incentive Plan	2,555,000	$1.64	520,347
Restated Nonqualified Deferred Compensation Plan(1)	42,095	N/A	957,905

Total	2,597,095	$1.64	1,478,252

N/A — Not Applicable

(1)	Pursuant to the terms of the Restated Nonqualified Deferred Compensation Plan, eligible management, non-employee directors or highly compensated employees may elect to defer a portion of their compensation and have such deferred compensation notionally invested in the same mutual fund investments made available to participants of the 401(k) plan or in our Equity Strips. We match a percentage (50% in 2006) of any amounts notionally invested in our Equity Strips, where matched amounts are subject to a five-year vesting schedule with 20% vesting each year the individual is in the Plan. The maximum number of shares of common stock available under the Restated Nonqualified Deferred Compensation Plan was 1,000,000. At December 31, 2006 the notionally granted Equity Strips the Restated Nonqualified Deferred Compensation Plan was 42,095. The weighted average price of $1.64 does not take these awards into account.

Security Ownership

The following table summarizes the beneficial ownership of our common stock as of February 16, 2007 for:

•	each person who we know beneficially owns more than 5% of our common stock;

•	each director;

•	each executive officer whose name appears on the Summary Compensation Table; and

•	all directors and executive officers as a group.

Name and Address of Beneficial Owners(1)	Amount Beneficially Owned	Percent of Respective Class of Common Shares
Class A Shares
Gary L. West(2)	10,000,805	11.6%
Mary E. West(2)	10,000,805	11.6%
Quadrangle Group Funds(3)	10,000,000	11.6%
Thomas H. Lee Funds(4)	48,060,000	55.9%
Thomas B. Barker(5)	3,076,242	3.5%
Nancee R. Berger(6)	1,099,456	1.3%
J. Scott Etzler(7)	542,184	*
Steven M. Stangl(8)	615,888	*
Paul M. Mendlik(9)	701,881	*
All executive officers as a group (10 persons)(10)	8,434,659	9.5%
Class L Shares
Gary L. West(2)	1,250,101	12.8%
Mary E. West(2)	1,250,101	12.8%
Quadrangle Group Funds(3)	1,250,000	12.8%
Thomas H. Lee Funds(4)	6,007,500	61.4%
Thomas B. Barker(5)	178,280	1.8%
Nancee R. Berger(6)	43,682	*
J. Scott Etzler(7)	5,273	*
Steven M. Stangl(8)	14,486	*
Paul M. Mendlik(9)	25,235	*
All executive officers as a group (10 persons)(10)	360,582	3.6%

*	Less than 1%

(1)	The address of each of our executive officers and directors is c/o West Corporation, 11808 Miracle Hills Drive, Omaha, Nebraska 68154.

(2)	The address for this stockholder is 9746 Ascot Drive, Omaha, Nebraska 68114.

(3)	Includes 8,751,805 Class A and 1,093,976 Class L shares of common stock owned by Quadrangle Capital Partners II LP; 234,792 Class A and 29,349 Class L shares of common stock owned by Quadrangle Select Partners II LP; and 1,013,403 Class A and 126,675 Class L shares of common stock owned by Quadrangle Capital Partners II-A LP (collectively, the “Quadrangle Funds”). The Quadrangle Funds’ general partner is Quadrangle GP Investors II LP, whose general partner is QCP GP Investors II LLC (collectively, the “QF Advisors”). Shares held by the Quadrangle Funds may be deemed to be beneficially owned by the QF Advisors. The QF Advisors disclaim any beneficial ownership of any shares held by the Quadrangle Funds. Each of the Quadrangle Funds has an address c/o Quadrangle Group LLC, 375 Park Avenue, 14th Floor, New York, New York 10152.

(4)

Includes 19,320,935 Class A and 2,415,117 Class L shares of common stock owned by Thomas H. Lee Equity Fund VI, L.P.; 14,536,170 Class A and 1,817,021 Class L shares of common stock owned by Thomas H. Lee Parallel Fund VI, L.P.; 6,460,000 Class A and 807,500 Class L shares of common stock owned by THL Equity Fund VI Investors (West), L.P.; 1,781,778 Class A and 222,722 Class L shares of common stock owned by Thomas H. Lee Parallel (DT) Fund VI, L.P.; 73,052 Class A and 9,132 Class L shares of common stock owned by THL Coinvestment Partners, L.P.; and 1,600,000 Class A and 200,000 Class L shares of common stock owned by THL Equity Fund VI Investors (West) HL, L.P., (collectively, the “THL Funds”); 147,830 Class A and 18,479 Class L shares of common stock owned by Putnam Investment Holdings, LLC; and 140,234 Class A and 17,529 Class L shares of common stock owned by Putnam Investments Employees’ Securities Company III LLC (collectively, the “Putnam Funds”); 2,314,200 Class A and 289,150 Class L shares of common stock owned by THL Fund VI Bridge Corp.; 1,456,800 Class A and 182,100 Class L shares of common stock owned by THL Parallel Fund VI Bridge Corp.; and 230,000 Class A and 28,750 Class L shares of common stock owned by THL DT Fund VI Bridge

Corp. (collectively, the “THL Bridge Corps.”). The THL Funds’ general partner is THL Equity Advisors VI, LLC, whose sole member is Thomas H. Lee Partners, L.P., whose general partner is Thomas H. Lee Advisors, LLC (collectively, “Advisors”). Shares held by the THL Funds may be deemed to be beneficially owned by Advisors. Advisors disclaim any beneficial ownership of any shares held by the THL Funds. The Putnam Funds are co-investment entities of the THL Funds. Putnam Investment Holdings, LLC (“Holdings”) is the managing member of Putnam Investments Employees’ Securities Company III LLC (“ESC III”). Holdings disclaims any beneficial ownership of any shares held by ESC III. Putnam Investments LLC, the managing member of Holdings, disclaims beneficial ownership of any shares held by the Putnam Funds. The controlling shareholder of the THL Bridge Corps. is Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, LP., and Thomas H. Lee Parallel (DT) Fund VI, L.P., respectively, and each disclaims any beneficial ownership of any shares held by the THL Bridge Corps. Each of the THL Funds and the THL Bridge Corps. has an address c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, Massachusetts 02110. The Putnam Funds have an address c/o Putnam Investment, Inc., 1 Post Office Square, Boston, Massachusetts 02109.

(5)	Includes 1,293,088 Class A and 161,636 Class L shares subject to options.

(6)	Includes 349,456 Class A and 43,682 Class L shares subject to options.

(7)	Includes 42,184 Class A and 5,273 Class L shares subject to options.

(8)	Includes 115,888 Class A and 14,486 Class L shares subject to options.

(9)	Includes 178,360 Class A and 22,295 Class L shares subject to options.

(10)	Includes 2,727,984 Class A and 340,998 Class L shares subject to options.

The table above does not include 42,095 shares notionally granted under our Nonqualified Deferred Compensation Plan at December 31, 2006. These shares have not been granted, do not carry voting rights and cannot be sold until the end of the deferral periods, which begin in 2012 unless there is a change of control of the Company.

Except as otherwise noted, each person named in the table above has sole voting and investment power with respect to the shares. Beneficial ownership and percentages are calculated in accordance with Commission rules. Beneficial ownership includes shares subject to options that are currently exercisable or exercisable within 60 days.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Prior to the Recapitalization on October 24, 2006, the board of directors consisted of six members, three of which were determined to be independent pursuant to Rule 4200 (a)(15) of NASDAQ. The six members of the board prior to October 24, 2006 were Mary E. West, Gary L. West, George H. Krauss, Greg T. Sloma, William E. Fisher and the CEO, Thomas B. Barker. The independent directors were Messrs. Krauss, Sloma and Fisher.

On October 24, 2006, board members Mary E. West, Gary L. West, George H. Krauss, Greg T. Sloma and William E. Fisher each resigned their board positions as part of the Recapitalization of the Company. As a result of the Recapitalization, the Company is no longer required to have independent directors on its board. While the Company is not subject to the NASDAQ listing standards, the board did review such standards and determined that none of the Company’s directors are independent under those standards as a result of their positions with Thomas H. Lee Partners, L.P., Quadrangle Group LLC or the Company, as applicable.

Affiliates of Thomas H. Lee Partners, L.P. and Quadrangle Group LLC provide management and advisory services pursuant to a management agreement entered into in connection with the consummation of the Recapitalization. The fees for services aggregate $4.0 million annually, and approximately $0.8 million in 2006. In addition, in consideration for financial advisory services and capital structure analysis services rendered in connection with the Recapitalization, affiliates of Thomas H. Lee Partners, L.P. and Quadrangle Group LLC received an aggregate transaction fee of $40.0 million. Thomas H. Lee Partners, L.P. and Quadrangle Group LLC also received reimbursement for travel and other out-of pocket expenses associated with the Recapitalization transaction in the aggregate of approximately $0.2 million. Three members of our board are affiliated with Thomas H. Lee Partners, L.P.: Mr. Anthony J. DiNovi, Co-President, Mr. Soren L. Oberg, Managing Director, and Mr. Jeff T. Swenson, Vice President. One member of our board is affiliated with Quadrangle Group LLC: Mr. Joshua L. Steiner, Managing Principal.

We lease certain office space owned by a partnership owned by Gary L. West and Mary E. West, owners of approximately 24% of our common stock at December 31, 2006. Related party lease expense was approximately $0.7 million, $0.7 million and $0.9 million for the years ended December 31, 2006, 2005 and 2004, respectively. The lease expires in 2014.

The Company does not have a written related party policy, however, under its charter, the audit committee will review and approve all related party transactions as required to be reported pursuant to item 404(a) of Regulation S-X.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

Senior Secured Credit Facilities

Overview

In connection with the Recapitalization, we entered into senior secured credit facilities with a syndicate of institutional lenders and financial institutions. The following is a summary of the terms of our senior secured credit facilities.

Our senior secured credit facilities provide senior secured financing of up to $2,515.0 million, consisting of:

•

a $2,265.0 million term loan facility with a maturity of seven years, $2,100.0 million of which was available on the closing date of the Recapitalization and drawn in full in connection with the consummation of the Recapitalization and repayment of indebtedness incurred in connection with our acquisition of InPulse and $165.0 million of which was available upon the execution of an amendment to the term loan facility and drawn in full at that time in connection with our acquisition of CenterPost Communications, Inc.; and

•

a $250.0 million revolving credit facility with a maturity of six years, including a letter of credit sub-facility and a swingline loan sub-facility, none of which was drawn in connection with the consummation of the Recapitalization.

In addition, we may request additional tranches of term loans or increases to the revolving credit facility in an aggregate amount not exceeding $500.0 million plus the aggregate amount of principal payments previously made in respect of the term loan facility. Availability of such additional tranches of term loans or increases to the revolving credit facility is subject to the absence of any default, pro forma compliance with financial covenants and, among other things, the receipt of commitments by existing or additional financial institutions.

All borrowings under our senior secured credit facilities following the closing of the Recapitalization are subject to satisfaction of customary conditions, including the absence of any default and accuracy of representations and warranties.

Proceeds of the term loans and borrowings under our revolving credit facility on the closing date of the Recapitalization, together with other sources of funds described under “The Recapitalization,” were used to finance the Recapitalization. Proceeds of the revolving credit facility, swingline loans and letters of credit are also available to provide financing for working capital and general corporate purposes.

Interest Rate and Fees

Borrowings under our senior secured credit facilities bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the higher of (1) the prime lending rate as set forth on the British Banking Association Telerate Page 5 and (2) the federal funds effective rate from time to time plus 0.50% or (b) a LIBOR rate determined by reference to the costs of funds for deposits for the interest period relevant to such borrowing adjusted for certain additional costs.

The applicable margin percentage for senior secured term loans initially was a percentage per annum equal to 1.75% for base rate loans and 2.75% for LIBOR rate loans. On February 14, 2007, we entered into an amendment to the senior secured term loan, which included a repricing. The applicable margin percentage on February 14, 2007, was a percentage per annum equal to 1.375% for base rate loans and 2.375% for LIBOR rate loans. Thereafter, the applicable margin percentage for senior secured term loans is subject to adjustments based on our Corporate Family Rating from Moody’s Investors Service, Inc. and Issuer Credit Rating from Standard & Poor’s Rating Services.

The applicable margin percentage for borrowings under the revolving credit facility initially is a percentage per annum equal to 1.50% for base rate loans and 2.50% for LIBOR rate loans. Beginning with the date of delivery of financial statements for the first full fiscal quarter completed after the closing of the Recapitalization, the applicable margin percentage with respect to borrowings under the revolving credit facility will be subject to adjustments based upon our leverage ratio.

We are required to pay each lender a commitment fee in respect of any unused commitments under the revolving credit facility, which will initially be 0.50% per annum until the date of delivery of financial statements for the first full fiscal quarter completed after the closing of the Recapitalization and thereafter subject to adjustments based on our leverage ratio.

Prepayments

Our senior secured credit facilities requires us to prepay outstanding term loans, subject to certain exceptions, with:

•	50% (which percentage will be reduced to 25% and to 0% based upon our leverage ratio) of our annual excess cash flow;

•	100% of the net cash proceeds of certain asset sales and casualty and condemnation events, subject to reinvestment rights and certain other exceptions; and

•	100% of the net cash proceeds of any incurrence of certain debt, other than debt permitted under our senior secured credit facilities.

The foregoing mandatory prepayments will be applied to installments of the term loan facility in direct order of maturity.

We may voluntarily repay outstanding loans under our senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to LIBOR loans.

Amortization of Term Loans

Our senior secured credit facilities require scheduled quarterly payments on the term loan facility equal to 0.25% of the initial aggregate principal amount of the term loans, with the balance due at maturity.

Collateral and Guarantees

Our obligations under the senior secured credit facilities are fully and unconditionally guaranteed jointly and severally by, subject to certain exceptions, each of our existing and future domestic wholly owned subsidiaries. All obligations under our senior secured credit facilities, and the guarantees of those obligations, are secured by substantially all of our and our subsidiary guarantors’ existing and future property and assets and by a pledge of the capital stock of our material domestic wholly owned restricted subsidiaries, subject to certain exceptions, and up to 65% of the capital stock of our material first-tier foreign wholly owned restricted subsidiaries.

Certain Covenants and Events of Default

Our senior secured credit facilities require us to comply on a quarterly basis with the following financial covenants:

•	a maximum leverage ratio; and

•	a minimum interest coverage ratio.

These financial covenants will become more restrictive over time. In addition, our senior secured credit facilities include negative covenants that will, subject to significant exceptions, limit our ability and the ability of our restricted subsidiaries to, among other things:

•	incur additional indebtedness;

•	create liens on assets;

•	engage in mergers or consolidations;

•	sell assets (including pursuant to sale and leaseback transactions);

•	pay dividends and distributions or repurchase our capital stock;

•	make investments, loans or advances;

•	make capital expenditures;

•	repay subordinated indebtedness (including the outstanding senior subordinated notes and the exchange senior subordinated notes);

•	engage in certain transactions with affiliates;

•	amend material agreements governing our subordinated indebtedness (including the outstanding senior subordinated notes and the exchange senior subordinated notes); and

•	change our lines of business.

Our senior secured credit facilities include certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, the invalidity of material provisions of the senior secured credit facilities documentation, the failure of collateral under the security documents for our senior secured credit facilities, the failure of our senior secured credit facilities to be senior debt under the subordination provisions of certain of our subordinated debt (including the outstanding senior subordinated notes and the exchange senior subordinated notes), and a change of control. If an event of default occurs, the lenders under our senior secured credit facilities will be entitled to take various actions, including the acceleration of all amounts due under our senior secured credit facilities and all actions permitted to be taken by a secured creditor.

Revolving Financing Facilities

We maintain, through majority-owned subsidiaries, WAP and WAP II, revolving financing facilities with a third-party specialty lender, Cargill. The lender is also a minority interest holder in WAP and WAP II. Pursuant to this arrangement, we borrow 80% to 85% of the purchase price of each portfolio purchase from Cargill and we fund the remaining purchase price. Interest accrues on the outstanding debt at a variable rate of 2% over prime. The debt is non-recourse and is collateralized by all receivable portfolios within a loan series. Each loan series contains a group of portfolio asset pools that have an aggregate original principal amount of approximately $20 million. Payments are due monthly for two years from the date of origination. At December 31, 2006, we had $87.2 million of non-recourse portfolio notes payable outstanding under this facility compared to $40.5 million outstanding at December 31, 2005. The facility also includes a commitment to finance $150.0 million of accounts receivable purchases over three years.

DESCRIPTION OF EXCHANGE NOTES

The terms of the exchange notes are identical in all material respects to the outstanding notes except that, upon completion of the exchange offers, the exchange notes will be registered under the Securities Act and free of any covenants regarding exchange registration rights. The terms of the notes include those stated in the indentures and those made part of the indentures by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Unless otherwise noted, all references to “$” refer to U.S. dollars.

The descriptions provided in “Description of Senior Notes” and in “Description of Senior Subordinated Notes” are summaries of the material provisions of the indentures. These descriptions do not restate the indentures in their entirety. We urge you to read the indentures because they, and not these descriptions, define your rights as holders of the notes. You may obtain a copy of the indentures from the Company at our address set forth in under the heading “Prospectus Summary—Corporate Information.”

The registered holder of any note will be treated as the owner of it for all purposes, except where otherwise required by applicable law. Only registered holders will have rights under the indentures.

DESCRIPTION OF SENIOR NOTES

General

Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description, (i) the terms “we,” “our” and “us” each refer to West Corporation (“West”) and its consolidated Subsidiaries, and (ii) the term “Issuer” refers only to West and not any of its Subsidiaries.

The terms of the exchange senior notes are identical in all material respects to the outstanding senior notes except that, upon completion of the exchange offers, the exchange senior notes will be registered under the Securities Act and free of any covenants regarding exchange registration rights.

The Issuer issued $650,000,000 aggregate principal amount of 9 1/2% senior notes due 2014 (the “Senior Notes”) under an indenture dated October 24, 2006 (the “Indenture”) among the Issuer, the Guarantors and The Bank of New York, as trustee (the “Trustee”). The Senior Notes were issued in a private transaction that was not subject to the registration requirements of the Securities Act. Except as set forth herein, the terms of the Senior Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. In this description, the exchange senior notes together with the outstanding senior notes, are referred to as the “Senior Notes”.

The following description is only a summary of the material provisions of the Indenture, does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture, including the definitions therein of certain terms used below. We urge you to read the Indenture because it, not this description, defines your rights as a Holder of the Senior Notes. You may request copies of the Indenture at our address set forth under the heading “Prospectus Summary—Corporate Information.”

Brief Description of Senior Notes

The Senior Notes:

•	are unsecured senior obligations of the Issuer;

•	are guaranteed on an unsecured senior basis by each Restricted Subsidiary that guarantees the Senior Credit Facilities;

•	are pari passu in right of payment with all existing and future Senior Indebtedness (including the Senior Credit Facilities) of the Issuer;

•	are effectively subordinated to all secured Indebtedness of the Issuer (including the Senior Credit Facilities) to the extent of the value of the assets securing such Indebtedness;

•	are senior in right of payment to all existing and future Subordinated Indebtedness (as defined with respect to the Senior Notes) (including the Senior Subordinated Notes) of the Issuer; and

•	are subject to registration with the SEC pursuant to the Registration Rights Agreement.

Guarantees

The Guarantors, as primary obligors and not merely as sureties, have initially jointly and severally irrevocably and unconditionally guaranteed, on an unsecured senior basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the Senior Notes, whether for payment of principal of or interest on or Additional Interest in respect of the Senior Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture.

All of the Restricted Subsidiaries (other than as detailed below) have initially guaranteed the Senior Notes. Each of the Guarantees of the Senior Notes:

•	is a general unsecured senior obligation of each Guarantor;

•	is pari passu in right of payment with all existing and future Senior Indebtedness of each such entity;

•	is senior in right of payment to any existing and future Subordinated Indebtedness (including the Guarantees of the Senior Subordinated Notes) of each such entity; and

•	is effectively subordinated to all secured Indebtedness of each such entity.

The Senior Notes are structurally subordinated to Indebtedness of Subsidiaries of the Issuer that do not guarantee the Senior Notes.

Not all of the Issuer’s Subsidiaries have guaranteed or will guarantee the Senior Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt, their preferred stockholders and their trade creditors before they will be able to distribute any of their assets to the Issuer. None of our Foreign Subsidiaries, non-Wholly-Owned Subsidiaries (subject to certain limited exceptions), Receivables Subsidiaries or Receivables Management Subsidiaries have guaranteed or will guarantee the Senior Notes. For the year ended December 31, 2006, the non-guarantor Subsidiaries generated approximately 14.9% of West’s total revenue (approximately 8.0% not including the revenues of our non-guarantor receivables management subsidiary WAP) and 25.3% of West’s Adjusted EBITDA (approximately 7.0% not including WAP). In addition, as of December 31, 2006, the non-guarantor Subsidiaries held approximately 8.7% of West’s consolidated assets (2.2% not including WAP).

The obligations of each Guarantor under its Guarantees are limited as necessary to prevent the Guarantees from constituting a fraudulent conveyance under applicable law.

Any entity that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

If a Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Related to the Exchange Notes and Our Other Indebtedness—Federal and state fraudulent transfer laws may permit a court to void the exchange notes and guarantees, and, if that occurs, you may not receive any payment on the exchange notes.”

A Guarantee by a Guarantor provides by its terms that it shall be automatically and unconditionally released and discharged upon:

(1) (a) any sale, exchange, disposition or transfer (by merger or otherwise) of (x) the Capital Stock of such Guarantor after which the applicable Guarantor is no longer a Restricted Subsidiary or (y) all or substantially all the assets of such Guarantor which sale, exchange, disposition or transfer is made in compliance with the applicable provisions of the Indenture;

(b) the release or discharge of such Guarantor from its guarantee of Indebtedness under the Senior Credit Facilities (including by reason of the termination of the Senior Credit Facilities) or the guarantee that resulted in the obligation of such Guarantor to guarantee the Senior Notes, except a discharge or release by or as a result of payment under such guarantee;

(c) the proper designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary; or

(d) the Issuer exercising its legal defeasance option or covenant defeasance option as described under “—Legal Defeasance and Covenant Defeasance” or the Issuer’s obligations under the Indenture being discharged in accordance with the terms of the Indenture; and

(2) the Issuer or such Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Ranking

Senior Secured Indebtedness Versus the Senior Notes

The payment of the principal of, premium, if any, and interest and Additional Interest, if any, on the Senior Notes and the payment of any Guarantee ranks pari passu in right of payment with the prior payment in cash in full of all Senior Indebtedness of the Issuer or the relevant Guarantor, as the case may be, including the obligations of the Issuer and such Guarantor under the Senior Credit Facilities.

The Senior Notes are effectively subordinated in right of payment to all of the Issuer’s and the Guarantors’ existing and future Secured Indebtedness to the extent of the value of the assets securing such Indebtedness. As of December 31, 2006, the Issuer had $2,100 million of Secured Indebtedness and $250.0 million of availability under the Senior Credit Facilities.

Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuer and the Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Paying Agent and Registrar for the Senior Notes

The Issuer maintains one or more paying agents for the Senior Notes in the Borough of Manhattan, City of New York. The initial paying agent for the Senior Notes is the Trustee.

The Issuer also maintains a registrar with offices in the Borough of Manhattan, City of New York. The initial registrar is the Trustee. The registrar will maintain a register reflecting ownership of the Senior Notes outstanding from time to time and will make payments on and facilitate transfer of Senior Notes on behalf of the Issuer.

The Issuer may change the paying agents or the registrars without prior notice to the Holders. The Issuer or any of its Subsidiaries may act as a paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange Senior Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Senior Notes. Holders will be required to pay all taxes due on transfer. The Issuer is not required to transfer or exchange any Senior Note selected for redemption. Also, the Issuer is not required to transfer or exchange any Senior Note for a period of 15 days before a selection of Senior Notes to be redeemed.

Principal, Maturity and Interest

The Issuer issued $650,000,000 of Senior Notes. The Senior Notes will mature on October 15, 2014. The Senior Notes were issued in denominations of $2,000 and integral multiples of $1,000 in excess of thereof. Subject to compliance with the covenant described below under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” the Issuer may issue additional Senior Notes from time to time under the Indenture (“Additional Senior Notes”). The Senior Notes

offered by the Issuer and any Additional Senior Notes subsequently issued under the Indenture are treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Senior Notes” for all purposes of the Indenture and this “Description of Senior Notes” include any Additional Senior Notes that are actually issued.

Interest on the Senior Notes accrues at the rate of 9 1/2% per annum and is payable semi-annually in arrears on April 15 and October 15 of each year, commencing on April 15, 2007 (and at maturity) to the Holders of Senior Notes of record on the 15th calendar day immediately preceding such interest payment date. Interest on the Senior Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest on the Senior Notes is computed on the basis of a 360-day year comprised of twelve 30-day months.

Additional Interest

Additional Interest may accrue on the Senior Notes in certain circumstances pursuant to the Registration Rights Agreement. All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the Senior Notes shall be deemed to include any Additional Interest pursuant to the Registration Rights Agreement. Principal of, premium, if any, and interest on the Senior Notes will be payable at the office or agency of the Issuer maintained for such purpose within the City and State of New York or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders of the Senior Notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to the Senior Notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Issuer, the Issuer’s office or agency in New York will be the office of the Trustee maintained for such purpose.

Mandatory Redemption; Offers To Purchase; Open Market Purchases

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Senior Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Senior Notes as described under the caption “—Repurchase at the Option of Holders.” We may at any time and from time to time purchase Senior Notes in the open market or otherwise.

Optional Redemption

Except as set forth below, the Issuer is not entitled to redeem the Senior Notes at its option prior to October 15, 2010.

At any time prior to October 15, 2010 the Issuer may redeem all or a part of the Senior Notes (including Additional Senior Notes), upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to the registered address of each Holder, or otherwise delivered in accordance with the procedures of DTC, at a redemption price equal to 100% of the principal amount of Senior Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the date of redemption (the “Redemption Date”), subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

On and after October 15, 2010 the Issuer may redeem the Senior Notes (including Additional Senior Notes), in whole or in part, upon notice as described under the heading “—Selection and Notice” at the redemption prices (expressed as percentages of principal amount of the Senior Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon and Additional Interest, if any, to the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on October 15 of each of the years indicated below:

Year	Percentage
2010	104.750%
2011	102.375%
2012 and thereafter	100.000%

In addition, until October 15, 2009, the Issuer may, at its option, on one or more occasions redeem up to 35% of the aggregate principal amount of Senior Notes (including Additional Senior Notes) issued by it at a redemption price equal to 109.50% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and Additional Interest, if any, to the applicable Redemption Date, subject to the right of Holders of Senior Notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings; provided that at least 65% of the sum of the aggregate principal amount of Senior Notes originally issued under the Indenture and any Additional Senior Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such Equity Offering.

Notice of any redemption upon any Equity Offering may be given prior to the redemption thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

The Trustee shall select the Senior Notes to be purchased in the manner described under “—Selection and Notice.”

Repurchase at the Option of Holders

Change of Control

The Senior Notes provide that if a Change of Control occurs, unless the Issuer has previously or concurrently mailed a redemption notice with respect to all the outstanding Senior Notes as described under “—Optional Redemption,” the Issuer will make an offer to purchase all of the Senior Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, subject to the right of Holders of the Senior Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder of Senior Notes to the address of such Holder appearing in the security register with a copy to the Trustee or otherwise in accordance with the procedures of DTC, with the following information:

(1) that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that all Senior Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any Senior Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuer defaults in the payment of the Change of Control Payment, all Senior Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Senior Notes purchased pursuant to a Change of Control Offer will be required to surrender such Senior Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Senior Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered Senior Notes and their election to require the Issuer to purchase such Senior Notes, provided that the paying agent receives, not later than the close of business on the third Business Day prior to the Change of Control Payment Date, notice, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder of the Senior Notes, the principal amount of Senior Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Senior Notes and its election to have such Senior Notes purchased;

(7) that if the Issuer is redeeming less than all of the Senior Notes, the Holders of the remaining Senior Notes will be issued new Senior Notes and such new Senior Notes will be equal in principal amount to the unpurchased portion of the Senior Notes surrendered. The unpurchased portion of the Senior Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof; and

(8) the other instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Senior Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(1) accept for payment all Senior Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Senior Notes or portions thereof so tendered; and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Senior Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Senior Notes or portions thereof have been tendered to and purchased by the Issuer.

The Senior Credit Facilities provide, and future credit agreements or other agreements relating to Senior Indebtedness to which the Issuer becomes a party may provide, that certain change of control events with respect to the Issuer constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under our Senior Credit Facilities, we could seek a waiver of such default or seek to refinance our Senior Credit Facilities. In the event we do not obtain such a waiver or refinance the Senior Credit Facilities, such default could result in amounts outstanding under our Senior Credit Facilities being declared due and payable and cause a Receivables Facilities to be wound down.

Our ability to pay cash to the Holders of Senior Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The Change of Control purchase feature of the Senior Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and us. After the Transaction and the Issue Date, we have no present intention to engage in a transaction that would involve a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants—Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Senior Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders of the Senior Notes protection in the event of a highly leveraged transaction.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Senior Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Issuer to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Senior Notes may require the Issuer to make an offer to repurchase the Senior Notes as described above. The provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Senior Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Senior Notes.

Asset Sales

The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(1) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash and Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Issuer or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Senior Notes or the Guarantees, that are assumed by the transferee of any such assets and for which the Issuer and all of its Restricted Subsidiaries have been validly released by all creditors in writing,

(b) any securities received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash and/or Cash Equivalents (to the extent of the cash and/or Cash Equivalents received) within 180 days following the closing of such Asset Sale, and

(c) any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value (as determined in good faith by the Issuer), taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $150.0 million and (y) 7.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash and Cash Equivalents for purposes of this provision and for no other purpose.

Within 450 days after the receipt of any Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply such Net Proceeds from such Asset Sale,

(1) to permanently reduce:

(a) Obligations under the Senior Credit Facilities, and to correspondingly reduce commitments with respect thereto,

(b) Obligations under Indebtedness (other than Subordinated Indebtedness) that is secured by Liens, which Liens are permitted by the Indenture, and to correspondingly reduce commitments with respect thereto,

(c) Obligations under other Senior Indebtedness (and to correspondingly reduce commitments with respect thereto); provided that the Issuer shall equally and ratably reduce Obligations under the Senior Notes as provided under “—Optional Redemption,” through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders of Senior Notes to purchase their Senior Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, and Additional Interest, if any, on the amount of Senior Notes that would otherwise be prepaid, or

(d) Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Issuer or another Restricted Subsidiary; or

(2) to make (a) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary (which acquisition may be in the form of a merger, amalgamation, consolidation or similar transaction), (b) capital expenditures or (c) acquisitions of other assets, in the case of each of (a), (b) and (c), used or useful in a Similar Business, or

(3) to make an Investment in (a) any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary (which acquisition may be in the form of a merger, amalgamation, consolidation or similar transaction), (b) properties or (c) other assets that, in the case of each of (a), (b) and (c), replace the businesses, properties and/or assets that are the subject of such Asset Sale;

provided that, in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer, or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 90 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $40.0 million, the Issuer shall make an offer to all Holders of the Senior Notes and, if required by the terms of any Indebtedness that is pari passu with the Senior Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Senior Notes and such Pari Passu Indebtedness that is $2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $40.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee or otherwise in accordance with the procedures of DTC.

To the extent that the aggregate amount of Senior Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to compliance with other covenants contained in the Indenture. If the aggregate principal amount of Senior Notes and the Pari Passu Indebtedness surrendered in an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Senior Notes and such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Senior Notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero (regardless of whether Senior Notes and Pari Passu Indebtedness were surrendered and whether any Excess Proceeds thereafter remain).

Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Senior Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

Selection and Notice

If the Issuer is redeeming less than all of the Senior Notes issued by it at any time, the Trustee will select the Senior Notes to be redeemed (a) if the Senior Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Senior Notes are listed or (b) on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate.

Notices of purchase or redemption shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of Senior Notes at such Holder’s registered address or otherwise in accordance with the procedures of the DTC, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Senior Notes or a satisfaction and discharge of the Indenture. If any Senior Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Senior Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

The Issuer will issue a new Senior Note in a principal amount equal to the unredeemed or unpurchased portion, if any, of the Senior Note called for redemption or tendered for purchase in the name of the Holder upon cancellation of the redeemed or purchased Senior Note. Senior Notes called for redemption or tendered for purchase become due on the date fixed for redemption or purchase. On and after the redemption date, interest ceases to accrue on Senior Notes or portions thereof called for redemption or tendered for purchase.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture. If on any date following the Issue Date (i) the Senior Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Issuer and the Restricted Subsidiaries will not be subject to the covenants (the “Suspended Covenants”) described under:

(1)	“Repurchase at the Option of Holders—Asset Sales”;

(2)	“—Limitation on Restricted Payments”;

(3)	“—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(4)	clause (4) of the first paragraph of “—Merger, Consolidation or Sale of All or Substantially All Assets”;

(5)	“—Transactions with Affiliates”;

(6)	“—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(7)	“—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”; and

(8)	“Repurchase at the Option of Holders—Change of Control”.

In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies (a) withdraw their Investment Grade Rating or downgrade the rating assigned to the Senior Notes below an Investment Grade Rating and/or (b) the Issuer or any of its Affiliates enters into an agreement to effect a transaction that would result in a Change of Control and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the Senior Notes below an Investment Grade Rating, then the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events.

There can be no assurance that the Senior Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Restricted Payments

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I) declare or pay any dividend or make any payment having the effect thereof or any distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(a) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or

(b) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer, including in connection with any merger or consolidation;

(III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(a) Indebtedness permitted under clauses (7) and (8) of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b) the purchase, repurchase or other acquisition of Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(IV) make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (solely with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (b) thereof only), (6)(c) and (9) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(a) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from October 1, 2006 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property received by the Issuer since immediately after the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of:

(i) (A) Equity Interests of the Issuer, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property received from the sale of:

(x) Equity Interests to members of management, directors or consultants of the Issuer, any direct or indirect parent entity of the Issuer and the Issuer’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and

(y) Designated Preferred Stock

and (B) to the extent such net cash proceeds are actually contributed to the Issuer, Equity Interests of any direct or indirect parent entity of the Issuer (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph); or

(ii) debt securities of the Issuer that have been converted into or exchanged for Equity Interests of the Issuer or any direct or indirect parent entity of the Issuer;

provided, however, that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock (as defined below), (X) Equity Interests or convertible debt securities of the Issuer sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into or exchanged for Disqualified Stock pursuant to the terms thereof or (Z) Excluded Contributions; plus

(c) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property contributed to the capital of the Issuer following the Issue Date (other than (i) net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” (ii) by a Restricted Subsidiary and (iii) from any Excluded Contributions); plus

(d) 100% (50% in the case of Excluded Dispositions) of the aggregate amount received in cash and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property received by means of:

(i) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments and Excluded Dispositions made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances and releases of guarantees, which constitute Restricted Investments by the Issuer or its Restricted Subsidiaries, in each case after the Issue Date; or

(ii) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution of capital or property from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Issue Date; plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Issuer in good faith or, if such fair market value may exceed $75.0 million, in writing by an Independent Financial Advisor, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer (other than to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (7) or (11) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment).

The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2) (a) the redemption, purchase, repurchase, defeasance, retirement or other acquisition or retirement of any Equity Interests (“Treasury Capital Stock”) of the Issuer or any direct or indirect parent entity of the Issuer or Subordinated Indebtedness (i) in exchange for, or out of the proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary or the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of, Equity Interests of the Issuer (other than any Disqualified Stock) and/or (ii) in exchange for, or out of the proceeds of, the contribution to the Issuer by any direct or indirect parent entity of the Issuer of Equity Interests of any direct or indirect parent entity of the Issuer of cash, Cash Equivalents and marketable securities from the net proceeds of the sale or issuance (other than to a Restricted Subsidiary or the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of Equity Interests of any direct or indirect parent entity of the Issuer) (any such Equity Interests of the Issuer and any direct or indirect parent entity of the Issuer, collectively, “Refunding Capital Stock”), (b) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of Refunding Capital Stock of the Issuer, and (c) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent entity of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent incurrence or issuance of, new Indebtedness of the Issuer or a Guarantor, as the case may be, which is incurred or issued in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a) the principal amount of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on (which shall include obligations of this type constituting Additional Interest hereunder), the Subordinated Indebtedness being so redeemed, repurchased, defeased, exchanged, acquired or retired for value, plus the amount of any applicable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, defeased, exchanged, acquired or retired, plus any tender premium, defeasance costs, and any reasonable fees and expenses incurred in connection with such redemption, repurchase, defeasance, exchange, acquisition or retirement and the issuance or incurrence of such new Indebtedness;

(b) such new Indebtedness is subordinated to the Senior Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so redeemed, repurchased, defeased, exchanged, acquired or retired for value;

(c) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, defeased, exchanged, acquired or retired; and

(d) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, exchanged, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Issuer or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $15.0 million (which shall increase to $20.0 million subsequent to the consummation of an underwritten public Equity Offering by the Issuer or any direct or indirect parent entity of the Issuer) with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $30.0 million in any calendar year (which shall increase to $40.0 million subsequent to the consummation of an underwritten public Equity Offering by the Issuer or any direct or indirect parent entity of the Issuer); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer and, to the extent contributed to the Issuer, Equity Interests of any of the Issuer’s direct or indirect parent companies, in each case to members of management, directors or consultants of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph; plus

(b) the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries after the Issue Date; less

(c) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);

and provided further that cancellation of Indebtedness owing to the Issuer from future, present or former employees, directors or consultants of the Issuer, any of the Issuer’s direct or indirect parent companies or any of the Issuer’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5) the declaration and payment of dividends and distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends and distributions are included in the definition of “Fixed Charges”;

(6) (a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer after the Issue Date;

(b) the declaration and payment of dividends and distributions to a direct or indirect parent entity of the Issuer, the proceeds of which will be used to fund the payment of dividends and distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent entity issued after the Issue Date, provided that the amount of dividends and distributions paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the Issuer from the sale of such Designated Preferred Stock; or

(c) the declaration and payment of dividends and distributions on Refunding Capital Stock that is Preferred Stock in excess of the dividends and distributions declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, however, in the case of each of (a), (b) and (c) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends and distributions on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of, or the consideration for such sale is not subsequently sold, transferred for or converted into, cash or marketable securities, not to exceed the greater of (x) $75.0 million and (y) 3.5% of Total Assets at the time of such Investment (with the fair market value of each outstanding Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9) the declaration and payment of dividends and distributions on the Issuer’s common stock (or the payment of dividends and distributions to any direct or indirect parent entity to fund a payment of dividends and distributions on such entity’s common stock), following the first public offering of the Issuer’s common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Issuer in or from any such public offering, other than public offerings with respect to the Issuer’s common stock registered on Form S-4 and other than any public sale constituting an Excluded Contribution;

(10) Restricted Payments that are made with Excluded Contributions;

(11) other Restricted Payments in an aggregate amount, taken together with all other Restricted Payments made pursuant to this clause (11) that are at the time outstanding, not to exceed the greater of (x) $150.0 million and (y) 5.0% of Total Assets at the time made;

(12) any Restricted Payment in connection with the Transaction (including any amounts to be paid under, or contemplated by, the Transaction Agreement) and the fees and expenses related thereto or owed to Affiliates, including any payments to holders of Equity Interests of the Issuer (immediately prior to giving effect to the Transaction) in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto;

(13) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales”; provided that a Change of Control Offer or Asset Sale Offer, as applicable, has been made and all Senior Notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(14) the declaration and payment of dividends and distributions by the Issuer to, or the making of loans to, any direct or indirect parent in amounts required for any direct or indirect parent entity of the Issuer to pay, in each case without duplication,

(a) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b) federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Issuer and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Issuer and its Restricted Subsidiaries would be required to pay in respect of federal, state and local taxes for such fiscal year were the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity;

(c) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent entity of the Issuer to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(d) general corporate operating and overhead costs and expenses of any direct or indirect parent entity of the Issuer to the extent such costs and expenses are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries, including, without limitation, in respect of director fees and expenses, administrative, legal and accounting services provided by third parties and other costs and expenses including all costs and expenses with respect to filings with the SEC plus any indemnification claims made by directors or officers of any direct or indirect parent attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries; and

(e) fees and expenses other than to Affiliates of the Issuer related to any unsuccessful equity or debt offering of any direct or indirect parent entity;

(15) the distribution, dividend or other transfer or disposition of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents) or the proceeds thereof;

(16) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Issuer or any direct or indirect parent entity of the Issuer; provided that any such cash payment shall not be for the purpose of evading the limitation of this covenant;

(17) distributions or payments of Receivables Fees;

(18) the declaration and payment of dividends and distributions on the Equity Interests of any Receivables Management Subsidiary to holders of minority interests to the extent such holder (or its Affiliate) participates in the Receivables Management Business (including as a lender or financier under any financing provided to a Receivables Management Subsidiary; and

(19) the payment of dividends and other distributions to any direct or indirect parent entity of the Issuer not to exceed an amount equal to any reduction in taxes actually realized by the Issuer and its Restricted Subsidiaries in connection with, or otherwise resulting from, the Transaction in the form of refunds, credits or deductions as a direct result of transaction fees and expenses, commitment and other financing fees and severance, change in control and other compensation expense incurred in connection with the exercise, repurchase, rollover or payout of stock options or bonuses;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (7), (11), (15) and (19), no Default shall have occurred and be continuing or would occur as a consequence thereof.

The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary after the Issue Date except pursuant to the second to last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be

Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (7), (10), (11) or (15) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Issuer and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided, however, that Restricted Subsidiaries that are not Guarantors may not incur Indebtedness or issue Disqualified Stock or Preferred Stock if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), more than an aggregate of $200.0 million of Indebtedness or Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Guarantors is outstanding pursuant to this paragraph at such time.

The foregoing limitations will not apply to:

(1) the incurrence of Indebtedness under Credit Facilities by the Issuer or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount outstanding at any one time equal to (a) $2,350.0 million plus (b) the Incremental Facilities Amount;

(2) the incurrence by the Issuer and any Guarantor of Indebtedness represented by (a) the Senior Notes (including any Guarantee) (other than any Additional Senior Notes) and exchange notes issued in respect of the Senior Notes and any Guarantee thereof and (b) the Senior Subordinated Notes (including any guarantee thereof) and exchange notes issued in respect of the Senior Subordinated Notes and any guarantee thereof;

(3) Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2));

(4) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Issuer or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) (including through the refunding, refinancing or reimbursement of amounts originally applied or incurred for such purposes) up to an aggregate amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (4) and including any Indebtedness incurred to refund, refinance or replace any other Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (4), does not exceed the greater of (x) $175.0 million and (y) 8.0% of Total Assets at any time outstanding;

(5) Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6) Indebtedness arising from agreements of the Issuer or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that

(a) such Indebtedness is not reflected on the balance sheet of the Issuer, or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6)(a)); and

(b) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and its Restricted Subsidiaries in connection with such disposition;

(7) Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Senior Notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted under this clause (7);

(8) Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided, however, that if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated in right of payment to the Guarantee of the Senior Notes of such Guarantor; provided further that any subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien), directly or through the disposition of the Restricted Subsidiary holding such Indebtedness, shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted under this clause (8);

(9) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary, provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another of its Restricted Subsidiaries or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted under this clause (9);

(10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” exchange rate risk or commodity pricing risk;

(11) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees, and of obligations in respect of letters of credit related thereto, provided by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(12) (a) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate amount since the Issue Date equal to 200% of the net cash proceeds received by the Issuer since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or cash contributed to the capital of the Issuer (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Issuer or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of the first paragraph of “—Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of “—Certain Covenants—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) and (b) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred or issued pursuant to this clause (12)(b), does not at any one time outstanding exceed $250.0 million (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued pursuant to this clause (12)(b) shall cease to be deemed incurred or issued or outstanding for purposes of this clause (12)(b) but shall be deemed incurred or issued for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred or issued such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (12)(b));

(13) the incurrence or issuance by the Issuer or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund, refinance or replace any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued as permitted under the first paragraph of this covenant and clauses (2), (3) and (12)(a) above, this clause (13) and clause (14) below or any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued to so refund, refinance or replace such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred or issued to pay premiums (including tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(a) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, replaced or refinanced,

(b) to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the Senior Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu to the Senior Notes or the Guarantee at least to the same extent as the Indebtedness being refinanced, replaced or refunded or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(c) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer;

(ii) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer, that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(iii) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and provided further that subclause (a) of this clause (13) will not apply to any refunding, replacing or refinancing of any Indebtedness outstanding under any Credit Facility;

(14) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer and any Restricted Subsidiary incurred to finance an acquisition (including any merger, amalgamation or consolidation) and (y) Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into, or amalgamated or consolidated with, the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that, after giving effect to such acquisition, merger, amalgamation or consolidation, such Indebtedness, Disqualified Stock or Preferred Stock is Permitted Acquisition Debt;

(15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(16) Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to any Credit Facility, in a principal amount not in excess of the stated amount of such letter of credit;

(17) (a) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or

(b) any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer provided that such guarantee is incurred in accordance with the covenant described below under “—Additional Subsidiary Guarantees”;

(18) Indebtedness of Foreign Subsidiaries of the Issuer incurred not otherwise permitted hereunder up to an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (18), does not exceed the greater of (x) $100.0 million and (y) 4.5% of the Total Assets at any time outstanding (it being understood that any Indebtedness incurred pursuant to this clause (18) shall cease to be deemed incurred or outstanding for purposes of this clause (18) but shall be deemed incurred for the purposes of the first paragraph of this covenant upon reclassification pursuant to clause (1) of the third paragraph of this covenant);

(19) Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(20) Indebtedness consisting of Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent described in clause (4) of the second paragraph under the caption “—Limitation on Restricted Payments”; and

(21) Indebtedness under any Receivables Management Financing; provided that (i) the amount of Indebtedness incurred under a Receivables Management Financing shall not exceed 90% of the value of the Receivables Management Assets purchased with such proceeds and (ii) at the time of incurrence and after giving pro forma effect thereto, the Receivables Management Leverage Ratio would be no greater than 3.0 to 1.0.

For purposes of determining compliance with this covenant:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (21) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, may classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses; provided that all Indebtedness outstanding under the Credit Facilities on the Issue Date will be treated as incurred on the Issue Date under clause (1) of the preceding paragraph and such amounts outstanding under clause (1) on the Issue Date may not be later reclassified; and

(2) at the time of incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above.

Accrual of interest (or dividends), the accretion of accreted value and the payment of interest (or dividends) in the form of additional Indebtedness, Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The Indenture provides that the Issuer will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Senior Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer or such Guarantor, as the case may be.

The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Liens

The Issuer will not, and will not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related Guarantee, on any asset or property of the Issuer or any Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Senior Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Senior Notes or the Guarantees are equally and ratably secured, except that the foregoing shall not apply to (a) Liens securing Indebtedness permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of the Indenture to be incurred pursuant to clause (1) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (b) Liens incurred to secure Obligations in respect of any Indebtedness permitted to be incurred pursuant to the covenant described above under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that, with respect to Liens securing Obligations permitted under this subclause (b), at the time of incurrence and after giving pro forma effect thereto (and the uses thereof), the Consolidated Secured Debt Ratio would be no greater than 4.25 to 1.0.

Any Lien created for the benefit of Holders of the Senior Notes pursuant to this covenant shall be deemed automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) above.

Merger, Consolidation or Sale of All or Substantially All Assets

The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the jurisdiction of organization of the Issuer or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Senior Notes and the Indenture pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or

(b) the Fixed Charge Coverage Ratio for the Successor Company would be greater than the Fixed Charged Coverage Ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, in which case clause (1)(b) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture, the Senior Notes and the Registration Rights Agreement; and

(6) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

The Successor Company will succeed to, and be substituted for, the Issuer, as the case may be, under the Indenture, the Guarantees and the Senior Notes, as applicable. The foregoing clauses (3) (4), (5) and (6) shall not apply to the merger contemplated by the Transaction Agreement. Notwithstanding the foregoing clauses (3) and (4),

(1) any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Issuer, and

(2) the Issuer may merge with an Affiliate of the Issuer, as the case may be, solely for the purpose of reincorporating the Issuer in a State of the United States so long as the amount of Indebtedness, Disqualified Stock and Preferred Stock of the Issuer and its Restricted Subsidiaries is not increased thereby.

No Guarantor will, and the Issuer will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not the Issuer or Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) (a) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(c) immediately after such transaction, no Default exists; and

(d) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

(2) the transaction is made in compliance with the covenant described under “—Repurchase at the Option of Holders—Asset Sales.”

Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may (x) consolidate or merge into or wind up into or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties and assets to other Guarantors or the Issuer and (y) merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Guarantor in a State of the United States as long as the amount of Indebtedness, Preferred Stock and Disqualified Stock is not increased thereby.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

A Guarantee by a Guarantor shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange, disposition or transfer (by merger, amalgamation, consolidation or otherwise) of the Capital Stock of such Guarantor (including any sale, exchange, disposition or transfer), after which the applicable Guarantor is no longer a Restricted Subsidiary or all or substantially all the assets of such Guarantor which sale, exchange, disposition or transfer is made in compliance with the applicable provisions of the Indenture.

Transactions with Affiliates

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable when taken as a whole to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $15.0 million, a resolution adopted by the majority of the board of directors of the Issuer approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

The foregoing provisions will not apply to the following:

(1) transactions between or among the Issuer or any of its Restricted Subsidiaries;

(2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and the definition of “Permitted Investments”;

(3) the payment of any fees (including management, consulting, monitoring, transaction and advisory fees) and related expenses, indemnities, reimbursements and termination fees pursuant to the Sponsor Management Agreement not to exceed the amount set forth in the Sponsor Management Agreement and any amendment thereto (so long as any such amendment is not disadvantageous in any material respect to the Holders when taken as a whole as compared to the Sponsor Management Agreement as in effect on the Issue Date) (it being agreed that management, consulting, advisory and similar fees equal to 1.0% of Pro Forma EBITDA per annum (with accrual for, and carryover of, any unpaid amounts) and 1.0% of any transactions are in any event permitted);

(4) the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements provided on behalf of, officers, directors, employees or consultants of the Issuer, any of the direct or indirect parent entities of the Issuer or any of its Restricted Subsidiaries;

(5) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6) any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(7) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous in any material respect to the Holders when taken as a whole as compared to the original agreement in effect on the Issue Date;

(8) the Transaction and the payment of all fees and expenses related to the Transaction, in each case as disclosed in this prospectus;

(9) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into or amalgamated or consolidated with the Issuer or a Restricted Subsidiary; provided that such agreement was not entered into in contemplation of such acquisition, amalgamation, consolidation or merger, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect to the Holders when taken as a whole as compared to the applicable agreement as in effect on the date of such acquisition or merger);

(10) transactions with customers, clients, suppliers, joint venture partners, lessors or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Issuer or the senior management thereof, or are on terms at least as favorable as would reasonably have been obtained at such time from an unaffiliated party;

(11) the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Affiliate;

(12) payments by the Issuer or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of the Issuer in good faith or are otherwise permitted by the Indenture;

(13) payments or loans (or cancellation of loans) to employees or consultants of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by the Issuer in good faith;

(14) sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and

(15) investments by the Investors in securities of the Issuer or any of its Restricted Subsidiaries so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities; and

(16) transactions entered into in the ordinary course of business in connection with the sale or acquisition of all or any portion of a portfolio of accounts receivable, or any participation or interest therein, or related assets in connection with the Receivables Management Business, including, without limitation, all servicing, collection and financing arrangements with respect thereto.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1) (a) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(2) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities and the related documentation and the indenture governing the Senior Subordinated Notes and the related documentation;

(b) the Indenture and the Senior Notes;

(c) Indebtedness permitted under clause (4) of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” and any similar obligations otherwise permitted under such covenant, in each case that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(d) applicable law or any applicable rule, regulation or order;

(e) any agreement or other instrument of a Person acquired by the Issuer or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries;

(f) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(g) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries and Receivables Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(j) customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

(k) customary provisions contained in leases, subleases, licenses, sublicenses or asset sale agreements and other agreements, in each case, entered into in the ordinary course of business;

(l) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(m) restrictions created in connection with any Receivables Facility that, in the good faith determination of the Issuer are necessary or advisable to effect such Receivables Facility; and

(n) provisions in any agreements, certificates or instruments relating to Receivables Management Assets and the Equity Interests of any Receivables Management Subsidiary and any other restrictions created in connection with the Receivables Management Business that, in the good faith determination of the Issuer are necessary or advisable in the conduct or operation of the Receivables Management Business.

Additional Subsidiary Guarantees

The Issuer will not permit any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly-Owned Subsidiaries if such non-Wholly-Owned Subsidiaries guarantee other capital markets debt securities), other than a Guarantor, a Foreign Subsidiary, a Receivables Subsidiary or a Receivables Management Subsidiary, to guarantee the payment of any Indebtedness of the Issuer or any other Guarantor unless:

(1) such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of

Indebtedness of the Issuer or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Senior Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Senior Notes;

(2) pursuant to the supplemental indenture described in clause (1) above, such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; and

(3) such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel together with the execution and delivery of the supplemental indenture described in clause (1) above to the effect that:

(a) such Guarantee has been duly executed and authorized; and

(b) such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

The Issuer may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor or a guarantor under the Senior Credit Facilities to become a Guarantor, in which case, such Subsidiary shall only be required to comply with clauses (1) (other than with respect to any time period) and (2) above.

Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Guarantee shall be released in accordance with the provisions of the Indenture described under “—Guarantees.”

Payments for Consent

The Issuer will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Senior Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Senior Notes unless such consideration is offered to be paid and is paid to all holders of the Senior Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports and Other Information

Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture requires the Issuer to file with the SEC no later than 15 days after the periods set forth below,

(1) within 90 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K by a non-accelerated filer) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form;

(3) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

(4) any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

in each case, in a manner that complies in all material respects with the requirements specified in such form; provided that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to prospective purchasers of Senior Notes, in addition to providing such information to the Trustee and the Holders of the Senior Notes, in each case within 5 days after the time the Issuer would have been required to file such information with the SEC as required pursuant to the first sentence of this paragraph. To the extent any such information is not furnished within the time periods specified above and such information is subsequently furnished (including upon becoming publicly available, by filing such information with the SEC), the Issuer will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured; provided, that such cure shall not otherwise affect the rights of the Holders under “Events of Default and Remedies” if Holders of at least 30% in principal amount of the then total outstanding Senior Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Senior Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure. In addition, to the extent not satisfied by the foregoing, the Issuer agrees that, for so long as any Senior Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In the event that any direct or indirect parent company of the Issuer becomes a guarantor of the Senior Notes, the Indenture permits the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Issuer and its Restricted Subsidiaries on a standalone basis, on the other hand.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offers or the effectiveness of the shelf registration statement by the filing with the SEC of the exchange offers registration statement or shelf registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.

Events of Default and Remedies

The Indenture provides that each of the following is an Event of Default:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of or premium, if any, on the Senior Notes;

(2) default for 30 days or more in the payment when due of interest or Additional Interest on or with respect to the Senior Notes;

(3) failure by the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less 30% in principal amount of the Senior Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above) contained in the Indenture or the Senior Notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Senior Notes, if both:

(a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $50.0 million (or its foreign currency equivalent) or more at any one time outstanding; provided that up to $25 million in the aggregate of Indebtedness of special purpose Receivables Management Subsidiaries that own substantially no assets other than Receivables Management Assets which Indebtedness is limited in recourse to such Receivables Management Assets (or is non-recourse to the Issuer or any of its Restricted Subsidiaries other than such special purpose Receivables Management Subsidiaries) shall be excluded for purposes of calculating such aggregate $50.0 million amount;

(5) failure by the Issuer or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together as of the date of the most recent audited consolidated financial statements of the Issuer, would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $50.0 million (or its foreign currency equivalent), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together as of the date of the most recent audited consolidated financial statements of the Issuer, would constitute a Significant Subsidiary; or

(7) the Guarantee of any Significant Subsidiary or any group of Subsidiaries that, taken together as of the date of the most recent audited financial statements of the Issuer, would constitute a Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture.

If any Event of Default (other than of a type specified in clause (6) above with respect to the Issuer) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 30% in principal amount of the then total outstanding Senior Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Senior Notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section with respect to the Issuer, all outstanding Senior Notes will become due and payable without further action or notice. The Indenture provides that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the Senior Notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of the Senior Notes.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Senior Notes by notice to the Trustee may on behalf of the Holders of all of the Senior Notes waive any existing Default and its consequences under the Indenture except a continuing Default in the payment of interest on, premium, if any, or the principal of any Senior Note held by a non-consenting Holder. In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Senior Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured or is otherwise no longer continuing.

The Indenture provides that, at any time after a declaration of acceleration with respect to the Senior Notes, the Holders of a majority in principal amount of the Senior Notes may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured, waived, annulled or rescinded except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and

(4) if the Issuer has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances.

Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Senior Notes unless the Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Senior Note may pursue any remedy with respect to the Indenture or the Senior Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 30% in principal amount of the total outstanding Senior Notes have requested the Trustee to pursue the remedy;

(3) Holders of the Senior Notes have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the total outstanding Senior Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the Indenture the Holders of a majority in principal amount of the total outstanding Senior Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Senior Note or that would involve the Trustee in personal liability.

The Indenture provides that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within five Business Days, upon becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuer or any Guarantor or any of their parent companies shall have any liability for any obligations of the Issuer or the Guarantors under the Senior Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Senior Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuer and the Guarantors under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the Senior Notes. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the Senior Notes and have the Issuer and each Guarantor’s obligation discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1) the rights of Holders of Senior Notes to receive payments in respect of the principal of, premium, if any, and interest on the Senior Notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2) the Issuer’s obligations with respect to Senior Notes concerning issuing temporary Senior Notes, registration of such Senior Notes, mutilated, destroyed, lost or stolen Senior Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to substantially all of the restrictive covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Senior Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer but not its Restricted Subsidiaries) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Senior Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Senior Notes:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Senior Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Senior Notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such Senior Notes and the Issuer must specify whether such Senior Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b) since the issuance of the Senior Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Senior Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the Senior Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Senior Credit Facilities, the Senior Subordinated Notes or the indenture pursuant to which the Senior Subordinated Notes were issued or any other material agreement or instrument (other than the Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(6) the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code;

(7) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(8) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Senior Notes, when either:

(1) all Senior Notes theretofore authenticated and delivered, except lost, stolen or destroyed Senior Notes which have been replaced or paid and Senior Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2) (a) all Senior Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer and the Issuer or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Senior Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Senior Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b) no Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) with respect to the Indenture or the Senior Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Senior Credit Facilities, Senior Subordinated Notes (or the indenture pursuant to which the Senior Subordinated Notes were issued) or any other material agreement or instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(c) the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

(d) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Senior Notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee and the Senior Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Senior Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Notes, and any existing Default or compliance with any provision of the Indenture or the Senior Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Senior Notes, other than Senior Notes beneficially owned by the Issuer or its Subsidiaries (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Senior Notes).

The Indenture provides that, without the consent of each affected Holder of Senior Notes, an amendment or waiver may not, with respect to any Senior Notes held by a non-consenting Holder:

(1) reduce the principal amount of such Senior Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed final maturity of any such Senior Note or alter or waive the provisions with respect to the redemption of such Senior Notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders” or the notice periods relating to an optional redemption of the Senior Notes so long as such notice periods comply with DTC’s procedures, if applicable);

(3) reduce the rate of or change the time for payment of interest on any Senior Note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on the Senior Notes, except a rescission of acceleration of the Senior Notes by the Holders of at least a majority in aggregate principal amount of the Senior Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all affected Holders;

(5) make any Senior Note payable in money other than that stated therein;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Senior Notes;

(7) make any change in the amendment and waiver provisions of the Indenture described herein;

(8) impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Senior Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Senior Notes;

(9) make any change to or modify the ranking of the Senior Notes that would adversely affect the Holders; or

(10) except as expressly permitted by the Indenture, modify the Guarantees of any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together as of the date of the most recent audited consolidated financial statements of the Issuer, would constitute a Significant Subsidiary in any manner adverse to the Holders of the Senior Notes in any material respect.

Notwithstanding the foregoing, the Issuer, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture and any Guarantee or Senior Notes without the consent of any Holder;

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Senior Notes of such series in addition to or in place of certificated Senior Notes;

(3) to comply with the covenant relating to mergers, consolidations and sales of assets;

(4) to provide the assumption of the Issuer’s or any Guarantor’s obligations to the Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(10) to add a Guarantor under the Indenture;

(11) to secure the Senior Notes;

(12) to conform the text of the Indenture, Guarantees or the Senior Notes to any provision of this “Description of Senior Notes” to the extent that such provision in this “Description of Senior Notes” was intended to be a verbatim recitation of a provision of the Indenture, Guarantee or Senior Notes; or

(13) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Senior Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Senior Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Senior Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Senior Notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first- class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture provides that the Holders of a majority in principal amount of the outstanding Senior Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the Senior Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture, the Senior Notes and any Guarantee are governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged, amalgamated or consolidated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control”

(including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Senior Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Senior Note; and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Senior Note at October 15, 2010 (such redemption price being set forth in the second sentence of the third paragraph under the caption “—Optional Redemption”), plus (ii) all required interest payments due on such Senior Note through October 15, 2010 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such Senior Note.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Issuer or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions (other than directors qualifying shares and shares issued to foreign nationals under applicable law);

in each case, other than:

(a) any disposition of (i) Cash Equivalents or Investment Grade Securities, (ii) obsolete or worn out property or assets in the ordinary course of business or property or assets no longer used or useful in the conduct of the business of the Issuer and its Restricted Subsidiaries, (iii) inventory or goods (or other assets) held for sale in the ordinary course of business and (iv) property and assets contributed to the Issuer (other than by a Restricted Subsidiary);

(b) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “—Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c) the making of any Restricted Payment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments” or the making of any Permitted Investment;

(d) any disposition of property and assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $20.0 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to another Restricted Subsidiary of the Issuer;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property or assets (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business;

(h) any issuance, sale or other disposition of Equity Interests of, or Indebtedness or other securities of, an Unrestricted Subsidiary and any Excluded Disposition;

(i) foreclosures on property or assets;

(j) any financing transaction (or transaction having the effect thereof) with respect to property or assets built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations, permitted by the Indenture;

(k) the licensing of intellectual property;

(l) the disposition of accounts receivable, or participations or interests therein, in connection with any Receivables Facility and the disposition of accounts receivable in connection with the collection or compromise thereof;

(m) the granting of a Lien that is permitted under the covenant described above under “Certain Covenants—Liens”; and

(n) the disposition of Receivables Management Assets in the ordinary course of business.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means:

(1) United States dollars, Canadian Dollars, Mexican Pesos, Euros or any national currency of any participating member state of the EMU, or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper and other marketable short term money market and similar securities in each case rated of at least P-1 by Moody’s or A-1 by S&P and maturing within 24 months after the date of acquisition thereof;

(6) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(7) investment in funds investing 95% of their assets in securities of the types described in clauses (1) through (6) of this definition;

(8) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(9) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s; and

(10) with respect to any Foreign Subsidiary of the Issuer, instruments and investments equivalent to those referred to in clauses (1) to (9) above denominated in Euros, British Pounds, Mexican Pesos, Canadian dollars or other local currencies of the jurisdictions in which such Foreign Subsidiary conducts its business.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer or other conveyance (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than one or more Permitted Holders; or

(2) the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by (a) any Person (other than one or more Permitted Holders) or (b) any Persons (other than one or more Permitted Holders) that together (i) are a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), or (ii) are acting, for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) as a group, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Issuer other than in connection with any transaction or transactions in which the Issuer shall become the Subsidiary of a Parent Company, and thereafter, the foregoing shall instead apply to such Parent Company.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net settlement payments, if any, made pursuant to interest rate and foreign exchange Hedging Obligations with respect to Indebtedness (less net settlement payments, if any, received pursuant to interest rate and foreign exchange Hedging Obligations with respect to Indebtedness), and excluding (A) any Additional Interest and any “additional interest” with respect to the Senior Subordinated Notes, (B) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (C) any expensing of bridge, commitment and other financing fees relating to any financings, (D) any annual agency or similar fees paid under any credit facilities, and (E) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility or to any Receivables Management Financing permitted pursuant to clause (21) of the second paragraph of the covenant entitled “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock; plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Transaction), restructuring and restructuring related costs and charges (except to the extent incurred more than six full fiscal quarters after implementation of the actions, or occurrence of the events, giving rise thereto), severance and retention, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(3) any after-tax effect of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(4) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Board of Directors of the Issuer, shall be excluded,

(5) the Net Income for such period of any Person that is not a Subsidiary, or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are paid in cash (or to the extent of property and assets converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(6) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments in respect of Equity Interests actually made by such Person in cash and property (valued at the fair value of such property) to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7) any impairment charge or asset write-off pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(8) effects of adjustments (including the effects of such adjustments pushed down to the Issuer and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements pursuant to

GAAP resulting from the application of purchase accounting in relation to the Transaction or any consummated acquisition and the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(9) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

(10) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(11) non-cash income or charges resulting from mark-to-market accounting under Financial Accounting Standard No. 52 relating to Indebtedness denominated in foreign currencies shall be excluded,

(12) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights shall be excluded, and

(13) any unrealized net gains and losses resulting from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133 shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only (other than clause (3)(d) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments and Excluded Dispositions made by the Issuer and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) thereof.

“Consolidated Secured Debt Ratio” as of any date of determination means the ratio of (1) Consolidated Total Indebtedness that is secured by Liens as of the end of the most recent fiscal period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (2) Pro Forma EBITDA.

“Consolidated Total Debt Ratio” as of any date of determination means, the ratio of (1) Consolidated Total Indebtedness as of the end of the most recent fiscal period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (2) Pro Forma EBITDA.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Issuer and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments (and excluding, for the avoidance of doubt, all obligations relating to (a) Receivables Facilities and (b) any Receivables Management Financing to the extent the principal amount of Indebtedness thereunder is limited in recourse to Receivables Management Assets (or is non-recourse to the Issuer or any of its Restricted Subsidiaries other than a special purpose Receivables Management Subsidiary that owns substantially no assets other than Receivables Management Assets)), and (2) the aggregate amount of all outstanding Disqualified Stock of the Issuer and all Disqualified Stock and Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Issuer.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facilities” means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate setting forth the basis of such valuation executed by the principal financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption, repurchase of, or collection or payment on, such Designated Non-cash Consideration; provided that any Designated Non-cash Consideration consisting of equity securities of any Person (or an Affiliate of such Person) acquiring the property or assets subject to such Asset Sale shall be excluded from the calculation in clause (2)(c) of the first paragraph under “—Asset Sales” to the extent such securities are registered or have unlisted trading privileges on any internationally recognized securities exchange and are sold or otherwise disposed of within 24 months after receipt thereof.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any parent entity or company thereof (in each case other than Disqualified Stock) that is issued for cash after the Issue Date (other than to a Restricted Subsidiary, the Issuer or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuer or the applicable parent entity or company thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of the “—Certain Covenants—Limitation on Restricted Payments” covenant.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, or by its terms is mandatorily convertible into or mandatorily exchangeable for Indebtedness or Capital Stock otherwise constituting Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Issuer or a Restricted Subsidiary), in each case prior to the date 91 days after the earlier of the maturity date of the Senior Notes or the date the Senior Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1) increased (without duplication) by:

(a) provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period excluded (and not added back) in computing Consolidated Net Income; plus

(b) (i) Fixed Charges of such Person for such period (including (x) net losses or Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges), and (ii) the amounts excluded in the calculation of Consolidated Interest Expense under clauses (1)(A), (B), (C), (D) and (E) pursuant to the definition thereof, in each case, to the extent the same were excluded (and not added back) in computing such Consolidated Net Income (except that amounts under clauses (1)(A), (C) and (E) thereof shall not be added back for purposes of calculating the Fixed Charge Coverage Ratio; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same was excluded (and not added back) in computing Consolidated Net Income; plus

(d) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof), in each case, whether or not successful, including (i) such fees, expenses or charges related to the offering of the Senior Notes, the Senior Subordinated Notes and the Credit Facilities and (ii) any amendment or other modification of the Senior Notes, the Senior Subordinated Notes and the Credit Facilities, and, in each case, to the extent excluded (and not added back) in computing Consolidated Net Income; plus

(e) the amount of any restructuring and restructuring related cost, charge or reserve excluded (and not added back) in such period in computing Consolidated Net Income, including any costs incurred in connection with acquisitions and dispositions after the Issue Date and costs related to the closure and/or consolidation of facilities; plus

(f) any other non-cash charges, including any write-offs or write-downs, and equity-based compensation expense reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary excluded (and not added back) in such period in calculating Consolidated Net Income; plus

(h) the amount of management, monitoring, consulting, transaction and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period to the Investors to the extent otherwise permitted under “—Certain Covenants—Transactions with Affiliates”; plus

(i) the amount of net cost savings projected by the Issuer in good faith to be realized as a result of specified actions taken during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable, (y) such actions are taken within 36 months after the Issue Date and (z) the aggregate amount of cost savings added pursuant to this clause (i) shall not exceed $50.0 million for any four consecutive quarter period (which adjustments may be incremental to pro forma adjustments made pursuant to the second and third paragraph of the definition of “Fixed Charge Coverage Ratio”); plus

(j) the amount of loss on sale of receivables and related assets to any related Receivables Subsidiary in connection with a Receivables Facility; plus

(k) any costs or expense incurred by the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Equity Interest of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “—Certain Covenants—Limitation on Restricted Payments”; plus

(i) the amount of loss on the disposition of Receivables Management Assets by any Receivables Management Subsidiary;

(2) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period, and

(3) increased or decreased by (without duplication):

(a) any net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133; plus or minus, as applicable, and

(b) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Issuer or (to the extent the net cash proceeds thereof are contributed to the Issuer) any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(1) public offerings with respect to the Issuer’s or any direct or indirect parent entity’s or company’s common stock registered on Form S-8;

(2) issuances to any Subsidiary of the Issuer; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“Euro” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer from

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an Officer’s certificate executed by the principal financial officer of the Issuer on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph under “—Certain Covenants—Limitation on Restricted Payments.”

“Excluded Dispositions” means sales or other dispositions of Investments, assets and businesses or portions thereof acquired in (or developed from) Investments (or that are constituent components thereof) made pursuant to clauses (8) and (13) of the definition of Permitted Investments; provided that for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments”, there shall be excluded from any increase in the amount of Restricted Payments permitted pursuant to clause (3)(d) thereof the amount that any such sale or other disposition reduces the aggregate fair market value under clause (8) and (13) of the definition of Permitted Investments that are at that time outstanding.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, repays, redeems, retires or extinguishes any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter reference period (other than in the case of Indebtedness under any revolving credit facility, in which case, Fixed Charges attributable thereto shall be calculated as set forth below).

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, amalgamations, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Issuer or any of its Restricted Subsidiaries during the applicable four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, amalgamations, mergers, consolidations and disposed operations (and the change in any associated Fixed Charges and the change in EBITDA resulting therefrom) had occurred on the first day of such reference period. If since the beginning of such reference period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such reference period shall have made any Investment, acquisition, disposition, amalgamation, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter reference period.

For purposes of this definition, whenever pro forma effect is to be given to an event or transaction (and any related adjustments may include resultant or anticipated synergies, operating improvements, operating expense reductions and other cost savings), (1) the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer, and (2) any adjustments (including resultant or anticipated synergies, operating improvements, operating expense reductions and other cost savings) included in the initial pro forma calculations shall continue to apply to subsequent calculations of the Fixed Charge Coverage Ratio, including during any subsequent reference periods in which the effects or savings thereof are anticipated to be realized not to exceed the earlier of (A) 24 months after the date of such event or transaction and (B) the anticipated completion for implementing the steps necessary for the realization thereof as projected in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire reference period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. If any Indebtedness under a revolving credit facility is incurred, assumed, guaranteed, repaid, redeemed, retired or extinguished and is being given pro forma effect, Fixed Charges attributable thereto shall be based on all such Indebtedness to the extent incurred, assumed, guaranteed, repaid, redeemed, retired or extinguished during the applicable four-quarter reference period and shall be calculated on the average daily balance of such Indebtedness during such reference period, except in the case of giving pro forma effect to any repayment, redemption, retirement or extinguishment of Indebtedness under any revolving credit facility to the extent the revolving credit commitments under such revolving credit facility are permanently reduced by the amount of such repayment, redemption, retirement or extinguishment, interest shall be calculated as if the same had occurred at the beginning of the applicable four-quarter reference period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under the Indenture. When used as a verb, “Guarantee” shall have a corresponding meaning.

“Guarantor” means, each Restricted Subsidiary that Guarantees the Senior Notes in accordance with the terms of the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies (a “Swap Contract”).

“Holder” means the Person in whose name a Senior Note is registered on the registrar’s books.

“Incremental Facilities Amount” means $500.0 million.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligation until the amount of such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

(d) representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) obligations under or in respect of Receivables Facilities.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means Deutsche Bank Securities Inc., Lehman Brothers Inc. and Banc of America Securities LLC.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of and such Investment in the Equity Interest of such former Restricted Subsidiary shall not be considered an Investment in existence on the Issue Date. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such

Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Issuer.

“Investors” means Thomas H. Lee Partners, L.P. and Quadrangle Group LLC and each of their respective Affiliates and any investment funds advised or managed by any of the foregoing but not including, however, any portfolio companies of any of the foregoing.

“Issue Date” means October 24, 2006.

“Issuer” has the meaning set forth in the first paragraph under “General”; provided that when used in the context of determining the fair market value of an asset or liability under the Indenture, “Issuer” shall be deemed to mean the board of directors of the Issuer when the fair market value is equal to or in excess of $100.0 million (unless otherwise expressly stated).

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease (or negative pledge) be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition or collection of any Designated Non-cash Consideration or Cash Equivalents received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness secured by a Lien on the assets disposed or otherwise required (other than required by clause (1) of the second paragraph of “—Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer. “Officer” of any Guarantor has a correlative meaning.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer an Officer of the Issuer, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Parent Company” means a Person in which the Permitted Holders have or shall have acquired Equity Interests so long as such Person directly or indirectly holds 100% of the total voting power of the Voting Stock of the Issuer, and at the time such Person acquired such voting power, no Person and no group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision, but including for such purposes any Permitted Holders) shall have beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of such Person.

“Permitted Acquisition Debt” means any Indebtedness, Disqualified Stock or Preferred Stock of (a) the Issuer and any Restricted Subsidiary incurred to finance an acquisition (including any merger, amalgamation or consolidation), any transaction in connection therewith and related fees and expenses and (b) any Person that is acquired by the Issuer or any Restricted Subsidiary as a result of which such Person becomes a Restricted Subsidiary or that is merged into, or amalgamated or consolidated with, the Issuer or a Restricted Subsidiary in compliance with the terms of the Indenture; provided that after giving effect to such acquisition, merger, amalgamation or consolidation, the incurrence or issuance of such Indebtedness, Disqualified Stock or Preferred Stock and the repayment, redemption, repurchase, defeasance, extinguishment or other retirement of Indebtedness, Disqualified Stock or Preferred Stock, either (i) the Fixed Charge Coverage Ratio on a consolidated basis for the Issuer and its Restricted Subsidiaries would have been at least 2.00 to 1.00 (or such Fixed Charge Coverage Ratio is greater than immediately prior to such acquisition, merger, amalgamation or consolidation) or (ii) the Consolidated Total Debt Ratio of the Issuer and the Restricted Subsidiaries would not have been greater than immediately prior to such acquisition, merger, amalgamation or consolidation.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person, provided that any cash received must be applied in accordance with the “Repurchase at the Option of Holders—Asset Sales” covenant.

“Permitted Holders” means the Investors, Gary L. West and Mary E. West (together with their respective heirs and any trust established for their benefit or for the benefit of such heirs) and members of management of the Issuer (or any of its direct or indirect parent companies who are holders of Equity Interests of the Issuer (or any of its direct or indirect parent companies)) on the Issue Date and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the Persons constituting the Permitted Holders (so long as, solely in the case of such group, without giving effect to the existence of such group or any other group, Persons constituting the Permitted Holders, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Issuer (or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting Stock of the Issuer)); provided, that any Person or Persons that are a group or acting as a group whose acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the covenant described under “Repurchase at the Option of Holders—Change of Control” (or otherwise would have required a Change of Control Offer in the absence of the waiver of such requirement by Holders in accordance with the covenant described under “Repurchase at the Option of Holders—Change of Control”) will thereafter, together with its Affiliates, constitute an additional Permitted Holder or additional Permitted Holders.

“Permitted Investments” means:

(1) any Investment in the Issuer or any of its Restricted Subsidiaries;

(2) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Issuer or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business (or, in the case of clause (b)(ii) below, the assets of such Person) if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, (i) is merged, amalgamated or consolidated with or into, or (ii) transfers or conveys (x) substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary or (y) a business line, unit division or segment of such Person to the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions of “—Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date and any extension, modification, replacement or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date (or as subsequently amended or otherwise modified in a manner not disadvantageous to the Holders of the Senior Notes in any material respect);

(6) any Investment acquired by the Issuer or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Hedging Obligations permitted under clause (10) of the covenant described in “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(8) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $150.0 million and (y) 7.0% of Total Assets at the time of such Investment (with the fair market value of each outstanding Investment being measured at the time made and without giving effect to subsequent changes in value);

(9) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Issuer, or any of its direct or indirect parent companies; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “—Certain Covenants—Limitations on Restricted Payments”;

(10) guarantees of Indebtedness permitted under the covenant described in “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” performance guarantees and Contingent Obligations incurred in the ordinary course of business and the creation of liens on the assets of the Issuer or any of its Restricted Subsidiaries in compliance with the covenant described in “Certain Covenants—Liens”;

(11) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (5) and (9) of such paragraph);

(12) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(13) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $200.0 million and (y) 9.5% of Total Assets at the time of such Investment (with the fair market value of each outstanding Investment being measured at the time made and without giving effect to subsequent changes in value);

(14) advances to, or guarantees of Indebtedness of, employees not in excess of $10.0 million outstanding at any one time, in the aggregate;

(15) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Issuer or any direct or indirect parent entity thereof;

(16) Investments in or relating to a Receivables Subsidiary that, in the good faith determination of the Issuer, are necessary or advisable to effect any Receivables Facility;

(17) Investments consisting of licensing, sublicensing or contribution of intellectual property and other intangible assets pursuant to joint marketing arrangements with other Persons; and

(18) Investments in Receivables Management Assets in the ordinary course of business and relating to a Receivables Management Subsidiary that, in the good faith determination of the Issuer are necessary or advisable in the conduct of the Receivables Management Business or required by any Receivables Management Financing.

“Permitted Liens” means, with respect to any Person:

(1) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employees’ health tax and other social security or statutory laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate action or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other actions for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or which are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP, or for property taxes on property that the Issuer or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(4) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(5) minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be incurred or issued pursuant to clause (4), (12)(b), (14), or (18) or of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or initially incurred or issued thereunder; provided that Liens securing Indebtedness permitted to be incurred or issued pursuant to clause (18) extend only to the assets of Foreign Subsidiaries;

(7) Liens existing on the Issue Date;

(8) Liens on existing property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

(9) Liens existing on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger, amalgamation or consolidation; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations so long as the related Indebtedness is permitted to be incurred under the Indenture and Liens securing treasury and cash management obligations in the ordinary course of business;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code (or equivalent statutes) financing statement filings regarding operating leases, consignments or accounts or transfers of chattel paper entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Issuer or any Guarantor;

(16) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) and (9); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8) and (9) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(17) deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business;

(18) other Liens securing obligations (other than Subordinated Indebtedness) not in excess of $25.0 million at any one time outstanding;

(19) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(20) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(21) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(22) Liens deemed to exist in connection with Investments in repurchase agreements or other Cash Equivalents permitted under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement or other Cash Equivalents;

(23) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(24) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(25) Liens on equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business to the Issuer’s clients;

(26) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(27) Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Permitted Investment or any Restricted Investment otherwise permitted under the Indenture;

(28) deposits and security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations or business of the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(29) zoning by-laws and other land use restrictions, including, without limitation, site plan agreements, development agreements and contract zoning agreements;

(30) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(31) Liens with respect to the assets of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of such Restricted Subsidiary incurred in accordance with the covenant described under the caption “Certain Covenants—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(32) Liens (i) on Receivables Management Assets incurred by a Receivables Management Subsidiary in connection with a Receivables Management Financing, (ii) on the Equity Interests of a Receivables Management Subsidiary or (iii) otherwise arising from the sale of all or any portion of a portfolio of accounts receivable, or any participation or interest therein, or related assets in the conduct of the Receivables Management Business.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Pro Forma EBITDA” means, on any date of determination, the EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to EBITDA in respect of any events or transactions (including the Transaction and any transaction in connection with which Pro Forma EBITDA is to be calculated) and the amount of income or earnings relating thereto and any related adjustments, including resultant or anticipated synergies, operating improvements, operating expense reductions and other costs savings, in a manner consistent with the pro forma adjustment pursuant to the second and third paragraphs of the definition of “Fixed Charge Coverage Ratio.”

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Issuer in good faith.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Senior Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Issuer or any of its Restricted Subsidiaries sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Management Assets” means any debt or other obligations, including receivables and defaulted, contingent and charged-off obligations, any participation or interest therein, and all rights and interests related to, or arising in connection with, any of the foregoing, including any agreements, documents and instruments.

“Receivables Management Business” means the segment of the Issuer’s consolidated businesses relating to Receivables Management Assets, including, without limitation, servicing, collecting, purchasing and selling Receivables Management Assets and any financing thereof.

“Receivables Management Financing” means, with respect to any Receivables Management Subsidiary, any Indebtedness incurred for the purpose of making Investments in Receivables Management Assets and operating the Receivables Management Business; provided, that the Indebtedness thereunder is not (a) guaranteed by the Issuer or any Restricted Subsidiary other than Receivables Management Subsidiaries and (b) secured by the assets of the Issuer or any Restricted Subsidiary other than the property and assets of Receivables Management Subsidiaries and the Equity Interests of Receivables Management Subsidiaries.

“Receivables Management Leverage Ratio” means, with respect to the Receivables Management Subsidiaries, as of any date of determination, the ratio of (1) Consolidated Total Indebtedness attributable to the Receivables Management Subsidiaries under Receivables Management Financings to (2) Pro Forma EBITDA attributable to the Receivables Management Subsidiaries.

“Receivables Management Subsidiary” means any Restricted Subsidiary substantially all of whose activities consist of engaging in the Receivables Management Business.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.

“Registration Rights Agreement” means the Registration Rights Agreement with respect to the Senior Notes dated as of October 24, 2006, among the Issuer, the Guarantors and the Initial Purchasers.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facilities” means the Credit Facilities under the Credit Agreement entered into as of the Issue Date by and among the Issuer, the lenders party thereto in their capacities as lenders thereunder and Lehman Commercial Paper Inc., as Administrative Agent and Swing Line Lender, Deutsche Bank Securities Inc. and Bank of America, N.A., as Syndication Agents, and Wachovia Bank, National Association and General Electric Capital Corporation, as Co-Documentation Agents, Lehman Brothers Inc. and Deutsche Bank Securities Inc., as Joint Lead Arrangers, and Lehman Brothers Inc., Deutsche Bank Securities Inc. and Banc of America Securities LLC, as Joint Bookrunners, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above).

“Senior Indebtedness” means:

(1) all Indebtedness of the Issuer or any Guarantor outstanding under the Senior Credit Facilities and the Senior Notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all Hedging Obligations (and guarantees thereof) owing to a Lender (as defined in the Senior Credit Facilities) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into), provided that such Hedging Obligations are permitted to be incurred under the terms of the Indenture;

(3) any other Indebtedness of the Issuer or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Senior Notes or any related Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3); provided, however, that Senior Indebtedness shall not include:

(a) any obligation of such Person to the Issuer or any of its Subsidiaries;

(b) any liability for federal, state, local or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e) that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture.

“Senior Subordinated Notes” means the aggregate principal amount of the Issuer’s senior subordinated notes due 2016 issued on the Issue Date.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Issuer and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Sponsor Management Agreement” means the management agreement between certain of the management companies associated with the Investors, the Issuer and Omaha Acquisition Corp. as in effect on the Issue Date.

“Subordinated Indebtedness” means,

(1) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Senior Notes, and

(2) with respect to any Guarantor, any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Senior Notes.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Swap Contract” has the meaning set forth in the definition of “Hedging Obligations.”

“Total Assets” means the total assets of the Issuer and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, as shown on the most recent balance sheet of the Issuer or such other Person as may be expressly stated.

“Transaction” means the transactions contemplated by the Transaction Agreement, the issuance of the Senior Notes and the Senior Subordinated Notes and borrowings under the Senior Credit Facilities as in effect on the Issue Date, the payment of transaction, retention and incentive bonuses and change of control payments to management and other employees and all related transactions in each case in connection with the transactions contemplated by the Transaction Agreement, the establishment of equity compensation plans, equity arrangements and employment arrangements with certain of the Issuer’s management in connection with the transactions contemplated by the Transaction Agreement and the consummation of any other transactions in connection with, or in contemplation of, any of the foregoing.

“Transaction Agreement” means the Agreement and Plan of Merger, dated May 31, 2006, between Omaha Acquisition Corp. and West Corporation.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to October 15, 2010; provided, however, that if the period from the Redemption Date to October 15, 2010 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C §§ 77aaa-777bbbb).

“Unrestricted Subsidiary” means:

(1) (a) as of the Issue Date, Vertical Alliance, Inc. and (b) any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(1) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Issuer;

(2) such designation complies with the covenants described under “—Certain Covenants—Limitation on Restricted Payments”;

(3) each of:

(a) the Subsidiary to be so designated; and

(b) its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary; and

(4) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Subordinated Indebtedness or the Senior Subordinated Notes.

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph under “—Certain Covenants— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(2) the Fixed Charge Coverage Ratio for the Issuer its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation,

in each case on a pro forma basis taking into account such designation.

Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Issuer or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals under applicable law) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

DESCRIPTION OF SENIOR SUBORDINATED NOTES

General

Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description, (i) the terms “we,” “our” and “us” each refer to West Corporation (“West”) and its consolidated Subsidiaries, and (ii) the term “Issuer” refers only to West and not any of its Subsidiaries.

The terms of the exchange senior subordinated notes are identical in all material respects to the outstanding senior subordinated notes except that, upon completion of the exchange offers, the exchange senior subordinated notes will be registered under the Securities Act and free of any covenants regarding exchange registration rights.

The Issuer issued $450,000,000 aggregate principal amount of 11% senior subordinated notes due 2016 (the “Senior Subordinated Notes”) under an indenture dated October 24, 2006 (the “Indenture”) among the Issuer, the Guarantors and The Bank of New York, as trustee (the “Trustee”). The Senior Subordinated Notes were issued in a private transaction that was not subject to the registration requirements of the Securities Act. Except as set forth herein, the terms of the Senior Subordinated Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. In this description, the exchange senior subordinated notes together with the outstanding senior subordinated notes, are referred to as the “Senior Subordinated Notes”)

The following description is only a summary of the material provisions of the Indenture, does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture, including the definitions therein of certain terms used below. We urge you to read the Indenture because it, not this description, defines your rights as a Holder of the Senior Subordinated Notes. You may request copies of the Indenture at our address set forth under the heading “Prospectus Summary—Corporate Information.”

Brief Description of Senior Subordinated Notes

The Senior Subordinated Notes:

•	are unsecured senior subordinated obligations of the Issuer;

•	are guaranteed on an unsecured senior subordinated basis by each Restricted Subsidiary that guarantees the Senior Credit Facilities;

•	are subordinated in right of payment to all existing and future Senior Indebtedness (including the Senior Credit Facilities and the Senior Notes) of the Issuer;

•	are effectively subordinated to all secured Indebtedness of the Issuer (including the Senior Credit Facilities) to the extent of the value of the assets securing such Indebtedness;

•	are senior in right of payment to any future Subordinated Indebtedness (as defined with respect to the Senior Subordinated Notes) of the Issuer; and

•	are subject to registration with the SEC pursuant to the Registration Rights Agreement.

Guarantees

The Guarantors, as primary obligors and not merely as sureties, have initially jointly and severally irrevocably and unconditionally guaranteed, on an unsecured senior subordinated basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the Senior Subordinated Notes, whether for payment of principal of or interest on or Additional Interest in respect of the Senior Subordinated Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture.

All of the Restricted Subsidiaries (other than as detailed below) have initially guaranteed the Senior Subordinated Notes. Each of the Guarantees of the Senior Subordinated Notes:

•	is a general unsecured obligation of each Guarantor;

•	is subordinated in right of payment to all existing and future Senior Indebtedness of each such entity; and

•	is effectively subordinated to all secured Indebtedness of each such entity.

The Senior Subordinated Notes are structurally subordinated to Indebtedness of Subsidiaries of the Issuer that do not guarantee the Senior Subordinated Notes.

Not all of the Issuer’s Subsidiaries have guaranteed or will guarantee the Senior Subordinated Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt, their preferred stockholders and their trade creditors before they will be able to distribute any of their assets to the Issuer. None of our Foreign Subsidiaries, non-Wholly-Owned Subsidiaries (subject to certain limited exceptions), Receivables Subsidiaries or Receivables Management Subsidiaries have guaranteed or will guarantee the Senior Subordinated Notes. For the year ended December 31, 2006, the non-guarantor Subsidiaries generated approximately 14.9% of West’s total revenue (approximately 8.0% not including the revenues of our non-guarantor receivables management subsidiary WAP) and 25.3% of West’s Adjusted EBITDA (approximately 7.0% not including WAP). In addition, as of December 31, 2006, the non-guarantor Subsidiaries held approximately 8.7% of West’s consolidated assets (2.2% not including WAP).

The obligations of each Guarantor under its Guarantees are limited as necessary to prevent the Guarantees from constituting a fraudulent conveyance under applicable law.

Any entity that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

If a Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Related to the Exchange Notes and Our Other Indebtedness—Federal and state fraudulent transfer laws may permit a court to void the exchange notes and the guarantees, and, if that occurs, you may not receive any payment on the exchange notes.”

A Guarantee by a Guarantor provides by its terms that it shall be automatically and unconditionally released and discharged upon:

(1) (a) any sale, exchange, disposition or transfer (by merger or otherwise) of (x) the Capital Stock of such Guarantor after which the applicable Guarantor is no longer a Restricted Subsidiary or (y) all or substantially all the assets of such Guarantor which sale, exchange, disposition or transfer is made in compliance with the applicable provisions of the Indenture;

(b) the release or discharge of such Guarantor from its guarantee of Indebtedness under the Senior Credit Facilities (including by reason of the termination of the Senior Credit Facilities) or the guarantee that resulted in the obligation of such Guarantor to guarantee the Senior Subordinated Notes, except a discharge or release by or as a result of payment under such guarantee;

(c) the proper designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary; or

(d) the Issuer exercising its legal defeasance option or covenant defeasance option as described under “—Legal Defeasance and Covenant Defeasance” or the Issuer’s obligations under the Indenture being discharged in accordance with the terms of the Indenture; and

(2) the Issuer or such Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Ranking

Senior Indebtedness Versus the Senior Subordinated Notes

The payment of the principal of, premium, if any, and interest and Additional Interest, if any, on the Senior Subordinated Notes and the payment of any Guarantee is subordinate in right of payment to the prior payment in cash in full of all Senior Indebtedness of the Issuer or the relevant Guarantor, as the case may be, including the obligations of the Issuer and such Guarantor under the Senior Credit Facilities and the Senior Notes.

The Senior Subordinated Notes are subordinated in right of payment to all of the Issuer’s and the Guarantor’s existing and future Senior Indebtedness and effectively subordinated to all of the Issuer’s and the Guarantor’s existing and future Secured Indebtedness to the extent of the value of the assets securing such Indebtedness. As of December 31, 2006, the Issuer had $2,750 million of Senior Indebtedness, of which $2,100 million was Secured Indebtedness, consisting entirely of Secured Indebtedness under the Senior Credit Facilities.

Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuer and the Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Paying Agent and Registrar for the Senior Subordinated Notes

The Issuer maintains one or more paying agents for the Senior Subordinated Notes in the Borough of Manhattan, City of New York. The initial paying agent for the Senior Subordinated Notes is the Trustee.

The Issuer also maintains a registrar with offices in the Borough of Manhattan, City of New York. The initial registrar is the Trustee. The registrar will maintain a register reflecting ownership of the Senior Subordinated Notes outstanding from time to time and will make payments on and facilitate transfer of Senior Subordinated Notes on behalf of the Issuer.

The Issuer may change the paying agents or the registrars without prior notice to the Holders. The Issuer or any of its Subsidiaries may act as a paying agent or registrar.

Subordination of the Senior Subordinated Notes

Only Indebtedness of the Issuer or a Guarantor that is Senior Indebtedness ranks senior to the Senior Subordinated Notes and the Guarantees in accordance with the provisions of the Indenture. The Senior Subordinated Notes and Guarantees in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Issuer and the relevant Guarantor, respectively.

We agree in the Indenture that the Issuer and the Guarantors will not incur any Indebtedness that is subordinate or junior in right of payment to the Senior Indebtedness of such Person, unless such Indebtedness is Senior Subordinated Indebtedness of the applicable Person or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Person. The Indenture does not treat (i) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (ii) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Neither the Issuer nor any Guarantor is permitted to pay principal of, premium, if any, or interest on the Senior Subordinated Notes (or pay any other obligations relating to the Senior Subordinated Notes, including Additional Interest, fees, costs, expenses, indemnities and rescission or damage claims) or make any deposit pursuant to the provisions described under “Legal Defeasance and Covenant Defeasance” or “Satisfaction and Discharge” below and may not purchase, redeem or otherwise retire any Senior Subordinated Notes (collectively, “pay the notes”) (except in the form of Permitted Junior Securities) if either of the following occurs (a “Payment Default”):

(1) any Obligation on any Designated Senior Indebtedness of the Issuer is not paid in full in cash when due (after giving effect to any applicable grace period); or

(2) any other default on Designated Senior Indebtedness of the Issuer occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash. Regardless of the foregoing, the Issuer is permitted to pay the Senior Subordinated Notes if the Issuer and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

During the continuance of any default (other than a Payment Default) (a “Non-Payment Default”) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Issuer is not permitted to pay the Senior Subordinated Notes (except in the form of Permitted Junior Securities) for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to the Issuer) of written notice (a “Blockage Notice”) of such Non-Payment Default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

(1) by written notice to the Trustee and the Issuer from the Person or Persons who gave such Blockage Notice;

(2) because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

(3) because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

Notwithstanding the provisions described above, unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness have accelerated the maturity of such Designated Senior Indebtedness, the Issuer and related Guarantors are permitted to resume paying the Senior Subordinated Notes after the end of such Payment Blockage Period. The Senior Subordinated Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period; provided that if any Blockage Notice is delivered to the Trustee by or on behalf of the holders of Designated Senior Indebtedness of the Issuer (other than the holders of Indebtedness under the Senior Credit Facilities), a Representative of holders of Indebtedness under the Senior Credit Facilities may give another Blockage Notice within such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods on the Senior Subordinated Notes is in effect exceed 179 days in the aggregate during any consecutive 360-day period, and there must be at least 181 days during any consecutive 360-day period during which no Payment Blockage Period is in effect. Notwithstanding the foregoing, however, no default that existed or was continuing on the date of delivery of any Blockage Notice to the Trustee will be, or be made, the basis for a subsequent Blockage Notice unless such default has been waived for a period of not less than 90 days (it being acknowledged that any subsequent action, or any breach of any financial covenants during the period after the date of delivery of a Blockage Notice, that, in either case, would give rise to a Non-Payment Default pursuant to any provisions under which a Non-Payment Default previously existed or was continuing shall constitute a new Non-Payment Default for this purpose).

In connection with the Senior Subordinated Notes, in the event of any payment or distribution of the assets of the Issuer upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Issuer or its property:

(1) the holders of Senior Indebtedness of the Issuer will be entitled to receive payment in full in cash of such Senior Indebtedness before the Holders of the Senior Subordinated Notes are entitled to receive any payment;

(2) until the Senior Indebtedness of the Issuer is paid in full in cash, any payment or distribution to which Holders of the Senior Subordinated Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that Holders of Senior Subordinated Notes may receive Permitted Junior Securities; and

(3) if a distribution is made to Holders of the Senior Subordinated Notes that, due to the subordination provisions, should not have been made to them, such Holders of the Senior Subordinated Notes are required to hold it in trust for the holders of Senior Indebtedness of the Issuer and pay it over to them as their interests may appear.

The subordination and payment blockage provisions described above will not prevent a Default from occurring under the Indenture upon the failure of the Issuer to pay interest or principal with respect to the Senior Subordinated Notes when due by their terms. If payment of the Senior Subordinated Notes is accelerated because of an Event of Default, the Issuer must promptly notify the holders of Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness of the acceleration. So long as there shall remain outstanding any Senior Indebtedness under the Senior Credit Facilities, a Blockage Notice may be given only by the administrative agent thereunder unless otherwise agreed to in writing by the requisite lenders named therein. If any Designated Senior Indebtedness of the Issuer is outstanding, neither the Issuer nor any Guarantor may pay the Senior Subordinated Notes until five Business Days after the Representatives of all the issuers of such Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Senior Subordinated Notes only if the Indenture otherwise permits payment at that time.

Each Guarantor’s obligations under its Guarantee are senior subordinated obligations of that Guarantor. As such, the rights of Holders to receive payment pursuant to such Guarantee are subordinated in right of payment to the rights of holders of Senior Indebtedness of such Guarantor. The terms of the subordination and payment blockage provisions described above with respect to the Issuer’s obligations under the Senior Subordinated Notes apply equally to the obligations of such Guarantor under its Guarantee.

A Holder by its acceptance of Senior Subordinated Notes agrees to be bound by such provisions and authorizes and expressly directs the Trustee, on its behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Indenture and appoints the Trustee its attorney-in-fact for such purpose.

By reason of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency proceeding, creditors of the Issuer or a Guarantor who are holders of Senior Indebtedness of the Issuer or such Guarantor, as the case may be, may recover more, ratably, than the Holders of the Senior Subordinated Notes, and creditors who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the Holders of the Senior Subordinated Notes.

The terms of the subordination provisions described above will not apply to payments from money or the proceeds of Government Securities held in trust by the Trustee for the payment of principal of and interest on the Senior Subordinated Notes pursuant to the provisions described under “Legal Defeasance and Covenant Defeasance” or “Satisfaction and Discharge,” if the foregoing subordination provisions were not violated at the time the applicable amounts were deposited in trust pursuant to such provisions.

Transfer and Exchange

A Holder may transfer or exchange Senior Subordinated Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Senior Subordinated Notes. Holders will be required to pay all taxes due on transfer. The Issuer is not required to transfer or exchange any Senior Subordinated Note selected for redemption. Also, the Issuer is not required to transfer or exchange any Senior Subordinated Note for a period of 15 days before a selection of Senior Subordinated Notes to be redeemed.

Principal, Maturity and Interest

The Issuer issued $450,000,000 of Senior Subordinated Notes. The Senior Subordinated Notes will mature on October 15, 2016. The Senior Subordinated Notes were issued in denominations of $2,000 and integral multiples of $1,000 in excess of thereof. Subject to compliance with the covenant described below under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” the Issuer may issue additional Senior Subordinated Notes from time to time under the Indenture (“Additional Senior Subordinated Notes”). The Senior Subordinated Notes offered by the Issuer and any Additional Senior Subordinated Notes subsequently issued under the Indenture are treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Senior Subordinated Notes” for all purposes of the Indenture and this “Description of Senior Subordinated Notes” include any Additional Senior Subordinated Notes that are actually issued.

Interest on the Senior Subordinated Notes accrues at the rate of 11% per annum and is payable semi-annually in arrears on April 15 and October 15 of each year, commencing on April 15, 2007 (and at maturity) to the Holders of Senior Subordinated Notes of record on the 15th calendar day immediately preceding such interest payment date. Interest on the Senior Subordinated Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest on the Senior Subordinated Notes is computed on the basis of a 360-day year comprised of twelve 30-day months.

Additional Interest

Additional Interest may accrue on the Senior Subordinated Notes in certain circumstances pursuant to the Registration Rights Agreement. All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the Senior Subordinated Notes shall be deemed to include any Additional Interest pursuant to the Registration Rights Agreement. Principal of, premium, if any, and interest on the Senior Subordinated Notes will be payable at the office or agency of the Issuer maintained for such purpose within the City and State of New York or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders of the Senior Subordinated Notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to the Senior Subordinated Notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Issuer, the Issuer’s office or agency in New York will be the office of the Trustee maintained for such purpose.

Mandatory Redemption; Offers To Purchase; Open Market Purchases

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Senior Subordinated Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Senior Subordinated Notes as described under the caption “—Repurchase at the Option of Holders.” We may at any time and from time to time purchase Senior Subordinated Notes in the open market or otherwise.

Optional Redemption

Except as set forth below, the Issuer is not entitled to redeem the Senior Subordinated Notes at its option prior to October 15, 2011.

At any time prior to October 15, 2011 the Issuer may redeem all or a part of the Senior Subordinated Notes (including Additional Senior Subordinated Notes), upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to the registered address of each Holder, or otherwise delivered in accordance with the procedures of DTC, at a redemption price equal to 100% of the principal amount of Senior Subordinated Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the date of redemption (the “Redemption Date”), subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

On and after October 15, 2011 the Issuer may redeem the Senior Subordinated Notes (including Additional Senior Subordinated Notes), in whole or in part, upon notice as described under the heading “—Selection and Notice” at the redemption prices (expressed as percentages of principal amount of the Senior Subordinated Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon and Additional Interest, if any, to the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on October 15 of each of the years indicated below:

Year	Percentage
2011	105.500%
2012	103.667%
2013	101.833%
2014 and thereafter	100.000%

In addition, until October 15, 2009, the Issuer may, at its option, on one or more occasions redeem up to 35% of the aggregate principal amount of Senior Subordinated Notes (including Additional Senior Subordinated Notes) issued by it at a redemption price equal to 111.00% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and Additional Interest, if any, to the applicable Redemption Date, subject to the right of Holders of Senior Subordinated Notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings; provided that at least 65% of the sum of the aggregate principal amount of Senior Subordinated Notes originally issued under the Indenture and any Additional Senior Subordinated Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such Equity Offering.

Notice of any redemption upon any Equity Offering may be given prior to the redemption thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

The Trustee shall select the Senior Subordinated Notes to be purchased in the manner described under “—Selection and Notice.”

Repurchase at the Option of Holders

Change of Control

The Senior Subordinated Notes provide that if a Change of Control occurs, unless the Issuer has previously or concurrently mailed a redemption notice with respect to all the outstanding Senior Subordinated Notes as described under “—Optional Redemption,” the Issuer will make an offer to purchase all of the Senior Subordinated Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, subject to the right of Holders of the Senior Subordinated Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder of Senior Subordinated Notes to the address of such Holder appearing in the security register with a copy to the Trustee or otherwise in accordance with the procedures of DTC, with the following information:

(1) that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that all Senior Subordinated Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any Senior Subordinated Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuer defaults in the payment of the Change of Control Payment, all Senior Subordinated Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Senior Subordinated Notes purchased pursuant to a Change of Control Offer will be required to surrender such Senior Subordinated Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Senior Subordinated Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered Senior Subordinated Notes and their election to require the Issuer to purchase such Senior Subordinated Notes, provided that the paying agent receives, not later than the close of business on the third Business Day prior to the Change of Control Payment Date, notice, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder of the Senior Subordinated Notes, the principal amount of Senior Subordinated Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Senior Subordinated Notes and its election to have such Senior Subordinated Notes purchased;

(7) that if the Issuer is redeeming less than all of the Senior Subordinated Notes, the Holders of the remaining Senior Subordinated Notes will be issued new Senior Subordinated Notes and such new Senior Subordinated Notes will be equal in principal amount to the unpurchased portion of the Senior Subordinated Notes surrendered. The unpurchased portion of the Senior Subordinated Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof; and

(8) the other instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Senior Subordinated Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(1) accept for payment all Senior Subordinated Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Senior Subordinated Notes or portions thereof so tendered; and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Senior Subordinated Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Senior Subordinated Notes or portions thereof have been tendered to and purchased by the Issuer.

The Senior Credit Facilities and Senior Notes limit, and future credit agreements or other agreements relating to Senior Indebtedness to which the Issuer becomes a party may prohibit or limit, the Issuer from purchasing any Senior Subordinated Notes as a result of a Change of Control. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing the Senior Subordinated Notes, the Issuer could seek the consent of its lenders and the holders of the Senior Notes to permit the purchase of the Senior Subordinated Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, the Issuer will remain prohibited from purchasing the Senior Subordinated Notes. In such case, the Issuer’s failure to purchase tendered Senior Subordinated Notes would constitute an Event of Default under the Indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Indenture would restrict payments to the Holders of Senior Subordinated Notes under certain circumstances. The Senior Credit Facilities provide that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under our Senior Credit Facilities, we could seek a waiver of such default or seek to refinance our Senior Credit Facilities. In the event we do not obtain such a waiver or refinance the Senior Credit Facilities, such default could result in amounts outstanding under our Senior Credit Facilities being declared due and payable and cause a Receivables Facility to be wound down.

Our ability to pay cash to the Holders of Senior Subordinated Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The Change of Control purchase feature of the Senior Subordinated Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and us. After the Transaction and the Issue Date, we have no present intention to engage in a transaction that would involve a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants—Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Senior Subordinated Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders of the Senior Subordinated Notes protection in the event of a highly leveraged transaction.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Senior Subordinated Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Issuer to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Senior Subordinated Notes may require the Issuer to make an offer to repurchase the Senior Subordinated Notes as described above. The provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Senior Subordinated Notes as a result of a Change of

Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Senior Subordinated Notes.

Asset Sales

The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(1) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash and Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Issuer or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Senior Subordinated Notes or the Guarantees, that are assumed by the transferee of any such assets and for which the Issuer and all of its Restricted Subsidiaries have been validly released by all creditors in writing,

(b) any securities received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash and/or Cash Equivalents (to the extent of the cash and/or Cash Equivalents received) within 180 days following the closing of such Asset Sale, and

(c) any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value (as determined in good faith by the Issuer), taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $150.0 million and (y) 7.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash and Cash Equivalents for purposes of this provision and for no other purpose.

Within 450 days after the receipt of any Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply such Net Proceeds from such Asset Sale,

(1) to permanently reduce:

(a) Obligations under Senior Indebtedness, and to correspondingly reduce commitments with respect thereto,

(b) Obligations under other Senior Subordinated Indebtedness (and to correspondingly reduce commitments with respect thereto); provided that the Issuer shall equally and ratably reduce Obligations under the Senior Subordinated Notes as provided under “—Optional Redemption,” through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders of Senior Subordinated Notes to purchase their Senior Subordinated Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, and Additional Interest, if any, on the amount of Senior Subordinated Notes that would otherwise be prepaid, or

(c) Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Issuer or another Restricted Subsidiary; or

(2) to make (a) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary (which acquisition may be in the form of a merger, amalgamation, consolidation or similar transaction), (b) capital expenditures or (c) acquisitions of other assets, in the case of each of (a), (b) and (c), used or useful in a Similar Business, or

(3) to make an Investment in (a) any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary (which acquisition may be in the form of a merger, amalgamation, consolidation or similar transaction), (b) properties or (c) other assets that, in the case of each of (a), (b) and (c), replace the businesses, properties and/or assets that are the subject of such Asset Sale;

provided that, in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer, or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 90 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $40.0 million, the Issuer shall make an offer to all Holders of the Senior Subordinated Notes and, if required by the terms of any Indebtedness that is pari passu with the Senior Subordinated Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Senior Subordinated Notes and such Pari Passu Indebtedness that is $2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $40.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee or otherwise in accordance with the procedures of DTC.

To the extent that the aggregate amount of Senior Subordinated Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to compliance with other covenants contained in the Indenture. If the aggregate principal amount of Senior Subordinated Notes and the Pari Passu Indebtedness surrendered in an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Senior Subordinated Notes and such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Senior Subordinated Notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero (regardless of whether Senior Subordinated Notes and Pari Passu Indebtedness were surrendered and whether any Excess Proceeds thereafter remain).

Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Senior Subordinated Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

The Senior Credit Facilities and Senior Notes limit, and future credit agreements or other agreements relating to Senior Indebtedness to which the Issuer becomes a party may prohibit or limit, the Issuer from purchasing any Senior Subordinated Notes pursuant to this Asset Sales covenant. In the event the Issuer is prohibited from purchasing the Senior Subordinated Notes, the Issuer could seek the consent of its lenders and the holders of the Senior Notes to the purchase of the Senior Subordinated Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, it will remain prohibited from purchasing the Senior Subordinated Notes. In such case, the Issuer’s failure to purchase tendered Senior Subordinated Notes would constitute an Event of Default under the Indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Indenture would restrict payments to the Holders of the Senior Subordinated Notes under certain circumstances.

Selection and Notice

If the Issuer is redeeming less than all of the Senior Subordinated Notes issued by it at any time, the Trustee will select the Senior Subordinated Notes to be redeemed (a) if the Senior Subordinated Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Senior Subordinated Notes are listed or (b) on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate.

Notices of purchase or redemption shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of Senior Subordinated Notes at such Holder’s registered address or otherwise in accordance with the procedures of the DTC, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Senior Subordinated Notes or a satisfaction and discharge of the Indenture. If any Senior Subordinated Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Senior Subordinated Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

The Issuer will issue a new Senior Subordinated Note in a principal amount equal to the unredeemed or unpurchased portion, if any, of the Senior Subordinated Note called for redemption or tendered for purchase in the name of the Holder upon cancellation of the redeemed or purchased Senior Subordinated Note. Senior Subordinated Notes called for redemption or tendered for purchase become due on the date fixed for redemption or purchase. On and after the redemption date, interest ceases to accrue on Senior Subordinated Notes or portions thereof called for redemption or tendered for purchase.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture. If on any date following the Issue Date (i) the Senior Subordinated Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Issuer and the Restricted Subsidiaries will not be subject to the covenants (the “Suspended Covenants”) described under:

(1)	“Repurchase at the Option of Holders—Asset Sales”;

(2)	“—Limitation on Restricted Payments”;

(3)	“—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(4)	clause (4) of the first paragraph of “—Merger, Consolidation or Sale of All or Substantially All Assets”;

(5)	“—Transactions with Affiliates”;

(6)	“—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(7)	“—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”;

(8)	“—Limitation on Layering”; and

(9)	“Repurchase at the Option of Holders—Change of Control”.

In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies (a) withdraw their Investment Grade Rating or downgrade the rating assigned to the Senior Subordinated Notes below an Investment Grade Rating and/or (b) the Issuer or any of its Affiliates enters into an agreement to effect a transaction that would result in a Change of Control and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the Senior Subordinated Notes below an Investment Grade Rating, then the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events.

There can be no assurance that the Senior Subordinated Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Restricted Payments

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I) declare or pay any dividend or make any payment having the effect thereof or any distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(a) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or

(b) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer, including in connection with any merger or consolidation;

(III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(a) Indebtedness permitted under clauses (7) and (8) of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b) the purchase, repurchase or other acquisition of Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(IV) make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (solely with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (b) thereof only), (6)(c) and (9) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(a) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from October 1, 2006 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property received by the Issuer since immediately after the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of:

(i) (A) Equity Interests of the Issuer, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property received from the sale of:

(x) Equity Interests to members of management, directors or consultants of the Issuer, any direct or indirect parent entity of the Issuer and the Issuer’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and

(y) Designated Preferred Stock

and (B) to the extent such net cash proceeds are actually contributed to the Issuer, Equity Interests of any direct or indirect parent entity of the Issuer (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph); or

(ii) debt securities of the Issuer that have been converted into or exchanged for Equity Interests of the Issuer or any direct or indirect parent entity of the Issuer;

provided, however, that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock (as defined below), (X) Equity Interests or convertible debt securities of the Issuer sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into or exchanged for Disqualified Stock pursuant to the terms thereof or (Z) Excluded Contributions; plus

(c) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property contributed to the capital of the Issuer following the Issue Date (other than (i) net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” (ii) by a Restricted Subsidiary and (iii) from any Excluded Contributions); plus

(d) 100% (50% in the case of Excluded Dispositions) of the aggregate amount received in cash and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property received by means of:

(i) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments and Excluded Dispositions made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances and releases of guarantees, which constitute Restricted Investments by the Issuer or its Restricted Subsidiaries, in each case after the Issue Date; or

(ii) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution of capital or property from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Issue Date; plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Issuer in good faith or, if such fair market value may exceed $75.0 million, in writing by an Independent Financial Advisor, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer (other than to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (7) or (11) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment).

The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2) (a) the redemption, purchase, repurchase, defeasance, retirement or other acquisition or retirement of any Equity Interests (“Treasury Capital Stock”) of the Issuer or any direct or indirect parent entity of the Issuer or Subordinated Indebtedness (i) in exchange for, or out of the proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary or the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of, Equity Interests of the Issuer (other than any Disqualified Stock) and/or (ii) in exchange for, or out of the proceeds of, the contribution to the Issuer by any direct or indirect parent entity of the Issuer of Equity Interests of any direct or indirect parent entity of the Issuer of cash, Cash Equivalents and marketable securities from the net proceeds of the sale or issuance (other than to a Restricted Subsidiary or the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of Equity Interests of any direct or indirect parent entity of the Issuer) (any such Equity Interests of the Issuer and any direct or indirect parent entity of the Issuer, collectively, “Refunding Capital Stock”), (b) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of Refunding Capital Stock of the Issuer, and (c) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock

(other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent entity of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent incurrence or issuance of, new Indebtedness of the Issuer or a Guarantor, as the case may be, which is incurred or issued in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a) the principal amount of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on (which shall include obligations of this type constituting Additional Interest hereunder), the Subordinated Indebtedness being so redeemed, repurchased, defeased, exchanged, acquired or retired for value, plus the amount of any applicable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, defeased, exchanged, acquired or retired, plus any tender premium, defeasance costs, and any reasonable fees and expenses incurred in connection with such redemption, repurchase, defeasance, exchange, acquisition or retirement and the issuance or incurrence of such new Indebtedness;

(b) such new Indebtedness is subordinated to the Senior Subordinated Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so redeemed, repurchased, defeased, exchanged, acquired or retired for value;

(c) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, defeased, exchanged, acquired or retired; and

(d) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, exchanged, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Issuer or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $15.0 million (which shall increase to $20.0 million subsequent to the consummation of an underwritten public Equity Offering by the Issuer or any direct or indirect parent entity of the Issuer) with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $30.0 million in any calendar year (which shall increase to $40.0 million subsequent to the consummation of an underwritten public Equity Offering by the Issuer or any direct or indirect parent entity of the Issuer); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer and, to the extent contributed to the Issuer, Equity Interests of any of the Issuer’s direct or indirect parent companies, in each case to members of management, directors or consultants of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph; plus

(b) the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries after the Issue Date; less

(c) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);

and provided further that cancellation of Indebtedness owing to the Issuer from future, present or former employees, directors or consultants of the Issuer, any of the Issuer’s direct or indirect parent companies or any of the Issuer’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5) the declaration and payment of dividends and distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under “ —Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends and distributions are included in the definition of “Fixed Charges”;

(6) (a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer after the Issue Date;

(b) the declaration and payment of dividends and distributions to a direct or indirect parent entity of the Issuer, the proceeds of which will be used to fund the payment of dividends and distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent entity issued after the Issue Date, provided that the amount of dividends and distributions paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the Issuer from the sale of such Designated Preferred Stock; or

(c) the declaration and payment of dividends and distributions on Refunding Capital Stock that is Preferred Stock in excess of the dividends and distributions declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, however, in the case of each of (a), (b) and (c) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends and distributions on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of, or the consideration for such sale is not subsequently sold, transferred for or converted into, cash or marketable securities, not to exceed the greater of (x) $75.0 million and (y) 3.5% of Total Assets at the time of such Investment (with the fair market value of each outstanding Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9) the declaration and payment of dividends and distributions on the Issuer’s common stock (or the payment of dividends and distributions to any direct or indirect parent entity to fund a payment of dividends and distributions on such entity’s common stock), following the first public offering of the Issuer’s common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Issuer in or from any such public offering, other than public offerings with respect to the Issuer’s common stock registered on Form S-4 and other than any public sale constituting an Excluded Contribution;

(10) Restricted Payments that are made with Excluded Contributions;

(11) other Restricted Payments in an aggregate amount, taken together with all other Restricted Payments made pursuant to this clause (11) that are at the time outstanding, not to exceed the greater of (x) $150.0 million and (y) 5.0% of Total Assets at the time made;

(12) any Restricted Payment in connection with the Transaction (including any amounts to be paid under, or contemplated by, the Transaction Agreement) and the fees and expenses related thereto or owed to Affiliates, including any payments to holders of Equity Interests of the Issuer (immediately prior to giving effect to the Transaction) in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto;

(13) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “––Repurchase at the Option of Holders—Change of Control” and “––Repurchase at the Option of Holders—Asset Sales”; provided that a Change of Control Offer or Asset Sale Offer, as applicable, has been made and all Senior Subordinated Notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(14) the declaration and payment of dividends and distributions by the Issuer to, or the making of loans to, any direct or indirect parent in amounts required for any direct or indirect parent entity of the Issuer to pay, in each case without duplication,

(a) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b) federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Issuer and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Issuer and its Restricted Subsidiaries would be required to pay in respect of federal, state and local taxes for such fiscal year were the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity;

(c) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent entity of the Issuer to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(d) general corporate operating and overhead costs and expenses of any direct or indirect parent entity of the Issuer to the extent such costs and expenses are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries, including, without limitation, in respect of director fees and expenses, administrative, legal and accounting services provided by third parties and other costs and expenses including all costs and expenses with respect to filings with the SEC plus any indemnification claims made by directors or officers of any direct or indirect parent attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries; and

(e) fees and expenses other than to Affiliates of the Issuer related to any unsuccessful equity or debt offering of any direct or indirect parent entity;

(15) the distribution, dividend or other transfer or disposition of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents) or the proceeds thereof;

(16) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Issuer or any direct or indirect parent entity of the Issuer; provided that any such cash payment shall not be for the purpose of evading the limitation of this covenant;

(17) distributions or payments of Receivables Fees;

(18) the declaration and payment of dividends and distributions on the Equity Interests of any Receivables Management Subsidiary to holders of minority interests to the extent such holder (or its Affiliate) participates in the Receivables Management Business (including as a lender or financier under any financing provided to a Receivables Management Subsidiary; and

(19) the payment of dividends and other distributions to any direct or indirect parent entity of the Issuer not to exceed an amount equal to any reduction in taxes actually realized by the Issuer and its Restricted Subsidiaries in connection with, or otherwise resulting from, the Transaction in the form of refunds, credits or deductions as a direct result of transaction fees and expenses, commitment and other financing fees and severance, change in control and other compensation expense incurred in connection with the exercise, repurchase, rollover or payout of stock options or bonuses;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (7), (11), (15) and (19), no Default shall have occurred and be continuing or would occur as a consequence thereof.

The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary after the Issue Date except pursuant to the second to last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (7), (10), (11) or (15) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Issuer and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided, however, that Restricted Subsidiaries that are not Guarantors may not incur Indebtedness or issue Disqualified Stock or Preferred Stock if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), more than an aggregate of $200.0 million of Indebtedness or Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Guarantors is outstanding pursuant to this paragraph at such time.

The foregoing limitations will not apply to:

(1) the incurrence of Indebtedness under Credit Facilities by the Issuer or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount outstanding at any one time equal to (a) $2,350.0 million plus (b) the Incremental Facilities Amount;

(2) the incurrence by the Issuer and any Guarantor of Indebtedness represented by (a) the Senior Subordinated Notes (including any Guarantee) (other than any Additional Senior Subordinated Notes) and exchange notes issued in respect of the Senior Subordinated Notes and any Guarantee thereof and (b) the Senior Notes (including any guarantee thereof) and exchange notes issued in respect of the Senior Notes and any guarantee thereof;

(3) Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2));

(4) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Issuer or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) (including through the refunding, refinancing or reimbursement of amounts originally applied or incurred for such purposes) up to an aggregate amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (4) and including any Indebtedness incurred to refund, refinance or replace any other Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (4), does not exceed the greater of (x) $175.0 million and (y) 8.0% of Total Assets at any time outstanding;

(5) Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6) Indebtedness arising from agreements of the Issuer or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that

(a) such Indebtedness is not reflected on the balance sheet of the Issuer, or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6)(a)); and

(b) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and its Restricted Subsidiaries in connection with such disposition;

(7) Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Senior Subordinated Notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted under this clause (7);

(8) Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided, however, that if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated in right of payment to the Guarantee of the Senior Subordinated Notes of such Guarantor; provided further that any subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien), directly or through the disposition of the Restricted Subsidiary holding such Indebtedness, shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted under this clause (8);

(9) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary, provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another of its Restricted Subsidiaries or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted under this clause (9);

(10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” exchange rate risk or commodity pricing risk;

(11) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees, and of obligations in respect of letters of credit related thereto, provided by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(12) (a) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate amount since the Issue Date equal to 200% of the net cash proceeds received by the Issuer since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or cash contributed to the capital of the Issuer (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Issuer or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of the first paragraph of “—Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of “—Certain Covenants—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) and (b) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred or issued pursuant to this clause (12)(b), does not at any one time outstanding exceed $250.0 million (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued pursuant to this clause (12)(b) shall cease to be deemed incurred or issued or outstanding for purposes of this clause (12)(b) but shall be deemed incurred or issued for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred or issued such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (12)(b));

(13) the incurrence or issuance by the Issuer or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund, refinance or replace any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued as permitted under the first paragraph of this covenant and clauses (2), (3) and (12)(a) above, this clause (13) and clause (14) below or any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued to so refund, refinance or replace such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred or issued to pay premiums (including tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(a) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, replaced or refinanced,

(b) to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the Senior Subordinated Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu to the Senior Subordinated Notes or the Guarantee at least to the same extent as the Indebtedness being refinanced, replaced or refunded or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(c) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer;

(ii) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer, that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(iii) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and provided further that subclause (a) of this clause (13) will not apply to any refunding, replacing or refinancing of any Indebtedness outstanding under any Senior Indebtedness;

(14) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer and any Restricted Subsidiary incurred to finance an acquisition (including any merger, amalgamation or consolidation) and (y) Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into, or amalgamated or consolidated with, the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that, after giving effect to such acquisition, merger, amalgamation or consolidation, such Indebtedness, Disqualified Stock or Preferred Stock is Permitted Acquisition Debt;

(15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(16) Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to any Credit Facility, in a principal amount not in excess of the stated amount of such letter of credit;

(17) (a) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or

(b) any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer provided that such guarantee is incurred in accordance with the covenant described below under “—Additional Subsidiary Guarantees”;

(18) Indebtedness of Foreign Subsidiaries of the Issuer incurred not otherwise permitted hereunder up to an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (18), does not exceed the greater of (x) $100.0 million and (y) 4.5% of Total Assets at any time outstanding (it being understood that any Indebtedness incurred pursuant to this clause (18) shall cease to be deemed incurred or outstanding for purposes of this clause (18) but shall be deemed incurred for the purposes of the first paragraph of this covenant upon reclassification pursuant to clause (1) the third paragraph of this covenant);

(19) Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(20) Indebtedness consisting of Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent described in clause (4) of the second paragraph under the caption “—Limitation on Restricted Payments”; and

(21) Indebtedness under any Receivables Management Financing; provided that (i) the amount of Indebtedness incurred under a Receivables Management Financing shall not exceed 90% of the value of the Receivables Management Assets purchased with such proceeds and (ii) at the time of incurrence and after giving pro forma effect thereto, the Receivables Management Leverage Ratio would be no greater than 3.0 to 1.0.

For purposes of determining compliance with this covenant:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (21) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, may classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses; provided that all Indebtedness outstanding under the Credit Facilities on the Issue Date will be treated as incurred on the Issue Date under clause (1) of the preceding paragraph and such amounts outstanding under clause (1) on the Issue Date may not be later reclassified; and

(2) at the time of incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above.

Accrual of interest (or dividends), the accretion of accreted value and the payment of interest (or dividends) in the form of additional Indebtedness, Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Liens

The Issuer will not, and will not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness ranking pari passu with or subordinated to the Senior Subordinated Notes or any related Guarantee, on any asset or property of the Issuer or any Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Senior Subordinated Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Senior Subordinated Notes or the Guarantees are equally and ratably secured, except that the foregoing shall not apply to (a) Liens securing the Senior Subordinated Notes and the related Guarantees and (b) Liens securing Senior Indebtedness of the Issuer or any Guarantor.

Any Lien created for the benefit of Holders of the Senior Subordinated Notes pursuant to this covenant shall be deemed automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) above.

Merger, Consolidation or Sale of All or Substantially All Assets

The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the jurisdiction of organization of the Issuer or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Senior Subordinated Notes and the Indenture pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or

(b) the Fixed Charge Coverage Ratio for the Successor Company would be greater than the Fixed Charged Coverage Ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, in which case clause (1)(b) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture, the Senior Subordinated Notes and the Registration Rights Agreement; and

(6) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

The Successor Company will succeed to, and be substituted for, the Issuer, as the case may be, under the Indenture, the Guarantees and the Senior Subordinated Notes, as applicable. The foregoing clauses (3) (4), (5) and (6) shall not apply to the merger contemplated by the Transaction Agreement. Notwithstanding the foregoing clauses (3) and (4),

(1) any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Issuer, and

(2) the Issuer may merge with an Affiliate of the Issuer, as the case may be, solely for the purpose of reincorporating the Issuer in a State of the United States so long as the amount of Indebtedness, Disqualified Stock and Preferred Stock of the Issuer and its Restricted Subsidiaries is not increased thereby.

No Guarantor will, and the Issuer will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not the Issuer or Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) (a) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(c) immediately after such transaction, no Default exists; and

(d) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

(2) the transaction is made in compliance with the covenant described under “––Repurchase at the Option of Holders—Asset Sales.”

Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may (x) consolidate or merge into or wind up into or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties and assets to other Guarantors or the Issuer and (y) merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Guarantor in a State of the United States as long as the amount of Indebtedness, Preferred Stock and Disqualified Stock is not increased thereby.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

A Guarantee by a Guarantor provides by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange, disposition or transfer (by merger, amalgamation, consolidation or otherwise) of the Capital Stock of such Guarantor (including any sale, exchange, disposition or transfer), after which the applicable Guarantor is no longer a Restricted Subsidiary or all or substantially all the assets of such Guarantor which sale, exchange, disposition or transfer is made in compliance with the applicable provisions of the Indenture.

Transactions with Affiliates

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable when taken as a whole to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $15.0 million, a resolution adopted by the majority of the board of directors of the Issuer approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

The foregoing provisions will not apply to the following:

(1) transactions between or among the Issuer or any of its Restricted Subsidiaries;

(2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and the definition of “Permitted Investments”;

(3) the payment of any fees (including management, consulting, monitoring, transaction and advisory fees) and related expenses, indemnities, reimbursements and termination fees pursuant to the Sponsor Management Agreement not to exceed the amount set forth in the Sponsor Management Agreement and any amendment thereto (so long as any such amendment is not disadvantageous in any material respect to the Holders when taken as a whole as compared to the Sponsor Management Agreement as in effect on the Issue Date) (it being agreed that management, consulting, advisory and similar fees equal to 1.0% of Pro Forma EBITDA per annum (with accrual for, and carryover of, any unpaid amounts) and 1.0% of any transactions are in any event permitted);

(4) the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements provided on behalf of, officers, directors, employees or consultants of the Issuer, any of the direct or indirect parent entities of the Issuer or any of its Restricted Subsidiaries;

(5) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6) any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(7) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous in any material respect to the Holders when taken as a whole as compared to the original agreement in effect on the Issue Date;

(8) the Transaction and the payment of all fees and expenses related to the Transaction, in each case as disclosed in this prospectus;

(9) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into or amalgamated or consolidated with the Issuer or a Restricted Subsidiary; provided that such agreement was not entered into in contemplation of such acquisition, amalgamation, consolidation or merger, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect to the Holders when taken as a whole as compared to the applicable agreement as in effect on the date of such acquisition or merger);

(10) transactions with customers, clients, suppliers, joint venture partners, lessors or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Issuer or the senior management thereof, or are on terms at least as favorable as would reasonably have been obtained at such time from an unaffiliated party;

(11) the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Affiliate;

(12) payments by the Issuer or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of the Issuer in good faith or are otherwise permitted by the Indenture;

(13) payments or loans (or cancellation of loans) to employees or consultants of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by the Issuer in good faith;

(14) sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and

(15) investments by the Investors in securities of the Issuer or any of its Restricted Subsidiaries so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities; and

(16) transactions entered into in the ordinary course of business in connection with the sale or acquisition of all or any portion of a portfolio of accounts receivable, or any participation or interest therein, or related assets in connection with the Receivables Management Business, including, without limitation, all servicing, collection and financing arrangements with respect thereto.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1) (a) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(2) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities and the related documentation and the indenture governing the Senior Notes and the related documentation;

(b) the Indenture and the Senior Subordinated Notes;

(c) Indebtedness permitted under clause (4) of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” and any similar obligations otherwise permitted under such covenant, in each case that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(d) applicable law or any applicable rule, regulation or order;

(e) any agreement or other instrument of a Person acquired by the Issuer or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries;

(f) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(g) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries and Receivables Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(j) customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

(k) customary provisions contained in leases, subleases, licenses, sublicenses or asset sale agreements and other agreements, in each case, entered into in the ordinary course of business;

(l) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(m) restrictions created in connection with any Receivables Facility that, in the good faith determination of the Issuer are necessary or advisable to effect such Receivables Facility; and

(n) provisions in any agreements, certificates or instruments relating to Receivables Management Assets and the Equity Interests of any Receivables Management Subsidiary and any other restrictions created in connection with the Receivables Management Business that, in the good faith determination of the Issuer are necessary or advisable in the conduct or operation of the Receivables Management Business.

Additional Subsidiary Guarantees

The Issuer will not permit any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly-Owned Subsidiaries if such non-Wholly-Owned Subsidiaries guarantee other capital markets debt securities), other than a Guarantor, a Foreign Subsidiary, a Receivables Subsidiary or a Receivables Management Subsidiary, to guarantee the payment of any Indebtedness of the Issuer or any other Guarantor unless:

(1) such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Senior Subordinated Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Senior Subordinated Notes;

(2) pursuant to the supplemental indenture described in clause (1) above, such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; and

(3) such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel together with the execution and delivery of the supplemental indenture described in clause (1) above to the effect that:

(a) such Guarantee has been duly executed and authorized; and

(b) such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

The Issuer may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor or a Guarantor under the Senior Credit Facilities to become a Guarantor, in which case, such Subsidiary shall only be required to comply with clauses (1) (other than with respect to any time period) and (2) above.

Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Guarantee shall be released in accordance with the provisions of the Indenture described under “—Guarantees.”

Limitation on Layering

The Indenture provides that the Issuer will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinate in right of payment to any Senior Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is either:

(1) equal in right of payment with the Senior Subordinated Notes or such Guarantor’s Guarantee of the Senior Subordinated Notes, as the case may be; or

(2) expressly subordinated in right of payment to the Senior Subordinated Notes or such Guarantor’s Guarantee of the Senior Subordinated Notes, as the case may be.

The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Payments for Consent

The Issuer will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Senior Subordinated Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Senior Subordinated Notes unless such consideration is offered to be paid and is paid to all holders of the Senior Subordinated Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports and Other Information

Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture requires the Issuer to file with the SEC no later than 15 days after the periods set forth below,

(1) within 90 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K by a non-accelerated filer) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form;

(3) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

(4) any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

in each case, in a manner that complies in all material respects with the requirements specified in such form; provided that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to prospective purchasers of Senior Subordinated Notes, in addition to providing such information to the Trustee and the Holders of the Senior Subordinated Notes, in each case within 5 days after the time the Issuer would have been required to file such information with the SEC as required pursuant to the first sentence of this paragraph. To the extent any such information is not furnished within the time periods specified above and such information is subsequently furnished (including upon becoming publicly available, by filing such information with the SEC), the Issuer will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders under “Events of Default and Remedies” if Holders of at least 30% in principal amount of the then total outstanding Senior Subordinated Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Senior Subordinated Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure. In addition, to the extent not satisfied by the foregoing, the Issuer agrees that, for so long as any Senior Subordinated Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In the event that any direct or indirect parent company of the Issuer becomes a guarantor of the Senior Subordinated Notes, the Indenture permits the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Issuer and its Restricted Subsidiaries on a standalone basis, on the other hand.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of these exchange offers or the effectiveness of the shelf registration statement by the filing with the SEC of the exchange offers registration statement or shelf registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.

Events of Default and Remedies

The Indenture provides that each of the following is an Event of Default:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of or premium, if any, on the Senior Subordinated Notes (whether or not prohibited by the subordination provisions of the Indenture);

(2) default for 30 days or more in the payment when due of interest or Additional Interest on or with respect to the Senior Subordinated Notes (whether or not prohibited by the subordination provisions of the Indenture);

(3) failure by the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less 30% in principal amount of the Senior Subordinated Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above) contained in the Indenture or the Senior Subordinated Notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Senior Subordinated Notes, if both:

(a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $50.0 million (or its foreign currency equivalent) or more at any one time outstanding; provided that up to $25 million in the aggregate of Indebtedness of special purpose Receivables Management Subsidiaries that own substantially no assets other than Receivables Management Assets which Indebtedness is limited in recourse to such Receivables Management Assets (or is non-recourse to the Issuer of any of its Restricted Subsidiaries other than such special purpose Receivables Management Subsidiaries) shall be excluded for purposes of calculating such aggregate $50.0 million amount;

(5) failure by the Issuer or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together as of the date of the most recent audited consolidated financial statements of the Issuer, would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $50.0 million (or its foreign currency equivalent), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together as of the date of the most recent audited consolidated financial statements of the Issuer, would constitute a Significant Subsidiary; or

(7) the Guarantee of any Significant Subsidiary or any group of Subsidiaries that, taken together as of the date of the most recent audited financial statements of the Issuer, would constitute a Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture.

If any Event of Default (other than of a type specified in clause (6) above with respect to the Issuer) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 30% in principal amount of the then total outstanding Senior Subordinated Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Senior Subordinated Notes to be due and payable immediately; provided, however, that so long as any Indebtedness permitted to be incurred under the Indenture as part of the Senior Credit Facilities shall be outstanding, no such acceleration shall be effective until the earlier of:

(1) acceleration of any such Indebtedness under the Senior Credit Facilities; or

(2) five Business Days after the giving of written notice of such acceleration to the Issuer and the administrative agent under the Senior Credit Facilities.

Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section with respect to the Issuer, all outstanding Senior Subordinated Notes will become due and payable without further action or notice. The Indenture provides that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the Senior Subordinated Notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of the Senior Subordinated Notes.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Senior Subordinated Notes by notice to the Trustee may on behalf of the Holders of all of the Senior Subordinated Notes waive any existing Default and its consequences under the Indenture except a continuing Default in the payment of interest on, premium, if any, or the principal of any Senior Subordinated Note held by a non-consenting Holder. In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Senior Subordinated Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured or is otherwise no longer continuing.

The Indenture provides that, at any time after a declaration of acceleration with respect to the Senior Subordinated Notes, the Holders of a majority in principal amount of the Senior Subordinated Notes may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured, waived, annulled or rescinded except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and

(4) if the Issuer has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances.

Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Senior Subordinated Notes unless the Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Senior Subordinated Note may pursue any remedy with respect to the Indenture or the Senior Subordinated Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 30% in principal amount of the total outstanding Senior Subordinated Notes have requested the Trustee to pursue the remedy;

(3) Holders of the Senior Subordinated Notes have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the total outstanding Senior Subordinated Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the Indenture the Holders of a majority in principal amount of the total outstanding Senior Subordinated Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Senior Subordinated Note or that would involve the Trustee in personal liability.

The Indenture provides that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within five Business Days, upon becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuer or any Guarantor or any of their parent companies shall have any liability for any obligations of the Issuer or the Guarantors under the Senior Subordinated Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Senior Subordinated Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Subordinated Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuer and the Guarantors under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the Senior Subordinated Notes. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the Senior Subordinated Notes and have the Issuer and each Guarantor’s obligation discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1) the rights of Holders of Senior Subordinated Notes to receive payments in respect of the principal of, premium, if any, and interest on the Senior Subordinated Notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2) the Issuer’s obligations with respect to Senior Subordinated Notes concerning issuing temporary Senior Subordinated Notes, registration of such Senior Subordinated Notes, mutilated, destroyed, lost or stolen Senior Subordinated Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to substantially all of the restrictive covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Senior Subordinated Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer but not its Restricted Subsidiaries) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Senior Subordinated Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Senior Subordinated Notes:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Senior Subordinated Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Senior Subordinated Notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such Senior Subordinated Notes and the Issuer must specify whether such Senior Subordinated Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b) since the issuance of the Senior Subordinated Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Senior Subordinated Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the Senior Subordinated Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Senior Credit Facilities, the Senior Notes or the indenture pursuant to which the Senior Notes were issued or any other material agreement or instrument (other than the Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(6) the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code;

(7) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(8) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Senior Subordinated Notes, when either:

(1) all Senior Subordinated Notes theretofore authenticated and delivered, except lost, stolen or destroyed Senior Subordinated Notes which have been replaced or paid and Senior Subordinated Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2) (a) all Senior Subordinated Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer and the Issuer or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Senior Subordinated Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Senior Subordinated Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b) no Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) with respect to the Indenture or the Senior Subordinated Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Senior Credit Facilities, Senior Notes (or the indenture pursuant to which the Senior Notes were issued) or any other material agreement or instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(c) the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

(d) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Senior Subordinated Notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee and the Senior Subordinated Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Senior Subordinated Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Subordinated Notes, and any existing Default or compliance with any provision of the Indenture or the Senior Subordinated Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Senior Subordinated Notes, other than Senior Subordinated Notes beneficially owned by the Issuer or its Subsidiaries (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Senior Subordinated Notes).

The Indenture provides that, without the consent of each affected Holder of Senior Subordinated Notes, an amendment or waiver may not, with respect to any Senior Subordinated Notes held by a non-consenting Holder:

(1) reduce the principal amount of such Senior Subordinated Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed final maturity of any such Senior Subordinated Note or alter or waive the provisions with respect to the redemption of such Senior Subordinated Notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders” or the notice periods relating to an optional redemption of the Senior Subordinated Notes so long as such notice periods comply with DTC’s procedures, if applicable);

(3) reduce the rate of or change the time for payment of interest on any Senior Subordinated Note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on the Senior Subordinated Notes, except a rescission of acceleration of the Senior Subordinated Notes by the Holders of at least a majority in aggregate principal amount of the Senior Subordinated Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all affected Holders;

(5) make any Senior Subordinated Note payable in money other than that stated therein;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Senior Subordinated Notes;

(7) make any change in the amendment and waiver provisions of the Indenture described herein;

(8) impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Senior Subordinated Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Senior Subordinated Notes;

(9) make any change in the subordination provisions of the Senior Subordinated Notes that would adversely affect the Holders; or

(10) except as expressly permitted by the Indenture, modify the Guarantees of any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together as of the date of the most recent audited consolidated financial statements of the Issuer, would constitute a Significant Subsidiary in any manner adverse to the Holders of the Senior Subordinated Notes in any material respect.

Notwithstanding the foregoing, the Issuer, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture and any Guarantee or Senior Subordinated Notes without the consent of any Holder;

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Senior Subordinated Notes of such series in addition to or in place of certificated Senior Subordinated Notes;

(3) to comply with the covenant relating to mergers, consolidations and sales of assets;

(4) to provide the assumption of the Issuer’s or any Guarantor’s obligations to the Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(10) to add a Guarantor under the Indenture;

(11) to secure the Senior Subordinated Notes;

(12) to conform the text of the Indenture, Guarantees or the Senior Subordinated Notes to any provision of this “Description of Senior Subordinated Notes” to the extent that such provision in this “Description of Senior Subordinated Notes” was intended to be a verbatim recitation of a provision of the Indenture, Guarantee or Senior Subordinated Notes; or

(13) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Senior Subordinated Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Senior Subordinated Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Senior Subordinated Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Senior Subordinated Notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first- class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture provides that the Holders of a majority in principal amount of the outstanding Senior Subordinated Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the Senior Subordinated Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture, the Senior Subordinated Notes and any Guarantee are governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged, amalgamated or consolidated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Senior Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Senior Subordinated Note; and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Senior Subordinated Note at October 15, 2011 (such redemption price being set forth in the second sentence of the third paragraph under the caption “—Optional Redemption”), plus (ii) all required interest payments due on such Senior Subordinated Note through October 15, 2011 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such Senior Note.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Issuer or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions (other than directors qualifying shares and shares issued to foreign nationals under applicable law);

in each case, other than:

(a) any disposition of (i) Cash Equivalents or Investment Grade Securities, (ii) obsolete or worn out property or assets in the ordinary course of business or property or assets no longer used or useful in the conduct of the business of the Issuer and its Restricted Subsidiaries, (iii) inventory or goods (or other assets) held for sale in the ordinary course of business and (iv) property and assets contributed to the Issuer (other than by a Restricted Subsidiary);

(b) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “—Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c) the making of any Restricted Payment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments” or the making of any Permitted Investment;

(d) any disposition of property and assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $20.0 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to another Restricted Subsidiary of the Issuer;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property or assets (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business;

(h) any issuance, sale or other disposition of Equity Interests of, or Indebtedness or other securities of, an Unrestricted Subsidiary and any Excluded Disposition;

(i) foreclosures on property or assets;

(j) any financing transaction (or transaction having the effect thereof) with respect to property or assets built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations, permitted by the Indenture;

(k) the licensing of intellectual property;

(l) the disposition of accounts receivable, or participations or interests therein, in connection with any Receivables Facility and the disposition of accounts receivable in connection with the collection or compromise thereof;

(m) the granting of a Lien that is permitted under the covenant described above under “Certain Covenants—Liens”; and

(n) the disposition of Receivables Management Assets in the ordinary course of business.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means:

(1) United States dollars, Canadian Dollars, Mexican Pesos, Euros or any national currency of any participating member state of the EMU, or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper and other marketable short term money market and similar securities in each case rated of at least P-1 by Moody’s or A-1 by S&P and maturing within 24 months after the date of acquisition thereof;

(6) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(7) investment in funds investing 95% of their assets in securities of the types described in clauses (1) through (6) of this definition;

(8) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(9) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s; and

(10) with respect to any Foreign Subsidiary of the Issuer, instruments and investments equivalent to those referred to in clauses (1) to (9) above denominated in Euros, British Pounds, Mexican Pesos, Canadian dollars or other local currencies of the jurisdictions in which such Foreign Subsidiary conducts its business.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer or other conveyance (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than one or more Permitted Holders; or

(2) the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by (a) any Person (other than one or more Permitted Holders) or (b) any Persons (other than one or more Permitted Holders) that together (i) are a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), or (ii) are acting, for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) as a group, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Issuer other than in connection with any transaction or transactions in which the Issuer shall become the Subsidiary of a Parent Company, and thereafter, the foregoing shall instead apply to such Parent Company.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net settlement payments, if any, made pursuant to interest rate and foreign exchange Hedging Obligations with respect to Indebtedness (less net settlement payments, if any, received pursuant to interest rate and foreign exchange Hedging Obligations with respect to Indebtedness), and excluding (A) any Additional Interest and any “additional interest” with respect to the Senior Subordinated Notes, (B) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (C) any expensing of bridge, commitment and other financing fees relating to any financings, (D) any annual agency or similar fees paid under any credit facilities, and (E) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility or to any Receivables Management Financing permitted pursuant to clause (21) of the second paragraph of the covenant entitled “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock; plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Transaction), restructuring and restructuring related costs and charges (except to the extent incurred more than six full fiscal quarters after implementation of the actions, or occurrence of the events, giving rise thereto), severance and retention, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(3) any after-tax effect of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(4) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Board of Directors of the Issuer, shall be excluded,

(5) the Net Income for such period of any Person that is not a Subsidiary, or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are paid in cash (or to the extent of property and assets converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(6) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments in respect of Equity Interests actually made by such Person in cash and property (valued at the fair value of such property) to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7) any impairment charge or asset write-off pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(8) effects of adjustments (including the effects of such adjustments pushed down to the Issuer and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transaction or any consummated acquisition and the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(9) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

(10) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(11) non-cash income or charges resulting from mark-to-market accounting under Financial Accounting Standard No. 52 relating to Indebtedness denominated in foreign currencies shall be excluded,

(12) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights shall be excluded, and

(13) any unrealized net gains and losses resulting from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133 shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only (other than clause (3)(d) thereof), there shall be excluded from

Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments and Excluded Distributions made by the Issuer and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) thereof.

“Consolidated Total Debt Ratio” as of any date of determination means, the ratio of (1) Consolidated Total Indebtedness as of the end of the most recent fiscal period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (2) Pro Forma EBITDA.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Issuer and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments (and excluding, for the avoidance of doubt, all obligations relating to (a) Receivables Facilities and (b) any Receivables Management Financing to the extent the principal amount of Indebtedness thereunder is limited in recourse to Receivables Management Assets (or is non-recourse to the Issuer or any of its Restricted Subsidiaries other than a special purpose Receivables Management Subsidiary that owns substantially no assets other than Receivables Management Assets)), and (2) the aggregate amount of all outstanding Disqualified Stock of the Issuer and all Disqualified Stock and Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Issuer.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facilities” means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate setting forth the basis of such valuation executed by the principal financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption, repurchase of, or collection or payment on, such Designated Non-cash Consideration; provided that any Designated Non-cash Consideration consisting of equity securities of any Person (or an Affiliate of such Person) acquiring the property or assets subject to such Asset Sale shall be excluded from the calculation in clause (2)(c) of the first paragraph under “—Asset Sales” to the extent such securities are registered or have unlisted trading privileges on any internationally recognized securities exchange and are sold or otherwise disposed of within 24 months after receipt thereof.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any parent entity or company thereof (in each case other than Disqualified Stock) that is issued for cash after the Issue Date (other than to a Restricted Subsidiary, the Issuer or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuer or the applicable parent entity or company thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of the “—Certain Covenants—Limitation on Restricted Payments” covenant.

“Designated Senior Indebtedness” means:

(1) any Indebtedness outstanding under the Senior Credit Facilities; and

(2) any other Senior Indebtedness permitted under the Indenture, the principal amount of which is $50.0 million or more and that has been designated by the Issuer as “Designated Senior Indebtedness.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, or by its terms is mandatorily convertible into or mandatorily exchangeable for Indebtedness or Capital Stock otherwise constituting Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Issuer or a Restricted Subsidiary), in each case prior to the date 91 days after the earlier of the maturity date of the Senior Subordinated Notes or the date the Senior Subordinated Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1) increased (without duplication) by:

(a) provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period excluded (and not added back) in computing Consolidated Net Income; plus

(b) (i) Fixed Charges of such Person for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges), and (ii) the amounts excluded in the calculation of Consolidated Interest Expense under clauses (1)(A), (B), (C), (D) and (E) pursuant to the definition thereof, in each case, to the extent the same were excluded (and not added back) in computing such Consolidated Net Income (except that amounts under clauses (1)(A), (C) and (E) thereof shall not be added back for purposes of calculating the Fixed Charge Coverage Ratio; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same was excluded (and not added back) in computing Consolidated Net Income; plus

(d) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof), in each case, whether or not successful, including (i) such fees, expenses or charges related to the offering of the Senior Notes, the Senior Subordinated Notes and the Credit Facilities and (ii) any amendment or other modification of the Senior Notes, the Senior Subordinated Notes and the Credit Facilities, and, in each case, to the extent excluded (and not added back) in computing Consolidated Net Income; plus

(e) the amount of any restructuring and restructuring related cost, charge or reserve excluded (and not added back) in such period in computing Consolidated Net Income, including any costs incurred in connection with acquisitions and dispositions after the Issue Date and costs related to the closure and/or consolidation of facilities; plus

(f) any other non-cash charges, including any write-offs or write-downs, and equity-based compensation expense reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary excluded (and not added back) in such period in calculating Consolidated Net Income; plus

(h) the amount of management, monitoring, consulting, transaction and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period to the Investors to the extent otherwise permitted under “—Certain Covenants—Transactions with Affiliates”; plus

(i) the amount of net cost savings projected by the Issuer in good faith to be realized as a result of specified actions taken during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable, (y) such actions are taken within 36 months after the Issue Date and (z) the aggregate amount of cost savings added pursuant to this clause (i) shall not exceed $50.0 million for any four consecutive quarter period (which adjustments may be incremental to pro forma adjustments made pursuant to the second and third paragraph of the definition of “Fixed Charge Coverage Ratio”); plus

(j) the amount of loss on sale of receivables and related assets to any related Receivables Subsidiary in connection with a Receivables Facility; plus

(k) any costs or expense incurred by the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Equity Interest of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “—Certain Covenants—Limitation on Restricted Payments”; plus

(l) the amount of loss on the disposition of Receivables Management Assets by any Receivables Management Subsidiary;

(2) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period, and

(3) increased or decreased by (without duplication):

(a) any net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133; plus or minus, as applicable, and

(b) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Issuer or (to the extent the net cash proceeds thereof are contributed to the Issuer) any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(1) public offerings with respect to the Issuer’s or any direct or indirect parent entity’s or company’s common stock registered on Form S-8;

(2) issuances to any Subsidiary of the Issuer; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“Euro” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer from

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an Officer’s certificate executed by the principal financial officer of the Issuer on the date such capital contributions are made or the date such Equity

Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph under “—Certain Covenants—Limitation on Restricted Payments.”

“Excluded Dispositions” means sales or other dispositions of Investments, assets and businesses or portions thereof acquired in (or developed from) Investments (or that are constituent components thereof) made pursuant to clauses (8) and (13) of the definition of Permitted Investments; provided that for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments”, there shall be excluded from any increase in the amount of Restricted Payments permitted pursuant to clause (3)(d) thereof the amount that any such sale or other disposition reduces the aggregate fair market value under clause (8) and (13) of the definition of Permitted Investments that are at that time outstanding.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, repays, redeems, retires or extinguishes any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter reference period (other than in the case of Indebtedness under any revolving credit facility, in which case, Fixed Charges attributable thereto shall be calculated as set forth below).

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, amalgamations, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Issuer or any of its Restricted Subsidiaries during the applicable four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, amalgamations, mergers, consolidations and disposed operations (and the change in any associated Fixed Charges and the change in EBITDA resulting therefrom) had occurred on the first day of such reference period. If since the beginning of such reference period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such reference period shall have made any Investment, acquisition, disposition, amalgamation, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter reference period.

For purposes of this definition, whenever pro forma effect is to be given to an event or transaction (and any related adjustments may include resultant or anticipated synergies, operating improvements, operating expense reductions and other cost savings), (1) the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer, and (2) any adjustments (including resultant or anticipated synergies, operating improvements, operating expense reductions and other cost savings) included in the initial pro forma calculations shall continue to apply to subsequent calculations of the Fixed Charge Coverage Ratio, including during any subsequent reference periods in which the effects or savings thereof are anticipated to be realized not to exceed the earlier of (A) 24 months after the date of such event or transaction and (B) the anticipated completion for implementing the steps necessary for the realization thereof as projected in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire reference period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. If any Indebtedness under a revolving credit facility is incurred, assumed, guaranteed, repaid, redeemed, retired or extinguished and is being given pro forma effect, Fixed Charges attributable thereto shall be based on all such Indebtedness to the extent incurred, assumed, guaranteed, repaid, redeemed, retired or extinguished during the applicable four-quarter reference period and shall be calculated on the average daily balance of such Indebtedness during such reference period, except in the case of giving pro forma effect to any repayment, redemption, retirement or extinguishment of Indebtedness under any revolving credit facility to the extent the revolving credit commitments under such revolving credit facility are permanently reduced by the amount of such repayment, redemption, retirement or extinguishment, interest shall be calculated as if the same had occurred at the beginning of the applicable four-quarter reference period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under the Indenture. When used as a verb, “Guarantee” shall have a corresponding meaning.

“Guarantor” means, each Restricted Subsidiary that Guarantees the Senior Subordinated Notes in accordance with the terms of the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies (a “Swap Contract”).

“Holder” means the Person in whose name a Senior Subordinated Note is registered on the registrar’s books.

“Incremental Facilities Amount” means $500.0 million.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligation until the amount of such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

(d) representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) obligations under or in respect of Receivables Facilities.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means Deutsche Bank Securities Inc., Lehman Brothers Inc. and Banc of America Securities LLC.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of and such Investment in the Equity Interest of such former Restricted Subsidiary shall not be considered an Investment in existence on the Issue Date. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Issuer.

“Investors” means Thomas H. Lee Partners, L.P. and Quadrangle Group LLC and each of their respective Affiliates and any investment funds advised or managed by any of the foregoing but not including, however, any portfolio companies of any of the foregoing.

“Issue Date” means October 24, 2006.

“Issuer” has the meaning set forth in the first paragraph under “General”; provided that when used in the context of determining the fair market value of an asset or liability under the Indenture, “Issuer” shall be deemed to mean the board of directors of the Issuer when the fair market value is equal to or in excess of $100.0 million (unless otherwise expressly stated).

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease (or negative pledge) be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition or collection of any Designated Non-cash Consideration or Cash Equivalents received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness secured by a Lien on the assets disposed or otherwise required (other than required by clause (1) of the second paragraph of “—Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer. “Officer” of any Guarantor has a correlative meaning.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer an Officer of the Issuer, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Parent Company” means a Person in which the Permitted Holders have or shall have acquired Equity Interests so long as such Person directly or indirectly holds 100% of the total voting power of the Voting Stock of the Issuer, and at the time such Person acquired such voting power, no Person and no group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision, but including for such purposes any Permitted Holders) shall have beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of such Person.

“Permitted Acquisition Debt” means any Indebtedness, Disqualified Stock or Preferred Stock of (a) the Issuer and any Restricted Subsidiary incurred to finance an acquisition (including any merger, amalgamation or consolidation), any transaction in connection therewith and related fees and expenses and (b) any Person that is acquired by the Issuer or any Restricted Subsidiary as a result of which such Person becomes a Restricted Subsidiary or that is merged into, or amalgamated or consolidated with, the Issuer or a Restricted Subsidiary in compliance with the terms of the Indenture; provided that after giving effect to such acquisition, merger, amalgamation or consolidation, the incurrence or issuance of such Indebtedness, Disqualified Stock or Preferred Stock and the repayment, redemption, repurchase, defeasance, extinguishment or other retirement of Indebtedness, Disqualified Stock or Preferred Stock, either (i) the Fixed Charge Coverage Ratio on a consolidated basis for the Issuer and its Restricted Subsidiaries would have been at least 2.00 to 1.00 (or such Fixed Charge Coverage Ratio is greater than immediately prior to such acquisition, merger, amalgamation or consolidation) or (ii) the Consolidated Total Debt Ratio of the Issuer and the Restricted Subsidiaries would not have been greater than immediately prior to such acquisition, merger, amalgamation or consolidation.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person, provided that any cash received must be applied in accordance with the “Repurchase at the Option of Holders—Asset Sales” covenant.

“Permitted Holders” means the Investors, Gary L. West and Mary E. West (together with their respective heirs and any trust established for their benefit or for the benefit of such heirs) and members of management of the Issuer (or any of its direct or indirect parent companies who are holders of Equity Interests of the Issuer (or any of its direct or indirect parent companies)) on the Issue Date and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the Persons constituting the Permitted Holders (so long as, solely in the case of such group, without giving effect to the existence of such group or any other group, Persons constituting the Permitted Holders, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Issuer (or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting Stock of the Issuer)); provided, that any Person or Persons that are a group or acting as a group whose acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the covenant described under “Repurchase at the Option of Holders—Change of Control” (or otherwise would have required a Change of Control Offer in the absence of the waiver of such requirement by Holders in accordance with the covenant described under “Repurchase at the Option of Holders—Change of Control”) will thereafter, together with its Affiliates, constitute an additional Permitted Holder or additional Permitted Holders.

“Permitted Investments” means:

(1) any Investment in the Issuer or any of its Restricted Subsidiaries;

(2) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Issuer or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business (or, in the case of clause (b)(ii) below, the assets of such Person) if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, (i) is merged, amalgamated or consolidated with or into, or (ii) transfers or conveys (x) substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary or (y) a business line, unit division or segment of such Person to the Issuer or a Restricted Subsidiary,

and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions of “—Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date and any extension, modification, replacement or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date (or as subsequently amended or otherwise modified in a manner not disadvantageous to the Holders of the Senior Subordinated Notes in any material respect);

(6) any Investment acquired by the Issuer or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Hedging Obligations permitted under clause (10) of the covenant described in “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(8) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $150.0 million and (y) 7.0% of Total Assets at the time of such Investment (with the fair market value of each outstanding Investment being measured at the time made and without giving effect to subsequent changes in value);

(9) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Issuer, or any of its direct or indirect parent companies; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “—Certain Covenants—Limitations on Restricted Payments”;

(10) guarantees of Indebtedness permitted under the covenant described in “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” performance guarantees and Contingent Obligations incurred in the ordinary course of business and the creation of liens on the assets of the Issuer or any of its Restricted Subsidiaries in compliance with the covenant described in “Certain Covenants—Liens”;

(11) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (5) and (9) of such paragraph);

(12) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(13) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $200.0 million and (y) 9.5% of Total Assets at the time of such Investment (with the fair market value of each outstanding Investment being measured at the time made and without giving effect to subsequent changes in value);

(14) advances to, or guarantees of Indebtedness of, employees not in excess of $10.0 million outstanding at any one time, in the aggregate;

(15) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Issuer or any direct or indirect parent entity thereof;

(16) Investments in or relating to a Receivables Subsidiary that, in the good faith determination of the Issuer, are necessary or advisable to effect any Receivables Facility;

(17) Investments consisting of licensing, sublicensing or contribution of intellectual property and other intangible assets pursuant to joint marketing arrangements with other Persons; and

(18) Investments in Receivables Management Assets in the ordinary course of business and relating to a Receivables Management Subsidiary that, in the good faith determination of the Issuer are necessary or advisable in the conduct of the Receivables Management Business or required by any Receivables Management Financing.

“Permitted Junior Securities” means:

(1) Equity Interests in the Issuer, any Guarantor or any direct or indirect parent of the Issuer; or

(2) unsecured debt securities that are subordinated to all Senior Indebtedness (and any debt securities issued in exchange for Senior Indebtedness) to substantially the same extent as, or to a greater extent than, the Senior Subordinated Notes and the related Guarantees are subordinated to Senior Indebtedness under the Indenture;

provided that the term “Permitted Junior Securities” shall not include any securities distributed pursuant to a plan of reorganization if the Indebtedness under the Senior Credit Facilities is treated as part of the same class as the Senior Subordinated Notes for purposes of such plan of reorganization; provided further that to the extent that any Senior Indebtedness of the Issuer or the Guarantors outstanding on the date of consummation of any such plan of reorganization is not paid in full in cash on such date, the holders of any such Senior Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization.

“Permitted Liens” means, with respect to any Person:

(1) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employees’ health tax and other social security or statutory laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate action or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other actions for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or which are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP, or for property taxes on property that the Issuer or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(4) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(5) minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be incurred or issued pursuant to clause (4), (14), or (18) or of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or initially incurred or issued thereunder; provided that Liens securing Indebtedness permitted to be incurred or issued pursuant to clause (18) extend only to the assets of Foreign Subsidiaries;

(7) Liens existing on the Issue Date;

(8) Liens on existing property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

(9) Liens existing on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger, amalgamation or consolidation; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations so long as the related Indebtedness is permitted to be incurred under the Indenture and Liens securing treasury and cash management obligations in the ordinary course of business;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code (or equivalent statutes) financing statement filings regarding operating leases, consignments or accounts or transfers of chattel paper entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Issuer or any Guarantor;

(16) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) and (9); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8) and (9) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(17) deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business;

(18) other Liens securing obligations (other than Subordinated Indebtedness) not in excess of $25.0 million at any one time outstanding;

(19) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(20) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(21) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(22) Liens deemed to exist in connection with Investments in repurchase agreements or other Cash Equivalents permitted under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement or other Cash Equivalents;

(23) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(24) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(25) Liens on equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business to the Issuer’s clients;

(26) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(27) Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Permitted Investment or any Restricted Investment otherwise permitted under the Indenture;

(28) deposits and security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations or business of the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(29) zoning by-laws and other land use restrictions, including, without limitation, site plan agreements, development agreements and contract zoning agreements;

(30) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(31) Liens with respect to the assets of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of such Restricted Subsidiary incurred in accordance with the covenant described under the caption “Certain Covenants—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(32) Liens (i) on Receivables Management Assets incurred by a Receivables Management Subsidiary in connection with a Receivables Management Financing, (ii) on the Equity Interests of a Receivables Management Subsidiary or (iii) otherwise arising from the sale of all or any portion of a portfolio of accounts receivable, or any participation or interest therein, or related assets in the conduct of the Receivables Management Business.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Pro Forma EBITDA” means, on any date of determination, the EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to EBITDA in respect of any events or transactions (including the Transaction and any transaction in connection with which Pro Forma EBITDA is to be calculated) and the amount of income or earnings relating thereto and any related adjustments, including resultant or anticipated synergies, operating improvements, operating expense reductions and other costs savings, in a manner consistent with the pro forma adjustment pursuant to the second and third paragraphs of the definition of “Fixed Charge Coverage Ratio.”

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Issuer in good faith.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Senior Subordinated Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Issuer or any of its Restricted Subsidiaries sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Management Assets” means any debt or other obligations, including receivables and defaulted, contingent and charged-off obligations, any participation or interest therein, and all rights and interests related to, or arising in connection with, any of the foregoing, including any agreements, documents and instruments.

“Receivables Management Business” means the segment of the Issuer’s consolidated businesses relating to Receivables Management Assets, including, without limitation, servicing, collecting, purchasing and selling Receivables Management Assets and any financing thereof.

“Receivables Management Financing” means, with respect to any Receivables Management Subsidiary, any Indebtedness incurred for the purpose of making Investments in Receivables Management Assets and operating the Receivables Management Business; provided, that the Indebtedness thereunder is not (a) guaranteed by the Issuer or any Restricted Subsidiary other than Receivables Management Subsidiaries and (b) secured by the assets of the Issuer or any Restricted Subsidiary other than the property and assets of Receivables Management Subsidiaries and the Equity Interests of Receivables Management Subsidiaries.

“Receivables Management Leverage Ratio” means, with respect to the Receivables Management Subsidiaries, as of any date of determination, the ratio of (1) Consolidated Total Indebtedness attributable to the Receivables Management Subsidiaries under Receivables Management Financings to (2) Pro Forma EBITDA attributable to the Receivables Management Subsidiaries.

“Receivables Management Subsidiary” means any Restricted Subsidiary substantially all of whose activities consist of engaging in the Receivables Management Business.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.

“Registration Rights Agreement” means the Registration Rights Agreement with respect to the Senior Subordinated Notes dated as of October 24, 2006, among the Issuer, the Guarantors and the Initial Purchasers.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Representative” means any trustee, agent or representative for an issue of Senior Indebtedness of the Issuer.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facilities” means the Credit Facilities under the Credit Agreement entered into as of the Issue Date by and among the Issuer, the lenders party thereto in their capacities as lenders thereunder and Lehman Commercial Paper Inc., as Administrative Agent and Swing Line Lender, Deutsche Bank Securities Inc. and Bank of America, N.A., as Syndication Agents, and Wachovia Bank, National Association and General Electric Capital Corporation, as Co-Documentation Agents, Lehman Brothers Inc. and Deutsche Bank Securities Inc., as Joint Lead Arrangers, and Lehman Brothers Inc., Deutsche Bank Securities Inc. and Banc of America Securities LLC, as Joint Bookrunners, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above).

“Senior Indebtedness” means:

(1) all Indebtedness of the Issuer or any Guarantor outstanding under the Senior Credit Facilities and the Senior Notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all Hedging Obligations (and guarantees thereof) owing to a Lender (as defined in the Senior Credit Facilities) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into), provided that such Hedging Obligations are permitted to be incurred under the terms of the Indenture;

(3) any other Indebtedness of the Issuer or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Senior Subordinated Notes or any related Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3);

provided, however, that Senior Indebtedness shall not include:

(a) any obligation of such Person to the Issuer or any of its Subsidiaries;

(b) any liability for federal, state, local or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e) that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture,

provided, however, that such Indebtedness shall be deemed not to have been incurred in violation of the Indenture for purposes of this clause if such Indebtedness consists of Designated Senior Indebtedness, and the holder(s) of such Indebtedness or their Representative (a) had no actual knowledge at the time of incurrence that the incurrence of such Indebtedness violated the Indenture and (b) shall have received a certificate from an officer of the Issuer to the effect that the incurrence of such Indebtedness does not violate the provisions of the Indenture.

“Senior Notes” means the $650,000,000 aggregate principal amount of the Issuer’s senior notes due 2014 issued on the Issue Date.

“Senior Subordinated Indebtedness” means:

(1) with respect to the Issuer, Indebtedness which ranks equal in right of payment to the Senior Subordinated Notes issued by the Issuer; and

(2) with respect to any Guarantor, Indebtedness which ranks equal in right of payment to the Guarantee of such entity of the Senior Subordinated Notes.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Issuer and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Sponsor Management Agreement” means the management agreement between certain of the management companies associated with the Investors, the Issuer and Omaha Acquisition Corp. as in effect on the Issue Date.

“Subordinated Indebtedness” means,

(1) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Senior Subordinated Notes, and

(2) with respect to any Guarantor, any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Senior Subordinated Notes.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Swap Contract” has the meaning set forth in the definition of “Hedging Obligations.”

“Total Assets” means the total assets of the Issuer and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, as shown on the most recent balance sheet of the Issuer or such other Person as may be expressly stated.

“Transaction” means the transactions contemplated by the Transaction Agreement, the issuance of the Senior Notes and the Senior Subordinated Notes and borrowings under the Senior Credit Facilities as in effect on the Issue Date, the payment of transaction, retention and incentive bonuses and change of control payments to management and other employees and all related transactions in each case in connection with the transactions contemplated by the Transaction Agreement, the establishment of equity compensation plans, equity arrangements and employment arrangements with certain of the Issuer’s management in connection with the transactions contemplated by the Transaction Agreement and the consummation of any other transactions in connection with, or in contemplation of, any of the foregoing.

“Transaction Agreement” means the Agreement and Plan of Merger, dated May 31, 2006, between Omaha Acquisition Corp. and West Corporation.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to October 15, 2010; provided, however, that if the period from the Redemption Date to October 15, 2010 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C §§ 77aaa-777bbbb).

“Unrestricted Subsidiary” means:

(1) (a) as of the Issue Date, Vertical Alliance, Inc. and (b) any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(1) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Issuer;

(2) such designation complies with the covenants described under “—Certain Covenants—Limitation on Restricted Payments”;

(3) each of:

(a) the Subsidiary to be so designated; and

(b) its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary; and

(4) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Subordinated Indebtedness or the Senior Subordinated Notes.

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(2) the Fixed Charge Coverage Ratio for the Issuer its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation,

in each case on a pro forma basis taking into account such designation.

Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Issuer or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals under applicable law) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

The Global Notes

The outstanding notes are represented by one or more notes in the form of several registered notes in global form, without interest coupons (the “global notes”), as follows:

•	notes sold to qualified institutional buyers under Rule 144A are represented by the Rule 144A global note; and

•	notes sold in offshore transactions to non-U.S. persons in reliance on Regulation S are represented by the Regulation S global note.

Upon issuance, each of the outstanding global notes were deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•

upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•

ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Book-Entry Procedures for the Global Notes

All interests in the global notes are subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by DTC and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; and clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the outstanding notes represented by that global note for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the outstanding notes under the applicable indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the applicable indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of outstanding notes under the applicable indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium, if any, and interest with respect to the outstanding notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Exchange of Global Notes for Certificated Notes

A global note is exchangeable for a certificated note if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the indentures should occur.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

United States Federal Tax Considerations

The following discussion summarizes certain material U.S. federal income tax considerations relevant to the exchange of the outstanding notes for the exchange notes pursuant to the exchange offers and the ownership and disposition of the exchange notes. The discussion below is based upon currently existing provisions of the Internal Revenue Code of 1986, as amended, (the “Code”), Treasury regulations promulgated thereunder, judicial authority and current administrative rulings and pronouncements of the Internal Revenue Service (the “IRS”). There can be no assurance that the IRS will not take a contrary view, and no ruling from the IRS has been, or is expected to be, sought on the issues discussed herein. Legislative, judicial, or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences discussed below.

TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE IRS, YOU ARE HEREBY NOTIFIED THAT ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED HEREIN (I) IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY US OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN AND (II) IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE CODE. EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The summary is not a complete analysis or description of all potential U.S. federal tax considerations that may be relevant to, or of the actual tax effect that any of the matters described herein will have on, particular purchasers of notes and does not address U.S. federal gift or estate tax consequences or alternative minimum, foreign, state, local or other tax consequences. This summary does not purport to address special classes of taxpayers (such as S corporations, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, real estate investment trusts, grantor trusts, former citizens or long-term residents of the United States, broker-dealers, traders in securities and tax-exempt organizations) who are subject to special treatment under the federal income tax laws, or persons that hold notes that are a hedge against, or that are hedged against, currency risk or that are part of a hedge, straddle, conversion or other integrated transaction, or persons whose functional currency is not the U.S. dollar. This summary also does not address the tax consequences to an owner of notes held through a partnership or other pass-through entity treated as a partnership for U.S. federal income tax purposes. A partnership that is the beneficial owner of notes, or a partner in such a partnership, should consult its own tax advisor regarding the U.S. federal income tax consequences of purchasing, owning or disposing of notes. This discussion assumes that the notes will be held as capital assets within the meaning of section 1221 of the Code and that a holder acquires the exchange notes pursuant to the exchange offers. No opinion of counsel is expected to be requested with respect to any of the matters discussed herein.

As used herein, the term “U.S. Holder” means a beneficial owner of notes that is (i) an individual citizen or resident of the United States for U.S. federal income tax purposes, including on a lien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code, (ii) a corporation (or other entity classified as a corporation for U.S. federal tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or (iv) a trust if (a) a U.S. court can exercise primary supervision over the administration of such trust and one or more United States persons (within the meaning of the Code) has the authority to control all of the substantial decisions of such trust or (b) the trust has made a valid election under applicable Treasury regulations to be treated as a United States person (within the meaning of the Code). As used herein, the term “Non-U.S. Holder” means a beneficial owner of notes (other than a partnership) that is not a U.S. Holder.

In certain circumstances we are obligated to pay holders amounts in excess of stated interest and principal on the exchange notes. The obligation to make such payments may implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments.” Although the matter is not free from doubt, we intend to take the position that these payments represent a remote contingency and that the exchange notes are not subject to the rules governing contingent payment debt instruments and, accordingly, that any such amounts, if paid, should be taxable as ordinary interest income at the time they are received or accrued in accordance with a holder’s regular accounting method. Our determination that these contingencies are remote will be binding on a holder unless you explicitly disclose your contrary position to the IRS in the manner required by applicable U.S. Treasury regulations. Our determination, however, is not binding on the IRS, and if the IRS successfully challenged this determination, you could be required to accrue interest income on the exchange notes at a rate higher than the stated interest rate on the notes and other tax consequences of ownership and disposition of the notes could be materially and adversely different from those described herein. In the event a contingency occurs, it could affect the amount, character and timing of the income recognized by you. If we pay a premium pursuant to the change of control provisions, you will be required to recognize such amounts as income. The remainder of this discussion assumes that the exchange notes will not be treated as contingent payment debt instruments.

BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH PROSPECTIVE PURCHASER OF THE NOTES IS STRONGLY URGED TO CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO HIS OR HER PARTICULAR TAX SITUATION AND AS TO ANY FEDERAL, FOREIGN, STATE, LOCAL OR OTHER TAX CONSIDERATIONS (INCLUDING ANY POSSIBLE CHANGES IN TAX LAW) AFFECTING THE PURCHASE, HOLDING AND DISPOSITION OF THE NOTES.

The Exchange Offers

The exchange of the outstanding notes for the exchange notes in connection with the exchange offers should not constitute a taxable exchange. See “The Exchange Offers.” As a result, (1) a U.S. Holder should not recognize taxable gain or loss as a result of exchanging such holder’s outstanding notes; (2) the holding period of the exchange notes received should include the holding period of the outstanding notes exchanged therefor; and (3) the adjusted tax basis of the exchange notes received should be the same as the adjusted tax basis of the outstanding notes exchanged therefor immediately before such exchange. Accordingly, references herein to “notes” apply equally to the exchange notes and the outstanding notes.

Payments of Stated Interest

Payments of stated interest on the exchange notes generally will be taxable to a U.S. Holder as ordinary income at the time that such payments are received or accrued in accordance with such U.S. Holder’s method of tax accounting.

Sale, Exchange and Retirement of Notes

Upon the sale, exchange (other than a tax-free transaction), retirement, or other disposition of an exchange note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount received by such U.S. Holder (other than amounts representing accrued and unpaid interest, if any) and such holder’s adjusted tax basis of the note. A U.S. Holder’s tax basis in an exchange note will, in general, be such U.S. Holder’s cost for the related outstanding note, increased by the amount of market discount, if any, previously included in income in respect of the note and reduced (but not below zero) by the amount of amortized bond premium previously taken into account in respect of the note and the amount of any cash payments (other than stated interest) on the note. Generally, such gain or loss will be capital gain or loss, except as described under “—Market Discount and Bond Premium” below. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Market Discount and Bond Premium

If a U.S. Holder has purchased a note for an amount less than its adjusted issue price, the different is treated as market discount. Subject to a de minimis exception, gain realized on the maturity, sale, exchange or retirement of a market discount note will be treated as ordinary income to the extent of any accrued market discount not previously recognized (including in the case of an exchange note, any market discount accrued on the related outstanding note). A U.S. Holder may elect to include market discount in income currently as it accrues, on either a ratable or constant yield method. In that case, a U.S. Holder’s tax basis in any such note will increase by such inclusions. An election to include market discount in income currently, once made, will apply to all market discount obligations acquired by the U.S. Holder during the taxable year of the election and thereafter, and may not be revoked without the consent of the IRS. If a U.S. Holder does not make such an election, in general, all or a portion of such holder’s interest expense on any indebtedness incurred or continued in order to purchase or carry any such notes may be deferred until the maturity of the note or certain earlier dispositions. Unless a U.S. Holder elects to accrue market discount under a constant yield method, any market discount will accrue ratably during the period from the date of acquisition of the note to its maturity date.

If a U.S. Holder purchased an original note or an exchange note for an amount that is greater than its face value, such holder generally may elect to amortize that premium from the purchase date to the maturity date under a constant yield method. Amortizable premium generally can only offset interest income on such original note or exchange note (including, in the case of an exchange note, the income on the original note exchanged for such exchange note) and generally may not be deducted against other income. A U.S. Holder’s basis in an original note or an exchange note will be reduced by any premium amortization deductions. An election to amortize premium on a constant yield method, once made, generally applied to all debt obligations held or subsequently acquired by the holder during the taxable year of the elected and thereafter, and may not be revoked without the consent of the IRS.

The rules regarding market discount and bond premium are complex. U.S. Holders are urged to consult their own tax advisors regarding their application.

Non-U.S. Holders

The following is a summary of certain United States federal tax consequences that will apply to you if you are a “Non-U.S. Holder” of exchange notes. As used in this section, “Non-U.S. Holder” means a beneficial owner of a note, other than a partnership (or an entity or arrangement classified as a partnership for United States federal income tax purposes), who is not a U.S. Holder (as defined under “—U.S. Holders” above).

Special rules may apply to you if you are subject to special treatment under the Code, including, but not limited to if you are a “controlled foreign corporation” or a “passive foreign investment company.” If you are such a Non-U.S. Holder, you should consult your own tax advisors to determine the United States federal, state, local, and other tax consequences that may be relevant to you.

United States Federal Withholding Tax

United States federal withholding tax will not apply to any payment of interest on the exchange notes under the “portfolio interest” rule, provided that:

•	interest paid on the exchange notes is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a controlled foreign corporation for United States federal income tax purposes that is related to us (actually or constructively) through stock ownership;

•	you are not a bank receiving interest on an exchange note on an extension of credit made pursuant to a loan arrangement entered into in the ordinary course of your trade or business; and

•

either (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person (within the meaning of the Code) or (b) you hold your exchange notes through certain financial intermediaries and you or the financial intermediaries satisfy the certification requirements of applicable United States Treasury regulations. Special rules apply to Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

If you do not satisfy the requirements of the “portfolio interest” exception described above, payments of interest to you will be subject to a 30% United States federal withholding tax unless you provide us or our paying agent, as the case may be, with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the exchange note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States. United States federal withholding tax generally will not apply to any payment of principal.

You should consult your taxation advisor regarding the certification requirements for Non-U.S. Holders.

United States Trade or Business

If you are engaged in a trade or business in the United States and your investment in the exchange notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment maintained by you), you will be subject to United States federal income tax on interest on a net income basis at regular graduated rates (although you will be exempt from United States federal withholding tax on interest, provided the certification requirements on IRS Form W-8ECI (or successor form) as discussed above in “—United States Federal Withholding Tax” are satisfied) in the same manner as if you were a United States person. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower rate under an applicable income tax treaty) of such interest, subject to adjustments.

Sale or Other Taxable Disposition of the Notes

Subject to the discussion below concerning backup withholding, any gain realized on the disposition of an exchange note generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment) in which case you will be subject to United States federal income tax as described in the preceding paragraph, or

•

you are an individual who is present in the United States for 183 days or more in the taxable year of such disposition, and certain other conditions are met (in which case, except as otherwise provided by an applicable income tax treaty, the gain generally will be subject to a flat 30% United States federal income tax).

The exchange of outstanding notes for exchange notes pursuant to the exchange offers will not constitute a taxable exchange.

Information Reporting and Backup Withholding

U.S. Holders

In general, information reporting requirements will apply to certain payments of principal and interest on the exchange notes and to the proceeds of a sale or other taxable disposition of an exchange note made to you (unless you are an exempt recipient such as a corporation). Backup withholding tax (at the rate of 28% through 2010 and 31% thereafter) may apply to such payments if you fail to provide a correct taxpayer identification number or a certification of exempt status, or if you fail to report in full dividend and interest income or otherwise fail to comply with applicable requirements of the backup withholding rules.

Backup withholding tax is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS. All individuals are subject to these requirements. Some non-individual holders, including all corporations, tax-exempt organizations, and individual retirement accounts, are exempt from these requirements.

Non-U.S. Holders

Information reporting also will generally apply to payments of interest made to you and the amount of tax, if any, withheld with respect to such payments. Copies of the information returns reporting such interest payments and any withholding may be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty or agreement.

In general, backup withholding will not apply to interest payments to you provided that we do not have actual knowledge or reason to know that you are a United States person (within the meaning of the Code) and we have received the required certification that you are a Non-U.S. Holder described above in the fifth bullet point under “—Non-U.S. Holders—United States Federal Withholding Tax.”

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of exchange notes within the United States or conducted through a broker or other United States financial intermediaries, unless you certify under penalties of perjury that you are a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that you are a United States person (within the meaning of the Code)) or you otherwise establish an exemption. Information reporting (but generally not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the United States.

We suggest that you consult your tax advisors concerning the application of information reporting and backup withholding rules.

CERTAIN CONSIDERATIONS FOR BENEFIT PLAN INVESTORS

The following is a summary of certain considerations associated with the purchase of the exchange notes by employee benefit plans within the meaning of Title I of ERISA, including (i) private U.S.-based retirement and welfare plans, (ii) plans described in Section 4975 of the Code, including an individual retirement arrangement under Section 408 of the Code, (iii) plans (such as a governmental, church or non-U.S. plan) not subject to Title I of ERISA but subject to provisions under applicable federal, state, local, non-U.S. or other laws or regulations that are similar to the provisions of Title I of ERISA or Section 4975 of the Code (“Similar Laws”), and (iv) any entity of which the underlying assets are considered to include “plan assets” of such plans, accounts and arrangements under U.S. Department of Labor regulations or Section 3(42) of ERISA, as enacted by Section 611(f) of the Pension Protection Act of 2006 (each, a “Benefit Plan Investor”). This summary considers certain issues raised by ERISA and the Code as they apply to those Benefit Plan Investors subject to those statutes and does not purport to be complete, and no assurance can be given that future legislation, court decisions, administrative regulations, rulings or administrative pronouncements will not significantly modify the provisions summarized herein. Any such changes may be retroactive and may thereby apply to transactions entered into prior to the date of enactment or release.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Benefit Plan Investor subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”), and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the exchange notes with assets of a Benefit Plan Investor, a fiduciary should consider, among other matters:

•	whether the acquisition and holding of the exchange notes is in accordance with the documents and instruments governing such Benefit Plan Investor; and

•

whether the acquisition and holding of the exchange notes is solely in the interest of Benefit Plan Investor participants and beneficiaries and otherwise consistent with the fiduciary’s responsibilities and in compliance with the applicable requirements of ERISA, the Code or any Similar Laws including, in particular, any diversification, prudence and liquidity requirements.

Any insurance company proposing to invest assets of its general account in the exchange notes should consider the extent that such investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court’s decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank and under any subsequent legislation or other guidance that has or may become available relating to that decision, including the enactment of Section 401(c) of ERISA by the Small Business Job Protection Act of 1996 and the regulations promulgated thereunder.

Under U.S. Department of Labor regulation Section 2510.3-101 (the “Plan Asset Regulation”), guidance is provided as to when assets of an underlying investment will be deemed to be assets of an investing Benefit Plan Investor. Additional rules have recently been enacted under Section 611(f) of the Pension Protection Act of 2006, which was signed into law on August 17, 2006. In general (subject to certain exceptions), where a Benefit Plan Investor holds an “equity interest” in an entity, the assets of the entity are deemed to be plan assets of the Benefit Plan Investor. “Equity interest” is defined as “any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features.” While no assurances can be given, the obligor believes that the exchange notes should not be treated as an “equity interest” for purposes of the Plan Asset Regulations.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions, “prohibited transactions,” involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code, including an obligation to correct the transaction.

The acquisition and/or holding of the notes and exchange notes by an ERISA Plan with respect to which we (the obligor with respect to the exchange notes) or the initial purchasers or their affiliates may be a party in interest or a disqualified person, may give rise to a prohibited transaction. Consequently, before investing in the exchange notes, any person who is acquiring such securities for, or on behalf of, an ERISA Plan should determine that either a statutory or an administrative exemption from the prohibited transaction rules is applicable to such investment in the exchange notes, or that such acquisition and holding of such securities will not result in a non-exempt prohibited transaction.

The statutory or administrative exemptions from the prohibited transaction rules under ERISA and the Code which may be available to an ERISA Plan investing in the exchange notes include, without limitation, the following:

•	Prohibited Transaction Class Exemption (“PTCE, 90-1”), regarding investments by insurance company pooled separate accounts;

•	PTCE 91-38, regarding investments by bank collective investment funds;

•	PTCE 84-14, regarding transactions effected by qualified professional asset managers;

•	PTCE 96-23, regarding transactions effected by in-house asset managers; and

•	PTCE 95-60, regarding investments by insurance company general accounts.

Governmental plans, non-U.S. plans and certain church plans, while not subject to the prohibited transaction provisions of ERISA and Section 4975 of the Code, may nevertheless be subject to Similar Laws which may affect their investment in the exchange notes. Any fiduciary of such a governmental, non U.S. or church plan considering an investment in the exchange notes should consult with its counsel before purchasing exchange notes to consider the applicable fiduciary standards and to determine the need for, and the availability, if necessary, of any exemptive relief under such Similar Laws.

In addition, the Pension Protection Act of 2006 changes the methodology for determining whether certain pooled funds are Benefit Plan Investors.

Because of the foregoing, the outstanding notes and exchange notes should not be purchased or held by any person investing “plan assets” of any Benefit Plan Investor unless such purchase, holding and, if applicable, conversion will not constitute a non-exempt prohibited transaction under ERISA and the Code or a violation under any applicable Similar Laws.

Representation

Accordingly, each purchaser and subsequent transferee of the exchange notes will represent and warrant that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the exchange notes constitutes assets of any Benefit Plan Investor or (ii) the purchase and holding of the exchange notes, and the exchange of notes for exchange notes, by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the outstanding notes or the exchange notes (and holding the outstanding notes or exchange notes) on behalf of, or with the assets of, any Benefit Plan Investor, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the outstanding notes or the exchange notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer which requests it in the letter of transmittal, for use in any such resale. In addition, until                     , 2007, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offers and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the effective date of the exchange offers, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offers other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain types of liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters in connection with the exchange notes and guarantees by those of the guarantors incorporated or organized under the laws of the State of Delaware, including with respect to their validity and enforceability, will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts.

EXPERTS

The financial statements, financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph referring to the change in accounting for stock-based compensation expense in 2006, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting) and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed a registration statement on Form S-4 under the Securities Act with the Commission with respect to the issuance of the exchange notes. This prospectus, which is included in the registration statement, does not contain all of the information included in the registration statement. Certain parts of this registration statement are omitted in accordance with the rules and regulations of the Commission. For further information about us and the exchange notes, we refer you to the registration statement. You should be aware of the statements made in this prospectus as to the contents of any agreement or other document filed as an exhibit to the registration statement are not complete. Although we believe that we have summarized the material terms of these documents in the prospectus, these statements should be read along with the full and complete text of the related documents.

We have agreed that, whether or not we are required to do so by the Commission, after consummation of the exchange offers or the effectiveness of a shelf registration statement, for so long as any of the exchange notes remain outstanding, we will furnish to the holders of the exchange notes (if not filed with the Commission) or we will file with the Commission:

•

all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if we were required to file these forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and, with respect to the annual information only, a report thereon by our certified independent public accountants; and

•	all reports that would be required to be filed with the Commission on Form 8-K if we were required to file these reports.

Any reports or documents we file with the Commission, including the registration statement, may be inspected and copied at the Public Reference Section of the Commission located at 100 F Street, NE, Washington, D.C. 20549. Copies of these reports or other documents may be obtained at prescribed rates from the Public Reference Section of the Commission at 100 F Street, NE, Washington, D.C. 20549. For further information about the Public Reference Section, call 1-800-SEC-0330. The Commission also maintains a website on the internet that contains reports and other information that is filed through the Commission’s Electronic Data Gathering Analysis and Retrieval System, and such website is located at http://www.sec.gov.

IND EX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

West Corporation

Omaha, Nebraska

We have audited the accompanying consolidated balance sheets of West Corporation and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2006. Our audits also included the financial statement schedule listed in the Index at page F-45. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of West Corporation and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 13 to the consolidated financial statements, the Company changed its method of accounting for stock-based compensation expense in 2006.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 26, 2007 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/    DELOITTE & TOUCHE LLP

Omaha, Nebraska

February 26, 2007

WEST CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2006	2005	2004
	(Amounts in thousands)
REVENUE	$1,856,038	$1,523,923	$1,217,383
COST OF SERVICES	818,522	687,381	541,979
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	800,301	569,865	487,513

OPERATING INCOME	237,215	266,677	187,891
OTHER INCOME (EXPENSE):
Interest Income	6,081	1,499	895
Interest Expense	(94,804)	(15,358)	(9,381)
Other	2,063	678	2,118

Other income (expense)	(86,660)	(13,181)	(6,368)
INCOME BEFORE INCOME TAX EXPENSE AND MINORITY INTEREST	150,555	253,496	181,523
INCOME TAX EXPENSE	65,505	87,736	65,762

INCOME BEFORE MINORITY INTEREST	85,050	165,760	115,761
MINORITY INTEREST IN NET INCOME	16,287	15,411	2,590

NET INCOME	$68,763	$150,349	$113,171

The accompanying notes are an integral part of these financial statements.

WEST CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
	(Amounts in thousands)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$214,932	$30,835
Trust cash	7,104	3,727
Accounts receivable, net	285,087	217,806
Portfolio receivables, current portion	64,651	35,407
Other current assets	54,382	28,567

Total current assets	626,156	316,342
PROPERTY AND EQUIPMENT:
Property and equipment	743,399	600,939
Accumulated depreciation and amortization	(448,692)	(366,068)

Property and equipment, net	294,707	234,871

PORTFOLIO RECEIVABLES, NET OF CURRENT PORTION	85,006	59,043
GOODWILL	1,186,375	717,624
INTANGIBLES, net	195,412	140,347
OTHER ASSETS	148,200	30,435

TOTAL ASSETS	$2,535,856	$1,498,662

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable	$40,613	$37,370
Accrued expenses	375,957	132,182
Current maturities of longterm debt	21,000	—
Current maturities of portfolio notes payable	59,656	27,275
Income tax payable	360	9,468

Total current liabilities	497,586	206,295
PORTFOLIO NOTES PAYABLE, less current maturities	27,590	13,245
LONG-TERM OBLIGATIONS, less current maturities	3,179,000	220,000
DEFERRED INCOME TAXES	18,320	40,173
OTHER LONG TERM LIABILITIES	26,959	31,772

Total liabilities	3,749,455	511,485
COMMITMENTS AND CONTINGENCIES (Notes 6, 9, 10 and 14) MINORITY INTEREST	10,299	15,309
CLASS L COMMON STOCK $0.001 PAR VALUE, 100,000 SHARES AUTHORIZED, 9,777 SHARES ISSUED AND OUTSTANDING	903,656	—
STOCKHOLDERS’ EQUITY (DEFICIT)
Class A common stock $0.001 par value, 400,000 shares authorized, 85,938 shares issued and outstanding	86	—
Common stock $0.01 par value, 200,000 shares authorized, 69,718 shares issued and outstanding	—	697
Additional paid-in capital	78,427	272,941
Retained earnings (deficit)	(2,206,641)	699,765
Accumulated other comprehensive income (loss)	574	(405)
Unearned restricted stock (79 shares)	—	(1,130)

Total stockholders’ equity (deficit)	(2,127,554)	971,868

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$2,535,856	$1,498,662

The accompanying notes are an integral part of these financial statements.

WEST CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2006	2005	2004
	(Amounts in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$68,763	$150,349	$113,171
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	96,218	83,805	81,317
Amortization	40,762	25,677	17,169
Provision for share based compensation	28,738	538	483
Deferred income tax expense (benefit)	9,300	(2,645)	6,177
Other	4,286	1,556	1,264
Minority interest in earnings, net of distributions of $18,998, $13,690 and $1,184	(2,814)	1,721	1,406
Excess tax benefit from stock options exercised	(50,794)	—	—
Changes in operating assets and liabilities, net of business acquisitions:
Accounts receivable	(41,744)	(25,658)	(28,963)
Other assets	(24,418)	(10,395)	(11,330)
Accounts payable	(7,750)	(2,049)	13,513
Accrued expenses and other liabilities	76,091	53,415	23,169

Net cash flows from operating activities	196,638	276,314	217,376

CASH FLOWS FROM INVESTING ACTIVITIES:
Business acquisitions, net of cash acquired of $108,150, $0 and $11,256	(643,690)	(209,645)	(193,885)
Purchase of portfolio receivables	(114,560)	(75,302)	(28,683)
Purchase of property and equipment	(113,895)	(76,855)	(59,886)
Collections applied to principal of portfolio receivables	59,353	64,395	19,713
Other	539	253	1,998

Net cash flows from investing activities	(812,253)	(297,154)	(260,743)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of new debt and bonds	3,200,000	—	—
Consideration paid to shareholders in exchange for stock	(2,790,911)	—	—
Consideration paid to stock option holders in exchange for stock options	(119,638)	—	—
Proceeds from private equity sponsors	725,750	—	—
Net change in revolving credit facility	(220,000)	(10,000)	230,000
Debt issuance costs	(109,591)	—	(1,068)
Proceeds from stock options exercised	18,540	21,175	14,553
Excess tax benefits from stock options exercised	50,794	—	—
Proceeds from issuance of portfolio notes payable	97,871	66,765	25,316
Payments of portfolio notes payable	(51,144)	(54,743)	(28,534)
Payments of capital lease obligations	(6,313)	—	—
Payments of long-term obligations	—	—	(192,000)
Other	4,485	—	—

Net cash flows from financing activities	799,843	23,197	48,267

EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(131)	148	(525)
NET CHANGE IN CASH AND CASH EQUIVALENTS	184,097	2,505	4,375
CASH AND CASH EQUIVALENTS, Beginning of period	30,835	28,330	23,955

CASH AND CASH EQUIVALENTS, End of period	$214,932	$30,835	$28,330

The accompanying notes are an integral part of these financial statements.

WEST CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(Amounts in thousands)

	Common Stock	Class A Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Unearned Restricted Stock	Other Comprehensive Income (Loss)Foreign Currency Translation	Other Comprehensive Income on Cash Flow Hedge	Total Stockholders’ Equity (Deficit)
BALANCE, January 1, 2004	$673	$—	$223,806	$436,245	$(2,697)	$(2,820)	$1,031	$—	$656,238
Comprehensive income:
Net income				113,171					113,171
Foreign currency translation adjustment, net of tax of ($411)							(1,224)		(1,224)
Total comprehensive income									111,947
Stock options exercised including related tax benefits (1,086 shares)	11		20,777						20,788
Issuance of common and restricted stock (40 shares)	1		999			(1,000)			—
Amortization of restricted stock			(835)			1,317			482

BALANCE, December 31, 2004	685	—	244,747	549,416	(2,697)	(2,503)	(193)	—	789,455
Comprehensive income:
Net income				150,349					150,349
Foreign currency translation adjustment, net of tax of ($104)							(212)		(212)
Total comprehensive income									150,137
Stock options exercised including related tax benefits (1,157 shares) and ESPP shares granted (57 shares)	12		31,726						31,738
Issuance of shares from treasury			(2,697)		2,697				—
Amortization of restricted stock			(835)			1,373			538

BALANCE, December 31, 2005	697	—	272,941	699,765	—	(1,130)	(405)	—	971,868
Comprehensive income:
Net income				68,763					68,763
Foreign currency translation adjustment, net of tax of ($420)							715		715
Unrealized gain on cash flow hedge, net of tax of $(152)								264	264
Total comprehensive income									69,742
Stock options exercised including related tax benefits (6,565 shares) and ESPP shares granted (34 shares)	71		211,916						211,987
Share based compensation			28,447						28,447
Amortization of restricted stock			(1,130)			1,130			—
Recapitalization	(768)	86	(413,702)	(2,975,169)					(3,389,553)
Accretion of class L common stock priority return preference			(20,045)						(20,045)

BALANCE, December 31, 2006	$—	$86	$78,427	$(2,206,641)	$—	$—	$310	$264	$(2,127,554)

WEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2006, 2005 AND 2004

1. Summary of Significant Accounting Policies

Business Description — West Corporation (the “Company” or “West”) provides business process outsourcing services focused on helping our clients communicate more effectively with their clients. We help our clients maximize the value of their customer relationships and derive greater value from each transaction that we process. We deliver our services through three segments:

•	Communication Services, including dedicated agent, shared agent, automated and business-to-business services and emergency communication systems and services;

•	Conferencing Services, including reservationless, operator-assisted, web and video conferencing services; and

•	Receivables Management, including debt purchasing and collections, contingent/third-party collections, government collections, first-party collections and commercial collections.

Each of these services builds upon our core competencies of managing technology, telephony and human capital. Many of the nation’s leading enterprises trust us to manage their customer contacts and communications. These enterprises choose us based on our service quality and our ability to efficiently and cost-effectively process high volume, complex voice-related transactions.

Our Communication Services segment provides our clients with a broad portfolio of voice-related services through the following offerings: dedicated agent, shared agent, business services, automated services, and emergency communications infrastructure systems and services. These services provide clients with a comprehensive portfolio of services largely driven by customer initiated (inbound) transactions. These transactions are primarily consumer applications. We also support business-to-business (“B-to-B”) applications. Our B-to-B services include sales, lead generation, full account management and other services. Our Communication Services segment operates a network of customer contact centers and automated voice and data processing centers in the United States, Canada, Jamaica and the Philippines. We also support the United States 9-1-1 network and deliver solutions to communications service providers and public safety organizations, including data management, network transactions, wireless data services and notification services.

Our Conferencing Services segment provides our clients with an integrated global suite of audio, web and video conferencing options. This segment offers four primary services: reservationless, operator-assisted, web and video conferencing. Our Conferencing Services segment operates out of facilities in the United States, the United Kingdom, Canada, Singapore, Australia, Hong Kong, Japan, New Zealand, China, Mexico and India.

Our Receivables Management segment assists our clients in collecting and managing their receivables. This segment offers debt purchasing and collections, contingent/third-party collections, government collections, first-party collections and commercial collections. Our Receivables Management segment operates out of facilities in the United States.

Recapitalization — On October 24, 2006, we completed a recapitalization (the “recapitalization”) of the Company in a transaction sponsored by an investor group led by Thomas H. Lee Partners, L.P. and Quadrangle Group LLC (the “Sponsors”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 31, 2006, between West Corporation and Omaha Acquisition Corp., a Delaware corporation formed by the Sponsors for the purpose of recapitalizing West Corporation. Omaha Acquisition Corp. was merged with and into West Corporation, with West Corporation continuing as the surviving corporation. Pursuant to such recapitalization, our publicly traded securities were cancelled in exchange for cash. As a result of and immediately following the recapitalization, the Sponsors owned approximately 72.1% of our outstanding Class A and Class L common stock, Gary L. and Mary E. West, the Founders of the Company (the “Founders”) owned approximately 24.9% of our outstanding Class A and Class L common stock and certain executive officers had beneficial ownership of the remainder, approximately 3.0% of our outstanding Class A and Class L common stock. The recapitalization has been accounted for as a leveraged recapitalization, whereby the historical bases of our assets and liabilities have been maintained. The net recapitalization amount was first applied against additional paid-in capital in excess of par value until that was exhausted and the remainder was applied against accumulated deficit.

We financed the recapitalization with equity contributions from the Sponsors, and the rollover of a portion of the equity interests in the Company held by the Founders, and certain members of management, along with a new $2.1 billion senior secured term loan facility, a new senior secured revolving credit facility providing financing of up to $250.0 million (none of which was drawn at the closing of the recapitalization) and the private placement of $650.0 million aggregate principal amount of 9.5% senior notes due 2014 and $450.0 million aggregate principal amount of 11% senior subordinated notes due 2016. In connection with the closing of the recapitalization, the Company terminated and paid off the outstanding balance of its existing $800.0 million unsecured revolving credit facility. As a result of the closing of the recapitalization, our common stock is no longer publicly traded.

Basis of Consolidation — The consolidated financial statements include our accounts and the accounts of our wholly owned and majority owned subsidiaries. All intercompany transactions and balances have been eliminated in the consolidated financial statements.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition — The Communication Services segment recognizes revenue for agent-based services including order processing, customer acquisition, customer retention and customer care in the month that calls are processed by an agent, based on the number of calls and/or time processed on behalf of clients or on a success rate or commission basis. Automated services revenue is recognized in the month that calls are received or sent by automated voice response units and is billed based on call duration or per call. Our emergency communications services revenue is generated primarily from monthly data base management and service fees which are recognized over the service period.

The Conferencing Services segment revenue is recognized when services are provided and generally consists of per-minute charges. Revenues are reported net of any volume or special discounts.

The Receivables Management segment recognizes revenue for contingent/third party collection services and government collection services in the month collection payments are received based upon a percentage of cash collected or other agreed upon contractual parameters. First party collection services on pre-charged off receivables are recognized on an hourly rate basis.

We believe that the amounts and timing of cash collections for our purchased receivables can be reasonably estimated; therefore, we utilize the level-yield method of accounting for our purchased receivables. We follow American Institute of Certified Public Accountants Statement of Position 03-3, “Accounting for Loans or Certain Securities Acquired in a Transfer” (“SOP 03-3”). SOP 03-3 states that if the collection estimates established when acquiring a portfolio are subsequently lowered, an allowance for impairment and a corresponding expense are established in the current period for the amount required to maintain the internal rate of return, or “IRR”, expectations. If collection estimates are raised, increases are first used to recover any previously recorded allowances and the remainder is recognized prospectively through an increase in the IRR. This updated IRR must be used for subsequent impairment testing. Portfolios acquired prior to December 31, 2004 will continue to be governed by Accounting Standards Executive Committee Practice Bulletin 6, as amended by SOP 03-3, which set the IRR at December 31, 2004 as the IRR to be used for impairment testing in the future. Because any reductions in expectations are recognized as an expense in the current period and any increases in expectations are recognized over the remaining life of the portfolio, SOP 03-3 increases the probability that we will incur impairments in the future, and these impairments could be material. During 2006, no impairment allowances were required. Periodically the Receivables Management segment will sell all or a portion of a receivables pool to third parties. The gain or loss on these sales is recognized to the extent the proceeds exceed or, in the case of a loss, are less than the cost of the underlying receivables.

The agreements to purchase receivables typically include customary representations and warranties from the sellers covering account status, which permit us to return non-conforming accounts to the seller. Purchases are pooled based on similar risk characteristics and the time period when the pools are purchased, typically quarterly. The receivables portfolios are purchased at a substantial discount from their face amounts and are initially recorded at our cost to acquire the portfolio. Returns are applied against the carrying value of the receivables pool.

Cost of Services — Cost of services includes labor, sales commissions, telephone and other expenses directly related to service activities.

Selling, General and Administrative Expenses — Selling, general and administrative expenses consist of expenses that support the ongoing operation of our business. These expenses include costs related to division management, facilities costs, equipment depreciation and maintenance, amortization of finite lived intangible assets, sales and marketing activities, client support services, bad debt expense and corporate management costs.

Other income (expense) — Other income (expense) includes interest income from short-term investments, interest expense from short-term and long-term obligations and rental income.

Cash and Cash Equivalents — We consider short-term investments with original maturities of three months or less at acquisition to be cash equivalents.

Trust Cash — Trust cash represents cash collected on behalf of our Receivables Management clients that has not yet been remitted to them. A related liability is recorded in accounts payable until settlement with the respective clients.

Financial Instruments — Cash and cash equivalents, accounts receivable and accounts payable are short-term in nature and the net values at which they are recorded are considered to be reasonable estimates of their fair values. The carrying values of notes receivable, notes payable and long-term obligations are deemed to be reasonable estimates of their fair values. Interest rates that are currently available to us for the reissuance of notes with similar terms and remaining maturities are used to estimate fair values of the notes receivable, notes payable and long-term obligations.

Accounts Receivable — Short-term accounts and notes receivable from customers are presented net of an allowance for doubtful accounts of approximately $8.5 million and $10.5 million in 2006 and 2005, respectively.

Property and Equipment — Property and equipment are recorded at cost. Depreciation expense is based on the estimated useful lives of the assets or remaining lease terms, whichever is shorter, and is calculated on the straight-line method. Our owned buildings have estimated useful lives ranging from 20 to 39 years and the majority of the other assets have estimated useful lives of three to five years. We review property, plant and equipment for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Recoverability of an asset “held-for-use” is determined by comparing the carrying amount of the asset to the undiscounted net cash flows expected to be generated from the use of the asset. If the carrying amount is greater than the undiscounted net cash flows expected to be generated by the asset, the asset’s carrying amount is reduced to its fair value. An asset “held-for-sale” is reported at the lower of the carrying amount or fair value less cost to sell.

Goodwill and other Intangible Assets — Goodwill and other intangible assets with indefinite lives are not amortized, but are tested for impairment on an annual basis. We have determined that goodwill and other intangible assets with indefinite lives are not impaired and therefore no write-off is necessary. Finite lived intangible assets are reviewed for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable.

Other Assets — Other assets primarily include the unamortized balance of debt acquisition costs, assets held in non-qualified deferred compensation plans and the unamortized balance of a licensing agreement.

Income Taxes — We file a consolidated United States income tax return. We use an asset and liability approach for the financial reporting of income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Deferred income taxes arise from temporary differences between financial and tax reporting. Income tax expense has been provided on the portion of foreign source income that we have determined will be repatriated to the United States.

Other Comprehensive Income — Comprehensive income is composed of results of operations for foreign subsidiaries translated using the average exchange rates during the period. Assets and liabilities are translated at the exchange rates in effect on the balance sheet dates. The translation adjustment is included in comprehensive income, net of related tax expense. Also, the gain or loss on the effective portion of cash flow hedges (i.e., change in fair value) is initially reported as a component of other comprehensive income. The remaining gain or loss is recognized in interest expense in the same period in which the cash flow hedge affects earnings. These are the only components of other comprehensive income.

Stock Based Compensation — On January 1, 2006 we adopted Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”). SFAS 123R requires us to recognize expense related to the fair value of employee stock option awards and to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. This eliminated the exception to account for such awards using the intrinsic method previously allowable under Accounting Principles Board Opinion No. 25, “Accounting for Stock issued to Employees” (“APB 25”). Prior to January 1, 2006, we accounted for the stock-based compensation plans under the recognition and measurement provisions of APB 25, as permitted by SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). No stock option-based employee compensation cost was recognized in the income statement prior to 2006, as all stock options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

Minority Interest — Effective September 30, 2004, our portfolio receivable lenders CFSC Capital Corp. XXXIV, (“Cargill”) exchanged its rights to share profits in certain receivable portfolios under its revolving financing facility with us for a 30% minority interest in one of our subsidiaries, Worldwide Asset Purchasing, LLC (“WAP”). Effective January 1, 2006, and in connection with the renegotiation of the revolving financing facility, we acquired an additional 5% interest in WAP, which reduced Cargill’s minority interest to 25%.

Common Stock — As a result of the recapitalization our publicly traded securities were cancelled. Cash investors (i.e., the Sponsors, the Founders and certain members of management, acquired a combination of Class L and Class A shares (in strips of eight Class A shares and one Class L share) in exchange for cash or in respect of converted shares. Supplemental management incentive equity awards (restricted stock and option programs) have been implemented with Class A shares/options only. General terms of these securities are:

Class L shares: Each Class L share is entitled to a priority return preference equal to the sum of (x) $90 per share base amount plus (y) an amount sufficient to generate a 12% internal rate of return (“IRR”) on that base amount from the date of the Merger until the priority return preference is paid in full. At closing of the recapitalization, the Company issued 9.8 million Class L shares. Each Class L share also participates in any equity appreciation beyond the priority return on the same per share basis as the Class A shares.

Class A shares: Class A shares participate in the equity appreciation after the Class L priority return is satisfied. At closing of the recapitalization, the Company issued approximately 78.2 million Class A shares.

Voting: Each share (whether Class A or Class L) is entitled to one vote per share on all matters on which stockholders vote, subject to Delaware law regarding class voting rights.

Distributions: Dividends and other distributions to stockholders in respect of shares, whether as part of an ordinary distribution of earnings, as a leveraged recapitalization or in the event of an ultimate liquidation and distribution of available corporate assets, are to be paid as follows. First, holders of Class L shares are entitled to receive an amount equal to the Class L base amount of $90 per share plus an amount sufficient to generate a 12% IRR on that base amount, compounded quarterly from the closing date of the Merger to the date of payment. Second, after payment of this priority return to Class L holders, the holders of Class A shares and Class L shares participate together, as a single class, in any and all distributions by the Company.

Conversion of Class L shares: Class L shares automatically convert into Class A shares immediately prior to an Initial Public Offering (“IPO”). Also, the board of directors may elect to cause all Class L shares to be converted into Class A shares in connection with a transfer (by stock sale, merger or otherwise) of a majority of all common stock to a third party (other than to Thomas H. Lee Partners, LP and its affiliates). In the case of any such conversion (whether on IPO or sale), if any unpaid Class L priority return (base $90/share plus accrued 12% IRR) remains unpaid at the time of conversion it will be “paid” in additional Class A shares valued at the deal price (in case of IPO, at the IPO price net of underwriter’s discount); that is each Class L share would convert into a number of Class A shares equal to (i) one plus (ii) a fraction, the numerator of which is the unpaid priority return on such Class L share and the denominator of which is the value of a Class A share at the time of conversion.

As the Class L stockholders control a majority of the votes of the board of directors through direct representation on the board of directors and the conversion and redemption features are considered to be outside the control of the Company, all shares of Class L common stock have been presented outside of permanent equity in accordance with EITF Topic D-98, Classification and Measurement of Redeemable Securities. At December 31, 2006, the 12% priority return preference has been accreted and included in the Class L share balance.

In accordance with EITF Issue 98-5. Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios (EITF 98-5), the Company determined that the conversion feature in the Class L shares is in-the-money at the date of issuance and therefore represents a beneficial conversion feature. Under EITF 98-5, $12.2 million (the intrinsic value of the beneficial conversion feature) of the proceeds received from the issuance of the Class L shares was allocated to additional paid-in capital, consistent with the classification of the Class A shares, creating a discount on the Class L shares. Because the Class L shares have no stated redemption date and the beneficial conversion feature is not considered to be contingent under EITF 98-5, but can be realized immediately, the discount resulting from the allocation of value to the beneficial conversion feature is required to be recognized immediately as a return to the Class L shareholders analogous to a dividend. As no retained earnings are available to pay this dividend at the date of issuance, the dividend is charged against additional paid-in capital resulting in no net impact.

Recent Accounting Pronouncements — In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. FIN 48 requires that we recognize in our financial statements, the impact of a tax position, if that position is more likely than not to be sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective as of the beginning of our 2007 fiscal year, with the cumulative effect of the change in accounting principle recorded as an adjustment to beginning of the year retained earnings. We are currently evaluating the impact FIN 48 will have on our financial statements.

In September 2006, the FASB issued SFAS No. 157 Fair Value Measurements, (“SFAS 157”) which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective as of the beginning of our 2008 fiscal year. We are currently evaluating the impact, if any, SFAS 157 will have on our financial statements.

2. Recapitalization

On October 24, 2006, we completed a recapitalization of the Company in a transaction sponsored by an investor group led by the Sponsors pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 31, 2006, between West Corporation and Omaha Acquisition Corp. Pursuant to such recapitalization, our publicly traded securities were cancelled in exchange for cash. As a result of and immediately following the recapitalization, the Sponsors owned approximately 72.1% of our outstanding class A and Class L common stock, the Founders of the Company owned approximately 24.9% of our outstanding class A and Class L common stock and certain executive officers had beneficial ownership of the remainder, approximately 3.0% of our outstanding class A and Class L common stock. The recapitalization has been accounted for as a leveraged recapitalization in accordance with EITF D-98, whereby the historical bases of our assets and liabilities have been maintained. As a result of the closing of the recapitalization, our common stock is no longer publicly traded.

Immediately following the recapitalization, each stock option issued and outstanding under our 1996 Stock Incentive Plan and 2006 Stock Incentive Plan, whether or not then vested, (other than certain stock options held by certain members of management who elected to invest in the surviving corporation) was canceled and converted into the right to receive payment from us (subject to any applicable withholding taxes) equal to the product of the excess of $48.75 less the respective stock option exercise price multiplied by the number of options held. Also immediately following the recapitalization, the unvested restricted shares were vested and canceled and the holders of those securities received $48.75 per share, less applicable withholding taxes. Certain of our executive officers agreed to convert (“rollover”) existing vested options and common stock in exchange for new options and common stock in the surviving corporation. The total equity participation by the executive officers was $30.0 million, representing approximately 3% of our total equity. In exchange for each share of pre-merger common stock, the executive officer participant received an equity strip in exchange for such share, consisting of eight shares of class A common stock and one share of Class L common stock.

We financed the recapitalization with $725.8 million of equity contributions from the Sponsors, the rollover of a portion of the equity interests in the Company held by the Founders and certain members of management, $250.0 million and $30.0 million, respectively. Additional financing of the recapitalization was provided by a new $2.1 billion senior secured term loan facility, a new senior secured revolving credit facility providing financing of up to $250.0 million (none of which was drawn at the closing of the recapitalization) and the private placement of $650.0 million aggregate principal amount of 9.5% senior notes due 2014 and $450.0 million aggregate principal amount of 11% senior subordinated notes due 2016. The $2.1 billion senior secured term loan facility and new senior secured revolving credit facility bear interest at a variable rate as described in Note 10 to the Consolidated Financial Statements. In connection with the closing of the recapitalization, the Company terminated and paid off the outstanding balance of its existing $800.0 million unsecured revolving credit facility.

The Company recorded approximately $108.3 million in debt acquisition costs and approximately $92.8 million in expenses in connection with the recapitalization. These expenses were primarily for advisory fees, fairness opinions, transaction fees, management fees, accelerated share based compensation costs, legal and accounting fees, bonuses and other closing costs.

3. Mergers and Acquisitions

InPulse

On October 2, 2006, we acquired InPulse Response Group, Inc. (“InPulse”) for a purchase price of approximately $45.8 million in cash plus acquisition costs. We funded the acquisition with a combination of cash on hand and our previous bank revolving credit facility. InPulse provides outsourced sales solutions to direct response marketers. These sales are generated from calls from consumers in response to direct response advertising. The results of operations of InPulse have been consolidated with our operating results and reported in our Communication Services segment since the acquisition date, October 1, 2006.

At December 31, 2006 estimated goodwill and finite lived intangible assets, net of amortization, was $28.3 million and $20.8 million, respectively. We have engaged the assistance of a third-party appraiser to assist us with the valuation of certain intangible assets. Thus, the allocation of the purchase price is subject to refinement.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at October 1, 2006.

October 1, 2006
(Amounts in thousands)
Cash	$4,702
Other current assets	2,353
Property and equipment	1,513
Other assets	41
Intangible assets	21,634
Goodwill	28,314

Total assets acquired	58,557

Current liabilities	2,440
Capital lease obligations	3,723
Other long term obligations	6,548

Total liabilities assumed	12,711

Net assets acquired	$45,846

Raindance

On April 6, 2006, we completed the acquisition of all of the outstanding shares of Raindance Communications, Inc. (“Raindance”). The purchase price, net of cash received of $45.1 million, and estimated transaction costs were approximately $112.7 million in cash. We funded the acquisition with a combination of cash on hand and borrowings under our previous bank revolving credit facility. The results of Raindance’s operations have been included in our consolidated financial statements since April 1, 2006.

Raindance provides web and audio conferencing services. Based in Louisville, Colorado, Raindance serves a base of corporate customers across vertical markets and industries. Raindance is part of our Conferencing Services segment, and Raindance products and services are being integrated into the InterCall suite of products.

At December 31, 2006 estimated goodwill and finite lived intangible assets, net of amortization, was approximately $43.4 million and $14.3 million, respectively. We have engaged the assistance of a third-party appraiser to assist us with the valuation of certain intangible assets. Thus, the allocation of the purchase price is subject to refinement.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at April 1, 2006.

April 1, 2006
(Amounts in thousands)
Cash	$45,126
Deferred tax asset — short term	2,705
Other current assets	12,685
Property and equipment	13,937
Deferred tax asset — long term	40,444
Other assets	117
Intangible assets	16,766
Goodwill	43,413

Total assets acquired	175,193

Current liabilities	17,366

Total liabilities assumed	17,366

Net assets acquired	$157,827

Intrado

On April 4, 2006, we completed the acquisition of all of the outstanding shares of Intrado Inc. (“Intrado”). The purchase price, net of cash received of $58.3 million, and estimated transaction costs were approximately $480 million in cash. We funded the acquisition with a combination of cash on hand, a portion of Intrado’s cash on hand and borrowings under our previous bank revolving credit facility. The results of Intrado’s operations have been included in our consolidated financial statements since April 1, 2006.

Intrado is a provider of emergency communications infrastructure systems and services and is part of our Communication Services segment. Based in Longmont, Colorado, Intrado provides mission critical services to major United States telecommunications providers. Intrado supports the United States 9-1-1 network and delivers solutions to communications service providers and public safety organizations, including data management, network transactions, wireless data services and notification services.

At December 31, 2006, estimated goodwill and finite lived intangible assets, net of amortization, was approximately $381.7 million and $57.0 million, respectively. We have engaged the assistance of a third-party appraiser to assist us with the valuation of certain intangible assets. Thus, the allocation of the purchase price is subject to refinement.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at April 1, 2006.

April 1, 2006
(Amounts in thousands)
Cash	$58,322
Other current assets	32,386
Property and equipment	23,530
Other assets	14,898
Intangible assets	63,218
Goodwill	381,683

Total assets acquired	574,037

Current liabilities	20,043
Obligations under capital leases — long term	1,056
Deferred tax liability	14,122

Total liabilities assumed	35,221

Net assets acquired	$538,816

Sprint Conferencing Assets

On June 3, 2005, we acquired the conferencing-related assets of Sprint Corporation (“Sprint”) for a purchase price of $207.0 million in cash plus related acquisition costs (the “Acquisition”). We funded the acquisition with cash on hand and borrowings under our previous bank credit facility.

The conferencing services assets acquired from Sprint provide audio, video and web-based conferencing products and services. Premise-based equipment was included in the purchase of the assets. In connection with the closing of the Acquisition, West and Sprint entered into, among other arrangements, (i) a strategic alliance to jointly market and sell conferencing services and (ii) a telecommunications agreement through which we purchase telecommunications services from Sprint. The results of operations of the Sprint conferencing assets have been consolidated with our operating results since the acquisition date, June 3, 2005.

The following table summarizes the fair values of the assets acquired in the Sprint Conferencing acquisition:

June 3, 2005
(Amounts in thousands)
Property and equipment	$13,823
Intangible assets — customer lists (5 year amortization period)	57,696
Goodwill	137,460

Total assets acquired	$208,979

Assuming the acquisitions of InPulse, Raindance, Intrado, and the Sprint conferencing assets had occurred as of the beginning of the periods presented, our unaudited pro forma results of operations for the years ended December 31, 2006 and 2005 would have been, in thousands, as follows:

	2006	2005
Revenue	$1,939,379	$1,831,989
Net Income	$63,195	$134,389

The pro forma results above are not necessarily indicative of the operating results that would have actually occurred if the acquisitions had been in effect on the dates indicated, nor are they necessarily indicative of future results of the combined companies.

4. Goodwill and Other Intangible Assets

The following table presents the activity in goodwill by reporting segment for the years ended December 31, 2006 and 2005, in thousands:

	Communication Services	Conferencing Services	Receivables Management	Combined
Balance at January 1, 2005	$79,789	$367,199	$126,897	$573,885
Acquisitions	8,843	127,220	—	136,063
Finalization of purchase price allocation	—	3,801	475	4,276
Attention earn out adjustment	—	—	3,400	3,400

Balance at December 31, 2005	88,632	498,220	130,772	717,624
Finalization of purchase price allocation	—	10,240	—	10,240
Attention earn out adjustment	—	—	5,100	5,100
Acquisitions	409,998	43,413	—	453,411

Balance at December 31, 2006	$498,630	$551,873	$135,872	$1,186,375

We allocated the excess of the InPulse, Raindance and Intrado purchase costs over the fair value of the assets acquired and other finite-lived intangible assets to goodwill based on preliminary estimates. We have engaged the assistance of a third-party appraiser to assist us with the valuation of certain intangible assets. The process of obtaining a third-party appraisal involves numerous time consuming steps for information gathering, verification and review. We expect to finalize the Intrado and Raindance appraisals in the first quarter of 2007. We expect to finalize the InPulse appraisal in the third quarter of 2007. Goodwill recognized in these transactions is currently estimated at approximately $453.4 million and is not deductible for tax purposes.

During 2006 we completed the purchase price allocation for Sprint’s conferencing assets acquisition. The results of the valuation of certain intangible assets required an additional $10.2 million to be allocated to goodwill and a corresponding reduction to certain finite lived intangible assets from what was previously estimated.

In April 2006, we accrued an additional $5.1 million in goodwill for an earn out obligation of the Attention acquisition.

Factors contributing to the recognition of goodwill

Factors that contributed to a purchase price resulting in goodwill for the InPulse acquisition included its position as a leader in the soft-offer segment of the direct response marketing services market and the acquisition expands our product offering in a growing market.

Factors that contributed to a purchase price resulting in goodwill for the purchase of Raindance include its enhanced multimedia conferencing technologies, system synergies in the Conferencing Services segment and margin expansion opportunities due to additional scale and cost savings opportunities.

Factors that contributed to a purchase price resulting in goodwill for the Intrado acquisition included its position in a growing market and its innovative technology. Further, Intrado complements the existing offerings of our Communications Services segment, providing cross-selling and margin expansion opportunities.

Factors that contributed to a purchase price resulting in goodwill for the purchase of Sprint’s conferencing assets included process and system synergies within our Conferencing Services segment.

Other intangible assets

Below is a summary of the major intangible assets and weighted average amortization periods for each identifiable intangible asset, in thousands:

Intangible Assets	As of December 31, 2006			Weighted Average Amortization Period
	Acquired Cost	Accumulated Amortization	Net Intangible Assets
Customer lists	$226,506	$(75,807)	$150,699	7.1
Trade names	23,910	—	23,910	Indefinite
Patents	14,963	(5,869)	9,094	17.0
Trade names	6,251	(2,421)	3,830	3.7
Other intangible assets	13,427	(5,548)	7,879	5.0

Total	$285,057	$(89,645)	$195,412

	As of December 31, 2005			Weighted Average Amortization Period
Intangible Assets	Acquired Cost	Accumulated Amortization	Net Intangible Assets
Customer lists	$146,650	$(43,964)	$102,686	5.8
Trade names	23,910	—	23,910	Indefinite
Patents	14,963	(4,988)	9,975	17.0
Trade names	1,751	(1,525)	226	3.1
Other intangible assets	6,261	(2,711)	3,550	6.6

Total	$193,535	$(53,188)	$140,347

Amortization expense for finite lived intangible assets was $36.5 million, $23.8 million and $14.6 million for the years ended December 31, 2006, 2005 and 2004, respectively. Estimated amortization expense for the intangible assets acquired in all acquisitions for the next five years in millions is as follows:

2007	$40.9
2008	$32.8
2009	$29.0
2010	$19.6
2011	$8.9

The amount of other finite-lived intangible assets recognized in the InPulse acquisition is currently estimated to be approximately $20.8 million, net of amortization, and is comprised of customer lists. These finite lived intangible assets are being amortized over seven years based on the estimated lives of the intangible asset. Amortization expense for the InPulse finite lived intangible assets was approximately $0.8 million in 2006.

The amount of other finite-lived intangible assets recognized in the Raindance acquisition is currently estimated to be approximately $14.3 million, net of amortization, and is comprised of customer lists. These finite lived intangible assets are being amortized over five years based on the estimated lives of the intangible assets. Amortization expense for the Raindance finite lived intangible assets was approximately $2.5 million in 2006.

The amount of other finite-lived intangible assets recognized in the Intrado acquisition is currently estimated to be approximately $57.0 million, net of amortization, and is comprised of customer lists, tradenames, technology and non-competition agreements. These finite lived intangible assets are being amortized over one to eleven years based on the estimated lives of the intangible assets. Amortization expense for the Intrado finite lived intangible assets was approximately $6.2 million in 2006.

The amount of other finite-lived intangible assets recognized in the Sprint Conferencing acquisition is approximately $38.0 million, net of amortization, and is comprised of customer lists. These finite lived intangible assets are being amortized over five years based on the estimated lives of the intangible assets. Amortization expense for the Sprint Conferencing finite lived intangible assets was approximately $11.8 million in 2006 and $7.9 million in 2005.

The intangible asset trade names for two acquisitions in 2003, InterCall and ConferenceCall.com, were determined to have an indefinite life based on management’s current intentions. We periodically review the underlying factors relative to these intangible assets. If factors were to change, which would indicate the need to assign a definite life to these assets, we will do so and commence amortization.

Below is a summary of other intangible assets, at acquired cost, by reporting segment as of December 31, 2006 and 2005:

	Communication Services	Conferencing Services	Receivables Management	Corporate	Combined
As of December 31, 2006
Customer lists	$78,997	$125,199	$22,310	$—	$226,506
Trade names	5,331	24,195	635	—	30,161
Patents	14,753	—	—	210	14,963
Other intangible assets	9,028	1,609	2,790	—	13,427

Total	$108,109	$151,003	$25,735	$210	$285,057

As of December 31, 2005
Customer lists	$5,677	$118,663	$22,310	$—	$146,650
Trade names	831	24,195	635	—	25,661
Patents	14,753	—	—	210	14,963
Other intangible assets	1,996	1,475	2,790	—	6,261

Total	$23,257	$144,333	$25,735	$210	$193,535

5. Portfolio Receivables

Changes in purchased receivable portfolios for the years ended December 31, 2006 and 2005, respectively, in thousands, were as follows:

Balance at January 1, 2005	$83,543
Cash purchases	11,403
Non recourse borrowing purchases	66,786
Recoveries	(154,558)
Proceeds from portfolio sales, net of putbacks	(25,292)
Revenue recognized	115,401
Purchase putbacks	(2,833)

Balance at December 31, 2005	94,450
Less: current portion	35,407

Portfolio receivables, net of current portion	$59,043

Balance at January 1, 2006	$94,450
Cash purchases	18,242
Non recourse borrowing purchases	97,871
Recoveries	(169,809)
Proceeds from portfolio sales, net of putbacks	(29,527)
Revenue recognized	139,983
Purchase putbacks	(1,553)

Balance at December 31, 2006	149,657
Less: current portion	64,651

Portfolio receivables, net of current portion	$85,006

6. Property and Equipment

Property and equipment, at cost, in thousands, consisted of the following:

	December 31,
	2006	2005
Land and improvements	$7,300	$7,404
Buildings	92,307	60,022
Telephone and computer equipment	495,532	396,696
Office furniture and equipment	58,688	53,057
Leasehold improvements	82,879	68,962
Construction in progress	6,693	14,798

	$743,399	$600,939

We lease certain land, buildings and equipment under operating leases which expire at varying dates through July 2024. Rent expense on operating leases was approximately $34.4 million, $26.3 million and $21.2 million for the years ended December 31, 2006, 2005 and 2004, respectively, exclusive of related-party lease expense. On all real estate leases, we pay real estate taxes, insurance and maintenance associated with the leased sites. Certain of the leases offer extension options ranging from month-to-month to five years.

Future minimum payments under non-cancelable operating leases with initial or remaining terms of one year or more, in thousands, are as follows:

	Non-Related Party Operating Leases	Related-Party Operating Lease	Total Operating Leases
Year Ending December 31,
2007	$25,772	$667	$26,439
2008	24,516	667	25,183
2009	20,554	688	21,242
2010	14,838	731	15,569
2011	7,571	731	8,302
2012 and thereafter	52,940	1,949	54,889

Total minimum obligations	$146,191	$5,433	$151,624

In September 2006, we purchased a building for approximately $30.5 million which we previously leased under a synthetic lease dated May 9, 2003. The aggregate synthetic lease expense for the three years ended December 31, 2006, 2005 and 2004 was $1.3 million, $1.4 million and $1.1 million, respectively.

7. Accrued Expenses

Accrued expenses consisted of the following as of:

	December 31, 2006	December 31, 2005
Stock purchase obligations	$170,625	$—
Accrued wages	60,282	46,848
Accrued employee benefit costs	23,075	9,907
Interest payable	22,735	1,960
Accrued phone	17,891	23,061
Deferred revenue	19,763	5,930
Acquisition earnout commitments	10,850	8,900
Accrued other taxes (non-income related)	9,223	8,849
Customer deposits	3,149	3,481
Other current liabilities	38,364	23,246

	$375,957	$132,182

Stock purchase obligations related to the recapitalization remain outstanding at December 31, 2006. See Note 14 of the Notes to Consolidated Financial Statements included elsewhere in this report for information regarding this obligation.

8. Related Parties

Affiliates of Thomas H. Lee Partners, L.P. and Quadrangle Group LLC provide management and advisory services pursuant to management services agreements entered into in connection with the consummation of the recapitalization. The fees for services aggregate $4.0 million annually, and approximately $0.8 million in 2006. In addition, in consideration for financial advisory services and capital structure analysis services rendered in connection with the recapitalization, affiliates of Thomas H. Lee Partners, L.P. and Quadrangle Group LLC received an aggregate transaction fee of $40.0 million. Thomas H. Lee Partners, L.P. and Quadrangle Group LLC also received reimbursement for travel and other out-of pocket expenses associated with the recapitalization transaction in the aggregate of approximately $0.2 million.

We lease certain office space owned by a partnership whose partners own approximately 24% of our common stock at December 31, 2006. Related party lease expense was approximately $0.7 million, $0.7 million and $0.9 million for the years ended December 31, 2006, 2005 and 2004, respectively. The lease expires in 2014.

9. Portfolio Notes Payable

Our portfolio notes payable consisted of the following as of:

	December 31,
	2006	2005
Non-recourse portfolio notes payable	$87,246	$40,520
Less current maturities	59,656	27,275

Portfolio notes payable	$27,590	$13,245

Pursuant to the Cargill facility, we can borrow from Cargill 80% to 85% of the purchase price of each portfolio purchase completed. Interest accrues on the debt at a variable rate of 2% over prime. The debt is non-recourse and is collateralized by all portfolio receivables within a loan series. Each loan series contains a group of portfolio asset pools that have an aggregate original principal amount of approximately $20.0 million. Payments are due monthly over two years from the date of origination. Interest expense on these notes in 2006 was $5.7 million compared to $2.7 million in 2005.

10. Long-Term Obligations

Long-term obligations consist of the following (dollars in thousands):

	December 31,
	2006	2005
Senior Secured Term Loan Facility, due 2013	$2,100,000	$—
9.5% Senior Notes, due 2014	650,000	—
11% Senior Subordinated Notes, due 2016	450,000	—
Bank Revolving Credit Facility, repaid in 2006	—	220,000

	3,200,000	220,000

Less: current maturities	21,000	—

Long-term Obligations	$3,179,000	$220,000

Interest expense during 2006, 2005 and 2004 on these long term obligations was approximately $89.3 million, $12.6 million, and $7.3 million, respectively.

Future maturities of long-term debt at December 31, 2006 were (dollars in thousands):

Year	Amount
2007	$21,000
2008	$21,000
2009	$21,000
2010	$21,000
2011	$21,000
Thereafter	$3,095,000

Recapitalization

In connection with a recapitalization we incurred $3.2 billion of new debt. The new debt consists of $2.1 billion under a senior secured term loan facility which will be subject to scheduled amortization of $21.0 million per year with variable interest at 2.75% over the selected LIBOR; a new senior secured revolving credit facility providing financing of up to $250.0 million (none of which was drawn during 2006); and the private placement of $650.0 million aggregate principal amount of 9.5% senior notes due 2014 and $450.0 million aggregate principal amount of 11% senior subordinated notes due 2016. Interest on the notes will accrue and be payable semiannually in arrears on April 15 and October 15 of each year, commencing on April 15, 2007.

Senior Secured Term Loan Facility and Senior Secured Revolving Credit Facility.

The $2.1 billion senior secured term loan facility and new $250.0 million senior secured revolving credit facility bear interest at a variable rate. Amounts borrowed by the Company under these senior secured credit facilities initially bear interest at a rate equal to an applicable margin plus, at the Company’s option, either (a) a base rate determined by reference to the higher of (1) the prime lending rate as set forth on the British Banking Association Telerate Page 5 and (2) the federal funds effective rate from time to time plus 0.50% or (b) a LIBOR rate determined by reference to the costs of funds for deposits for the interest period relevant to such borrowing, adjusted for certain costs. Initially, the applicable margin percentage is a percentage per annum equal to, (x) for term loans, 1.75% for base rate loans and 2.75% for LIBOR rate loans and (y) for revolving credit loans, 1.50% for base rate loans and 2.50% for LIBOR rate loans. The applicable margin percentage with respect to borrowings under the revolving credit facility will be subject to adjustments based upon the Company’s leverage ratio. Overdue amounts (after giving effect to any applicable grace periods) bear interest at a rate per annum equal to the then applicable interest rate plus 2.00% per annum. Initially, the Company is required to pay each lender a commitment fee of 0.50% in respect of any unused commitments under the revolving credit facility. The commitment fee in respect of unused commitments under the revolving credit facility will be subject to adjustment based upon the Company’s leverage ratio. The Company is required to comply, on a quarterly basis, with a maximum leverage ratio covenant and a minimum interest coverage ratio covenant. The consolidated leverage ratio of funded debt to adjusted earnings before interest expense, stock-based compensation, taxes, depreciation and amortization, recapitalization costs, certain acquisition costs, synthetic lease costs, acquisition synergies and a minority interest adjustment (“adjusted EBITDA”) which may not exceed 7.75 to 1.0 and a consolidated fixed charge coverage ratio of adjusted EBITDA to the sum of consolidated interest expense, which must exceed 1.25 to 1.0. Both ratios are measured on a rolling four-quarter basis. We were in compliance with the financial covenants at December 31, 2006. These financial covenants will become more restrictive over time. The senior secured credit facilities also contain various negative covenants, including limitations on indebtedness; liens; mergers and consolidations; asset sales; dividends and distributions or repurchases of the Company’s capital stock; investments, loans and advances; capital expenditures; payment of other debt, including the senior subordinated notes; transactions with affiliates; amendments to material agreements governing the Company’s subordinated indebtedness, including the senior subordinated notes; and changes in the Company’s lines of business. The effective annual interest rate, inclusive of debt amortization costs, on the senior secured term loan facility from October 24, 2006 through December 31, 2006 was 8.86%. The commitment fee on the unused senior secured revolving credit facility at December 31, 2006 was 0.50%.

The senior secured credit facilities include certain customary representations and warranties, affirmative covenants, and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), material judgments, the invalidity of material provisions of the documentation with respect to the senior secured credit facilities, the failure of collateral under the security documents for the senior secured credit facilities, the failure of the senior secured credit facilities to be senior debt under the subordination provisions of certain of the Company’s subordinated debt and a change of control of the Company. If an event of default occurs, the lenders under the senior secured credit facilities will be entitled to take certain actions, including the acceleration of all amounts due under the senior secured credit facilities and all actions permitted to be taken by a secured creditor.

The Company may request additional tranches of term loans or increases to the revolving credit facility in an aggregate amount not to exceed $500.0 million plus the aggregate amount of principal payments previously made in respect of the term loan facility. Availability of such additional tranches of term loans or increases to the revolving credit facility are subject to the absence of any default pro forma compliance with financial covenants and, among other things, the receipt of commitments by existing or additional financial institutions.

Senior Notes

The senior notes consist of $650.0 million aggregate principal amount of 9.5% senior notes due 2014. Interest is payable semiannually. The senior notes contain covenants limiting, among other things, the Company’s ability and the ability of the Company’s restricted subsidiaries to: incur additional debt or issue certain preferred shares; pay dividends on or make distributions in respect of the Company’s capital stock or make other restricted payments; make certain investments; sell certain assets; create liens on certain assets to secure debt; consolidate, merge, sell, or otherwise dispose of all or substantially all of the Company’s assets; enter into certain transactions with the Company’s affiliates; and designate the Company’s subsidiaries as unrestricted subsidiaries.

At any time prior to October 15, 2010, the Company may redeem all or a part of the senior notes, at a redemption price equal to 100% of the principal amount of senior notes redeemed plus the applicable premium and accrued and unpaid interest and all additional interest then owing pursuant to the applicable registration rights agreement, if any, to the date of redemption, subject to the rights of holders of senior notes on the relevant record date to receive interest due on the relevant interest payment date.

On and after October 15, 2010, the Company may redeem the senior notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount of the senior notes to be redeemed) set forth below, plus accrued and unpaid interest thereon to the applicable date of redemption, subject to the right of holders of senior notes of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on October 15 of each of the years indicated below:

Year	Percentage
2010	104.750
2011	102.375
2012 and thereafter	100.000

In addition, until October 15, 2009, the Company may, at its option, on one or more occasions redeem up to 35% of the aggregate principal amount of senior notes issued by it at a redemption price equal to 109.50% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the applicable date of redemption, subject to the right of holders of senior notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more equity offerings; provided that at least 65% of the sum of the aggregate principal amount of senior notes originally issued under the senior indenture issued under the senior indenture after the issue date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such equity offering.

Senior Subordinated Notes

The senior subordinated notes consist of $450.0 million aggregate principal amount of 11% senior subordinated notes due 2016. Interest is payable semiannually. The senior subordinated indenture contains covenants limiting, among other things, the Company’s ability and the ability of the Company’s restricted subsidiaries to: incur additional debt or issue certain preferred shares; pay dividends on or make distributions in respect of the Company’s capital stock or make other restricted payments; make certain investments; sell certain assets; create liens on certain assets to secure debt; consolidate, merge, sell, or otherwise dispose of all or substantially all of the Company’s assets; enter into certain transactions with the Company’s affiliates; and designate the Company’s subsidiaries as unrestricted subsidiaries.

At any time prior to October 15, 2011, the Company may redeem all or a part of the senior subordinated notes at a redemption price equal to 100% of the principal amount of senior subordinated notes redeemed plus the applicable premium and accrued and unpaid interest to the date of redemption, subject to the rights of holders of senior subordinated notes on the relevant record date to receive interest due on the relevant interest payment date. On and after October 15, 2011, the Company may redeem the senior subordinated notes in whole or in part, at the redemption prices (expressed as percentages of principal amount of the senior subordinated notes to be redeemed) set forth below, plus accrued and unpaid interest thereon to the applicable date of redemption, subject to the right of holders of senior subordinated notes of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on October 15 of each of the years indicated below:

Year	Percentage
2011	105.500
2012	103.667
2013	101.833
2014 and thereafter	100.000

In addition, until October 15, 2009, the Company may, at its option, on one or more occasions redeem up to 35% of the aggregate principal amount of senior subordinated notes issued by it at a redemption price equal to 111% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the applicable date of redemption, subject to the right of holders of senior subordinated notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more equity offerings (as defined in the senior subordinated indenture); provided that at least 65% of the sum of the aggregate principal amount of senior subordinated notes originally issued under the senior subordinated indenture issued under the senior subordinated indenture after the issue date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such equity offering.

Registration Rights

On October 24, 2006, the Company entered into registration rights agreements with respect to the senior notes and the senior subordinated notes. Pursuant to the registration rights agreements, the Company has agreed that it will use its reasonable best efforts to register with the Securities and Exchange Commission notes having substantially identical terms as the senior notes and notes having substantially identical terms as the senior subordinated notes as part of offers to exchange freely tradable exchange notes for each series of notes (each, an “Exchange Offer”). The Company is required to use its reasonable best efforts to cause each Exchange Offer to be completed or, if required, to have one or more shelf registration statements declared effective, within 315 days after the issue date of each of the senior notes and the senior subordinated notes. If the Company fails to meet this target the annual interest rate on the applicable series of notes will increase by 0.25%. The annual interest rate on the applicable series of notes will increase by an additional 0.25% for each subsequent 90 day period during which the registration default continues, up to a maximum additional interest rate of 0.5% per year over the applicable interest rate described above. If the registration default is corrected, the applicable interest rate on the applicable series of notes will revert to the original level.

Interest Rate Protection

In October 2006 we entered into a three-year interest rate swap to hedge the cash flows from our variable rate debt, which effectively converted the hedged portion to fixed rate debt. The initial and ongoing assessments of hedge effectiveness as well as the periodic measurements of hedge ineffectiveness are performed using the change in variable cash flows method. These agreements hedge notional amounts of $800.0 million, $680.0 million and $600.0 million for the year ending October 23, 2007, 2008 and 2009, respectively, of our $2.1 billion senior secured term loan facility. In accordance with SFAS 133, Accounting for Derivative Instruments and Hedging Activities, these cash flow hedges are recorded at fair value with a corresponding entry, net of taxes, recorded in other comprehensive income until earnings are affected by the hedged item. At December 31, 2006, our gross fair value asset position was approximately $0.5 million. We experienced no ineffectiveness during 2006.

The following chart summarizes interest rate hedge transactions effective during 2006 (dollars in thousands):

Accounting Method	Effective Dates	Nominal Amount	Fixed Interest Rate	Status
Change in variable cash flow	10/24/06-10/24/07	$800,000	5.0% — 5.005%	Outstanding
Change in variable cash flow	10/24/07-10/24/08	$680,000	5.0% — 5.005%	Outstanding
Change in variable cash flow	10/24/08-10/24/09	$600,000	5.0% — 5.005%	Outstanding

Bank Revolving Credit Facility

At December 31, 2005, we maintained a bank revolving credit facility of $400,000 which was to mature November 15, 2009. The facility bore interest at a variable rate over a selected LIBOR based on our leverage. At December 31, 2005, $220.0 million was outstanding on the revolving credit facility. The highest balance outstanding on the credit facility during 2005 was $365.0 million. The average daily outstanding balance of the revolving credit facility during 2005 was $257.9 million. The effective annual interest rate, inclusive of debt amortization costs, on the revolving credit facility for the year ended December 31, 2005 was 4.53%. The commitment fee on the unused revolving credit facility at December 31, 2005 was 0.175%.

We amended and restated our bank revolving credit facility on March 30, 2006. The Amended and Restated Credit Agreement included the following features: increased the revolving credit available from $400 million to $800 million; included an uncommitted add-on facility allowing an additional increase in the revolving credit available from $800 million to $1.2 billion; increased the letter of credit commitment amount from $20 million to $50 million; increased the swingline loan commitment amount from $10 million to $25 million; reduced the required Consolidated Leverage Ratio from “2.5 to 1.0” to “3.0 to 1.0”; reduced the minimum commitment fee from 15 basis points to 8 basis points; reduced the maximum commitment fee from 25 basis points to 17.5 basis points; reduced the maximum interest rate over the alternative base rate from 25 basis points to 0 basis points; reduced the minimum interest rate over LIBOR from 75 basis points to 40 basis points; and reduced the maximum interest rate over LIBOR from 125 basis points to 87.5 basis points. The average daily outstanding balance of the revolving credit facility from January 1, 2006 through October 23, 2006 was $540.3 million. The effective annual interest rate, inclusive of debt amortization costs, on the revolving credit facility from January 1, 2006 through October 23, 2006 was 6.05%. The commitment fee on the unused revolving credit facility at October 23, 2006 was 0.15%. At October 24, 2006, the outstanding balance, including accrued interest, due under the bank revolving credit facility of approximately $663.3 million, was paid in full in connection with the consummation of the recapitalization. We also charged to interest expense $3.9 million of unamortized debt issuance costs related to the paid off bank revolving credit facility.

11. Income Taxes

Components of income tax expense, in thousands, were as follows:

	Year Ended December 31,
	2006	2005	2004
Current income tax expense:
Federal	$44,865	$77,977	$51,486
State	2,992	5,198	2,819
Foreign	8,348	7,206	5,280

	56,205	90,381	59,585

Deferred income tax expense (benefit):
Federal	8,876	(2,424)	5,895
State	424	(221)	282

	9,300	(2,645)	6,177

	$65,505	$87,736	$65,762

A reconciliation of income tax expense computed at statutory tax rates compared to effective income tax rates was as follows:

	Year Ended December 31,
	2006	2005	2004
Statutory rate	35.0%	35.0%	35.0%
Non-deductible recapitalization expenses	10.9%	0.0%	0.0%
Non-deductible losses in a majority owned subsidiary which is not consolidated for tax purposes	1.9%	0.1%	0.0%
State income tax effect	1.5%	1.4%	1.0%
Tax credits	(1.1)%	(0.3)%	(0.3)%
Other	0.6%	0.7%	1.1%

	48.8%	36.9%	36.8%

The 2006 effective income tax rate was impacted by approximately $40.0 million of recapitalization transaction costs which we estimate to be non-deductible for income tax purposes.

Significant temporary differences between reported financial and taxable earnings that give rise to deferred tax assets and liabilities, in thousands, were as follows:

	2006	2005
Allowance for doubtful accounts	$3,144	$3,784
Benefit plans	3,573	2,674
Accrued expenses	4,943	2,048
Tax credits	9,628	—
Net operating loss carryforwards	39,502	917
Valuation allowance	(1,253)	(917)
Other	360	—

Total deferred tax assets	$59,897	$8,506

Deferred tax liabilities:
Depreciation and amortization	$61,302	$35,846
Purchased portfolios — cost recovery	7,884	6,995
Prepaid expenses	3,213	2,432
International earnings	1,037	1,776
Foreign currency translation	145	(738)

Total deferred tax liabilities	$73,581	$46,311

Net deferred tax liability	$13,684	$37,805

Deferred tax assets /liabilities included in the balance sheet are:
Other current assets	$4,636	$2,368
Long-term deferred income taxes	18,320	40,173

Net deferred income taxes	$13,684	$37,805

At December 31, 2006, the Company had federal and foreign net operating loss (“NOL”) carryforwards in the amount of $115.1 million. In connection with the Raindance acquisition, the Company assumed a NOL of approximately $115.1 million which will begin to expire in 2019. The use of these NOL carryforwards is subject to limitations under Internal Revenue Code Section 382. As a result of these statutory limitations, the Company believes that $104.3 million for those NOL’s that will be utilized to offset future taxable income. The Company also has state NOL carryforwards of approximately $115.1 million which begin to expire in 2019, of which $115.1 million was acquired in the Raindance acquisition.

In 2006, 2005, and 2004, income tax benefits attributable to employee stock option transactions of $50.8 million, $8.4 million and $6.2 million, respectively were allocated to shareholders’ equity.

In preparing our tax returns, we are required to interpret complex tax laws and regulations. On an ongoing basis, we are subject to examinations by federal and state tax authorities that may give rise to different interpretations of these complex laws and regulations. Due to the nature of the examination process, it generally takes years before these examinations are completed and matters are resolved. At year-end, we believe the aggregate amount of any additional tax liabilities that may result from these examinations, if any, will not have a material adverse effect on our financial condition, results of operations or cash flows.

12. Off-Balance Sheet Arrangements

During September 2006, the Sallie Mae purchased paper financing facility was terminated which resulted in dissolution of a non-consolidated qualified special purpose entity (“QSPE”) established in December 2003 solely to hold defaulted accounts receivable portfolios and related funding debt secured through the Sallie Mae facility. The portfolios of the QSPE were purchased by a consolidated WAM subsidiary with funding pursuant to the Cargill agreement. Termination of the agreement removed all remaining Sallie Mae related funding commitments and profit sharing requirements.

During September 2006, we purchased for approximately $30.5 million the building previously leased by us under a synthetic lease, dated May 9, 2003, between Wachovia Development Corporation and West Facilities Corporation.

At December 31, 2006 we do not participate in any off-balance sheet arrangements.

13. Employee Benefits and Incentive Plans

Qualified Retirement Plan

We have a multiple employer 401(k) plan, which covers substantially all employees twenty-one years of age or older who will also complete a minimum of 1,000 hours of service in each calendar year. Under the plan, we match 50% of employees’ contributions up to 14% of their gross salary or the statutory limit which ever is less if the employee satisfies the 1,000 hours of service requirement during the calendar year. Our matching contributions vest 25% per year beginning after the second service anniversary date. The matching contributions are 100% vested after the employee has attained five years of service. Total employer contributions under the plan were approximately $5.4 million, $3.2 million and $2.5 million for the years ended December 31, 2006, 2005 and 2004, respectively.

Non-Qualified Retirement Plans

We maintain a grantor trust under the West Corporation Executive Retirement Savings Plan (“Trust”). The principal of the Trust, and any earnings thereon shall be held separate and apart from our other funds and shall be used exclusively for the uses and purposes of plan participants and general creditors. Participation in the Trust is voluntary and is restricted to highly compensated individuals as defined by the Internal Revenue Service. We will match 50% of employee contributions, limited to the same maximums and vesting terms as those of the 401(k) plan. Our total contributions under the plan were approximately $1.5 million, $0.9 million and $0.6 million for the years ended December 31, 2006, 2005 and 2004, respectively. Assets under the Trust at December 31, 2006 and 2005 were $11.9 million and $8.5 million, respectively.

Effective January 2003, we established our Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”). Pursuant to the terms of the Deferred Compensation Plan, eligible management, non-employee directors or highly compensated employees may elect to defer a portion of their compensation and have such deferred compensation notionally invested in the same investments made available to participants of the 401(k) plan or in notional Equity Strips. We match a percentage (50% in the years ended December, 31, 2006, 2005 and 2004) of any amounts notionally invested in Equity Strips, where matched amounts are subject to 20% vesting each year. All matching contributions are 100% vested five years after the employee has initiated participation in the matching feature of the Deferred Compensation Plan. Amounts deferred under the Deferred Compensation Plan and any earnings credited thereunder shall be held separate and apart from our other funds and shall be used exclusively for the uses and purposes of plan participants and general creditors. Our total contributions under the plan were approximately $2.0 million, $1.0 million and $0.7 million for the years ended December 31, 2006, 2005 and 2004, respectively. Assets under the Deferred Compensation Plan at December 31, 2006 and 2005 were $21.1 million and $12.7 million, respectively.

Employee Stock Purchase Plan

We maintained an Employee Stock Purchase Plan (the “Stock Purchase Plan”). The Stock Purchase Plan provides employees an opportunity to purchase Common Shares through annual offerings. Each employee participating in any offering is granted an option to purchase as many full Common Shares as the participating employee may elect so long as the purchase price for such Common Shares does not exceed 10% of the compensation received by such employee from us during the annual offering period or 1,000 Common Shares. The purchase price is to be paid through payroll deductions. The purchase price for each Common Share is equal to 100% of the fair market value of the Common Share on the date of the grant, determined by the average of the high and low NASDAQ National Market quoted market price ($38.045 at July 1, 2005). On the last day of the offering period, the option to purchase Common Shares becomes exercisable. If at the end of the offering, the fair market value of the Common Shares is less than 100% of the fair market value at the date of grant, then the options will not be deemed exercised and the payroll deductions made with respect to the options will be applied to the next offering unless the employee elects to have the payroll deductions withdrawn from the Stock Purchase Plan. Subsequent to June 30, 2006 this plan was suspended.

1996 & 2006 Stock Incentive Plans

Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS 123R, using the modified-prospective-transition method. Under that transition method, compensation cost recognized in 2006 and beyond includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123, and (b) compensation cost for all stock-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. Results for prior periods have not been restated and there is no cumulative effect upon adoption of SFAS 123R.

During our annual stockholders meeting on May 11, 2006, the proposal to establish the 2006 Stock Incentive Plan (the “Plan”) was approved. The Plan replaced the Amended and Restated West Corporation 1996 Stock Incentive Plan, which was scheduled to expire on December 31, 2009. In October 2006, in connection with the recapitalization of West Corporation we terminated the Plan. The Plan authorized the granting to our employees, consultants, directors and non-employee directors of options to purchase shares of our common stock (“Common Shares”), as well as other incentive awards based on the Common Shares. As of its effective date, awards covering a maximum of 5,000,000 Common Shares could have been granted under the Plan. The expiration date of the Plan, after which no awards could have been granted was April 1, 2016. However, the administration of the Plan generally continues in effect until all matters relating to the payment of options previously granted have been settled. Options granted under this Plan had a ten-year contractual term. Options vested and became exercisable within such period (not to exceed ten years) as determined by the Compensation Committee; however, options granted to outside directors generally vested over three years.

Immediately following the recapitalization, each stock option issued and outstanding under the Plan and our 1996 Stock Incentive Plan, whether or not then vested, was canceled and converted into the right to receive payment from us (subject to any applicable withholding taxes) equal to the product of the excess of $48.75 less the respective stock option exercise price multiplied by the number of options held. Also immediately following the recapitalization, the unvested restricted shares were vested and canceled and the holders of those securities received $48.75 per share, less applicable withholding taxes. All options had grant date exercise prices less than $48.75. Certain members of our executive officers agreed to convert (“rollover”) existing vested options in exchange for new options. We recorded an expense of approximately $13.6 million in relation to the acceleration of vesting of these options.

Prior to the accelerated vesting as a result of the recapitalization, we recognized the cost of all share-based awards on a straight-line basis over the vesting period of the award net of estimated forfeitures. Prior to the adoption of SFAS 123R, we presented all tax benefits of deductions resulting from the exercise of stock options as operating cash flows in the Statement of Cash Flows. Beginning on January 1, 2006 we changed our cash flow presentation in accordance with SFAS 123R which requires the cash flows from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows in the Statement of Cash Flows. The excess tax benefits for 2006 were approximately $50.8 million.

The following table presents the activity of the stock options for the fiscal years ended December 31, 2004 and 2005 and the partial year 2006 up to termination date of the Plan on October 24, 2006:

	Stock Option Shares	Weighted Average Exercise Price
Outstanding at January 1, 2004	6,228,982	$16.32
Granted	1,764,001	25.68
Canceled	(135,141)	22.76
Exercised	(1,085,984)	13.42

Outstanding at December 31, 2004	6,771,858	19.10
Granted	873,789	35.33
Canceled	(217,159)	26.77
Exercised	(1,157,323)	18.87

Outstanding at December 31, 2005	6,271,165	21.22
Granted	823,250	45.48
Canceled	(138,119)	37.38
Exercised	(978,376)	17.95

Options outstanding at the termination of the plan, at October 24, 2006	5,977,920	$24.72

The following table summarizes information about our employee stock options outstanding prior to the Plan’s termination:

Range of Exercise Prices	Stock Option Shares Outstanding	Weighted Average Remaining Contractual Life in Years	Weighted Average Exercise Price	Stock Option Shares Exercisable	Weighted Average Exercise Price
$ 8.00 - $13.6215	1,224,152	2.2	$9.69	1,224,152	$9.69
$13.6216 - $18.162	395,893	6.2	$16.14	180,743	$15.89
$18.1621 - $22.7025	798,250	6.4	$18.83	573,461	$18.86
$22.7026 - $27.243	1,624,029	7.1	$25.14	744,910	$25.39
$27.2431 - $31.7835	433,801	7.4	$29.49	128,959	$29.51
$31.7836 - $36.324	418,295	8.3	$33.62	85,795	$33.61
$36.3241 - $40.8645	329,500	8.9	$37.72	41,188	$38.05
$40.8646 - $48.435	754,000	9.6	$46.65	—	$0.00

$ 8.00 - $48.435	5,977,920	6.4	$24.03	2,979,208	$17.70

We have estimated the fair value of option awards on the grant date using a Black-Scholes option pricing model that uses the assumptions noted in the following table. Expected volatilities are based on the historical volatility of trading prices for our Common Shares. The expected life of options granted is derived from historical exercise behavior. The risk-free rate for periods within the expected life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

	2006	2005	2004
Risk-free interest rate	4.7%	3.7%	2.5%
Dividend yield	0.0%	0.0%	0.0%
Expected volatility	14.3%	24.9%	32.5%
Expected life (years)	2.2	3.7	4.7

The weighted average fair value per share of options granted in 2006, 2005 and 2004 was $11.28, $8.76 and $8.32, respectively. The total intrinsic value of options exercised during 2006, 2005 and 2004 was $26.1 million, $23.0 million and $14.6 million, respectively.

The following table details what the effects on net income would have been had compensation expense for stock-based awards been recorded in 2005 and 2004 based on the fair value method under SFAS 123R.

	Year Ended December 31,
	2005	2004
Net Income (in thousands):
As reported	$150,349	$113,171
Add: Stock-based compensation included in reported net income, net of tax	339	304
Deduct: Total stock based compensation expense determined under the fair value method under SFAS 123R, net of related tax benefits	(10,672)	(11,872)

Pro forma	$140,016	$101,603

2006 Executive Incentive Plan

In October 2006, the new board of directors approved the 2006 Executive Incentive Plan (“EIP”). The EIP was established to advance the interests of the Company and its affiliates by providing for the grant to participants of stock-based and other incentive awards. Awards under the EIP are intended to align the incentives of the Company’s executives and investors and to improve the performance of the Company. The administrator will select participants from among those key employees and directors of, and consultants and advisors to, the Company or its affiliates who, in the opinion of the administrator, are in a position to make a significant contribution to the success of the Company and its affiliates. In addition, a maximum of 359,986 Equity Strips (each comprised of eight (8) shares of Class A Common and one (1) share of Class L Common), in each case pursuant to rollover options issued in connection with the recapitalization, are authorized to be delivered in satisfaction of rollover option awards under the EIP. In addition, an aggregate maximum of 11,276,291 shares of Class A Common may be delivered in satisfaction of other Awards under the EIP.

In general, stock options granted under the EIP become exercisable over a period of five years, with 20% of the stock option becoming exercisable at the end of each year. Once an option has vested, it generally remains exercisable until the tenth anniversary of the date of grant. In the case of a normal termination, the awards will remain exercisable for the shorter of (i) the one-year period ending with the first anniversary of the participant’s normal termination or (ii) the period ending on the latest date on which such award could have been exercised.

Stock option activity under the EIP for the year ended December 31, 2006 is set forth below:

	Options Outstanding
	Options Available for Grant	Number of Shares	Weighted Average Exercise Price
Balance at January 1, 2006	—	—	$—
2006 Executive Incentive Plan options approved	3,075,347	—	—
Granted December 1, 2006	(2,555,000)	2,555,000	1.64

Balance at December 31, 2006	520,347	2,555,000	$1.64

Executive Management Rollover Options:
Balance at January 1, 2006	—	—	$—
Rollover options available	3,239,738	—	—
Rollover options granted	(3,239,721)	3,239,721	33.47

Balance at December 31, 2006	17	3,239,721	$33.47

An Equity Strip is comprised of eight shares of Class A common stock and one share of Class L common stock. The rollover options are fully vested and none were exercised or canceled during 2006.

None of the EIP options were exercised, vested or canceled during the year. At December 31, 2006, we expect that 2,197,300 of these options will vest. There is no aggregated intrinsic value of options expected to vest at year end.

The following table summarizes the information on the options granted under the EIP in 2006:

	Outstanding		Exercisable
Exercise Price	Number of Options	Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$1.64	2,555,000	9.83	$1.64	—	$1.64

The following table summarizes the information on the rollover options granted under the EIP in 2006:

	Outstanding		Exercisable
Range of Exercise Prices	Number of Options	Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$33.00	2,877,309	5.9	$33.00	2,877,309	$33.00
$34.01	79,380	6.0	$34.01	79,380	$34.01
$38.15	283,032	5.9	$38.15	283,032	$38.15

$33.00 - $38.15	3,239,721	5.9	$33.47	3,239,721	$33.47

The aggregate intrinsic value of these options at December 31, 2006 was approximately $24.0 million.

We account for the stock option grants under the EIP in accordance with SFAS 123R. Approximately $42,000 was recorded as share-based compensation for the year ended December 31, 2006 for the 2006 EIP option grants. The fair value of options granted under the EIP was $1.15 per option. We have estimated the fair value of 2006 EIP option awards on the grant date using a Black-Scholes option pricing model that uses the assumptions noted in the following table. Expected volatility was implied using the average four year historical stock price volatility for six companies that were used in applying the market approach to value the Company for the recapitalization. The expected life of four years for the options granted was derived based on management’s view of the likelihood of a change-of-control event occurring in that time frame. The risk-free rate for periods within the expected life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

2006
Risk-free interest rate	4.65%
Dividend yield	0.0%
Expected volatility	98.0%
Expected life (years)	4.0

At December 31, 2006 there was approximately $2.5 million of unrecorded and unrecognized compensation cost related to unvested share based compensation under the EIP. No share-based compensation was recorded for the management rollover options as these options were fully vested prior to the recapitalization which triggered the rollover event.

Pre-recapitalization Restricted Stock

Unearned restricted stock grants totaled 47,851 and 79,389 shares prior to the recapitalization on October 24, 2006, and December 31, 2005, respectively. Prior to the adoption of SFAS 123R, we presented unearned restricted stock grants in the stockholders’ equity section of the balance sheet. Beginning on January 1,

2006 we changed our balance sheet presentation in accordance with SFAS 123R which requires unearned restricted stock grants to be included in additional paid-in capital. As a result of the consummation of a recapitalization of the Company we recorded an expense of approximately $0.5 million in relation to the acceleration of vesting of the restricted stock. Compensation expense for restricted stock recognized for the years ended 2006, 2005 and 2004 were approximately $0.8 million, $0.5 million and $0.5 million, respectively.

Post recapitalization Restricted Stock

Grants of restricted stock under the EIP are in three tranches; 33.33% of the shares in Tranche 1, 22.22% of the shares in Tranche 2 and 44.45% of the shares in Tranche 3. Restricted stock acquired under the Plan vests during the grantee’s employment by the Company or its subsidiaries in accordance with the provisions of the EIP, as follows:

The Tranche 1 shares will vest over a period of five years, with 20% of the restricted stock grant vesting at the end of each year. Notwithstanding the above, 100% of a grantee’s outstanding and unvested Tranche 1 shares shall vest immediately upon a change of control.

The vesting schedule for Tranche 2 and Tranche 3 shares is subject to the total return of the Investors and the Investor internal rate of return (“IRR”) as of an exit event, subject to the following terms and conditions: Tranche 2 shares shall become 100% vested upon an exit event if, after giving effect to any vesting of the Tranche 2 shares on a exit event, Investors’ total return is greater than 200% and the Investor IRR exceeds 15%. Tranche 3 shares will be eligible to vest upon an exit event if, after giving effect to any vesting of the Tranche 2 shares and/or Tranche 3 shares on an exit event, Investors’ total return is more than 200% and the Investor IRR exceeds 15%, with the amount of Tranche 3 shares vesting upon the exit event varying with the amount by which the Investors’ total return exceeds 200%, as follows: 100%, if, after giving effect to any vesting of the Tranche 2 shares and/or the Tranche 3 shares on an exit event, the Total Return is equal to or greater than 300%; 0%, if, after giving effect to any vesting of the Tranche 2 shares and/or the Tranche 3 shares on an exit event, the total return is 200% or less; and if, after giving effect to any vesting of the Tranche 2 shares and/or the Tranche 3 shares on an exit event, the total return is greater than 200% and less than 300%, then the Tranche 3 shares shall vest by a percentage between 0% and 100% determined on a straight line basis.

Performance conditions that affect vesting are not reflected in estimating the fair value of an award at the grant date as those conditions are restrictions that stem from the forfeitability of instruments to which employees have not yet earned the right. Paragraph A64 of FAS 123R requires that if the vesting of an award is based on satisfying both a service and performance condition, the company must initially determine which outcomes are probable of achievement and recognize the compensation cost over the longer of the explicit or implicit service period. Since an exit event is currently not considered probable nor is meeting the performance objectives, no compensation costs will be recognized on Tranches 2 or 3 until those events become probable. The unrecognized compensation costs of Tranches 2 and 3 in the aggregate total $7.4 million.

Restricted stock activity under the EIP for the year ended December 31, 2006 is set forth below:

		Restricted Stock Outstanding
	Restricted Stock Available for Grant	Number of Shares	Fair Value
Balance at January 1, 2006	—	—	$—
2006 Executive Incentive Plan shares approved	8,200,925	—	—
Restricted Stock granted December 1, 2006	(7,720,000)	7,720,000	1.43

Balance at December 31, 2006	480,925	7,720,000	$1.43

The following table summarizes the information on the restricted stock granted under the EIP in 2006:

Outstanding
Fair Value	Number of Shares	Average Remaining Contractual Life (years)	Weighted Average Grant Date Fair Value Price
$1.43	7,720,000	9.83	$1.43

We account for the restricted stock grants in accordance with SFAS 123R. Approximately $0.1 million was recorded as share-based compensation for the year ended December 31, 2006 for the 2006 EIP restricted stock grants. The fair value of the restricted stock granted under the EIP was $1.43. We have estimated the fair value of 2006 EIP restricted stock grants on the grant date using a Black-Scholes option pricing model that uses the same assumptions noted above for the 2006 EIP option awards. A 13% discount was applied to the fair value determined using the Black-Scholes pricing model. This discount was determined through reference to the trading multiples of public guideline companies to recognize the lack of marketability and liquidity in our common stock.

At December 31, 2006 there was approximately $3.6 million of unrecorded and unrecognized compensation cost related to Tranche 1 unvested restricted stock under the EIP.

The components of stock-based compensation expense in thousands are presented below:

	Year Ended December 31,
	2006	2005	2004
Stock options	$10,757	$—	$—
Restricted stock	291	538	483
Employee stock purchase plan	47	—	—
Recapitalization affect on options and restricted stock	17,643	—	—

	$28,738	$538	$483

The net income effect of stock-based compensation expense for 2006, 2005 and 2004 was approximately $18.2 million, $0.3 million and $0.3 million, respectively.

14. Commitments and Contingencies

From time to time, we are subject to lawsuits and claims which arise out of our operations in the normal course of our business. West Corporation and certain of our subsidiaries are defendants in various litigation matters in the ordinary course of business, some of which involve claims for damages that are substantial in amount. We believe, except for the items discussed below for which we are currently unable to predict the outcome, the disposition of claims currently pending will not have a material adverse effect on our financial position, results of operations or cash flows.

Sanford v. West Corporation et al., No. GIC 805541, was filed February 13, 2003 in the San Diego County, California Superior Court. The original complaint alleged violations of the California Consumer Legal Remedies Act, Cal. Civ. Code §§ 1750 et seq., unlawful, fraudulent and unfair business practices in violation of Cal. Bus. & Prof. Code §§ 17200 et seq., untrue or misleading advertising in violation of Cal. Bus. & Prof. Code §§ 17500 et seq., and common law claims for conversion, unjust enrichment, fraud and deceit, and negligent misrepresentation, and sought monetary damages, including punitive damages, as well as restitution, injunctive relief and attorneys fees and costs. The complaint was brought on behalf of a purported class of persons in California who were sent a Memberworks, Inc. (“MWI”) membership kit in the mail, were charged for an MWI membership program, and were allegedly either customers of what the complaint contended was a joint venture between MWI and West Corporation or West Telemarketing Corporation (“WTC”) or wholesale customers of West Corporation or WTC. WTC and West Corporation filed a demurrer in the trial court on July 7, 2004. The court sustained the demurrer as to all causes of action in plaintiff’s complaint, with leave to amend. WTC and West Corporation received an amended complaint and filed a renewed demurrer. On January 24, 2005, the Court entered an order sustaining West Corporation and WTC’s demurrer with respect to five of the seven causes of action. On February 14, 2005, WTC and West Corporation filed a motion for judgment on the pleadings seeking a judgment as to the remaining claims. On April 26, 2005 the Court granted the motion without leave to amend. The Court also denied a motion to intervene filed on behalf of Lisa Blankenship and Vicky Berryman. The Court entered judgment in West Corporation’s and WTC’s favor on May 5, 2005. The plaintiff and proposed intervenors appealed the judgment and the order denying intervention. On June 30, 2006, the Fourth Appellate District Court of Appeals affirmed the entry of judgment against the original plaintiff, Patricia Sanford, but reversed the denial of the motion to intervene and remanded the case for the trial court to determine whether Berryman and Blankenship should be added as plaintiffs through intervention or amendment of the complaint.

On December 1, 2006, the trial court permitted Berryman and Blankenship to join the action pursuant to a second amended complaint which contained the same claims as Sanford’s original complaint. West Corporation and WTC filed a demurrer to the second amended complaint. The Court overruled that the demurrer, with one exception, on December 4, 2006. On February 16, 2007, after receiving briefing and hearing argument on class certification, the trial court certified a class consisting of “All persons in California, who, after calling defendants West Corporation and West Telemarketing Corporation (collectively “West” or “defendants”) to inquire about or purchase another product between September 1, 1998 through July 2, 2001, were; (a) sent a membership kit in the mail; (b) charged for a MemberWorks, Inc. (“MWI”) membership program; and (c) customers of a joint venture between MWI and West or were wholesale customers of West (the “Class”). Not included in the Class are defendants and their officers, directors, employees, agents and/or affiliates.” West and WTC intend to seek appellate review of this decision. Discovery in the case is ongoing. The trial court has indicated that it will schedule a trial in or around February 2008.

Patricia Sanford, the original plaintiff in the litigation described above, had previously filed a complaint on March 28, 2002 in the United States District Court for the Southern District of California, No. 02-cv-0601-H, against WTC and West Corporation and MWI alleging, among other things, claims under 39 U.S.C. § 3009. The federal court dismissed the federal claims against WTC and West Corporation and declined to exercise supplemental jurisdiction over the remaining state law claims. Plaintiff proceeded to arbitrate her claims with MWI and refiled her claims as to WTC and West Corporation in the Superior Court of San Diego County, California as described above. Plaintiff has contended that the order of dismissal in federal court was not a final order and that the federal case is still pending against West Corporation and WTC. The District Court on December 30, 2004 confirmed the arbitration award in the arbitration between plaintiff and MWI. Plaintiff filed a Notice of Appeal on January 28, 2005. Preston Smith and Rita Smith, whose motion to intervene was denied by the District Court, have also sought to appeal. WTC and West Corporation moved to dismiss the appeal and joined in a motion to dismiss the appeal filed by MWI. The motions to dismiss have been referred to the merits panel, and the case has been fully briefed in the Ninth Circuit Court of Appeals. On February 9, 2007, the Ninth Circuit heard oral arguments on the appeal. WTC and West Corporation are currently unable to predict the outcome or reasonably estimate the possible loss, if any, or range of losses associated with the claims in the state and federal actions described above.

Brandy L. Ritt, et al. v. Billy Blanks Enterprises, et al. was filed in January 2001 in the Court of Common Pleas in Cuyahoga County, Ohio, against two of our clients. The suit, a purported class action, was amended for the third time in July 2001 and West Corporation was added as a defendant at that time. The suit, which seeks statutory, compensatory, and punitive damages as well as injunctive and other relief, alleges violations of various provisions of Ohio’s consumer protection laws, negligent misrepresentation, fraud, breach of contract, unjust enrichment and civil conspiracy in connection with the marketing of certain membership programs offered by our clients. On February 6, 2002, the court denied the plaintiffs’ motion for class certification. On July 21, 2003, the Ohio Court of Appeals reversed and remanded the case to the trial court for further proceedings. The plaintiffs filed a Fourth Amended Complaint naming West Telemarketing Corporation as an additional defendant and a renewed motion for class certification. One of the defendants, NCP Marketing Group (“NCP”), filed for bankruptcy and on July 12, 2004 removed the case to federal court. Plaintiffs filed a motion to remand the case back to state court. On August 30, 2005, the U.S. Bankruptcy Court for the District of Nevada remanded the case back to the state court in Cuyahoga County, Ohio. The Bankruptcy Court also approved a settlement between the named plaintiffs and NCP and two other defendants, Shape The Future International LLP and Integrity Global Marketing LLC. West Corporation and West Telemarketing Corporation have filed motions for judgment on the pleadings and a motion for summary judgment. On March 28, 2006, the state court certified a class of Ohio residents. West and WTC have filed a notice of appeal from that decision, and plaintiffs have cross-appealed. West and WTC filed their opening brief on appeal on June 23, 2006. Plaintiffs’ filed their opening brief on appeal on August 17, 2006. West and WTC filed their reply brief on September 15, 2006. Plaintiffs’ reply brief was filed on September 28, 2006. The appeal was argued on February 26, 2007. On April 20, 2006, the trial court denied West and WTC’s motion for judgment on the pleadings. West and WTC’s summary judgment motion remains pending. The trial court has stayed all further action in the case pending resolution of the appeal. West Corporation and West Telemarketing Corporation are currently unable to predict the outcome or reasonably estimate the possible loss, if any, or range of losses associated with this claim.

Polygon Litigation. On July 31, 2006, Polygon Global Opportunity Master Fund (“Polygon”) commenced an action against West Corporation, captioned Polygon Global Opportunity Master Fund v. West Corporation, in the Court of Chancery of the State of Delaware, New Castle County. The complaint alleged, among other things, that Polygon had complied with the statutory demand requirements of Section 220, and that Polygon’s purposes for the inspection sought included: (i) valuing its West Corporation stock, (ii) evaluating whether members of West Corporation’s special committee or board breached their fiduciary duties in approving the Agreement and Plan of Merger in connection with our recapitalization dated as of May 31, 2006 between West Corporation and Omaha Acquisition Corp. (“Merger Agreement”), and (iii) communicating with other West Corporation stockholders regarding the vote on the Merger Agreement. The complaint sought an order compelling West to permit the inspection sought and an award of Polygon’s costs and expenses. A hearing was held on September 21, 2006. On October 12, 2006, the Court of Chancery of the State of Delaware dismissed the complaint and entered judgment in favor of West Corporation. On October 19, 2006, Polygon notified the Company that it was asserting appraisal rights with respect to 3,500,000 shares of the Company’s common stock outstanding prior to the recapitalization. On February 9, 2007, Polygon filed a petition for appraisal in the Court of Chancery of the State of Delaware, New Castle County, seeking to have the Court determine the fair value of its shares and a monetary award of the fair value, along with interest and attorney’s fees and costs. Included in our accrued expenses at December 31, 2006, is a stock purchase obligation for approximately $170.6 million for this stock purchase obligation. We do not believe that any difference between this accrual and the final settlement will have a material effect on our financial position, results of operations, or cash flows.

15. Business Segments

We operate in three segments: Communication Services, Conferencing Services and Receivables Management. These segments are consistent with our management of the business and operating focus.

The Communication Services segment is composed of dedicated agent, shared agent, automated, business-to-business services and emergency infrastructure systems and services. The Conferencing Services segment is composed of audio, web and video conferencing services. The Receivables Management segment is composed of debt purchasing and collections, contingent/third party collections, government collections, first-party collections and commercial collections. The following results for 2006 and 2005 include InPulse, Intrado, Raindance and Sprint’s conferencing related assets from their respective acquisition dates for accounting purposes: October 1, 2006, April 1, 2006, April 1, 2006 and June 3, 2005, respectively.

	For the Year Ended December 31,
	2006	2005	2004
Revenue:
Communication Services	$1,020,242	$873,975	$817,718
Conferencing Services	607,506	438,613	302,469
Receivables Management	234,521	216,191	99,411
Intersegment eliminations	(6,231)	(4,856)	(2,215)

Total	$1,856,038	$1,523,923	$1,217,383

Operating Income:
Communication Services	$89,065	$122,076	$105,638
Conferencing Services	119,437	105,793	67,264
Receivables Management	28,713	38,808	14,989

Total	$237,215	$266,677	$187,891

Depreciation and Amortization (Included in Operating Income):
Communication Services	$71,056	$59,683	$64,201
Conferencing Services	57,042	41,480	28,530
Receivables Management	8,882	8,319	5,755

Total	$136,980	$109,482	$98,486

Capital Expenditures:
Communication Services	$40,043	$43,881	$41,871
Conferencing Services	34,090	17,640	13,440
Receivables Management	7,206	8,274	2,396
Corporate	32,556	7,060	2,179

Total	$113,895	$76,855	$59,886

	As of December 31, 2006	As of December 31, 2005	As of December 31, 2004
Assets:
Communication Services	$933,716	$360,150	$370,527
Conferencing Services	835,399	749,168	549,540
Receivables Management	355,555	301,155	271,977
Corporate	411,186	88,189	79,162

Total	$2,535,856	$1,498,662	$1,271,206

Revenues and assets outside the United States are less than 10% of consolidated revenues and assets.

For 2006, 2005 and 2004, our largest 100 clients represented approximately 61%, 63% and 69% of total revenue, respectively. Late in 2006, AT&T, Cingular, SBC and Bell South were merged. The aggregate revenue as a percentage of our total revenue from these four entities in 2006, 2005 and 2004 were approximately 17%, 19% and 21% respectively. At December 31, 2006 these four entities represented approximately 10% of our gross receivables compared to approximately 14% at December 31, 2005.

16. Concentration of Credit Risk

Our accounts receivable subject us to the potential for credit risk with our customers. At December 31, 2006, three customers accounted for $41.6 million or 14.6% of gross accounts receivable, compared to $34.6 million, or 15.9% of gross receivables at December 31, 2005. We perform ongoing credit evaluations of our customers’ financial condition. We maintain an allowance for doubtful accounts for potential credit losses based upon historical trends, specific collection problems, historical write-offs, account aging and other analysis of all accounts and notes receivable. As of February 9, 2007, $32.5 million of the $41.6 million of the December 31, 2006 gross accounts receivable, noted above had been collected.

17. Supplemental Cash Flow Information

The following table summarizes, in thousands, supplemental information about our cash flows for the years ended December 31, 2006, 2005 and 2004:

	Years Ended December 31,
	2006	2005	2004
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$68,775	$13,595	$8,680
Cash paid during the period for income taxes, net of $6,801 of refunds in 2006	$20,987	$71,836	$48,778
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITIES:
Future obligation related to acquisitions	$5,100	$3,400	$3,669
Conversion of note payable to an equity interest in a majority owned subsidiary	$—	$10,291	$—
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES:
Issuance of restricted stock	$8	$—	$1,000
Issuance of stock from treasury reserves	$—	$2,697	$—
Stock purchase obligations	$(170,625)	$—	$—
Value of roll over shares from the Founders and management	$280,043	$—	$—

18. Quarterly Results of Operations (Unaudited)

The following is the summary of the unaudited quarterly results of operations for the two years ended December 31, 2006 and 2005.

	Three Months Ended
	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006(1)
	(Amounts in thousands)
Revenue	$424,738	$461,678	$473,245	$496,377
Cost of services	197,291	200,123	206,733	214,375

Gross Profit	227,447	261,555	266,512	282,002
SG&A	156,058	185,052	183,315	275,876

Operating income	71,389	76,503	83,197	6,126

Net income	$41,064	$37,750	$42,921	$(52,972)

	Three Months Ended
	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005
	(Amounts in thousands)
Revenue	$359,557	$369,788	$389,814	$404,764
Cost of services	165,937	165,297	174,239	181,908

Gross Profit	193,620	204,491	215,575	222,856
SG&A	134,541	138,386	146,911	150,027

Operating income	59,079	66,105	68,664	72,829

Net income	$33,540	$37,458	$37,825	$41,526

(1)	Net income in the fourth quarter 2006 was affected by recapitalization expenses, accelerated share-based compensation and interest expense associated with the financing of the recapitalization aggregating approximately $140.9 million. Further, approximately $37.2 million of these fourth quarter expenses are estimated to be non-deductible for income tax purposes.

19. Subsequent Events

Subsequent to December 31, 2006, we announced that we had entered into definitive agreements to acquire two privately held companies, TeleVox Software, Inc. and CenterPost Communications in separate transactions. TeleVox and CenterPost are leading firms in the large and rapidly growing notifications market. The total purchase price of these two transactions, before transaction expenses and working capital adjustments, is approximately $161.0 million and is expected to be funded with cash on hand and the Company’s existing credit facility. For operating and reporting purposes, both of these acquisitions will be included in our Communication Services segment. The CenterPost transaction closed on February 1, 2007 and the TeleVox transaction is expected to close on March 1, 2007.

Subsequent to December 31, 2006 we refinanced the senior secured term loan facility. The general terms of the refinancing were a re-pricing, an expansion of the facility by $165.0 million and a soft call option. The re-pricing calls for a pricing grid based on our debt rating from 2.75% to 2.125% for LIBOR rate loans, currently priced at 2.375%, and 1.75% to 1.125% for base rate loans, currently priced at 1.375%. After the expansion of the senior secured term loan facility the aggregate facility is $2.265 billion. The soft call option provides for a premium equal to 1.0% of the amount of the repricing payment in the event that prior to the first anniversary of the refinancing we elect another refinancing amendment.

20. Financial Information for Subsidiary Guarantor and Subsidiary Non-Guarantor

In connection with the issuance of the senior notes and senior subordinated notes, West Corporation and our U.S. based wholly owned subsidiaries guaranteed the payment of principal, premium and interest. Presented below is consolidated financial information for West Corporation and our subsidiary guarantors and subsidiary non-guarantors for the periods indicated.

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

	Parent/ Issuer	Year Ended December 31, 2006
		Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Consolidating Entries	Consolidated
REVENUE	$—	$1,638,642	$276,520	$(59,124)	$1,856,038
COST OF SERVICES	—	757,916	119,730	(59,124)	818,522
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	185	740,416	59,700	—	800,301

OPERATING INCOME	(185)	140,310	97,090	—	237,215
OTHER INCOME (EXPENSE):
Interest Income	2,793	2,143	1,145	—	6,081
Interest Expense	(670)	(84,982)	(9,152)	—	(94,804)
Subsidiary Income	29,845	37,336	—	(67,181)	—
Other, net	58,261	(55,294)	(904)	—	2,063

	90,229	(100,797)	(8,911)	(67,181)	(86,660)
INCOME BEFORE INCOME TAX EXPENSE AND MINORITY INTEREST	90,044	39,513	88,179	(67,181)	150,555
INCOME TAX EXPENSE	21,281	10,134	34,090	—	65,505
INCOME BEFORE MINORITY INTEREST	68,763	29,379	54,089	(67,181)	85,050
MINORITY INTEREST IN NET INCOME	—	—	16,287	—	16,287

NET INCOME	$68,763	$29,379	$37,802	$(67,181)	$68,763

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

	Parent/ Issuer	Year Ended December 31, 2005
		Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Consolidating Entries	Consolidated
REVENUE	$—	$1,357,123	$217,890	$(51,090)	$1,523,923
COST OF SERVICES	—	644,316	94,155	(51,090)	687,381
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	459	524,984	44,422	—	569,865

OPERATING INCOME	(459)	187,823	79,313	—	266,677
OTHER INCOME (EXPENSE):
Interest Income	841	181	477	—	1,499
Interest Expense	(708)	(10,129)	(4,521)	—	(15,358)
Subsidiary Income	113,771	34,175	—	(147,946)	—
Other, net	58,056	(58,832)	1,454	—	678

	171,960	(34,605)	(2,590)	(147,946)	(13,181)
INCOME BEFORE INCOME TAX EXPENSE AND MINORITY INTEREST	171,501	153,218	76,723	(147,946)	253,496
INCOME TAX EXPENSE	21,152	39,684	26,900	—	87,736
INCOME BEFORE MINORITY INTEREST	150,349	113,534	49,823	(147,946)	165,760
MINORITY INTEREST IN NET INCOME	—	—	15,411	—	15,411

NET INCOME	$150,349	$113,534	$34,412	$(147,946)	$150,349

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

	Parent/ Issuer	Year Ended December 31, 2004
		Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Consolidating Entries	Consolidated
REVENUE	$—	$1,120,088	$114,094	$(16,799)	$1,217,383
COST OF SERVICES	—	512,593	46,185	(16,799)	541,979
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	(117)	454,871	32,759	—	487,513

OPERATING INCOME	117	152,624	35,150	—	187,891
OTHER INCOME (EXPENSE):
Interest Income	421	474	—	—	895
Interest Expense	(1,896)	(4,987)	(2,498)	—	(9,381)
Subsidiary Income	51,410	20,173	—	(71,583)	—
Other, net	97,862	(95,784)	40	—	2,118

	147,797	(80,124)	(2,458)	(71,583)	(6,368)
INCOME BEFORE INCOME TAX EXPENSE AND MINORITY INTEREST	147,914	72,500	32,692	(71,583)	181,523
INCOME TAX EXPENSE	34,743	21,096	9,923	—	65,762
INCOME BEFORE MINORITY INTEREST	113,171	51,404	22,769	(71,583)	115,761
MINORITY INTEREST IN NET INCOME	—	—	2,590	—	2,590

NET INCOME	$113,171	$51,404	$20,179	$(71,583)	$113,171

SUPPLEMENTAL CONDENSED BALANCE SHEET

		December 31, 2006
	Parent/ Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Consolidating Entries	Consolidated
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$202,610	$(13,358)	$25,680	$—	$214,932
Trust cash	—	7,104	—		7,104
Accounts receivable, net	—	262,723	22,364		285,087
Intercompany receivables	95,680	—	—	(95,680)	—
Portfolio receivables, current portion	—	—	64,651		64,651
Other current assets	16,875	33,848	3,659		54,382

Total current assets	315,165	290,317	116,354	(95,680)	626,156
Property and equipment, net	66,760	209,657	18,290		294,707
PORTFOLIO RECEIVABLES, NET OF CURRENT PORTION	—		85,006		85,006
INVESTMENT IN SUBSIDIARIES	1,794,851	30,116	—	(1,824,967)	—
GOODWILL	—	1,186,375	—		1,186,375
INTANGIBLES, net	—	194,996	416		195,412
OTHER ASSETS	128,695	18,230	1,275		148,200

TOTAL ASSETS	$2,305,471	$1,929,691	$221,341	$(1,920,647)	$2,535,856

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable	$3,229	$31,434	$5,950	$—	$40,613
Intercompany payables	—	32,248	63,432	(95,680)	—
Accrued expenses	243,814	116,540	15,603		375,957
Current maturities of long term debt	21,000	—	—		21,000
Current maturities of portfolio notes payable	—	—	59,656		59,656
Income tax payable	39,636	(43,352)	4,076		360

Total current liabilities	307,679	136,870	148,717	(95,680)	497,586
PORTFOLIO NOTES PAYABLE, less current maturities	—	—	27,590		27,590
LONG-TERM OBLIGATIONS, less current maturities	3,179,000	—	—		3,179,000
DEFERRED INCOME TAXES	25,035	(6,362)	(353)		18,320
OTHER LONG TERM LIABILITIES	17,655	4,949	4,355		26,959
MINORITY INTEREST	—	—	10,299		10,299
CLASS L COMMON STOCK	903,656	—	—		903,656
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(2,127,554)	1,794,234	30,733	(1,824,967)	(2,127,554)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$2,305,471	$1,929,691	$221,341	$(1,920,647)	$2,535,856

SUPPLEMENTAL CONDENSED BALANCE SHEET

		December 31, 2005
	Parent/ Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Consolidating Entries	Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$20,831	$(2,386)	$12,390	$—	$30,835
Trust cash	—	3,727	—		3,727
Accounts receivable, net	—	201,680	16,126		217,806
Intercompany receivables	18,097	—	—	(18,097)	—
Portfolio receivables, current portion	—	—	35,407		35,407
Other current assets	2,256	23,800	2,511		28,567

Total current assets	41,184	226,821	66,434	(18,097)	316,342
Property and equipment, net	39,844	177,259	17,768		234,871
PORTFOLIO RECEIVABLES, NET OF CURRENT PORTION	—	—	59,043		59,043
INVESTMENT IN SUBSIDIARIES	1,191,290	53,981	—	(1,245,271)	—
GOODWILL	—	717,624	—		717,624
INTANGIBLES, net	—	139,726	621		140,347
OTHER ASSETS	24,431	4,272	1,732		30,435

TOTAL ASSETS	$1,296,749	$1,319,683	$145,598	$(1,263,368)	$1,498,662

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$5,230	$26,371	$5,769	$—	$37,370
Intercompany payables	—	1,655	16,442	(18,097)	—
Accrued expenses	30,188	92,615	9,379		132,182
Current maturities of portfolio notes payable	—	—	27,275		27,275
Income tax payable	13,519	(6,563)	2,512		9,468

Total current liabilities	48,937	114,078	61,377	(18,097)	206,295
PORTFOLIO NOTES PAYABLE, less current maturities	—	—	13,245		13,245
LONG-TERM OBLIGATIONS, less current maturities	220,000	—	—		220,000
DEFERRED INCOME TAXES	28,116	12,098	(41)		40,173
OTHER LONG TERM LIABILITIES	27,828	2,366	1,578		31,772
MINORITY INTEREST	—	—	15,309		15,309
TOTAL STOCKHOLDERS’ EQUITY	971,868	1,191,141	54,130	(1,245,271)	971,868

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,296,749	$1,319,683	$145,598	$(1,263,368)	$1,498,662

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2006
	Parent/ Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
NET CASH PROVIDED BY OPERATING ACTIVITIES:	$—	$151,417	$45,221	$196,638
CASH FLOWS FROM INVESTING ACTIVITIES:
Business acquisitions	(538,817)	(104,873)	—	(643,690)
Purchase of portfolio receivables	—	—	(114,560)	(114,560)
Purchase of property and equipment	(32,556)	(72,098)	(9,241)	(113,895)
Collections applied to principal of portfolio receivables	—	—	59,353	59,353
Other	13	526	—	539

Net cash provided by (used in) investing activities	(571,360)	(176,445)	(64,448)	(812,253)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of new debt and bonds	3,200,000	—	—	3,200,000
Consideration paid to shareholders in exchange for stock	(2,790,911)	—	—	(2,790,911)
Consideration paid to stock option holders in exchange for options	(119,638)	—	—	(119,638)
Proceeds from private equity sponsors	725,750	—	—	725,750
Net change in revolving credit facility	(220,000)	—	—	(220,000)
Debt issuance costs	(109,591)	—	—	(109,591)
Proceeds from stock options exercised	18,540	—	—	18,540
Excess tax benefits from stock options exercised	50,794	—	—	50,794
Proceeds from issuance of portfolio notes payable	—	—	97,871	97,871
Payments of portfolio notes payable	—	—	(51,144)	(51,144)
Payments of capital lease obligations	—	(6,313)	—	(6,313)
Other	4,485	—	—	4,485

Net cash (used in) provided by financing activities	759,429	(6,313)	46,727	799,843

Intercompany	(6,290)	20,369	(14,079)	—
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	—	—	(131)	(131)
NET CHANGE IN CASH AND CASH EQUIVALENTS	181,779	(10,972)	13,290	184,097
CASH AND CASH EQUIVALENTS, Beginning of period	20,831	(2,386)	12,390	30,835

CASH AND CASH EQUIVALENTS, End of period	$202,610	$(13,358)	$25,680	$214,932

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2005
	Parent/ Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
NET CASH PROVIDED BY OPERATING ACTIVITIES:	$—	$234,497	$41,817	$276,314
CASH FLOWS FROM INVESTING ACTIVITIES:
Business acquisitions	—	(208,785)	(860)	(209,645)
Purchase of portfolio receivables	—	—	(75,302)	(75,302)
Purchase of property and equipment	(7,060)	(64,496)	(5,299)	(76,855)
Collections applied to principal of portfolio receivables	—	—	64,395	64,395
Other	253	—	—	253

Net cash provided by (used in) investing activities	(6,807)	(273,281)	(17,066)	(297,154)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in revolving credit facility	(10,000)	—	—	(10,000)
Proceeds from stock options exercised	21,175	—	—	21,175
Proceeds from issuance of portfolio notes payable	—	—	66,765	66,765
Payments of portfolio notes payable	—	—	(54,743)	(54,743)

Net cash (used in) provided by financing activities	11,175	—	12,022	23,197

Intercompany	2,903	38,312	(41,215)	—
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	—	—	148	148
NET CHANGE IN CASH AND CASH EQUIVALENTS	7,271	(472)	(4,294)	2,505
CASH AND CASH EQUIVALENTS, Beginning of period	13,560	(1,914)	16,684	28,330

CASH AND CASH EQUIVALENTS, End of period	$20,831	$(2,386)	$12,390	$30,835

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2004
	Parent/ Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
NET CASH PROVIDED BY OPERATING ACTIVITIES:	$—	$199,116	$18,260	$217,376
CASH FLOWS FROM INVESTING ACTIVITIES:
Business acquisitions	—	(159,954)	(33,931)	(193,885)
Purchase of portfolio receivables	—	—	(28,683)	(28,683)
Purchase of property and equipment	(2,179)	(51,195)	(6,512)	(59,886)
Collections applied to principal of portfolio receivables	—	—	19,713	19,713
Other	1,998	—	—	1,998

Net cash provided by (used in) investing activities	(181)	(211,149)	(49,413)	(260,743)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of long-term obligations	(192,000)	—	—	(192,000)
Net change in revolving credit facility	230,000	—	—	230,000
Debt issuance costs	(1,068)	—	—	(1,068)
Proceeds from stock options exercised	14,553	—	—	14,553
Proceeds from issuance of portfolio notes payable	—	—	25,316	25,316
Payments of portfolio notes payable	—	—	(28,534)	(28,534)
Net cash (used in) provided by financing activities	51,485	—	(3,218)	48,267

Intercompany	(36,802)	(8,753)	45,555	—

EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	—	—	(525)	(525)
NET CHANGE IN CASH AND CASH EQUIVALENTS	14,502	(20,786)	10,659	4,375
CASH AND CASH EQUIVALENTS, Beginning of period	(942)	18,872	6,025	23,955

CASH AND CASH EQUIVALENTS, End of period	$13,560	$(1,914)	$16,684	$28,330

Schedule II

WEST CORPORATION AND SUBSIDIARIES

CONSOLIDATED VALUATION ACCOUNTS

THREE YEARS ENDED DECEMBER 31, 2006

Description	Balance Beginning of Year	Reserves Obtained with Acquisitions	Additions — Charged (Credited) to Cost and Expenses	Deductions — Amounts Charged-Off	Balance End of Year
	(Amounts in thousands)
December 31, 2006 — Allowance for doubtful accounts — Accounts receivable	$10,489	$230	$(583)	$1,593	$8,543

December 31, 2005 — Allowance for doubtful accounts — Accounts receivable	$10,022	$—	$2,803	$2,336	$10,489

December 31, 2004 — Allowance for doubtful accounts — Accounts receivable	$11,208	$1,107	$5,706	$7,999	$10,022

West Corporation

Offers to Exchange

$650,000,000 Principal Amount of our 9 1/2% Senior Notes due October 15, 2014 and $450,000,000 Principal Amount of our 11% Senior Subordinated Notes due October 15, 2016, each of which has been registered under the Securities Act of 1933, as amended, for any and all of our outstanding 9 1/2% Senior Notes due October 15, 2014 and any and all of our 11% Senior Subordinated Notes due October 15, 2016, respectively.

PROSPECTUS

Until                     , 2007, all dealers that effect transactions in these securities, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Registrants Incorporated or Organized Under the Laws of Delaware

(a) The following registrants are corporations incorporated in the State of Delaware: West Corporation; Attention Funding Corporation; InterCall, Inc.; Intrado Communications Inc.; Intrado Inc.; Northern Contact, Inc.; SmartTalk, Inc.; TeleVox Software, Incorporated; West Asset Management, Inc.; West Direct, Inc.; West Facilities Corporation; West Interactive Corporation; West International Corporation; West Notifications Group, Inc.; West Receivable Services, Inc. and West Telemarketing Corporation II. Section 145(a) of the Delaware General Corporation Law, as amended (the “DGCL”), authorizes a Delaware corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) further authorizes a Delaware corporation to indemnify any person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the director’s fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

Section 9.1 of the amended and restated by-laws of West Corporation states that West Corporation shall indemnify and hold harmless, to the fullest extent permitted by law as in effect on the date of adoption of such by-laws or as they may thereafter be amended, any person who was or is made or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, against any and all liability and loss (including judgments, fines, penalties and amounts paid in settlement) suffered or incurred and expenses reasonably incurred by such person. West Corporation shall not be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person, including a counterclaim or crossclaim, unless the proceeding (or part thereof) was authorized by the board of directors.

Section 8 of the certificate of incorporation of West Corporation provides that the corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of the corporation or while a director or officer is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person.

The certificates of incorporation and/or by-laws of the following additional Delaware corporation registrants provide for indemnification under Section 145(a) of the DCGL: Attention Funding Corporation; Intrado Communications Inc.; Intrado, Inc.; Northern Contact, Inc.; SmartTalk, Inc.; TeleVox Software, Incorporated; West Asset Management, Inc.; West Direct, Inc.; West Facilities Corporation; West Interactive Corporation; West International Corporation; West Notifications Group, Inc.; West Receivable Services, Inc.; West Telemarketing Corporation II.

The certificates of incorporation and/or by-laws of the following additional Delaware corporation registrants provide for indemnification under Section 145(b) of the DCGL: Intrado Communications Inc.; Intrado, Inc.; Northern Contact, Inc.; SmartTalk, Inc.; TeleVox Software, Incorporated; West Asset Management, Inc.; West Direct, Inc.; West Facilities Corporation; West Interactive Corporation; West International Corporation; West Notifications Group, Inc.; West Receivable Services, Inc.; and West Telemarketing Corporation II.

The certificates of incorporation and/or by-laws of the following additional Delaware corporation registrants provide for indemnification under Section 102(b)(7) of the DGCL: Attention Funding Corporation; InterCall, Inc.; Intrado Communications Inc.; Intrado Inc.; Northern Contact, Inc.; SmartTalk, Inc.; TeleVox Software, Incorporated; West Asset Management, Inc.; West Direct, Inc.; West Facilities Corporation; West Interactive Corporation; West International Corporation; West Notifications Group, Inc.; West Receivable Services, Inc.; and West Telemarketing Corporation II.

The by-laws of Intrado Inc. provide that the corporation shall indemnify its directors and executive officers to the fullest extent not prohibited by the DGCL; provided, however, that the corporation may limit the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further, that the corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person against the corporation or its directors, officers, employees or other agents unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the board of directors of the corporation, and (iii) such indemnification is provided by the corporation, at its sole discretion, pursuant to the powers vested in the corporation under the DGCL.

(b) The following registrants are limited liability companies organized under the State of Delaware: Asset Direct Mortgage, LLC; InterCall Telecom Ventures, LLC; Intrado International, LLC; The Debt Depot, LLC;

West At Home, LLC; West Transaction Services, LLC; and West Transaction Services II, LLC. Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager of the limited liability company from and against any and all claims and demands whatsoever.

The limited liability company agreement of Intrado International, LLC provides for indemnification of the managers, employees and agents of the limited liability company to the full extent provided under the Delaware Limited Liability Company Act.

Section 8 of the limited liability company agreement of InterCall Telecom Ventures, LLC states that no covered person, defined as the member, any officers, directors, shareholders, partners, employees, representatives or agents of the member and any officer, employee or agent of the company, shall be liable to the company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such covered person in good faith in connection with the formation of the company on or behalf of the company and in a manner reasonably believed to be within the scope of the authority conferred on the covered person by the limited liability company agreement, except that a covered person shall be liable for any such loss, damage or claim incurred by reason of such covered person’s gross negligence or willful misconduct. To the fullest extent permitted by applicable law, each covered person shall be entitled to indemnification from the company for any loss, damage or claim incurred by such covered person in good faith on behalf of the company an in a manner reasonably believed to be within the scope of the authority conferred on such covered person by the limited liability company agreement and for expenses actually and reasonably incurred in connection with the defense of a civil or criminal action, suit or proceeding in which the covered person is made a party, except that no covered person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such covered person by reason of gross negligence or willful misconduct with respect to such acts or omissions or in respect of such expenses for any matter as to which the covered person is adjudged in the action, suit or proceeding to be liable for negligence or misconduct in the performance of duty, provided, however, that any indemnity under Section 8 shall be provided out of and to the extent of company assets only, and no covered person shall have any personal liability on account thereof. To the fullest extent permitted by applicable law, expenses (including reasonable legal fees) incurred by a covered person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the company of an undertaking by or on behalf of the covered person to repay such amount if it shall be determined that the covered person is not entitled to be indemnified as authorized in Section 8.

(c) The following registrants are limited partnerships organized under the State of Delaware: West Business Services, LP and West Telemarketing, LP. Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

The limited partnership agreements of West Business Services, LP and West Telemarketing, LP provide that, to the extent permitted under law, the partnership shall indemnify and hold harmless the general partners and its officers, directors, employees and agents, in such capacities, from and against any loss, expense, damage or injury suffered, sustained, or incurred by it or them arising out of any actual or threatened action, suit, proceeding or claim relating to their activities on behalf of the partnership, or in furtherance of the interests of the partnership, including, but not limited to any judgment, award, settlement, reasonable attorney’s fees and other costs or expenses incurred in connection with the defense or settlement of any actual or threatened action, suit, proceeding or claim and any payments made by the general partner pursuant to indemnification agreements no broader than the indemnification provided in the limited partnership agreement; provided, however, that the acts, omissions or alleged acts or omissions upon which such actual or threatened action, suit, proceeding or claim is based, were taken or omitted in good faith in a manner believed by them to be in the best interests of the partnership and did not constitute fraud, gross negligence, willful misconduct or other breach of fiduciary duty on the part of such indemnified party.

Registrant Incorporated in Arizona

The following registrant is a corporation incorporated in the State of Arizona: InPulse Response Group, Inc.

Sections 10-850 through 10-858 of the Arizona Revised Statutes (the “A.R.S.”) permit indemnification of present and former directors, officers, employees or agents of an Arizona corporation, whether or not authority for such indemnification is contained in the indemnifying corporation’s articles of incorporation or bylaws.

Sections 10-852 and 10-856 of the A.R.S. require an Arizona corporation, unless limited by its articles of incorporation, to indemnify an officer or director who has prevailed, on the merits or otherwise, in defending any proceeding brought against the officer or director because such person is or was an officer or director of the corporation. The corporation must indemnify the officer or director for reasonable expenses, including attorneys’ fees and all other costs and expenses reasonably related to a proceeding. A “proceeding” includes any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

Section 10-851 of the A.R.S. permits an Arizona corporation to indemnify an officer or director made a party to a proceeding because such person is or was an officer or director of the corporation. The corporation may indemnify the officer or director against liability incurred in the proceeding if all of the following conditions exist: (i) the officer or director’s conduct was in good faith; (ii) the officer or director reasonably believed that his or her conduct was at least not opposed to the best interests of the corporation, or, where the conduct was in an official corporate capacity, that the conduct was in the best interest of the corporation; and (iii) in the case of criminal proceedings, the officer or director had no reasonable cause to believe that the conduct was unlawful.

Before discretionary indemnification under Section 10-851 may be awarded to a director, the corporation must determine that it is permissible under the circumstances. This determination may be made either: (i) by majority vote of the directors not parties to the proceedings; (ii) by special legal counsel selected by majority vote of the disinterested directors, or by majority vote of the board if there are no disinterested directors; or (iii) by the shareholders (but shares owned by or voted under the control of directors who are parties to the proceeding are not voted).

Section 10-854 of the A.R.S. permits a director of an Arizona corporation who is a party to a proceeding, unless the articles of incorporation provide otherwise, to apply to a court of competent jurisdiction for indemnification or for an advance of expenses. The court may order indemnification or an advance if it determines that indemnification is fair and reasonable, even if the director did not meet the prescribed standard of conduct described in Section 10-851.

Paragraph 9 of InPulse Response Group, Inc.’s articles of incorporation contain provisions entitling its directors and officers to indemnification against certain liabilities and expenses to fullest extent permitted by Arizona law. Further, Article VI of InPulse Response Group, Inc.’s by-laws contain provisions that generally parallel the indemnification provision of the A.R.S.

Registrants Incorporated or Organized in Colorado

a) The following registrant is a corporation incorporated in the State of Colorado: Cosmosis Corporation.

Pursuant to §7-109-102 of the Colorado Business Corporations Act, a corporation has the power to indemnify a person who is or was a director of a corporation or who, while a director, is or was serving at the corporation’s request as a director, officer, agent, associate, employee, fiduciary, manager, member, partner, promoter, or trustee of, or holds any similar position with, another foreign or domestic corporation if the person’s conduct was in good faith and (1) the person reasonably believed, in the case of conduct in an official capacity with the corporation, that such conduct was in the corporation’s best interests or (2) in all other cases, believed that such conduct was at least not opposed to the corporation’s best interests. In a criminal proceeding, a corporation has the power to indemnify a director for liability if the person’s conduct was in good faith and the person had no reasonable cause to believe the person’s conduct was unlawful.

Pursuant to subsection 4 of such section of the Colorado Business Corporations Act, however, a corporation “may not indemnify a director (a) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (b) In connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that the director derived an improper personal benefit.”

Section 7-109-103 of the Colorado Business Corporations Act requires that, unless limited by its articles of incorporation, a corporation is required to indemnify a person who is or was a director or officer of the corporation and who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party in such person’s capacity as a director or officer of the corporation. The indemnity covers all reasonable expenses the person incurred in connection with such defense.

Section 7-109-105 of the Colorado Business Corporations Act states that, unless the articles of incorporation provide to the contrary, a court of competent jurisdiction may determine that a director has a right to indemnification because the director has been wholly successful on the merits, and therefore may order indemnification, including indemnification for reasonable expenses necessary to obtain the court-ordered indemnification.

Under the Colorado Business Corporations Act, unless the articles of incorporation provide otherwise, officers have the right to mandatory indemnification and to court-ordered indemnification to the same extent as directors.

Finally, pursuant to §7-109-108 of the Colorado Business Corporations Act, a corporation may provide insurance to directors and officers without restriction, even though the corporation does not have the power to indemnify such persons. The corporation may self-insure to provide insurance for officers and directors.

Article VIII of the by-laws of Cosmosis Corporation provides for the mandatory indemnification of directors to the “fullest extent allowed under Colorado law, as well as the permissive indemnification of officers and others as the Corporation deems appropriate.” Similarly, Section 3 of the same article allows Cosmosis Corporation to purchase and maintain insurance on behalf of any person who “is or was a director, officer, employee, fiduciary or agent of the Corporation” against liability incurred as the result of that role.

(b) The following registrant is a limited liability company organized under the State of Colorado: Stargate Management LLC.

Section 7-80-407 of the Colorado Limited Liability Companies Act provides that: “A limited liability company shall reimburse a person who is or was a member or manager for payments made, and indemnify a person who is or was a member or manager for liabilities incurred by the person, in the ordinary course of the business of the limited liability company or for the preservation of its business or property, if such payments were made or liabilities incurred without violation of the person’s duties to the limited liability company.”

Pursuant to Section 1.5 of the operating agreement of Stargate Management LLC, Stargate Management LLC has “the power to make and perform all contracts and to engage in all actions and transaction necessary or advisable to carry out the purposes of the Company and all other powers available to limited liability companies under the [Colorado Limited Liability Companies] Act.” No specific indemnity right is recited.

When the provisions of Section 1.5 of Stargate Management LLC’s operating agreement are read in light of Section 7-80-407 of the Colorado Limited Liability Companies Act, it is reasonable to conclude that Stargate Management LLC is permitted to indemnify its members and managers to the extent provided in the Colorado Limited Liability Companies Act.

Registrants Incorporated or Organized in Nevada

The following registrants are limited liability companies organized under the State of Nevada: BuyDebtCo, LLC and West Asset Purchasing, LLC.

Under Section 86.411 of the Nevada Revised Statutes, a limited liability company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the company, by reason of the fact that he is or was a manager, member, employee or agent of the company, or is or was serving at the request of the company as a manager, member, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Under Section 86.421 of the Nevada Revised Statutes, a limited liability company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the company to procure a judgment in its favor by reason of the fact that he is or was a manager, member, employee or agent of the company, or is or was serving at the request of the company as a manager, member, employee or agent of another limited-liability company, corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner in which he reasonably believed to be in or not opposed to the best interests of the company. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the company or for amounts paid in settlement to the company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a manager, member, employee or agent of a limited-liability company has been successful on the merits or otherwise in defense of any action, suit or proceeding described in Section 86.411 or 86.421 or in defense of any claim, issue or matter therein, the company shall indemnify him against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense. Any indemnification under such Sections, unless ordered by a court or advanced pursuant to Section 86.441, may be made by the limited-liability company only as authorized in the specific case upon a determination that indemnification of the manager, member, employee or agent is proper in the circumstances. The determination must be made (a) by the members or managers as provided in the articles of organization or the operating agreement, (b) if there is no provision in the articles of organization or the operating agreement, by a majority in interest of the members who are not parties to the action, suit or proceeding, (c) if a majority in interest of the members who are not parties to the action, suit or proceeding so order, by independent legal counsel in a written opinion or (d) if members who are not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

The formation documents and limited liability company agreements of BuyDebtCo, LLC and West Asset Purchasing LLC do not provide for indemnification of any persons.

Registrant Incorporated in Virginia

The following registrant is a corporation incorporated in the State of Virginia: Intrado Communications of Virginia Inc.

Under Virginia law, to the extent provided in the articles of incorporation or any by-laws approved by the shareholders, a corporation may eliminate a director’s or an officer’s personal liability for monetary damages in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders, except for liability resulting from such director’s or officer’s willful misconduct or a knowing violation of criminal law or of any federal or state securities law.

Under Section 13.1-697 of the Virginia Stock Corporation Act, a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if he acted in good faith and in a manner he believed to be (a) in the best interests of the corporation if when such action was taken he was acting in his official capacity with the corporation, and (b) at least not opposed to the best interests of the corporation if when such action was taken he was acting in any capacity other than his official capacity with the corporation, and in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful, except that a corporation may not indemnify a director or officer, unless so ordered by a court (a) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding, if it is determined that the director has met the relevant standard described above, or (b) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

Section 13.1-701 of the Virginia Stock Corporation Act provides that a corporation may not indemnify a director under Section 13.1-697 of the Virginia Stock Corporation Act unless authorized in the specific case after a determination has been made that indemnification is permissible because the director has met the relevant standard of conduct. That determination shall be made by either (a) if there are two or more disinterested directors, the majority vote of all the disinterested directors, a majority of whom shall for such purpose constitute a quorum, or (b) by a majority of the members of a committee, consisting of two or more disinterested directors, duly designated by a majority vote of all the disinterested directors, so long as there are at least two such disinterested directors, (c) by special legal counsel or (d) by the shareholders, provided shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

Intrado Communications of Virginia Inc.’s by-laws, as currently enacted, are silent as to indemnification for directors and officers of the corporation. Intrado Communications of Virginia Inc.’s articles of incorporation permit indemnification of the directors, officers and trustees of the corporation to the fullest extent permissible under Virginia law.

Item 21. Exhibits and Financial Statement Schedules

2.1	Agreement and Plan of Merger, dated as of May 31, 2006, between West Corporation and Omaha Acquisition Corp. (incorporated by reference to the Exhibits filed with West Corporation’s Form 8-K filed on June 5, 2006 (Commission File Number 000-21771))

2.2	Purchase Agreement, dated as of July 23, 2002, by and among West Corporation, Attention, LLC, the sellers and the sellers’ representative named therein (incorporated by reference to the Exhibits filed with West Corporation’s Form 8-K filed on August 2, 2002 (Commission File Number 000-21771))

2.3	Agreement and Plan of Merger, dated as of March 27, 2003, by and among West Corporation, Dialing Acquisition Corp., ITC Holding Company, Inc. and, for purposes of Sections 3.6, 4.1 and 8.13 and Articles 11 and 12 only, the Stockholder Representative (incorporated by reference to the Exhibits filed with West Corporation’s Form 8-K filed on April 1, 2003 (Commission File Number 000-21771))

2.4	Purchase Agreement, dated as of July 22, 2004, by and among Worldwide Asset Management, LLC; National Asset Management Enterprises, Inc.; Worldwide Asset Collections, LLC; Worldwide Asset Purchasing, LLC; BuyDebtCo LLC; The Debt Depot, LLC; Worldwide Assets, Inc., Frank J. Hanna Jr., Darrell T. Hanna, West Corporation and West Receivable Services, Inc. (incorporated by reference to the Exhibits filed with West Corporation’s Form 8-K filed on August 9, 2004 (Commission File Number 000-21771))

2.5	Purchase Agreement, dated as of July 22, 2004, by and among Asset Direct Mortgage, LLC, Frank J. Hanna, Jr., Darrell T. Hanna and West Corporation (incorporated by reference to the Exhibits filed with West Corporation’s Form 8-K filed on August 9, 2004 (Commission File Number 000-21771))

2.6	Asset Purchase Agreement, dated as of May 9, 2005, among InterCall, Inc., Sprint Communications Company L.P. and Sprint Corporation, solely with respect to certain sections thereof (incorporated by reference to the Exhibits filed with West Corporation’s Form 8-K filed on June 9, 2005 (Commission File Number 000-21771))

2.7	Agreement and Plan Merger, dated January 29, 2006, by and among West Corporation, West International Corp. and Intrado Inc. (incorporated by reference to the Exhibits filed with West Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006 (Commission File Number 000-21771))

2.8	Agreement and Plan Merger, dated February 6, 2006, by and among Raindance Communications, Inc., West Corporation and Rockies Acquisition Corporation (incorporated by reference to the Exhibits filed with West Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006 (Commission File Number 000-21771))

3.1.1	Amended and Restated Certificate of Incorporation of West Corporation (incorporated by reference to the Exhibits filed with West Corporation’s Form 8-K filed on October 24, 2006 (Commission File Number 000-21771))

Certificate of Incorporation or the corresponding organizational instrument, with any amendments thereto, of the following additional registrants:

3.1.2	Asset Direct Mortgage, LLC*

3.1.3	Attention Funding Corporation*

3.1.4	BuyDebtCo, LLC*

3.1.5	West Notifications Group, Inc. (formerly known as CenterPost Communications, Inc.)**

3.1.6	Cosmosis Corporation*

3.1.7	InPulse Response Group, Inc.*

3.1.8	InterCall, Inc.*

3.1.9	InterCall Telecom Ventures, LLC*

3.1.10	Intrado Communications Inc.*

3.1.11	Intrado Communications of Virginia Inc.*

3.1.12	Intrado Inc.*

3.1.13	Intrado International, LLC*

3.1.14	Northern Contact, Inc.*

3.1.15	SmartTalk, Inc.*

3.1.16	Stargate Management LLC*

3.1.17	TeleVox Software, Incorporated*

3.1.18	The Debt Depot, LLC*

3.1.19	West Asset Management, Inc.*

3.1.20	West Asset Purchasing, LLC*

3.1.21	West At Home, LLC*

3.1.22	West Business Services, LP*

3.1.23	West Direct, Inc.*

3.1.24	West Facilities Corporation*

3.1.25	West Interactive Corporation*

3.1.26	West International Corporation*

3.1.27	West Receivable Services, Inc.*

3.1.28	West Telemarketing Corporation II*

3.1.29	West Telemarketing, LP*

3.1.30	West Transaction Services, LLC*

3.1.31	West Transaction Services II, LLC*

3.2.1	By-Laws of West Corporation (incorporated by reference to the Exhibits filed with West Corporation’s Form 8-K filed on October 24, 2006 (Commission File Number 000-21771))

By-laws or the corresponding operating agreement, with any amendments thereto, of the following additional registrants:

3.2.2	Asset Direct Mortgage, LLC*

3.2.3	Attention Funding Corporation*

3.2.4	BuyDebtCo, LLC*

3.2.5	West Notifications Group, Inc. (formerly known as CenterPost Communications, Inc.)*

3.2.6	Cosmosis Corporation*

3.2.7	InPulse Response Group, Inc.*

3.2.8	InterCall, Inc.*

3.2.9	InterCall Telecom Ventures, LLC*

3.2.10	Intrado Communications Inc.*

3.2.11	Intrado Communications of Virginia Inc.*

3.2.12	Intrado Inc.*

3.2.13	Intrado International, LLC*

3.2.14	Northern Contact, Inc.*

3.2.15	SmartTalk, Inc.*

3.2.16	Stargate Management LLC*

3.2.17	TeleVox Software, Incorporated*

3.2.18	The Debt Depot, LLC*

3.2.19	West Asset Management, Inc.*

3.2.20	West Asset Purchasing, LLC*

3.2.21	West At Home, LLC*

3.2.22	West Business Services, LP*

3.2.23	West Direct, Inc.*

3.2.24	West Facilities Corporation*

3.2.25	West Interactive Corporation*

3.2.26	West International Corporation*

3.2.27	West Receivable Services, Inc.*

3.2.28	West Telemarketing Corporation II*

3.2.29	West Telemarketing, LP*

3.2.30	West Transaction Services, LLC*

3.2.31	West Transaction Services II, LLC*

4.1	Indenture, dated as of October 24, 2006, among West Corporation, the Guarantors named on the Signature Pages thereto and The Bank of New York, as Trustee, with respect to the 9 1/2% Senior Notes due 2014 (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (Commission File Number 000-21771))

4.2	Indenture, dated as of October 24, 2006, among West Corporation, the Guarantors named therein and The Bank of New York, as Trustee, with respect to the 11% Senior Subordinated Notes due 2016 (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (Commission File Number 000-21771))

4.3	Supplemental Indenture, dated as of March 16, 2007, among CenterPost Communications, Inc., TeleVox Software, Incorporated, West At Home, LLC and The Bank of New York, as Trustee, with respect to the 9 1/2% Senior Notes due 2014 (incorporated by reference to the Exhibits filed with West Corporation’s Form 8-K filed on March 30, 2007 (Commission File Number 000-21771))

4.4	Supplemental Indenture, dated as of March 16, 2007, among CenterPost Communications, Inc., TeleVox Software, Incorporated, West At Home, LLC and The Bank of New York, as Trustee, with respect to the 11% Senior Subordinated Notes due 2016 (incorporated by reference to the Exhibits filed with West Corporation’s Form 8-K filed on March 30, 2007 (Commission File Number 000-21771))

4.5	Supplemental Indenture, dated as of March 30, 2007, between SmartTalk, Inc. and The Bank of New York, as Trustee, with respect to the 9 1/2% Senior Notes due 2014 (incorporated by reference to the Exhibits filed with West Corporation’s Form 8-K filed on March 30, 2007 (Commission File Number 000-21771)

4.6	Supplemental Indenture, dated as of March 30, 2007, between SmartTalk, Inc. and The Bank of New York, as Trustee, with respect to the 11% Senior Subordinated Notes due 2016 (incorporated by reference to the Exhibits filed with West Corporation’s Form 8-K filed on March 30, 2007 (Commission File Number 000-21771)

4.7	Registration Rights Agreement, dated as of October 24, 2006, among West Corporation, the Guarantors Signatory thereto and Deutsche Bank Securities Inc., Lehman Brothers Inc., Banc of America Securities LLC, Wachovia Capital Markets, LLC and GE Capital Markets, Inc., with respect to the 9 1/2% Senior Notes due 2014 (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (Commission File Number 000-21771))

4.8	Registration Rights Agreement, dated as of October 24, 2006, among West Corporation, the Guarantors signatory thereto and Deutsche Bank Securities Inc., Lehman Brothers Inc., Banc of America Securities LLC, Wachovia Capital Markets, LLC and GE Capital Markets, Inc., with respect to the 11% Senior Subordinated Notes due 2016 (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (Commission File Number 000-21771))

4.9	Form of 9 1/2% Senior Notes due 2014 (contained in Exhibit 4.1)

4.10	Form of 11% Senior Subordinated Notes due 2016 (contained in Exhibit 4.2)

4.11	Registration Rights and Coordination Agreement, dated as of October 24, 2006, among West Corporation, THL Investors, Quadrangle Investors, Founders and Managers named therein (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (Commission File Number 000-21771))

5.1	Opinion of Ropes & Gray LLP*

10.1	Credit Agreement, dated as of October 24, 2006, among West Corporation, as Borrower, the Lenders Party Thereto, Lehman Commercial Paper Inc. as Administrative Agent and Swing Line Lender, Deutsche Bank Securities Inc. and Bank of America, N.A., as Syndication Agents, and Wachovia Bank, National Association and General Electric Capital Corporation, as Co-Documentation Agents, Lehman Brothers Inc. and Deutsche Bank Securities Inc., as Joint Lead Arrangers and Lehman Brothers Inc. , Deutsche Bank Securities Inc. and Banc of America Securities LLC, as Joint Bookrunners (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (Commission File Number 000-21771))

10.2	Amendment No. 1, dated as of February 14, 2007, by and among West Corporation, certain domestic subsidiaries of West Corporation and Lehman, as administrative agent, to the Credit Agreement, dated as of October 24, 2006, by and among West Corporation, Lehman and the various lenders party thereto, as lenders (incorporated by reference to the Exhibits filed with West Corporation’s Form 8-K filed on February 20, 2007 (Commission File Number 000-21771))

10.3	Guarantee Agreement, dated as of October 24, 2006, among the Guarantors Identified Therein and Lehman Commercial Paper Inc., as Administrative Agent (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (Commission File Number 000-21771))

10.4	Security Agreement, dated as of October 24, 2006, among West Corporation, the Other Grantors Identified Therein, and Lehman Commercial Paper Inc., as Administrative Agent (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (Commission File Number 000-21771))

10.5	Intellectual Property Security Agreement, dated as of October 24, 2006, among West Corporation, the Other Grantors Identified Therein, and Lehman Commercial Paper Inc., as Administrative Agent (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (Commission File Number 000-21771))

10.6	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Financing Statement, dated as of October 24, 2006, from West Corporation, as Trustor, to Chicago Title Insurance Company, as Trustee and Lehman Commercial Paper Inc., as Beneficiary (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (Commission File Number 000-21771))

10.7	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Financing Statement, dated as of October 24, 2006, from West Business Services, LP to Lehman Commercial Paper Inc. (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (Commission File Number 000-21771))

10.8	Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement, dated as of October 24, 2006, from West Telemarketing, LP to Lehman Commercial Paper Inc. (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (Commission File Number 000-21771))

10.9	Management Agreement, dated as of October 24, 2006, among Omaha Acquisition Corp., West Corporation, Quadrangle Advisors II LLC, and THL Managers VI, LLC (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (Commission File Number 000-21771))

10.10	Founders Agreement, dated as of October 24, 2006, among West Corporation, Gary L. West and Mary E. West (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (Commission File Number 000-21771))

10.11	Stockholder Agreement, dated as of October 24, 2006, among West Corporation, THL Investors, Quadrangle Investors, Other Investors, Founders and Managers named therein (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (Commission File Number 000-21771))

10.12	Form of Rollover Agreement (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (Commission File Number 000-21771))

10.13	West Corporation 2006 Executive Incentive Plan (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (Commission File Number 000-21771))

10.14	Form of West Corporation Restricted Stock Award and Special Bonus Agreement (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (Commission File Number 000-21771))

10.15	Form of Option Agreement (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (Commission File Number 000-21771))

10.16	Form of Rollover Option Grant Agreement (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (Commission File Number 000-21771))

10.17	West Corporation Nonqualified Deferred Compensation Plan (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (Commission File Number 000-21771))

10.18	Employment Agreement between West Corporation and Thomas B. Barker dated January 1, 1999, as amended on March 13, 2006 and March 9, 2007.*

10.19	Employment Agreement between West Corporation and Nancee R. Berger, dated January 1, 1999, as amended on March 13, 2006 and March 9, 2007.*

10.20	Employment Agreement between West Corporation and Joseph Scott Etzler, dated May 7, 2003, as amended on March 13, 2006 and March 9, 2007.*

10.21	Employment Agreement between West Corporation and Paul M. Mendlik dated November 4, 2002, as amended on March 13, 2006 and March 9, 2007.*

10.22	Employment Agreement between West Corporation and Steven M. Stangl dated January 1, 1999, as amended on March 13, 2006 and March 9, 2007.*

10.23	Employment Agreement between West Corporation and Mark V. Lavin dated July 1, 1999, as amended March 13, 2006 (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 (Commission File Number 000-21771))

10.24	Employment Agreement between West Corporation and Michael M. Sturgeon, dated January 1, 1999, as amended March 13, 2006 (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 (Commission File Number 000-21771))

10.25	Employment Agreement between West Corporation and Jon R. (Skip) Hanson, dated October 4, 1999, as amended March 13, 2006 (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 (Commission File Number 000-21771))

10.26	Employment Agreement between West Corporation and Michael E. Mazour, dated January 9, 2004 as amended March 13, 2006 (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 (Commission File Number 000-21771))

10.27	Employment Agreement between West Corporation and James F. Richards, dated March 13, 2006 (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 (Commission File Number 000-21771))

10.28	Employment Agreement between West Corporation and Todd B. Strubbe, dated March 13, 2006 (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 (Commission File Number 000-21771))

10.29	Lease, dated September 1, 1994, by and between West Telemarketing Corporation and 99-Maple Partnership (Amendment No. 1) dated December 10, 2003 (incorporated by reference to the Exhibits filed with West Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005 (Commission File Number 000-21771))

10.30	West Corporation Executive Retirement Savings Plan Amended and Restated Effective January 1, 2005 (incorporated by reference to the Exhibits filed with West Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006 (Commission File Number 000-21771))

10.31	Amendment One West Corporation Executive Retirement Savings Plan (incorporated by reference to the Exhibits filed with West Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006 (Commission File Number 000-21771))

10.32	Amendment Two West Corporation Executive Retirement Savings Plan (incorporated by reference to the Exhibits filed with West Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006 (Commission File Number 000-21771))

10.33	Form of Change in Control Severance Agreement (incorporated by reference to the Exhibits filed with West Corporation’s Form 8-K filed on June 5, 2006 (Commission File Number 000-21771))

10.34	Senior Management Transaction Bonus Plan (incorporated by reference to the Exhibits filed with West Corporation’s Form 8-K filed on June 5, 2006 (Commission File Number 000-21771))

10.35	Senior Management Retention Plan (incorporated by reference to the Exhibits filed with West Corporation’s Form 8-K filed on June 5, 2006 (Commission File Number 000-21771))

10.36	Voting Agreement (incorporated by reference to the Exhibits filed with West Corporation’s Form 8-K filed on June 5, 2006 (Commission File Number 000-21771))

12	Statement of Computation of Ratio of Earnings to Fixed Charges*

21	List of Subsidiaries**

23.1	Consent of Deloitte & Touche LLP**

23.2	Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit 5.1 hereto)*

24	Powers of Attorney (included in the signature pages of the initial filing of this Registration Statement)

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York with respect to the Indenture governing the 9 1/2% Senior Notes due 2014*

25.2	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York with respect to the Indenture governing the 11% Senior Subordinated Notes due 2016*

99.1	Form of Letter of Transmittal**

99.2	Form of Notice of Guaranteed Delivery*

*	Previously filed.
**	Filed herewith.

Item 22. Undertakings

(a) Each of the undersigned registrants hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) Insofar as indemnification for liabilities arising under Securities Act of 1933 of may be permitted to directors, officers and controlling persons of each of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by either of the registrants of expenses incurred or paid by a director, officer or controlling person of each of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each of the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e) Each of the undersigned registrants hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(f) Each of the undersigned registrants hereby undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on this 20th day of April, 2007.

WEST CORPORATION

By:	/s/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on April 20, 2007.

Signature	Title

* Thomas B. Barker	Chief Executive Officer and Director (Principal Executive Officer)

/s/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

* Anthony J. DiNovi	Director

* Soren L. Oberg	Director

* Joshua L. Steiner	Director

* Jeff T. Swenson	Director

*By:	/s/ PAUL M. MENDLIK
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on this 20th day of April, 2007.

ASSET DIRECT MORTGAGE, LLC

By:	/s/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Manager

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on April 20, 2007.

Signature	Title

/s/ PAUL M. MENDLIK Paul M. Mendlik	Manager (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

* Nancee R. Berger	Manager

* Michael E. Mazour	Manager

* Paul H. Bell	Manager

*By:	/s/ PAUL M. MENDLIK
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on this 20th day of April, 2007.

ATTENTION FUNDING CORPORATION

By:	/s/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Treasurer and Director

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on April 20, 2007.

Signature	Title

* Michael E. Mazour	President and Director (Principal Executive Officer)

/s/ PAUL M. MENDLIK Paul M. Mendlik	Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)

* Nancee R. Berger	Director

*By:	/s/ PAUL M. MENDLIK
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on this 20th day of April, 2007.

BUYDEBTCO, LLC

By:	/s/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Manager

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on April 20, 2007.

Signature	Title

/s/ PAUL M. MENDLIK Paul M. Mendlik	Manager (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

* Nancee R. Berger	Manager

* Jon R. Hanson	Manager

* Richard K. Lundeberg	Manager

* Michael E. Mazour	Manager

* Thomas B. Barker	Manager

*By:	/s/ PAUL M. MENDLIK
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on this 20th day of April, 2007.

WEST NOTIFICATIONS GROUP, INC.

By:	/s/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on April 20, 2007.

Signature	Title

* Steven M. Stangl	Chief Executive Officer and Director (Principal Executive Officer)

/s/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

* Nancee R. Berger	Chief Operating Officer and Director

* Thomas B. Barker	Director

*By:	/s/ PAUL M. MENDLIK
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on this 20th day of April, 2007.

COSMOSIS CORPORATION

By:	/s/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on April 20, 2007.

Signature	Title

* Steven M. Stangl	Chief Executive Officer and Director (Principal Executive Officer)

/s/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

* Thomas B. Barker	Director

* Nancee R. Berger	Chief Operating Officer and Director

*By:	/s/ PAUL M. MENDLIK
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on this 20th day of April, 2007.

INPULSE RESPONSE GROUP, INC.

By:	/s/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on April 20, 2007.

Signature	Title

* Rodney J. Kempkes	Chief Executive Officer (Principal Executive Officer)

/s/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

* Nancee R. Berger	Chief Operating Officer and Director

* Thomas B. Barker	Director

* Steven M. Stangl	Director

*By:	/s/ PAUL M. MENDLIK
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on this 20th day of April, 2007.

INTERCALL, INC.

By:	/s/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on April 20, 2007.

Signature	Title

* Thomas B. Barker	Chief Executive Officer and Director (Principal Executive Officer)

/s/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

* Nancee R. Berger	Chief Operating Officer and Director

Joseph Scott Etzler	President and Director

*By:	/s/ PAUL M. MENDLIK
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on this 20th day of April, 2007.

INTERCALL TELECOM VENTURES, LLC
By InterCall, Inc.
Its sole member

By:	/s/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on April 20, 2007.

Signature	Title

* Thomas B. Barker	Chief Executive Officer and Director (Principal Executive Officer)

/s/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

* Nancee R. Berger	Chief Operating Officer and Director

Joseph Scott Etzler	President and Director

*By:	/s/ PAUL M. MENDLIK
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on this 20th day of April, 2007.

INTRADO COMMUNICATIONS INC.

By:	/s/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on April 20, 2007.

Signature	Title

* Steven M. Stangl	Chief Executive Officer and Director (Principal Executive Officer)

/s/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

* Nancee R. Berger	Chief Operating Officer and Director

* Thomas B. Barker	Director

*By:	/s/ PAUL M. MENDLIK
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on this 20th day of April, 2007.

INTRADO COMMUNICATIONS OF VIRGINIA INC.

By:	/s/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on April 20, 2007.

Signature	Title

* Steven M. Stangl	Chief Executive Officer and Director (Principal Executive Officer)

/s/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

* Nancee R. Berger	Chief Operating Officer and Director

* Thomas B. Barker	Director

*By:	/s/ PAUL M. MENDLIK
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on this 20th day of April, 2007.

INTRADO INC.

By:	/s/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on April 20, 2007.

Signature	Title

* Steven M. Stangl	Chief Executive Officer and Director (Principal Executive Officer)

/s/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

* Nancee R. Berger	Chief Operating Officer and Director

* Thomas B. Barker	Director

*By:	/s/ PAUL M. MENDLIK
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on this 20th day of April, 2007.

INTRADO INTERNATIONAL, LLC

By:	/s/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Manager

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on April 20, 2007.

Signature	Title

/s/ PAUL M. MENDLIK Paul M. Mendlik	Manager (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

* Jon R. Hanson	Manager

* Nancee R. Berger	Manager

* Steven M. Stangl	Manager

*By:	/s/ PAUL M. MENDLIK
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on this 20th day of April, 2007.

NORTHERN CONTACT, INC.

By:	/s/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on April 20, 2007.

Signature	Title

* Steven M. Stangl	Chief Executive Officer and Director (Principal Executive Officer)

/s/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

* Nancee R. Berger	Chief Operating Officer and Director

* Thomas B. Barker	Director

*By:	/s/ PAUL M. MENDLIK
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on this 20th day of April, 2007.

SMARTTALK, INC.

By:	/s/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on April 20, 2007.

Signature	Title

* Steven M. Stangl	Chief Executive Officer and Director (Principal Executive Officer)

/s/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

* Nancee R. Berger	Chief Operating Officer and Director

* Thomas B. Barker	Director

*By:	/s/ PAUL M. MENDLIK
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on this 20th day of April, 2007.

STARGATE MANAGEMENT LLC

By:	/s/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Manager

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on April 20, 2007.

Signature	Title

/s/ PAUL M. MENDLIK Paul M. Mendlik	Manager (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

* Jon R. Hanson	Manager

* George Heinrichs	Manager

* Nancee R. Berger	Manager

* Steven M. Stangl	Manager

*By:	/s/ PAUL M. MENDLIK
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on this 20th day of April, 2007.

TELEVOX SOFTWARE, INCORPORATED

By:	/s/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on April 20, 2007.

Signature	Title

* Steven M. Stangl	Chief Executive Officer and Director (Principal Executive Officer)

/s/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

* Nancee R. Berger	Chief Operating Officer and Director

* Thomas B. Barker	Director

*By:	/s/ PAUL M. MENDLIK
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on this 20th day of April, 2007.

THE DEBT DEPOT, LLC

By:	/s/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer, Treasurer and Manager

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on April 20, 2007.

Signature	Title

* Thomas B. Barker	Chief Executive Officer (Principal Executive Officer)

/s/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer, Treasurer and Manager (Principal Financial Officer and Principal Accounting Officer)

* Nancee R. Berger	Chief Operating Officer and Manager

* Michael E. Mazour	President and Manager

* Jon R. Hanson	Manager

* David C. Mussman	Manager

*By:	/s/ PAUL M. MENDLIK
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on this 20th day of April, 2007.

WEST ASSET MANAGEMENT, INC.

By:	/s/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on April 20, 2007.

Signature	Title

* Michael E. Mazour	President and Director (Principal Executive Officer)

/s/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

* Thomas B. Barker	Director

* Nancee R. Berger	Chief Operating Officer and Director

*By:	/s/ PAUL M. MENDLIK
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on this 20th day of April, 2007.

WEST ASSET PURCHASING, LLC

By:	/s/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer, Treasurer and Manager

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on April 20, 2007.

Signature	Title

* Thomas B. Barker	Chief Executive Officer (Principal Executive Officer)

/s/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer, Treasurer and Manager (Principal Financial Officer and Principal Accounting Officer)

* Nancee R. Berger	Chief Operating Officer and Manager

* Jon R. Hanson	Manager

*By:	/s/ PAUL M. MENDLIK
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on this 20th day of April, 2007.

WEST AT HOME, LLC

By:	/s/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer, Treasurer and Manager

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on April 20, 2007.

Signature	Title

* Steven M. Stangl	Chief Executive Officer (Principal Executive Officer)

/s/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer, Treasurer and Manager (Principal Financial Officer and Principal Accounting Officer)

* Nancee R. Berger	Chief Operating Officer and Manager

Mark V. Lavin	President and Manager

* Thomas B. Barker	Manager

*By:	/s/ PAUL M. MENDLIK
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on this 20th day of April, 2007.

WEST BUSINESS SERVICES, LP
By West Transaction Services, LLC
Its general partner

By:	/s/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Manager

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on April 20, 2007.

Signature	Title

/s/ PAUL M. MENDLIK Paul M. Mendlik	Manager (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

* Steven M. Stangl	Manager

* Nancee R. Berger	Manager

* Jon R. Hanson	Manager

*By:	/s/ PAUL M. MENDLIK
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on this 20th day of April, 2007.

WEST DIRECT, INC.

By:	/s/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on April 20, 2007.

Signature		Title

* Steven M. Stangl		Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ PAUL M. MENDLIK Paul M. Mendlik		Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

* Thomas B. Barker		Director

* Nancee R. Berger		Chief Operating Officer and Director

*By:	/s/ PAUL M. MENDLIK
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on this 20th day of April, 2007.

WEST FACILITIES CORPORATION

By:	/s/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer, Treasurer and Director

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on April 20, 2007.

Signature		Title

* Thomas B. Barker		Chief Executive Officer and Director (Principal Executive Officer)

/S/ PAUL M. MENDLIK Paul M. Mendlik		Chief Financial Officer, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)

* Nancee R. Berger		Chief Operating Officer, President and Director

*By:	/s/ PAUL M. MENDLIK
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on this 20th day of April, 2007.

WEST INTERACTIVE CORPORATION

By:	/s/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on April 20, 2007.

Signature		Title

* Steven M. Stangl		Chief Executive Officer and Director (Principal Executive Officer)

/s/ PAUL M. MENDLIK Paul M. Mendlik		Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

* Thomas B. Barker		Director

* Nancee R. Berger		Chief Operating Officer and Director

*By:	/s/ PAUL M. MENDLIK
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on this 20th day of April, 2007.

WEST INTERNATIONAL CORPORATION

By:	/s/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on April 20, 2007.

Signature		Title

* David C. Mussman		President, Secretary and Director (Principal Executive Officer)

/s/ PAUL M. MENDLIK Paul M. Mendlik		Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)
*By:	/s/ PAUL M. MENDLIK
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on this 20th day of April, 2007.

WEST RECEIVABLE SERVICES, INC.

By:	/s/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on April 20, 2007.

Signature		Title

* Thomas B. Barker		Chief Executive Officer and Director (Principal Executive Officer)

/s/ PAUL M. MENDLIK Paul M. Mendlik		Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

* Nancee R. Berger		Chief Operating Officer and Director

* Michael E. Mazour		President and Director

*By:	/s/ PAUL M. MENDLIK
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on this 20th day of April, 2007.

WEST TELEMARKETING CORPORATION II

By:	/s/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on April 20, 2007.

Signature		Title

* Steven M. Stangl		Chief Executive Officer and Director (Principal Executive Officer)

/s/ PAUL M. MENDLIK Paul M. Mendlik		Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

* Thomas B. Barker		Director

* Nancee R. Berger		Chief Operating Officer and Director

*By:	/s/ PAUL M. MENDLIK
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on this 20th day of April, 2007.

WEST TELEMARKETING, LP
By West Transaction Services, LLC
Its general partner

By:	/s/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Manager

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on April 20, 2007.

Signature		Title

/s/ PAUL M. MENDLIK Paul M. Mendlik		Manager (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

* Steven M. Stangl		Manager

* Nancee R. Berger		Manager

* Jon R. Hanson		Manager

*By:	/s/ PAUL M. MENDLIK
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on this 20th day of April, 2007.

WEST TRANSACTION SERVICES, LLC

By:	/s/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Manager

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on April 20, 2007.

Signature		Title

/s/ PAUL M. MENDLIK Paul M. Mendlik		Manager (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

* Steven M. Stangl		Manager

* Nancee R. Berger		Manager

* Jon R. Hanson		Manager

*By:	/s/ PAUL M. MENDLIK
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on this 20th day of April, 2007.

WEST TRANSACTION SERVICES II, LLC

By:	/s/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Manager

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on April 20, 2007.

Signature		Title

/s/ PAUL M. MENDLIK Paul M. Mendlik		Manager (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

* Jon R. Hanson		Manager

* Robert P. Shields		Manager

*By:	/s/ PAUL M. MENDLIK
Attorney-in-Fact

EXHIBIT INDEX

2.1	Agreement and Plan of Merger, dated as of May 31, 2006, between West Corporation and Omaha Acquisition Corp. (incorporated by reference to the Exhibits filed with West Corporation’s Form 8-K filed on June 5, 2006 (Commission File Number 000-21771))

2.2	Purchase Agreement, dated as of July 23, 2002, by and among West Corporation, Attention, LLC, the sellers and the sellers’ representative named therein (incorporated by reference to the Exhibits filed with West Corporation’s Form 8-K filed on August 2, 2002 (Commission File Number 000-21771))

2.3	Agreement and Plan of Merger, dated as of March 27, 2003, by and among West Corporation, Dialing Acquisition Corp., ITC Holding Company, Inc. and, for purposes of Sections 3.6, 4.1 and 8.13 and Articles 11 and 12 only, the Stockholder Representative (incorporated by reference to the Exhibits filed with West Corporation’s Form 8-K filed on April 1, 2003 (Commission File Number 000-21771))

2.4	Purchase Agreement, dated as of July 22, 2004, by and among Worldwide Asset Management, LLC; National Asset Management Enterprises, Inc.; Worldwide Asset Collections, LLC; Worldwide Asset Purchasing, LLC; BuyDebtCo LLC; The Debt Depot, LLC; Worldwide Assets, Inc., Frank J. Hanna Jr., Darrell T. Hanna, West Corporation and West Receivable Services, Inc. (incorporated by reference to the Exhibits filed with West Corporation’s Form 8-K filed on August 9, 2004 (Commission File Number 000-21771))

2.5	Purchase Agreement, dated as of July 22, 2004, by and among Asset Direct Mortgage, LLC, Frank J. Hanna, Jr., Darrell T. Hanna and West Corporation (incorporated by reference to the Exhibits filed with West Corporation’s Form 8-K filed on August 9, 2004 (Commission File Number 000-21771))

2.6	Asset Purchase Agreement, dated as of May 9, 2005, among InterCall, Inc., Sprint Communications Company L.P. and Sprint Corporation, solely with respect to certain sections thereof (incorporated by reference to the Exhibits filed with West Corporation’s Form 8-K filed on June 9, 2005 (Commission File Number 000-21771))

2.7	Agreement and Plan Merger, dated January 29, 2006, by and among West Corporation, West International Corp. and Intrado Inc. (incorporated by reference to the Exhibits filed with West Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006 (Commission File Number 000-21771))

2.8	Agreement and Plan Merger, dated February 6, 2006, by and among Raindance Communications, Inc., West Corporation and Rockies Acquisition Corporation (incorporated by reference to the Exhibits filed with West Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006 (Commission File Number 000-21771))

3.1.1	Amended and Restated Certificate of Incorporation of West Corporation (incorporated by reference to the Exhibits filed with West Corporation’s Form 8-K filed on October 24, 2006 (Commission File Number 000-21771))

Certificate of Incorporation or the corresponding organizational instrument, with any amendments thereto, of the following additional registrants:

3.1.2	Asset Direct Mortgage, LLC*

3.1.3	Attention Funding Corporation*

3.1.4	BuyDebtCo, LLC*

3.1.5	West Notifications Group, Inc. (formerly known as CenterPost Communications, Inc.)**

3.1.6	Cosmosis Corporation*

3.1.7	InPulse Response Group, Inc.*

3.1.8	InterCall, Inc.*

3.1.9	InterCall Telecom Ventures, LLC*

3.1.10	Intrado Communications Inc.*

3.1.11	Intrado Communications of Virginia Inc.*

3.1.12	Intrado Inc.*

3.1.13	Intrado International, LLC*

3.1.14	Northern Contact, Inc.*

3.1.15	SmartTalk, Inc.*

3.1.16	Stargate Management LLC*

3.1.17	TeleVox Software, Incorporated*

3.1.18	The Debt Depot, LLC*

3.1.19	West Asset Management, Inc.*

3.1.20	West Asset Purchasing, LLC*

3.1.21	West At Home, LLC*

3.1.22	West Business Services, LP*

3.1.23	West Direct, Inc.*

3.1.24	West Facilities Corporation*

3.1.25	West Interactive Corporation*

3.1.26	West International Corporation*

3.1.27	West Receivable Services, Inc.*

3.1.28	West Telemarketing Corporation II*

3.1.29	West Telemarketing, LP*

3.1.30	West Transaction Services, LLC*

3.1.31	West Transaction Services II, LLC*

3.2.1	By-Laws of West Corporation (incorporated by reference to the Exhibits filed with West Corporation’s Form 8-K filed on October 24, 2006 (Commission File Number 000-21771))

By-laws or the corresponding operating agreement, with any amendments thereto, of the following additional registrants:

3.2.2	Asset Direct Mortgage, LLC*

3.2.3	Attention Funding Corporation*

3.2.4	BuyDebtCo, LLC*

3.2.5	West Notifications Group, Inc. (formerly known as CenterPost Communications, Inc.)*

3.2.6	Cosmosis Corporation*

3.2.7	InPulse Response Group, Inc.*

2

3.2.8	InterCall, Inc.*

3.2.9	InterCall Telecom Ventures, LLC*

3.2.10	Intrado Communications Inc.*

3.2.11	Intrado Communications of Virginia Inc.*

3.2.12	Intrado Inc.*

3.2.13	Intrado International, LLC*

3.2.14	Northern Contact, Inc.*

3.2.15	SmartTalk, Inc.*

3.2.16	Stargate Management LLC*

3.2.17	TeleVox Software, Incorporated*

3.2.18	The Debt Depot, LLC*

3.2.19	West Asset Management, Inc.*

3.2.20	West Asset Purchasing, LLC*

3.2.21	West At Home, LLC*

3.2.22	West Business Services, LP*

3.2.23	West Direct, Inc.*

3.2.24	West Facilities Corporation*

3.2.25	West Interactive Corporation*

3.2.26	West International Corporation*

3.2.27	West Receivable Services, Inc.*

3.2.28	West Telemarketing Corporation II*

3.2.29	West Telemarketing, LP*

3.2.30	West Transaction Services, LLC*

3.2.31	West Transaction Services II, LLC*

4.1	Indenture, dated as of October 24, 2006, among West Corporation, the Guarantors named on the Signature Pages thereto and The Bank of New York, as Trustee, with respect to the 9 1/2% Senior Notes due 2014 (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (Commission File Number 000-21771))

4.2	Indenture, dated as of October 24, 2006, among West Corporation, the Guarantors named therein and The Bank of New York, as Trustee, with respect to the 11% Senior Subordinated Notes due 2016 (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (Commission File Number 000-21771))

4.3	Supplemental Indenture, dated as of March 16, 2007, among CenterPost Communications, Inc., TeleVox Software, Incorporated, West At Home, LLC and The Bank of New York, as Trustee, with respect to the 9 1/2% Senior Notes due 2014 (incorporated by reference to the Exhibits filed with West Corporation’s Form 8-K filed on March 30, 2007 (Commission File Number 000-21771))

3

4.4	Supplemental Indenture, dated as of March 16, 2007, among CenterPost Communications, Inc., TeleVox Software, Incorporated, West At Home, LLC and The Bank of New York, as Trustee, with respect to the 11% Senior Subordinated Notes due 2016 (incorporated by reference to the Exhibits filed with West Corporation’s Form 8-K filed on March 30, 2007 (Commission File Number 000-21771))

4.5	Supplemental Indenture, dated as of March 30, 2007, between SmartTalk, Inc. and The Bank of New York, as Trustee, with respect to the 9 1/2% Senior Notes due 2014 (incorporated by reference to the Exhibits filed with West Corporation’s Form 8-K filed on March 30, 2007 (Commission File Number 000-21771)

4.6	Supplemental Indenture, dated as of March 30, 2007, between SmartTalk, Inc. and The Bank of New York, as Trustee, with respect to the 11% Senior Subordinated Notes due 2016 (incorporated by reference to the Exhibits filed with West Corporation’s Form 8-K filed on March 30, 2007 (Commission File Number 000-21771)

4.7	Registration Rights Agreement, dated as of October 24, 2006, among West Corporation, the Guarantors Signatory thereto and Deutsche Bank Securities Inc., Lehman Brothers Inc., Banc of America Securities LLC, Wachovia Capital Markets, LLC and GE Capital Markets, Inc., with respect to the 9 1/2% Senior Notes due 2014 (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (Commission File Number 000-21771))

4.8	Registration Rights Agreement, dated as of October 24, 2006, among West Corporation, the Guarantors signatory thereto and Deutsche Bank Securities Inc., Lehman Brothers Inc., Banc of America Securities LLC, Wachovia Capital Markets, LLC and GE Capital Markets, Inc., with respect to the 11% Senior Subordinated Notes due 2016 (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (Commission File Number 000-21771))

4.9	Form of 9 1/2% Senior Notes due 2014 (contained in Exhibit 4.1)

4.10	Form of 11% Senior Subordinated Notes due 2016 (contained in Exhibit 4.2)

4.11	Registration Rights and Coordination Agreement, dated as of October 24, 2006, among West Corporation, THL Investors, Quadrangle Investors, Founders and Managers named therein (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (Commission File Number 000-21771))

5.1	Opinion of Ropes & Gray LLP*

10.1	Credit Agreement, dated as of October 24, 2006, among West Corporation, as Borrower, the Lenders Party Thereto, Lehman Commercial Paper Inc. as Administrative Agent and Swing Line Lender, Deutsche Bank Securities Inc. and Bank of America, N.A., as Syndication Agents, and Wachovia Bank, National Association and General Electric Capital Corporation, as Co-Documentation Agents, Lehman Brothers Inc. and Deutsche Bank Securities Inc., as Joint Lead Arrangers and Lehman Brothers Inc. , Deutsche Bank Securities Inc. and Banc of America Securities LLC, as Joint Bookrunners (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (Commission File Number 000-21771))

10.2	Amendment No. 1, dated as of February 14, 2007, by and among West Corporation, certain domestic subsidiaries of West Corporation and Lehman, as administrative agent, to the Credit Agreement, dated as of October 24, 2006, by and among West Corporation, Lehman and the various lenders party thereto, as lenders (incorporated by reference to the Exhibits filed with West Corporation’s Form 8-K filed on February 20, 2007 (Commission File Number 000-21771))

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10.3	Guarantee Agreement, dated as of October 24, 2006, among the Guarantors Identified Therein and Lehman Commercial Paper Inc., as Administrative Agent (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (Commission File Number 000-21771))

10.4	Security Agreement, dated as of October 24, 2006, among West Corporation, the Other Grantors Identified Therein, and Lehman Commercial Paper Inc., as Administrative Agent (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (Commission File Number 000-21771))

10.5	Intellectual Property Security Agreement, dated as of October 24, 2006, among West Corporation, the Other Grantors Identified Therein, and Lehman Commercial Paper Inc., as Administrative Agent (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (Commission File Number 000-21771))

10.6	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Financing Statement, dated as of October 24, 2006, from West Corporation, as Trustor, to Chicago Title Insurance Company, as Trustee and Lehman Commercial Paper Inc., as Beneficiary (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (Commission File Number 000-21771))

10.7	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Financing Statement, dated as of October 24, 2006, from West Business Services, LP to Lehman Commercial Paper Inc. (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (Commission File Number 000-21771))

10.8	Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement, dated as of October 24, 2006, from West Telemarketing, LP to Lehman Commercial Paper Inc. (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (Commission File Number 000-21771))

10.9	Management Agreement, dated as of October 24, 2006, among Omaha Acquisition Corp., West Corporation, Quadrangle Advisors II LLC, and THL Managers VI, LLC (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (Commission File Number 000-21771))

10.10	Founders Agreement, dated as of October 24, 2006, among West Corporation, Gary L. West and Mary E. West (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (Commission File Number 000-21771))

10.11	Stockholder Agreement, dated as of October 24, 2006, among West Corporation, THL Investors, Quadrangle Investors, Other Investors, Founders and Managers named therein (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (Commission File Number 000-21771))

10.12	Form of Rollover Agreement (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (Commission File Number 000-21771))

10.13	West Corporation 2006 Executive Incentive Plan (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (Commission File Number 000-21771))

10.14	Form of West Corporation Restricted Stock Award and Special Bonus Agreement (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (Commission File Number 000-21771))

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10.15	Form of Option Agreement (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (Commission File Number 000-21771))

10.16	Form of Rollover Option Grant Agreement (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (Commission File Number 000-21771))

10.17	West Corporation Nonqualified Deferred Compensation Plan (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (Commission File Number 000-21771))

10.18	Employment Agreement between West Corporation and Thomas B. Barker dated January 1, 1999, as amended on March 13, 2006 and March 9, 2007.*

10.19	Employment Agreement between West Corporation and Nancee R. Berger, dated January 1, 1999, as amended on March 13, 2006 and March 9, 2007.*

10.20	Employment Agreement between West Corporation and Joseph Scott Etzler, dated May 7, 2003, as amended on March 13, 2006 and March 9, 2007.*

10.21	Employment Agreement between West Corporation and Paul M. Mendlik dated November 4, 2002, as amended on March 13, 2006 and March 9, 2007.*

10.22	Employment Agreement between West Corporation and Steven M. Stangl dated January 1, 1999, as amended on March 13, 2006 and March 9, 2007.*

10.23	Employment Agreement between West Corporation and Mark V. Lavin dated July 1, 1999, as amended March 13, 2006 (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 (Commission File Number 000-21771))

10.24	Employment Agreement between West Corporation and Michael M. Sturgeon, dated January 1, 1999, as amended March 13, 2006 (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 (Commission File Number 000-21771))

10.25	Employment Agreement between West Corporation and Jon R. (Skip) Hanson, dated October 4, 1999, as amended March 13, 2006 (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 (Commission File Number 000-21771))

10.26	Employment Agreement between West Corporation and Michael E. Mazour, dated January 9, 2004 as amended March 13, 2006 (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 (Commission File Number 000-21771))

10.27	Employment Agreement between West Corporation and James F. Richards, dated March 13, 2006 (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 (Commission File Number 000-21771))

10.28	Employment Agreement between West Corporation and Todd B. Strubbe, dated March 13, 2006 (incorporated by reference to the Exhibits filed with West Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 (Commission File Number 000-21771))

10.29	Lease, dated September 1, 1994, by and between West Telemarketing Corporation and 99-Maple Partnership (Amendment No. 1) dated December 10, 2003 (incorporated by reference to the Exhibits filed with West Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005 (Commission File Number 000-21771))

10.30	West Corporation Executive Retirement Savings Plan Amended and Restated Effective January 1, 2005 (incorporated by reference to the Exhibits filed with West Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006 (Commission File Number 000-21771))

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10.31	Amendment One West Corporation Executive Retirement Savings Plan (incorporated by reference to the Exhibits filed with West Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006 (Commission File Number 000-21771))

10.32	Amendment Two West Corporation Executive Retirement Savings Plan (incorporated by reference to the Exhibits filed with West Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006 (Commission File Number 000-21771))

10.33	Form of Change in Control Severance Agreement (incorporated by reference to the Exhibits filed with West Corporation’s Form 8-K filed on June 5, 2006 (Commission File Number 000-21771))

10.34	Senior Management Transaction Bonus Plan (incorporated by reference to the Exhibits filed with West Corporation’s Form 8-K filed on June 5, 2006 (Commission File Number 000-21771))

10.35	Senior Management Retention Plan (incorporated by reference to the Exhibits filed with West Corporation’s Form 8-K filed on June 5, 2006 (Commission File Number 000-21771))

10.36	Voting Agreement (incorporated by reference to the Exhibits filed with West Corporation’s Form 8-K filed on June 5, 2006 (Commission File Number 000-21771))

12	Statement of Computation of Ratio of Earnings to Fixed Charges*

21	List of Subsidiaries**

23.1	Consent of Deloitte & Touche LLP**

23.2	Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit 5.1 hereto)*

24	Powers of Attorney (included in the signature pages of the initial filing of this Registration Statement)

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York with respect to the Indenture governing the 9 1/2% Senior Notes due 2014*

25.2	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York with respect to the Indenture governing the 11% Senior Subordinated Notes due 2016*

99.1	Form of Letter of Transmittal**

99.2	Form of Notice of Guaranteed Delivery*

*	Previously filed.
**	Filed herewith.

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